THE CRONOS GROUP
Société Anonyme Holding

Dennis J. Tietz
Chairman
            , 2007

To Our Shareholders:

You are cordially invited to a special meeting of the shareholders of The Cronos Group, to be held on          , 2007, to commence at 10:00 a.m. (local time) at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg.

Proposed Sale of Cronos and Its Liquidation

The main order of business will be our proposal to sell all of the assets of Cronos to CRX Acquisition Ltd. (“Purchaser”) in exchange for a cash payment of $133,679,480 (before adjustment) and the assumption of all of Cronos’ liabilities. We negotiated the purchase price so that our shareholders will receive, upon the dissolution and liquidation of Cronos, a liquidation distribution of $16.00 per share in cash.

If approved by our shareholders, we anticipate that the closing of the sale would occur promptly after completion of the special meeting, with our shareholders receiving the liquidation distribution, representing the proceeds from the sale, as soon as practicable thereafter.

As part of the sale of our assets to Purchaser, Cronos will liquidate and dissolve pursuant to a plan of liquidation and dissolution to be presented for your adoption at the special meeting.

Under Luxembourg law, to complete the liquidation of Cronos, two additional special meetings of our shareholders are necessary, to be convened after completion of the special meeting called to approve our plan of liquidation and dissolution and the sale of our assets to Purchaser. The purpose of the second and third meetings is to receive reports on the sale of our assets and the liquidation of the Company.

In the opinion of our board’s transaction committee (composed solely of the three independent directors of Cronos), the proposed sale to Purchaser is advisable and fair to and in the best interests of our shareholders. The transaction committee and the full board unanimously recommend a vote for the sale of the Company’s assets to Purchaser, together with the companion proposals to adopt a plan of liquidation and dissolution, to change the name of the Company, and to appoint Dennis J. Tietz and Peter J. Younger to perform the duties of liquidator of the Company.

The proposal to sell the Company’s assets to Purchaser, and our companion proposals, are described in more detail in the attached proxy statement. You should read the attached proxy statement carefully in determining how to vote on the proposed sale and the liquidation of Cronos.

The attached proxy statement incorporates important business and financial information about Cronos that is not included in or delivered with the proxy statement. This information is available upon written or oral request to the following address, or email address, and telephone number:

The Cronos Group
c/o Cronos Capital Corp.
One Front Street, Suite 925
San Francisco, California 94111
(415) 677-8990
ir@cronos.com
Attention: Elinor A. Wexler

In order to receive timely delivery of the foregoing information, you must request such information no later than seven (7) business days before the first special meeting, or by          , 2007.

Annual Meeting Matters

Cronos has since 2001 held its annual meetings in June. Accordingly, we are taking the occasion of the special meeting called to consider the sale of our assets to Purchaser to also conduct our annual meeting. We are proposing the election of two directors; amendments to our Articles of Association re-authorizing our share capital and confirming the authority of the board of directors to suppress preemptive rights with respect to the issuance and reservation for issuance of our common shares; the confirmation of our selection of Deloitte S.A. as the Company’s independent auditors and Fiduciaire Probitas S.à r.l. as the Company’s Luxembourg statutory auditors; and the approval of several matters we are required to submit to you each year under the law of Luxembourg, the country of our organization. If the sale of our assets to CRX and the related transaction proposals are approved, then we shall table several of the annual meeting proposals because they will become moot.

It is important that you vote on the proposals to be considered at the special meetings. Whether or not you expect to attend the special meetings, please complete, date, sign and return the accompanying proxy cards as promptly as possible. Returning the proxy cards does not deprive you of your right to attend the special meetings and to vote your shares in person.

On behalf of the Board of Directors,

Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the sale of our assets to Purchaser, passed upon the merits or fairness of the sale of our assets to Purchaser, or passed upon the adequacy or accuracy of the disclosure in the attached proxy statement. Any representation to the contrary is a criminal offense.

THE CRONOS GROUP
Société Anonyme Holding

NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS

Date:	, , 2007
Time:  10:00 a.m.

Place:	Hotel Le Royal
12 Boulevard Royal
Luxembourg

Matters to be voted upon at the first special meeting of shareholders:

Transaction Proposals.

1.	Approval of the Plan of Liquidation and Dissolution of the Company, in the form of Annex A to this proxy statement.

2.	Appointment of Dennis J. Tietz and Peter J. Younger to perform the duties of liquidator of the Company under Luxembourg law.

3.	Approval of the Asset Purchase Agreement, dated as of February 28, 2007, by and among FB Transportation Capital LLC, CRX Acquisition Ltd., and the Company, in the form of Annex B to this proxy statement.

4.	Approval of an amendment to the Company’s Articles of Association to change its name to “CRG Liquidation Company.”

Annual Meeting Matters.

5.	Election of two directors to serve three-year terms expiring in 2010.

6.	Approval of an amendment to our Articles of Association re-authorizing our share capital, which is set at U.S. $50,000,000 and represented by 25,000,000 common shares.

7.	Approval of an amendment to our Articles of Association, confirming the authority of the board of directors of the Company to suppress preemptive rights with respect to the issuance or reservation for issuance of our common shares.

8.	Approval of our appointment of Deloitte S.A. as the Company’s independent auditors for the year ending December 31, 2007 for the Company’s consolidated accounts and the grant of authorization to the board of directors to fix the compensation of the independent auditors, such appointment to remain in effect until the approval of its successor.

9.	Approval of our appointment of Fiduciaire Probitas S.à r.l. as the Company’s Luxembourg statutory auditors for the Company’s unconsolidated accounts for the year ending December 31, 2007 and the grant of authorization to the board of directors to fix the compensation of the Luxembourg statutory auditors, such appointment to remain in effect until the approval of its successor.

10.	Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 2006 and the reports of the Company’s board of directors, independent auditors (with respect to the consolidated financial statements) and Luxembourg statutory auditors (with respect to the unconsolidated financial statements).

11.	Discharge of the directors of the Company pursuant to Article 74 of the Luxembourg Companies Law from the execution of their mandate for the year ended December 31, 2006.

12.	Discharge of the Luxembourg statutory auditors of the Company pursuant to Article 74 of the Luxembourg Companies Law from the execution of its mandate for the year ended December 31, 2006.

13.	Approval of the allocation of the profit/loss reported by the Company for the year ended December 31, 2006.

14.	Approving adjournments, postponements, or continuations of the first special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the first special meeting.

15.	Any other matter properly brought before the shareholders at the first special meeting or any adjournment, postponement, or continuation thereof.

If the transaction proposals (item nos. 1 — 4 above) are approved by the shareholders, then the annual meeting matter nos. 5-9 would be tabled and not be presented for a vote to the shareholders.

Matters to be voted upon at the second special meeting of shareholders:

1.	Approval of the liquidators’ report if delivered in the form of Annex C to this proxy statement.

2.	Appointment of Fiduciaire Probitas S.à r.l. to act as Commissaire à la Liquidation of the liquidators’ report.

3.	Approving adjournments, postponements, or continuations of the second special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the second special meeting, or to allow additional time for the liquidators to prepare and deliver their report.

4.	Any other matter properly brought before the shareholders at the second special meeting or any adjournment, postponement, or continuation thereof.

Matters to be voted upon at the third special meeting of shareholders:

1.	Approval of the report of the Commissaire à la Liquidation on the liquidators’ report if delivered in the form of Annex D to this proxy statement.

2.	Approving adjournments, postponements, or continuations of the third special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the third special meeting, or to allow the Commissaire à la Liquidation additional time to prepare and deliver its report.

3.	Any other matter properly brought before the shareholders at the third special meeting or any adjournment, postponement, or continuation thereof.

The close of business on [April 11], 2007 has been fixed as the record date for determining which shareholders are entitled to notice of the three special meetings, and any adjournment, postponement, or continuation thereof, and which shareholders are entitled to vote.

The address of the Company’s registered office is 5, rue Guillaume Kroll, L-1882 Luxembourg, and its telephone number is (352) 26.48.36.88. The Company is organized in Luxembourg as a société anonyme holding with registrar number RCS LUX B27.489.

On Behalf of the Board of Directors,

Dennis J. Tietz
Chairman of the Board
and Chief Executive Officer

                    , 2007

[Preliminary]

THE CRONOS GROUP
Société Anonyme Holding
 5, rue Guillaume Kroll
L-1882 Luxembourg

PROXY STATEMENT

This proxy statement and the accompanying proxy cards are being furnished to the holders of common shares, at $2.00 par value, of The Cronos Group, a Luxembourg holding company, in connection with the solicitation of proxies by the board of directors of Cronos for use at the special meetings of shareholders of Cronos to be held at the Hotel Le Royal, located at 12 Boulevard Royal, Luxembourg, on          , 2007, to commence at 10:00 a.m., local Luxembourg time. We are asking our shareholders to vote on the approval of the Asset Purchase Agreement, dated as of February 28, 2007, among Cronos, FB Transportation Capital LLC, and CRX Acquisition Ltd. (which is currently a wholly-owned subsidiary of FB Transportation). In addition to the approval of the Asset Purchase Agreement, we are asking you to vote on several related proposals, including the adoption of a plan of liquidation and dissolution.

To expedite our liquidation if the Asset Purchase Agreement and related proposals are approved, we are calling three special meetings of our shareholders, to be held on the same day. Accordingly, we are enclosing three proxy cards for the meetings, blue for the first special meeting, green for the second special meeting, and yellow for the third special meeting.

Your vote at these special meetings is important to us. Please vote your common shares by completing the enclosed three proxy cards and returning them to us in the enclosed envelope. This proxy statement has information about the special meetings and was prepared by the Company’s management for the board of directors. This proxy statement was first mailed to shareholders on          , 2007.

i

Page

Q. Amendment and Waiver	66
R. Governing Law	66
VII. OTHER AGREEMENTS WITH THE PURCHASER PARTIES	67
A. Support Agreement	67
B. Equity Commitment Letter Agreements	67
C. Employment Agreements	68
D. Confidentiality Agreement	68
VIII. THE PLAN OF LIQUIDATION	68
A. Adoption of the Plan of Liquidation	69
B. Implementation of the Plan; the Liquidation Distribution	69
C. Indemnification	70
D. Amendment	70
IX. SELECTED FINANCIAL DATA	71
X. PRICE RANGE OF CRONOS’ COMMON SHARES AND DIVIDEND INFORMATION	72
XI. UNAUDITED PRO FORMA FINANCIAL INFORMATION	73
Pro Forma Balance Sheet	74
Pro Forma Income Statement	75
XII. FINANCIAL PROJECTIONS	75
XIII. THE TRANSACTION PROPOSALS	77
A. First Meeting	77
1. Proposal No. 1: Approval of the Plan of Liquidation and Dissolution of the Company	77
2. Proposal No. 2: Appointment of Dennis J. Tietz and Peter J. Younger to Perform the Duties of Liquidator of the Company	77
3. Proposal No. 3: Approval of the Asset Purchase Agreement	77
4. Proposal No. 4: Approval of an Amendment to the Company’s Articles of Association to Change its Name	77
5. Proposal No. 5: Approval of Adjournments, Postponements, or Continuations of the First Special Meeting	77
B. Second Meeting	78
1. Proposal No. 1: Approval of Liquidators’ Report	78
2. Proposal No. 2: The Appointment of Fiduciaire Probitas S.à r.l. to Serve as Commissaire à la Liquidation	78
3. Proposal No. 3: Approval of Adjournments, Postponements, or Continuations of the Second Special Meeting	78
C. Third Meeting	79
1. Proposal No. 1: Approval of the Report of the Commissaire à la Liquidation on Liquidator’s Report	79
2. Proposal No. 2: Approval of Adjournments, Postponements, or Continuations of the Third Special Meeting	79
XIV. ANNUAL MEETING PROPOSALS	79
A. Proposal No. 5: Election of Directors	79
B. Proposal Nos. 6 and 7: Amendments to the Company’s Articles of Association: Reauthorization of the Company’s Capital and Reconfirmation of the Board of Directors’ Authority to Suppress Preemptive Rights With Respect to the Issuance of Common Shares Following Presentation of Report of the Board of Directors	81
C. Proposal Nos. 8 and 9: Appointment of Deloitte S.A. as Independent Auditors and Fiduciaire Probitas S.à r.l. as Luxembourg Statutory Auditors	84
D. Proposal Nos. 10 — 13: Proposals for Submission to the Shareholders Under Luxembourg Law	85

I.  SUMMARY TERM SHEET

The following highlights selected information from this proxy statement. It may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Cronos,” “Company,” “we,” “our,” “ours,” and “us” refer to The Cronos Group. References to the “Group” refer to the Company together with its subsidiaries.

A.  The Transaction

Parties	The Cronos Group is a Luxembourg limited holding company (société anonyme holding). Together with its subsidiaries, The Cronos Group is one of the world’s leading lessors of intermodal marine containers, owning and managing a fleet of dry cargo and specialized containers. CRX Acquisition Ltd., which we refer to as the “Purchaser,” is a newly-incorporated Bermuda exempted company formed for the sole purpose of completing the assets sale with the Company and, following the closing of the assets sale, managing and leasing marine containers. FB Transportation Capital LLC, which we refer to as “FB Transportation,” is a Delaware limited liability company. The Purchaser is currently a wholly-owned subsidiary of FB Transportation.

FB Transportation is part of the Fortis Group, an international services provider engaged in banking, finance, and insurance. FB Transportation is a wholly-owned subsidiary of Fortis Bank S.A./N.V., a Belgian corporation engaged in commercial banking activities and having its headquarters in Brussels, Belgium. Another member of the Fortis Group, Fortis Bank (Nederland) N.V., is the Company’s lead banker, and FB Transportation is a joint venture partner of the Company in its container leasing business. See “The Assets Sale and Liquidation — Who is the Purchaser?,” beginning at page 4, and “Special Factors — Conduct of Business of Cronos if the Assets Sale is not Completed,” beginning at page 51.

Form of Transaction	Under the Asset Purchase Agreement, Purchaser will purchase, for cash, all of our assets and assume all of our liabilities. We refer to this transaction as the “Assets Sale.”

Your Payment	If the Assets Sale is completed, you will be entitled to receive $16.00 in cash, without interest, for each of our common shares that you own.

Treatment of Outstanding Equity Compensation Awards	Prior to the closing of the Assets Sale, we shall take all necessary steps to allow all of our outstanding stock options, stock appreciation rights, director’s stock units, and restricted shares to be exercised, settled or vested on an accelerated vesting basis as of the closing date. In this way, we will allow the persons holding these equity awards to participate in the liquidation distribution to the extent of their holdings of our common shares issued upon such exercise, settlement, or vesting. See “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale,” beginning on page 45.

Transaction Committee and Board Recommendation	Our transaction committee of the board of directors, composed solely of our independent directors, and our board of directors, have each unanimously recommended that our shareholders vote “FOR” the adoption of the Asset Purchase Agreement and the other transaction proposals. See “Special Factors — Recommendations of the Transaction Committee and the Board of Directors,” beginning on page 34.

Opinion of Raymond James & Associates, Inc.	In connection with the Asset Purchase Agreement and the proposed Assets Sale, Raymond James & Associates, Inc. delivered a written opinion to our board of directors as to the fairness, from a financial point of view, to the holders of our common shares (other than Fortis and its affiliates) of the consideration to be distributed by the Company from the proceeds of the Assets Sale. The full text of Raymond James & Associates’ written opinion, dated February 28, 2007, is attached to this proxy statement as Annex E. See “Special Factors — Opinion of Cronos’ Financial Advisor,” beginning at page 38.

Record Date and Voting	You are entitled to vote at the special meetings if you owned our common shares at the close of business on [April 11], 2007, the record date for the special meetings. With the exception of 79,600 restricted shares granted to our directors and officers, each outstanding common share on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meetings. As of the record date, there were 7,645,673 common shares outstanding, 7,566,073 of which are entitled to vote.

Shareholder Vote Required to Adopt the Asset Purchase Agreement and Other Transaction Proposals	To hold the first special meeting of our shareholders, a quorum is required of the holders of at least one-half of our outstanding common shares, present in person or by proxy. Approval of our plan of liquidation and dissolution requires the approval of at least two-thirds of our common shares present in person or represented by proxy at the first special meeting and voting. Approval of the Asset Purchase Agreement requires the approval of a majority of our common shares present in person or represented by proxy and voting at the first special meeting. See “The Special Meetings — What votes are required?,” beginning on page 10.

Share Ownership of Directors And Executive Officers	As of [April 11], 2007, the record date, our directors and executive officers as a group owned and had the right to vote 1,552,284 of our common shares, representing approximately 20% of our outstanding common shares. Our directors and executive officers have informed us that they intend to vote their common shares “FOR” the adoption of the transaction proposals.

Tax Consequences	Our shareholders who are subject to U.S. income taxation will recognize gain or loss as a result of the liquidation distribution to be made by us to our shareholders in an amount equal to the difference between the cash distributed to such shareholder and the shareholder’s tax basis in his or her common shares. Gain realized on common shares that have been held for more than one year by an individual, estate or trust subject to U.S. income taxation is generally subject to a 15% maximum tax rate. See “Special Factors — Material Tax Aspects of the Assets Sale and Liquidation,” beginning on page 49.

No Appraisal Rights	Under Luxembourg law, the law that governs Cronos, the holders of our common shares are not entitled to dissenters’ or appraisal rights in connection with the Assets Sale.

B.	Certain Terms Used in this Proxy Statement

In this proxy statement:

•	“Assets Sale” refers to the sale of the Company’s assets to Purchaser and the assumption by Purchaser of all of the Company’s liabilities, as contemplated by the Asset Purchase Agreement.

•	“Asset Purchase Agreement” refers to the Asset Purchase Agreement by and among Cronos, Purchaser, and FB Transportation, dated as of February 28, 2007, attached as Annex B to this proxy statement.

•	“CF Leasing” refers to CF Leasing Ltd., a Bermuda company that is a joint venture between the Group and FB Transportation.

•	“Cronos” and the “Company” refer to The Cronos Group, a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg.

•	“Companies’ Law” refers to Luxembourg’s consolidated version of the law of August 10, 1915 on commercial companies, as amended to date.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“FB Transportation” refers to FB Transportation Capital LLC, a Delaware limited liability company.

•	“Fortis” refers to the Fortis Group of companies, and individual companies within that group, including, where the context requires,

•	Fortis Bank S.A./N.V.,

•	Fortis Capital Corp., and

•	Fortis Bank (Nederland) N.V., a lender to the Group and CF Leasing.

•	“Group” refers to The Cronos Group including its subsidiaries.

•	“Liquidation” refers to the dissolution and liquidation of the Company as contemplated by the Plan of Liquidation included as Annex A to this proxy statement.

•	“Management Investors” refers to Dennis J. Tietz, Peter J. Younger, Frank P. Vaughan, and John C. Kirby.

•	“Plan of Liquidation” refers to the Plan of Liquidation and Dissolution of Cronos, attached as Annex A to this proxy statement.

•	“Purchaser” refers to CRX Acquisition Ltd., a Bermuda exempted company.

•	“Purchaser Parties” refers to FB Transportation and CRX.

•	“Raymond James” refers to Raymond James & Associates, Inc., financial advisor to the transaction committee of Cronos.

•	“Transaction Proposals” refers to Proposal Nos. 1 through 4 to be presented to the shareholders at the first special meeting, Proposals Nos. 1 and 2 to be presented to the shareholders at the second special meeting, and Proposal No. 1 to be presented to the shareholders at the third special meeting.

II.  THE ASSETS SALE AND LIQUIDATION

Cronos is calling a special meeting of its shareholders for the purpose of seeking our shareholders’ approval for a sale of all of our assets to Purchaser for a cash consideration of $133,679,480 (before adjustment) plus Purchaser’s assumption of all of the Company’s liabilities. If the Assets Sale is approved, then each shareholder would receive a liquidation distribution of $16.00 per share, in cash, without interest and before deduction for any withholding of taxes payable by a shareholder on the distribution.

Under Luxembourg law, to complete the liquidation of Cronos, we are calling two additional special meetings of our shareholders, to be convened promptly after completion of the special meeting called to approve the Assets

Sale. At the second and third meetings we will seek your approval for the reports required under Luxembourg law on the liquidation if they are delivered in the forms attached as Annex C and Annex D to this proxy statement.

The following are some of the questions that you, as a shareholder of the Company, may have regarding the Assets Sale, and answers to those questions. We urge you to carefully read the remainder of this proxy statement, and each Annex included with this proxy statement, because they contain additional information not contained in this summary.

Why is the board proposing the Assets Sale for our approval?

Our board of directors established a transaction committee, comprised of our independent directors, in 1999 to respond to an unsolicited proposal from a competitor to merge. The competitor’s proposal was rejected as inadequate. Since 1999, the transaction committee has overseen discussions that have occurred from time to time regarding a transaction involving a potential sale of the Company.

In May 2004 we retained Raymond James & Associates, Inc. as financial advisor to the transaction committee. Later in 2004, the chairman of a competitor initiated discussions with us about a transaction. Since that time, our transaction committee, with the assistance of Raymond James and our legal advisors, has overseen discussions with several parties concerning a transaction. The proposed sale of our assets to Purchaser represents the culmination of this process. For a detailed description of the background of our discussions and negotiations, see “Special Factors — Background of the Transaction,” beginning on page 12.

The transaction committee and the full board of directors are recommending that our shareholders approve the Assets Sale, as opposed to remaining independent, because the process followed by the transaction committee was designed to, and in the committee’s judgment did, provide the committee with reasonable assurance that the transaction terms, including the purchase price per share ($16.00), that were negotiated with the Purchaser Parties were superior to the other proposals evaluated by the committee, and because the current market for the Company’s outstanding common shares is not liquid, and thus does not provide an efficient mechanism to properly value Cronos or an efficient market to dispose of your shares. Approximately 66% of the Company’s outstanding common shares are held by four groups of shareholders, and for the 12 months ended December 31, 2006, the daily trading volume in the Company’s outstanding common shares averaged only 4,044 shares. Approval of the sale will provide liquidity to our shareholders, liquidity that is not now available to them through the trading market for our common shares.

How was the purchase price determined?

The purchase price was determined by negotiation between the transaction committee and the Purchaser Parties to achieve a liquidation distribution of $16.00 per share to our shareholders. For a detailed history of the discussions and negotiations conducted by and under the supervision of the transaction committee, see “Special Factors — Background of the Transaction,” beginning at page 12.

Who is the Purchaser?

Purchaser, CRX Acquisition Ltd., is a newly-formed Bermuda exempted company organized for the purpose of acquiring the assets and assuming the liabilities of the Company. At the closing of the Assets Sale, FB Transportation will purchase from Purchaser the marine container assets and 50% membership interest in CF Leasing sold by the Group to Purchaser. Purchaser intends to engage in the business of managing the Group’s marine container assets acquired by FB Transportation and marine container assets owned by other parties.

Purchaser is currently a wholly-owned subsidiary of FB Transportation. At the closing of the Assets Sale, we anticipate that 25% to 40% of the equity interest in Purchaser will be acquired by members of current management of Cronos, 23% to 38% will be acquired by third party investors and the balance will be owned by FB Transportation. See “Other Agreements with the Purchaser Parties — Equity Commitment Letter Agreements,” beginning on page 67.

FB Transportation is a wholly-owned subsidiary of Fortis Bank S.A./N.V., a Belgian corporation engaged in commercial banking activities, headquartered in Brussels, Belgium. Fortis Bank S.A./N.V. is part of the Fortis

Group, an international financial services provider engaged in banking and insurance. FB Transportation is part of the transportation sector of Fortis’ merchant banking group, which provides financial products and services for corporate clients and institutional investors. Fortis Bank (Nederland) N.V., a banking subsidiary of Fortis Bank S.A./N.V., is Cronos’ lead banker. See “Special Factors — Conduct of Business of Cronos if the Assets Sale is not Completed,” beginning at page 51.

FB Transportation is a joint venture partner in CF Leasing Ltd., a container leasing business joint venture. FB Transportation holds a 50% membership interest in CF Leasing, and the Company, through a subsidiary, holds the remaining 50% membership interest in CF Leasing. Two of the four directors who sit on the board of directors of CF Leasing are designated by Cronos and two by Fortis. At February 28, 2007, the combined net book value of CF Leasing’s container fleet and investment in direct finance leases of containers was $355 million, funded by equity contributions from its two members and through debt. At February 28, 2007, CF Leasing’s indebtedness was $299 million. Since January 1, 2005, the Group and Fortis have each contributed equity capital of $18 million to CF Leasing (from CF Leasing’s inception in 2002, the Group and Fortis have each contributed equity capital of $30 million to CF Leasing).

How will Purchaser finance the acquisition?

The sale of our assets to Purchaser is not subject to any financing condition. The obligations of Purchaser and FB Transportation to perform their obligations under the Asset Purchase Agreement are guaranteed by the Fortis Bank S.A./N.V. Cayman Islands Branch. Because Purchaser, FB Transportation, and Fortis Bank S.A./N.V. have sufficient cash on hand and available to them to purchase our assets, we do not believe that their financial condition is relevant to your decision on how to vote.

Do the members of Cronos’ management have any special interest in the sale?

Yes. Our management team will assume management roles with Purchaser at the closing of the sale of our assets to Purchaser. Because most of our management team works for subsidiaries of Cronos, whose stock will be acquired by Purchaser as part of the sale of our assets, our management team will continue as officers of these subsidiaries under their existing employment agreements. The two senior officers of Cronos, Dennis J. Tietz and Peter J. Younger, will enter into new employment agreements with Purchaser, effective at closing. Mr. Younger’s employment agreement will include a grant of restricted stock, to vest in five years (or earlier upon a termination by Purchaser of Mr. Younger without cause, a termination by Mr. Younger for good reason, or upon a change in control of Purchaser). Messrs. Tietz and Younger will also be members of the board of directors of Purchaser. Our four senior officers, Messrs. Tietz, Younger, Frank P. Vaughan, Chief Financial Officer and Senior Vice President, and John C. Kirby, Senior Vice President, will purchase, for cash, a minimum 17% equity interest, in the aggregate, in Purchaser. They may, in their discretion, at the same per share price, purchase up to a total 34% equity interest in Purchaser. Together with the grant of restricted stock to Mr. Younger (and assuming the restricted stock vests), our management will acquire a minimum 25% and a maximum 40% equity interest in Purchaser. See “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale — Equity Interest in Purchaser,” beginning on page 45.

Under our 2005 Equity Incentive Plan, approved by our shareholders at our 2005 annual shareholders’ meeting, restricted shares have been granted to plan participants, including our executive officers and independent directors. These shares will automatically vest upon closing of the sale of our assets to Purchaser, entitling the holders of the restricted shares to receive, along with our other shareholders, a liquidation distribution of $16.00 per share. In addition, our two senior officers, Messrs. Tietz and Younger, pursuant to the terms of their existing employment agreements, are entitled to transaction bonuses upon closing of the sale of our assets to Purchaser. Mr. Younger, who would be entitled to a maximum transaction bonus of $1,453,320 under his existing employment agreement upon closing of the Assets Sale, has waived his transaction bonus. (The transaction bonuses are subject to reduction to avoid application of the golden parachute excise tax under Section 4999 of the Internal Revenue Code.) The following table sets forth (1) the aggregate amount payable to each of our executive officers and directors as a result of the vesting of currently unvested restricted shares upon closing of the Assets Sale, and (2) the maximum amount payable to Mr. Tietz as a transaction bonus upon consummation of the sale of our assets to Purchaser before reduction of Mr. Tietz’s transaction bonus to avoid imposition of the golden parachute excise tax:

	Value of Restricted	Maximum
Name and Principal Position	Shares in the Liquidation	Transaction Bonus

Dennis J. Tietz	$320,000	$1,737,459
Chief Executive Officer and Chairman of the Board
Peter J. Younger	$320,000	$0
President, Chief Operating Officer, and Director
Frank P. Vaughan	$128,000	$0
Chief Financial Officer and Senior Vice President
John M. Foy	$128,000	$0
Senior Vice President
John C. Kirby	$128,000	$0
Senior Vice President
Maurice Taylor	$24,000	$0
Director
S. Nicholas Walker	$48,000	$0
Director
Robert M. Melzer	$48,000	$0
Director

For a complete statement of the payments to be made to our directors and executive officers in connection with or as a result of the sale of our assets to Purchaser, see “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale,” beginning on page 45.

What vote is required to approve the Liquidation and the Assets Sale?

•	Approval of our Plan of Liquidation and our name change requires the approval of holders of at least two-thirds of our common shares present in person or represented by proxy at the first meeting and voting; and

•	Approval of all other Transaction Proposals requires the approval of the holders of a majority of our common shares present in person or represented by proxy and voting.

All four Transaction Proposals to be presented to our shareholders at the first special meeting must be approved for any of them to be effective.

For a further discussion of the quorum and voting requirements applicable to the special meetings, see “The Special Meetings — What Votes are Required?,” beginning on page 10.

Did the board of directors of the Company receive a fairness opinion from Raymond James in connection with the proposed Assets Sale?

Yes. Raymond James delivered its opinion to Cronos’ board of directors to the effect that, as of the date and based upon and subject to the various considerations set forth in its opinion, the consideration to be distributed by the Company from the proceeds of the Assets Sale to the holders of our common shares (other than Fortis and its affiliates) is fair, from a financial point of view, to such holders. See “Special Factors — Opinion of the Company’s Financial Advisor,” beginning on page 38. A copy of Raymond James’ opinion is included with this proxy statement as Annex E.

If a higher offer is made for Cronos prior the first special meeting, can Cronos accept it?

Yes. While Cronos may not solicit competing offers, if a third party makes an unsolicited offer to Cronos that the board concludes is superior to the terms of the proposed sale of Cronos’ assets to Purchaser, then the board may accept the superior proposal and recommend it to our shareholders. In such event, Purchaser would be entitled to a termination fee from Cronos in the amount of $5.95 million.

Are there conditions to the completion of the Assets Sale?

Yes. The completion of the Assets Sale to Purchaser is subject to a number of customary conditions, including approval of the Transaction Proposals by the Company’s shareholders, the securing of consents from certain third party container owners to the proposed sale, and certain governmental antitrust clearances.

The Company anticipates receiving all required approvals to consummate the sale on or before the first special meeting of shareholders. However, the failure of the Company to satisfy any condition to the Assets Sale which it is required to fulfill would entitle Purchaser to withdraw from the transaction.

What was the market value of Cronos’ shares as of a recent date?

The $16.00 per share to be distributed to our shareholders in the Liquidation represents a premium of 7% to the $14.96 closing price of our common shares on The Nasdaq Global Market on February 28, 2007, the last full trading day prior to the public announcement of the execution of the Asset Purchase Agreement, and a premium of 48% to the fifty-two (52) week low closing price of our common shares of $10.80 on June 28, 2006.

What was the book value of Cronos’ shares as of a recent date?

As of December 31, 2006, the book value of our outstanding common shares was $11.18 per share (determined by dividing our total shareholders’ equity by the number of our outstanding shares (excluding shares subject to stock options and directors’ stock units)). The $16.00 per share to be distributed to our shareholders in the Liquidation represents a premium of 43% to the net book value of our shares as of December 31, 2006.

What are the tax consequences to me of the sale and liquidation of Cronos?

Cronos is a Luxembourg holding company. No tax should be payable by Cronos under the law of Luxembourg as a result of the sale of its assets to Purchaser. Shareholders of Cronos who are subject to U.S. income taxation will recognize gain or loss as a result of the distribution by Cronos of the proceeds from the sale in an amount equal to the difference between the cash distributed to such shareholder and the shareholder’s tax basis in his or her common shares. A shareholder’s tax basis in his or her common shares would generally equal the shareholder’s cost for the shares. The gain or loss would be a capital gain or loss, assuming the common shares are held as a capital asset, and will be long-term capital gain or loss if the common shares have been held for more than one year.

Long-term capital gain realized by a shareholder who is subject to U.S. income taxation and who is an individual, estate or trust is generally subject to a 15% maximum tax rate. Long-term capital losses can generally be used to offset capital gains and, in the case of non-corporate taxpayers, up to $3,000 of ordinary income per year.

Shareholders who are not subject to U.S. income taxation should consult with their tax advisors with regard to foreign, state, or local taxes (other than U.S.) which could apply to them.

For a discussion of the material tax aspects of the proposed sale of Cronos’ assets to Purchaser, see “Special Factors — Material Tax Aspects of the Assets Sale and Liquidation,” beginning on page 49.

Do I have dissenters’ or appraisal rights in connection with the proposed Assets Sale?

No. Under Luxembourg law, the law governing Cronos, the holders of our common shares are not entitled to dissenters’ or appraisal rights in connection with the Assets Sale.

If approved, when would the Assets Sale be completed?

The Company and Purchaser anticipate that the Assets Sale, if approved, would take place promptly after the first special meeting of shareholders. The Company anticipates that it would distribute the proceeds of the sale, in an amount equal to $16.00 per share, to its shareholders as soon as practicable after consummation of the sale.

When should I send in my stock certificates?

After the first special meeting, you will receive a letter of transmittal to complete and return to Computershare Trust Company N.A., our paying agent. In order to receive the liquidation distribution of $16.00 per share as soon as reasonably practicable following the completion of the Assets Sale, you must send the paying agent your properly completed letter of transmittal, together with your Cronos common share certificates as instructed in the separate mailing. You should not send in your stock certificates now.

When can I expect to receive the liquidation distribution on my shares?

Once the Assets Sale is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the liquidation distribution of $16.00 per share. Once you have submitted your properly completed letter of transmittal, Cronos stock certificates and other required documents to the paying agent, the paying agent will send you the liquidation distribution as soon as reasonably practicable.

I do not know where my stock certificate is. How will I get my cash?

The materials we will send to you after completion of the Assets Sale will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to cover any potential loss to Cronos.

What do I need to do now?

You should indicate your vote on your three proxy cards and mail them in the enclosed return envelope as soon as possible so that your shares may be represented at the special meetings. The first proxy card (in blue) identifies the proposals to be submitted to the shareholders at the first special meeting; the second proxy card (in green) identifies the proposals to be presented to the shareholders at the second special meeting; and the third proxy card (in yellow) identifies the proposals to be submitted to the shareholders at the third special meeting. Please complete, date, sign, and return all three proxy cards.

What happens if I sell my Cronos common shares before the special meetings?

The record date for the special meetings is earlier than the expected date of the Assets Sale. If you transfer your Cronos common shares after the record date but before the special meetings, you will, unless special arrangements are made, retain your right to vote at the special meetings but you will transfer the right to receive the liquidation distribution to the person to whom you transfer your shares.

How can I get further information?

Shareholders can call the investor relations department of our affiliate, Cronos Capital Corp., at (415) 677-8990, or contact us by email at ir@cronos.com, with any questions about voting procedures or the other matters discussed herein.

III.  THE SPECIAL MEETINGS

Who is soliciting your vote?

These proxy materials are furnished in connection with the solicitation by the board of directors of Cronos of proxies to be voted at the Company’s three special meetings or any adjournment, postponement, or continuation thereof.

Who can vote?

The board of directors has fixed the record date as the close of business on [April 11], 2007. Only holders of common shares of the Company on the record date are entitled to vote at the special meetings. A total of 7,566,073 common shares can be voted at the special meetings. Shareholders (other than holders of restricted shares) are entitled to one vote for each common share owned on the record date. The enclosed proxy cards show the number of shares you can vote.

Why are there three meetings?

Cronos is a Luxembourg holding company governed by Luxembourg law. Under Luxembourg law, a liquidation of the Company requires three meetings: the first to approve the Plan of Liquidation and the appointment of a liquidator; the second to approve the report of the liquidator and to appoint an auditor to review the report of the liquidator; and the third to approve the report of the auditor on the liquidator’s report and close the liquidation. Because of the structure of the Assets Sale (under which Purchaser is acquiring Cronos’ assets for cash and assuming all of Cronos’ liabilities, including its liabilities incurred in connection with its liquidation), we believe that all three meetings can be convened and concluded on the same day. We are, however, asking for your approval to adjourn the second and third meetings if the reports to be presented at those meetings will take additional time to prepare and deliver. Closing of the Assets Sale, if approved at the first meeting and if all other conditions to the closing are satisfied, will occur after the first meeting, notwithstanding any adjournment of the second and third meetings of shareholders.

Who are the proxyholders?

The persons named in the enclosed proxy are directors and/or officers of the Company. A shareholder has the right to appoint in writing a person (who need not be a shareholder of the Company) as proxy to attend and act on such shareholder’s behalf at the special meetings.

How do I vote by proxy?

Follow the instructions on the enclosed proxy cards to vote on each proposal to be considered at the special meetings. Sign, date and promptly return the enclosed proxy cards in the accompanying envelope. The common shares represented by any valid proxy will be voted on all matters in accordance with the specifications or instructions marked on the proxy cards. In the absence of any such specification or instruction, such common shares will be voted in accordance with the recommendations of the board of directors (“FOR” each of the matters to be voted upon and listed in the Notice of Special Meetings of Shareholders accompanying this proxy statement). On all other matters properly submitted to the shareholders at the special meetings, your shares, in the absence of any specification or instruction on your proxy cards, will be voted in the discretion of the proxyholders.

The accompanying proxies for the special meetings confer discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Special Meetings of Shareholders and this proxy statement and with respect to such other business or matters which may properly come before the special meetings or any adjournment, postponement, or continuation thereof.

What if other matters come up at the special meetings?

The board of directors does not presently know of any matter to be considered at the meetings other than the matters described herein and in the Notice of Special Meetings of Shareholders. However, if other matters are properly presented at any of the special meetings, the proxyholders will vote your shares, on your behalf, in accordance with their judgment.

Can I change my vote after I return my proxy cards?

Yes. At any time before the vote on a proposal, you can revoke your proxy or change your vote with regard to any of the three special meetings either by submitting to the Vice President/Investor Relations of Cronos Capital Corp., a subsidiary of the Company, at One Front Street, Suite 925, San Francisco, California 94111, a written notice of revocation, or by signing, dating, and returning a later-dated proxy card.

Can I vote in person at the special meetings rather than by completing the proxy cards?

Although we encourage you to complete and return the enclosed proxy cards to ensure that your vote is counted, you can attend any of the special meetings and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that institution should provide you with instructions for voting your shares. Please contact the person responsible for your account and give instructions for proxy cards to be signed representing your common shares of the Company. We urge you to confirm in writing your instructions to the person responsible for your account. In addition, please provide a copy of those instructions to the Company at the address indicated below, so that we may be aware of your instructions in order to attempt to ensure that such instructions are followed.

If your shares are held in street name and you wish to attend any of the meetings and vote in person, then you may do so only if you obtain a legal proxy from the broker, trustee, or nominee that holds your shares, giving you the right to vote the shares.

What votes are required?

Under Luxembourg law, actions at an annual or special (in Luxembourg, referred to as an “extraordinary”) meeting requiring the approval of shareholders can generally be taken by approval of the holders of a simple majority of shares present or represented, and voting, without regard to any minimum quorum requirements. Two exceptions are (i) to amend the Articles of Association (“Articles”) and (ii) to take any action for which Luxembourg law or the Articles require greater than a majority vote or require a specified quorum, such as approving the Plan of Liquidation. Holders of at least one-half of the outstanding common shares of the Company must be present in person or by proxy to satisfy the minimum quorum requirements to amend the Articles and to approve the Plan of Liquidation. Accordingly, we will observe this requirement with respect to the first shareholders meeting: to hold the meeting, holders of at least one-half of our outstanding common shares must be present in person or by proxy.

The Company’s common shares are traded on The Nasdaq Global Market (symbol: CRNS). Under Nasdaq’s rules, the minimum quorum for any meeting of shareholders of a Nasdaq company is 33 1/3 percent of the outstanding common shares of the company. The Company will observe this requirement in holding its second and third special meetings, and accordingly a quorum of at least one-third of the outstanding common shares of the Company entitled to vote at the special meetings, represented in person or by proxy, will be necessary to hold the second and third special meetings of our shareholders.

The Company’s Articles require the approval of the holders of a simple majority of the outstanding common shares of the Company for the election of directors to the board of directors. Therefore, with respect to Proposal No. 5 — Election of Directors, to be presented at the first meeting, if you do not sign and return a proxy card for the first meeting, your shares will be counted as abstentions and will have the effect of a vote AGAINST the proposal.

Proposal No. 1, approval of the Plan of Liquidation, and Proposal Nos. 4, 6, and 7, approval of Amendments to the Company’s Articles, to be presented at the first meeting require the approval of the holders of at least two-thirds of our outstanding common shares present in person or represented by proxy and voting, at a meeting at which a quorum composed of the holders of at least one-half of the outstanding common shares of the Company is present in person or by proxy. The affirmative vote of the holders of a majority of our outstanding common shares present in person or represented by proxy and voting is required to approve all other matters to be presented to the shareholders at the three meetings. Shares are considered “voting” on a proposal if the shares vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal.

Broker non-votes are excluded in the determination of the number of shares present and voting. However, broker non-votes will be counted for purposes of determining the presence of a quorum of shareholders at each meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or other person entitled to vote. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meetings, assuming that a quorum is obtained. Abstentions have the same effect as votes against a proposal.

Who pays for this proxy solicitation?

Cronos will pay the cost of this proxy solicitation and the expenses incurred in connection with preparing and distributing this proxy statement. We have retained The Altman Group to assist in the solicitation of proxies. The cost of Altman’s services is estimated at $1,500, plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, employees of the Company may solicit proxies by telephone or by other means. None of these employees will receive extra compensation for their assistance in the solicitation of proxies.

We will request that banks, brokerage houses, and other custodians, nominees and fiduciaries forward our proxy solicitation materials to the beneficial owners of common shares of the Company that such institutions hold of record. We will reimburse such institutions for their reasonable out-of-pocket expenses.

How can I make proposals for consideration at the 2008 annual meeting?

In the event that the Transaction Proposals are not approved by our shareholders, then Cronos will continue conducting business as an independent company. In such event, shareholders interested in making proposals for consideration at the Company’s 2008 annual meeting must submit a written proposal (in compliance with the regulations of the Securities and Exchange Commission (“SEC”) under Exchange Act Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials) to the Vice President/Investor Relations of Cronos Capital Corp., an affiliate of the Company, at One Front Street, Suite 925, San Francisco, California 94111 on or before December 31, 2007. If the Assets Sale and Liquidation of the Company are approved, then no 2008 annual meeting would be held.

How do I recommend individuals for membership on the board of directors?

Shareholders interested in recommending individuals for inclusion in the board-recommended slate of directors for any 2008 annual meeting of shareholders must submit a written recommendation (including the candidate’s name and qualifications for membership on the board as well as a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director) to the Vice President/Investor Relations of Cronos Capital Corp., at the address specified above, on or before the deadline set forth above for the submission of shareholder proposals. If the Assets Sale and Liquidation of the Company are approved, then no 2008 annual meeting would be held.

How can I communicate with the board of directors or the independent members of the board?

Shareholders interested in communicating with the board of directors, or with the independent members of the board, may submit correspondence to the Vice President/Investor Relations of Cronos Capital Corp., at the address specified above, or by email to ir@cronos.com. All communications shall be forwarded to the entire board of directors, or to the independent members, as applicable.

IV.  FORWARD-LOOKING STATEMENTS

The information in this proxy statement, and the documents to which we refer you in this proxy statement, contain certain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements reflect the current view of the Company with respect to future events and financial performance and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than statements of historical facts included in this proxy statement, regarding strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of the Company, including statements regarding completion of the proposed Assets Sale and Liquidation, are forward-looking statements. When used in this proxy statement, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-

looking statements contain these identifying words. All forward-looking statements speak only as of the date of this proxy statement, or, in the case of the documents incorporated by reference, attached to this proxy statement, or referred to in this proxy statement, as of the respective dates of such documents.

Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as the result of new information, future events, changes in assumptions, or otherwise.

The Securities Exchange Act of 1934, as amended, contains a safe harbor for certain forward-looking statements. That safe harbor is not available for forward-looking statements made in connection with a going private transaction such as the proposed Assets Sale to Purchaser.

V.  SPECIAL FACTORS

A.	Background of the Transaction

References to “Fortis” contained in this section refers to the Fortis Group of companies and to individual companies within the Fortis Group, including:

•	Fortis Bank S.A./N.V., the principal commercial banking entity of the Fortis Group;

•	Fortis Capital Corp., a wholly-owned subsidiary of Fortis Bank S.A./N.V., and a member of Fortis’ merchant banking group that provides financial products and services for corporate clients and institutional investors; and

•	Fortis Bank (Nederland) N.V., an indirect wholly-owned banking subsidiary of Fortis Bank S.A./N.V., which is lender to the Group and to CF Leasing.

The term “Fortis” does not, however, include the New York branch of Fortis Bank S.A./N.V. in the context of loans to or lease finance transactions involving the Group, FB Transportation, or Purchaser.

1.	Formation of Transaction Committee; Engagement of Raymond James; Interest of Party One.

The transaction committee was organized in 1999 to respond to an unsolicited merger proposal from a competitor. The competitor’s proposal was rejected as inadequate. During 1999 and 2000, the transaction committee oversaw discussions with various parties with a view to pursuing a transaction. Nothing came of these efforts. Since March 2000, the committee has been comprised solely of our independent directors.

In February 2004, the Company allowed the engagement of its existing financial advisor to expire, and sought a new financial advisor. On May 27, 2004, the Company signed an engagement letter with Raymond James & Associates, Inc. (“Raymond James”) to provide financial advisory services to the transaction committee and to our board. Raymond James was selected because of its expertise and experience with middle market companies and because of its long professional relationship with Cronos, going back to the 1980s when it participated in the Group’s limited partnership offerings. Raymond James made presentations to our board at the board’s regularly scheduled meetings on June 2, 2004 and August 5, 2004, addressing industry and market conditions and providing an overview of the strategic alternatives available to the Company.

In September 2004, the chairman of a competitor (“Party One”) initiated discussions with the Company, expressing a desire that the Company combine with Party One and that the Company’s management team take over the management of Party One’s container leasing business. On October 4, 2004, Mr. Walker, Chair of the committee, Mr. Melzer, a member of the committee, and Messrs. Tietz and Younger, our Chief Executive Officer and President, respectively, met with the chairman of Party One and another executive officer of Party One. The chairman of Party One reiterated his interest in combining Party One and Cronos and retaining the Cronos management team to run the combined company’s container leasing business. Terms of a possible combination of Party One and the Company were not discussed at the October 4th meeting.

At the request of the chairman of Party One, on October 14, 2004, Mr. Tietz sent a letter to the chairman of Party One outlining the principles pursuant to which Messrs. Tietz and Younger would be willing to assume the responsibility of managing the combined container leasing operations of Party One and the Company. Mr. Tietz’s letter did not address terms of employment or compensation and made explicit that any negotiation of such terms would occur after the financial terms of any transaction between the Company and Party One were negotiated between Party One and the transaction committee.

On October 15, 2004, the Company and Party One entered into a confidentiality agreement, which agreement contained customary standstill provisions. On October 28 and 29, 2004, Mr. Walker and Mr. Tietz met with the chairman of Party One to address the management principles outlined in Mr. Tietz’s October 14th letter and to discuss the container leasing and related businesses of Party One.

On October 22, 2004, the Company entered into a revised engagement letter with Raymond James pursuant to which Raymond James agreed to provide additional services to the Company in connection with a possible transaction, including assisting the Company in the dissemination of information to potential prospects, negotiating with potential prospects and evaluating competing offers, and providing a fairness opinion (to the extent consistent with Raymond James’ policies and practices) to the board relating to the fairness, from a financial point of view, of any consideration proposed to be payable to the Company in any such transaction.

Over the winter of 2004-2005, the Company shared with Party One certain non-public information about the Company’s business and operations. Mr. Walker continued to have preliminary discussions with the chairman of Party One, including with respect to price. The chairman of Party One advised Mr. Walker that he could not see any transaction occurring with the Company at a price higher than $10.00 per share, while Mr. Walker advised the chairman of Party One that a transaction was unlikely to be favorably considered by the transaction committee at anything less than $12.00 per share. During the period of November 2004 through January 2005, our common shares traded in the range of $7.91 to $11.96 per share, with an average closing price of $9.56 per share.

On January 5, 2005, Mr. Walker met with the president of a European competitor of Cronos. The meeting was exploratory. On February 17, 2005, two executive officers of that company met in San Francisco with Messrs. Walker, Tietz, and Younger and a representative of Raymond James to discuss each company’s organizational structure and objectives. On or about February 17, 2005, we sent to this company a confidentiality agreement that was never returned. No further substantive discussions concerning a transaction were held with this competitor.

On February 15, 2005, Mr. Walker met with the chairman of Party One. At that meeting, the chairman of Party One indicated greater flexibility in the price at which Party One would consider a transaction with the Company, without identifying a number. The board of directors of Party One had met in February 2005 and had authorized the chairman of Party One to continue discussions with the transaction committee. On March 2, 2005, Mr. Walker visited the chairman of Party One to update him on the TOEMT litigation, discussed below, as disclosed in the Company’s Form 8-K report filed January 13, 2005. The chairman of Party One had not reviewed the Form 8-K report. Following his review of the report, the chairman of Party One indicated that Party One would want to proceed more slowly in considering a transaction with the Company. Subsequently, Party One and Mr. Walker agreed to discontinue discussions, pending resolution of the TOEMT litigation.

2.	The TOEMT Litigation.

From the early 1980s through February 2005, the Company managed containers for Transocean Equipment Manufacturing and Trading Limited, an English company (“TOEMT”). A separate company by the same name was registered in the Isle of Man. Both companies, as of December 2004, were in liquidation in England, represented by the same liquidator.

On December 13, 2004, the liquidator for TOEMT filed his “ordinary application” (in the nature of a complaint) in the High Court of Justice, London, against the Company and two of its subsidiaries, as respondents. By the ordinary application, the liquidator sought a declaration pursuant to Section 213 of the U.K. Insolvency Act of 1986 that the respondents were knowingly parties to the carrying on of the business of the two TOEMTs with the intent to defraud the creditors of the two TOEMTs and/or for other fraudulent purposes, by assisting Stefan M. Palatin, a former chairman and controlling shareholder of the Company, in diverting assets from the two TOEMTs to himself, to entities in which he was interested, and/or to his associates, for improper purposes and for inadequate consideration. The events challenged by the liquidator occurred primarily during the period from 1991 through February 1996. The liquidator claimed damages from the respondents of “at least $55 million,” or, alternatively, such contributions to the assets of the two TOEMTs as the court deemed fit.

Given the risks to the Company presented by the TOEMT litigation, the committee became inactive through most of 2005.

In its Form 10-Q reports for the second and third quarters of 2005, the Company reported that it had filed a motion to dismiss (a “strike-out application”) with the High Court of Justice in response to the TOEMT liquidator’s complaint against the Company. The Company was partially successful with its strike-out application and reported in its Form 10-Q report for the third quarter of 2005 that it intended to appeal the trial court’s denial of its strike-out application as to the balance of the liquidator’s complaint.

3.	Indications of Interest by Other Interested Parties.

On November 16, 2005, the chief executive officer of a container leasing competitor of the Company (“Party Two”) phoned Mr. Tietz and indicated an interest in discussing a possible transaction with the Company. Mr. Tietz referred the officer to Mr. Walker, Chair of the transaction committee.

On December 1, 2005, Mr. Tietz met with the chief executive officer of another container leasing company (“Party Three”), who advised Mr. Tietz that Party Three had an interest in pursuing a transaction with the Company. Mr. Tietz referred the chief executive officer to Mr. Walker. On December 2, 2005, the chief executive officer and two other executive officers of Party Three held a conference call with Mr. Walker during which the chief executive officer of Party Three informed Mr. Walker that Party Three had an interest in pursuing a transaction with the Company.

The transaction committee met by conference call on December 6, 2005 to discuss the inquiry by Party Three. Each of the members of the transaction committee participated. They were joined by Messrs. Tietz and Younger and representatives of Raymond James and Greene Radovsky Maloney Share & Hennigh LLP, San Francisco, the Company’s primary outside legal counsel (“Greene Radovsky”). The transaction committee instructed Mr. Walker to request of Party Three the price it would be willing to offer in an all-cash, all-shares tender offer for the outstanding common shares of the Company, assuming resolution of the TOEMT litigation, and based upon publicly available information.

On December 8, 2005, Mr. Walker met with the CEO of Party Two. The CEO reiterated Party Two’s interest in pursuing a transaction with the Company.

On December 19, 2005, the Company entered into a confidentiality agreement with Party Three, which agreement contained customary standstill provisions. By a letter dated December 21, 2005 to Raymond James, Party Three presented its non-binding preliminary indication of interest in pursuing a transaction with the Company. Party Three stated that its preliminary valuation of the Company was based upon publicly available information. Party Three preliminarily valued the Company at $16.00 per common share. Underlying its preliminary valuation, Party Three listed 15 assumptions, including that the TOEMT litigation had been successfully resolved, and several assumptions concerning the Company’s container fleet which were inaccurate. Party Three’s indication of interest was subject to the completion of three phases of comprehensive due diligence, the negotiation of satisfactory transaction documentation, financing and other contingencies. Party Three also requested exclusivity for 60 days commencing with the second phase of its due diligence investigation.

On December 28, 2005, the Company entered into a confidentiality agreement with Party Two, which agreement contained customary standstill provisions. By a letter dated January 3, 2006 addressed to Mr. Tietz, Party Two provided its non-binding preliminary indication of interest in the Company with a preliminary valuation of the Company, based on then-current market conditions, in the range of $14.00 to $15.00 per common share. Party Two’s indication of interest assumed no liability by the Company to the liquidator of the two TOEMTs arising from the TOEMT litigation, and was subject to the completion of comprehensive due diligence.

On January 5, 2006, Raymond James advised Parties Two and Three that their preliminary indications of interest were not compelling and that additional information would be provided to them with a view toward eliciting increased valuations of the Company.

In January 2006, Mr. Younger was approached by an investment bank and manager of private equity funds regarding a potential transaction with the Company. On February 8, 2006, the Company entered into a confidentiality agreement with this firm. After reviewing certain non-public information concerning the Company, the firm advised Raymond James that it was not interested in pursuing a transaction with the Company.

On February 21, 2006, Mr. Tietz was contacted by a private equity fund which had an investment in the container leasing industry (“Party Four”). Mr. Tietz referred the contact to Raymond James. On February 28, 2006, the Company entered into a confidentiality agreement with Party Four, which agreement contained customary standstill provisions. By a letter dated March 8, 2006, and addressed to Raymond James, Party Four presented its non-binding preliminary indication of interest in acquiring the Company for $15.00 to $16.00 per share. Party Four’s indication of interest stated its plan to continue to execute upon the strategy that the management of the Company had implemented over the past several years and its expectation to retain senior management as well as many other employees of Cronos. Party Four’s indication of interest was subject to the completion of due diligence and the negotiation of definitive transaction documentation, and such other matters as Party Four deemed appropriate. Party Four stated its expectation that the transaction would be financed with debt and equity provided by Party Four.

During the months of January and February 2006, the Company responded to due diligence requests made to Raymond James by the interested parties identified above.

On March 3, 2006, in a telephone conference with the CEO of Party Three, Raymond James was advised that Party Three’s preliminary valuation of the Company of $16.00 per share would likely decline due to its outlook for the container leasing market.

At our board’s regularly scheduled meeting on March 9, 2006, Mr. Walker reported to the board on the contacts and discussions being held between the transaction committee and Raymond James, on the one hand, and interested parties, on the other hand. Mr. Walker also reported that Milton J. Anderson, managing director of Fortis Capital Corp., had contacted him the prior week and indicated that Fortis would be willing to finance a management buyout of the Company.

Mr. Anderson indicated to Mr. Walker that the management buyout would be backed by Fortis and would include Mr. Younger, President of the Company, and unspecified other members of management. In light of this indication of interest, the board resolved that all future negotiations with all interested parties would be conducted exclusively by the transaction committee and Raymond James, and would not include any member of management until such time as the transaction committee selected one party with which to negotiate final transaction documentation. Given that all interested parties’ indications of interest were conditioned upon the successful resolution of the TOEMT litigation, the board directed management and Greene Radovsky to accelerate the pace of negotiations designed to resolve the TOEMT litigation.

4.	Resolution of the TOEMT Litigation.

While pursuing its application to dismiss the TOEMT litigation in the High Court of Justice, and having had unsuccessful discussions with the liquidator regarding a settlement, the Company, in the fall of 2005, adopted and pursued a strategy of purchasing the claims of the only known two creditors of the two TOEMTs. On March 21, 2006, the Company purchased from these two creditors their entire creditors’ claims against the two TOEMTs, for an aggregate cash payment of U.S. $3.6 million. With the purchase of the claims of the only known creditors of the two TOEMTs, the Company announced in its Form 8-K report of March 21, 2006 its intention to pursue an end to the TOEMT litigation.

5.	April 2006.

On April 7, 2006, Messrs. Tietz, Younger and John M. Foy, Senior Vice President of the Company, met in San Francisco with two representatives of Party Four and a representative of Raymond James. The meeting was introductory, with the representatives of Party Four describing their company, its background, recent relevant acquisitions made by Party Four, and its interest in the container leasing industry.

On April 12, 2006, the transaction committee met by conference call to review with representatives of Raymond James and Greene Radovsky the status of discussions with interested parties to date.

Raymond James reported that communications with Party One had effectively ceased, and that Party Two had retained a financial adviser to assist it in its evaluation of the Company.

Raymond James reported that, on April 3, 2006, the CEO of Party Three had confirmed Party Three’s continued interest in the Company, and its preliminary valuation of the Company at $16.00 per share, in spite of pessimism expressed earlier by the CEO of Party Three concerning the container leasing market and its implications for Party Three’s preliminary valuation of the Company.

Raymond James reported that Fortis had no interest in making an independent proposal to pursue a transaction with the Company but would, as it had previously advised Mr. Walker, be amenable to participating in a management-led transaction or in a transaction in which management participated. Mr. Younger then reported to the transaction committee on the discussions he had held with Fortis. Mr. Younger reported that, while he was confident that Fortis would support management in a buyout of the Company, led by him, and could move quickly in negotiating its backing for a management proposal to the Company, no substantive discussions had been held between Mr. Younger and Fortis concerning the structure or financing of a transaction.

At this meeting, the transaction committee adopted a procedure to respond to interested parties’ requests for due diligence and related matters, directing management to set up an online data room and to provide each interested party two to three weeks’ access to the data room. Each of the interested parties would then be asked to submit its highest and best offer for the Company. The transaction committee also instructed Greene Radovsky to prepare a draft of a transaction document, contemplating an all-shares, all-cash tender offer.

The transaction committee also discussed whether additional parties should be contacted concerning any interest in pursuing a transaction with the Company. Raymond James reported that the major container leasing competitors that were not occupied with other transactions in the container leasing industry were already in discussions with the transaction committee and Raymond James or had declined to pursue a transaction with the Company. The transaction committee instructed Raymond James to contact two additional prospective financial buyers known to be active in the acquisition of middle market companies.

The transaction committee reconfirmed that, given Mr. Younger’s interest in pursuing a transaction with Fortis, he would continue to be excluded from all committee discussions and communications by the committee with interested parties until a final party were selected and a price was agreed to with that party.

Shortly thereafter, Raymond James contacted the two additional prospective buyers identified by the transaction committee to determine their interest in considering a transaction with the Company. On April 21, 2006 and May 4, 2006, respectively, each additional prospective buyer entered into a confidentiality agreement containing customary standstill provisions with the Company. After reviewing certain non-public information about the Company, each of these prospective buyers declined to pursue a transaction with the Company.

Following the April 12th meeting of the transaction committee, Parties Two and Three, through discussions with Raymond James, sought to obtain the right to exclusively negotiate further terms of a transaction, which the transaction committee rejected as premature.

6.	Discussions with Party Five.

During the week of April 24, 2006, in a discussion with a finance officer of the Group, a managing director of a U.S. equipment leasing and finance affiliate (“Party Five”) of an international financial institution expressed an interest in pursuing a transaction with the Company. On April 28, 2006, the Company entered into a confidentiality agreement with Party Five pursuant to which the Company provided to Party Five certain non-public information concerning the Company. The confidentiality agreement contained customary standstill provisions.

By letter dated May 4, 2006 addressed to Mr. Walker, the managing director of Party Five communicated Party Five’s non-binding, preliminary indication of interest in acquiring the Company for a per share price in the range of $14.50 to $15.50. Party Five’s preliminary indication of interest stated that its cash offer did not require third-party financing and that it would anticipate full retention of the current management of the Company. Party Five’s preliminary indication of interest was subject to the completion of due diligence, receipt of the approval of the boards of directors of Party Five and its corporate parent, receipt of necessary regulatory approvals, and the negotiation and execution of definitive transaction documentation.

On May 5, 2006, Mr. Walker and representatives of Raymond James and Greene Radovsky conferred by conference call regarding Party Five’s indication of interest. Mr. Walker instructed Raymond James to indicate to Party Five that its preliminary indication of interest was too low. Later that day, Raymond James contacted the managing director of Party Five, as instructed. By a letter dated May 5, 2006, to Mr. Walker, the managing director communicated Party Five’s willingness to increase its indicative equity valuation to the range of $15.50 to $16.50 per share, subject to all of the conditions of Party Five’s May 4, 2006 letter to Mr. Walker.

The online data room was opened on May 8, 2006. Based upon their preliminary indications of interest in pursuing a transaction with the Company, Parties Three, Four and Five were invited to review documents made available in the data room. Party Two was told it would not be permitted to review such documents unless it increased its preliminary valuation of the Company. By a letter addressed to Raymond James and dated May 11, 2006, Party Two increased its preliminary valuation of the Company to $16.00 per share, subject to, among other things, the completion of due diligence, receipt of board approval, and the execution of definitive transaction documentation. Party Two was thereafter provided access to the data room.

On May 12, 2006, Mr. Anderson of Fortis spoke with Raymond James and indicated that Fortis was still interested in financing a management buyout of the Company, but that it was stretching to get to a valuation of the Company of $15.50 per share. As Fortis had not yet stated its interest in a transaction with the Company in writing, it was not provided access to the data room.

7.	The Transaction Committee’s May 19th Request for Revised Proposals.

By letter dated May 19, 2006, transmitted to each of Parties Two, Three, Four, and Five, Raymond James requested that each submit to Raymond James a revised proposal representing its best offer for the Company by no later than June 2, 2006. Accompanying the letter was a draft of a Support Agreement, which contemplated an all-shares, all-cash tender offer. In its letters Raymond James instructed each interested party not to discuss its revised proposal with any officer or employee of the Company. Each interested party was asked to make a comprehensive proposal, including detail concerning specific value, form of consideration, transaction structure, required financing, remaining due diligence, the party’s intentions with respect to the operations and employees of the Company following completion of a transaction, the approvals required for completion of a transaction, and a mark-up of the Support Agreement setting forth the party’s proposed revisions to the Support Agreement.

8.	Fortis Submits Its Preliminary Proposal.

By a letter addressed to Raymond James dated May 26, 2006, Mr. Anderson and Menno van Lacum, a director of Fortis Capital Corp., submitted Fortis’ preliminary proposal to acquire the Company for cash in the range of $15.50 to $16.00 per share. Messrs. Anderson and Van Lacum stated that Fortis’ indication of interest was supported by Mr. Younger and that the support of the current management of the Company was a condition to Fortis’ moving forward with the proposed transaction. Messrs. Anderson and Van Lacum stated that members of senior management of the Company would be investing in, or rolling over much of their current equity interest in the Company into, the entity to be organized to acquire the Company. Messrs. Anderson and Van Lacum did not specify which members of management of the Company would invest in the new entity. Messrs. Anderson and Van Lacum further stated that the transaction would be financed through a combination of equity contributed by an affiliate of Fortis, equity from senior management, and loans from Fortis. They stated that they had received all necessary preliminary internal approvals to negotiate and complete the proposed transaction, subject to confirmatory due diligence and receipt of the approval of Fortis’ credit and investment committees and board. They requested a 30-day period of exclusivity to negotiate definitive written agreements and to conclude Fortis’ due diligence.

On May 31, 2006, the Company and Fortis entered into a confidentiality agreement which contained customary standstill provisions. The transaction committee declined to grant Fortis the requested 30-day exclusivity period. On that same date, Raymond James transmitted to Fortis a letter similar to the May 19, 2006 letter it had transmitted to Parties Two, Three, Four, and Five. On June 1, 2006, Fortis was invited to review the documents available in the data room.

9.	June 6 and 7, 2006 Meetings of the Transaction Committee.

On June 6 and 7, 2006 in Luxembourg for the Company’s annual meeting of shareholders, the transaction committee met, with representatives of Raymond James and Greene Radovsky also attending. No member of management, including Directors Tietz and Younger, attended the meeting.

Raymond James reported that Party Three had withdrawn its proposal on May 25, 2006, because it could not offer more than the current market price of the Company’s shares ($12.25 per share as of the close of business on May 25, 2006). Party Three expressed concern over the expected costs of completing a transaction with the Company, including employment-related termination costs, facility closure costs, and the potential cost of purchasing FB Transportation’s interest in CF Leasing if Fortis exercised its put option under the 2002 Members Agreement of CF Leasing. This put option, which would be triggered upon any change in control of the Company, would require a subsidiary of the Company to purchase, at 110% of net book value, the container fleet owned by CF Leasing. (As a 50% member of CF Leasing, FB Transportation would be entitled to one-half of the net proceeds from the sale of the CF Leasing container fleet.) In addition, Party Three had requested competitively sensitive information with respect to which the transaction committee had concluded disclosure of such to Party Three was premature.

Raymond James reported that Party Four had also withdrawn as an interested party. Party Four cited the high costs of completing a transaction with the Company, including the potential exercise by Fortis of its put option to require the sale of CF Leasing’s container fleet upon a change in control and the costs of employee severance. In addition, Party Four expressed a lack of interest in the equipment management orientation of the Company, as opposed to the equipment ownership orientation of Party Four.

Raymond James reported to the committee that Party Two had submitted a final, non-binding proposal of $15.00 per share by a letter dated June 5, 2006.

Raymond James reported that, by letter dated June 2, 2006, Party Five had revised its preliminary indication of interest by proposing a transaction with the Company for $140 million, or $16.63 per share (clarified in subsequent conversations with Raymond James to be $16.77 per share based on the Company’s then-current capital structure). Party Five accepted the all-shares, all-cash transaction structure and submitted with its revised proposal a copy of the Company’s May 18th draft of the Support Agreement, marked with Party Five’s requested revisions. Party Five’s proposal, which was not subject to any financing contingency, contemplated moving quickly to a definitive agreement and identified several areas of remaining due diligence. Party Five’s proposal was also subject to the receipt of the approval of the boards of directors of Party Five and its parent and any required regulatory approvals.

By letter dated June 2, 2006, Fortis restated its May 26 preliminary indication of interest to be in the range of $15.50 to $16.00 per share. Fortis accepted in principle the all-shares, all-cash tender offer transaction structure and stated that it had completed its business due diligence and was prepared to commit the internal and external resources to conclude a full review of the legal, tax, and accounting issues involved in a transaction with the Company. However, Fortis did not provide detailed comments on the draft Support Agreement. Fortis stated that it would invite members of the Company’s senior management to invest in, or roll over their current equity interest in the Company into, the entity organized to make a tender offer for the outstanding shares of the Company. Any transaction with the Company would be subject to Fortis’ receipt of investment committee and board of director approvals. Fortis requested a 30-day exclusivity period to negotiate a definitive transaction document and to complete necessary due diligence and provided a deadline for responding of June 9, 2006.

Greene Radovsky reviewed with the transaction committee its responsibilities in considering the proposals that Raymond James had received. The Company’s Luxembourg counsel, Elvinger, Hoss & Prussen, reviewed for the transaction committee Luxembourg’s recent enactment of legislation implementing EU Directive 2004/25 on takeover bids. Under that Directive, member states were to adopt legislation permitting, among other things, a holder of 90% (up to 95%, at the option of member states) to “squeeze out” minority shareholders, subject to certain conditions. Luxembourg’s enactment of the legislation opted for the 95% threshold, but the squeeze-out option was only available to companies whose outstanding securities are traded on Luxembourg’s or a qualifying member state’s stock exchange. Because Cronos’ common shares are traded only on The Nasdaq Global Market, Luxembourg’s takeover legislation permitting the squeeze-out of minority shareholders would not be available to an acquiror of Cronos’ common shares.

The transaction committee instructed Raymond James to advise Party Two that its indication of interest was not high enough to warrant further discussions but that, if circumstances warranted, the Company would return to Party Two for further discussions.

The transaction committee directed Raymond James to request that Party Five and Fortis raise their respective bids to secure an agreement with the Company to negotiate a definitive agreement on an exclusive basis. Raymond James was also directed to ask Fortis to specify the extent to which it anticipated that current management would roll over its equity into the entity organized to acquire the Company and the additional approvals required, and to provide comments on the May 18th draft of the Support Agreement provided to Fortis and confirmation that it was comfortable with the possible continued presence of minority shareholders.

The transaction committee also instructed Raymond James to clarify with Party Five the extent to which the ongoing participation of management was a condition of its proposal, additional background on any transactions with publicly-traded companies it had done, the extent to which it would require further internal approval before finalizing a transaction with the Company, and the nature and timing of the regulatory approvals that would be required for Party Five to consummate a transaction with the Company.

Raymond James was instructed to report back to the transaction committee following the completion of the full meeting of the board scheduled for the following day.

On the evening of the following day, June 7, 2006, the transaction committee met to continue its deliberations. Chairman Walker and members Taylor and Melzer were present for the meeting, as were representatives of Raymond James and Greene Radovsky. No member of management, including Directors Tietz and Younger, was present for the meeting. Raymond James reported that Party Five had advised it that Party Five had not yet approached management over the extent or terms of their continued management of the Company; that any transaction with the Company would be subject to the approval of the board of directors of Party Five and the executive committee and board of directors of its parent; that Party Five was familiar with Luxembourg law; that Party Five had extensive relationships in the container leasing business; and that Party Five did not anticipate that the regulatory approval process for any transaction with the Company would take more than 90 days. Party Five also indicated to Raymond James that it was prepared to acquire FB Transportation’s 50% interest in the CF Leasing portfolio of containers, at 110% of net book value, assuming Fortis exercised its put option with respect to CF Leasing. Party Five indicated it was also prepared to refinance the indebtedness owed to Fortis and its syndicate of banks as lenders to the Company.

Raymond James was unsuccessful in its attempt to reach Fortis in time for the June 7, 2006 meeting of the transaction committee; therefore, it was unable to report to the transaction committee on its inquiries of Fortis.

At the conclusion of the meeting of the transaction committee, the transaction committee concluded that its assessment of Party Five would be enhanced by the assistance of Mr. Tietz. Mr. Tietz had informed the committee that he had not been involved in the discussions between Mr. Younger and Fortis, and had had no discussions with Fortis over his role, if any, in any Fortis transaction with the Company. The transaction committee determined that Mr. Tietz would be asked to assist in the evaluation of Party Five and Party Five’s knowledge and experience in the container leasing industry; however, Mr. Tietz would play no role in the ongoing negotiations over price with Party Five or any other interested party. Mr. Walker subsequently conveyed this request to Mr. Tietz, and Mr. Tietz agreed to cooperate with the transaction committee to the extent requested and subject to the limitations established.

10.	June 12, 2006 Meeting of the Transaction Committee.

The transaction committee met again by conference call on June 12, 2006, to receive a status report from Raymond James. Representatives of Greene Radovsky also participated. Raymond James reported on its June 9th discussions with Fortis and Party Five.

Raymond James had spoken with Messrs. Anderson and Van Lacum of Fortis, who confirmed that Fortis had assumed that Mr. Younger would roll his equity in Cronos into the new venture, but that neither Mr. Tietz nor John M. Foy, Senior Vice President of the Group, would do so. The rollover of the equity of any other officer of Cronos would not be a condition to Fortis’ proposal. They assumed that Mr. Younger would be the CEO of the new venture, and that Mr. Tietz would continue as a non-executive member of the board of directors of the new venture, but they had not otherwise focused on Mr. Tietz’s role in the new venture. Messrs. Anderson and Van Lacum confirmed that they had obtained informal approval by Fortis’ central investment and credit committees, but that no formal approval had been obtained from either committee. Messrs. Anderson and Van Lacum did not anticipate any difficulty or significant delays in securing any necessary regulatory approvals for a combination between Fortis and the Company. They also confirmed Fortis’ intention to respond with a more detailed markup or set of comments on the May 18th draft of the Support Agreement.

Also on June 9, 2006, Raymond James had spoken with representatives of Party Five. Party Five advised Raymond James that the proposal to acquire the Company had been informally discussed with officers of the parent of Party Five, but that no formal approvals of the board of directors of Party Five or the executive committee or the board of directors of Party Five’s parent had been obtained. The representatives of Party Five confirmed to Raymond James that its proposal to acquire the Company was not conditional upon FB Transportation remaining as a member of CF Leasing or Fortis’ remaining as a lender to CF Leasing, and that Party Five was prepared to pay to FB Transportation its share of the 10% premium over net book value payable for the container fleet of CF Leasing if Fortis elected to exercise its put option under the Members’ Agreement of CF Leasing. Raymond James reported that it had requested that Party Five increase its bid for the Company (then at $16.77 per share), but that Party Five had declined to do so in the absence of any indication from the Company that a higher price would secure a deal with the Company.

Raymond James reported that earlier that day, June 12, 2006, Fortis’ outside counsel had delivered a memorandum commenting on the May 18th draft of the Support Agreement. Fortis’ counsel indicated no major disagreements with the text of the Support Agreement, other than the “minimum condition” of 50% set forth therein (that is, the minimum percentage of outstanding common shares that would have to be tendered in any offer to obligate the offeror to accept and pay for the Company’s shares). In addition, counsel for Fortis indicated that further exploration of the third-party consents required to consummate a transaction with the Company was necessary.

After the committee meeting of June 12, 2006, Raymond James reported to the committee that it had spoken with the CEO of Party Two and conveyed the transaction committee’s decision, reached at its meeting on June 7, 2006, not to pursue further discussions with Party Two. Raymond James advised Party Two that the Company would return to Party Two if circumstances warranted, and that Party Two was welcome to continue participating in discussions with the Company if Party Two increased the amount it was willing to pay for the Company.

11.	June 14, 2006 Meeting of the Transaction Committee.

The transaction committee met again by conference call on June 14, 2006 with representatives of Raymond James and Greene Radovsky participating. Greene Radovsky reported to the transaction committee on the comments on the Support Agreement it had received from counsel to Fortis and counsel to Party Five. After receiving a status report from Raymond James, the transaction committee instructed Raymond James to advise Fortis that, if it raised its offer to $17.00 per share and provided a complete set of comments on the draft Support Agreement, then the transaction committee would enter into exclusive negotiations with Fortis. The committee elected to make this proposal to Fortis because it concluded that the risk of a transaction not being consummated with Fortis was less than that risk with Party Five, given Fortis’ knowledge of the Company as its primary lender and joint venture partner.

12.	June 16, 2006 Meeting of the Transaction Committee.

The transaction committee met again by conference call on June 16, 2006 with representatives of Raymond James and Greene Radovsky. Raymond James reported that it had spoken with Mr. Anderson of Fortis on June 14, and conveyed the transaction committee’s decision to offer Fortis exclusivity if it raised its offer for the outstanding common shares of the Company to $17.00 per share. Mr. Anderson had not responded to Raymond James by the time of the June 16 meeting, but had indicated to Mr. Younger that Fortis would not raise its offer to $17.00 per share. The transaction committee instructed Raymond James to obtain direct confirmation of this rejection from Mr. Anderson and, if confirmed, then Raymond James was instructed to make the same proposal to Party Five.

On June 16, 2006, Mr. Anderson confirmed to Raymond James that Fortis was standing on its proposal of June 2, 2006 (at $15.50 to $16.00 per share) and would not increase its offer to $17.00 per share to secure exclusivity.

On the same day, Raymond James spoke with the managing director of Party Five and made the same offer to Party Five that had been made to Fortis. That same day, by a letter dated June 16, the managing director, on behalf of Party Five, revised its June 2, 2006 proposal to increase the proposed offer price to $17.00 per share.

13.	June 19, 2006 Exclusivity Letter Agreement and Party Five’s Due Diligence.

On June 19, 2006, the Company and Party Five entered into an exclusivity letter agreement, pursuant to which the Company agreed to negotiate exclusively with Party Five concerning the terms of a transaction at an offer price of $17.00 per outstanding common share of the Company. Exclusivity would terminate on the earlier of the execution of a definitive agreement or July 24, 2006, 35 days following the date of the letter agreement.

During the month that followed, Party Five and its advisors conducted extensive additional due diligence on the Company, its operations and finances, and its business plan.

14.	TOEMT Litigation Settles.

The Company reported the settlement of the TOEMT litigation in a Form 8-K report dated June 27, 2006. On that date, June 27, 2006, the liquidator “discontinued” (i.e., dismissed) the proceedings brought by him against the Company and the other respondents.

15.	Party Five’s Request for Extension of Exclusivity Period.

By letter dated July 21, 2006, addressed to Raymond James, the president and CEO of Party Five requested an extension of the exclusivity period, then set to expire on July 24, 2006, to August 29, 2006. By his letter, the president detailed the extent of due diligence reviews that had been conducted by Party Five and its advisors, indicating that the remaining due diligence items were scheduled for completion the week of July 31st, and advised that Party Five and its legal counsel were prepared to negotiate all remaining open terms of the Support Agreement the following week. He explained, however, that approval of the transaction by the board of directors of Party Five’s parent could not be secured earlier than August 29, 2006. In subsequent telephone conversations with Raymond James, the president also indicated that the due diligence to support Party Five’s valuation of the Company at $17.00 per share had not yet been completed.

The transaction committee met by conference call on July 24, 2006 with representatives of Raymond James and Greene Radovsky to discuss Party Five’s requested extension of the exclusivity period. Raymond James reviewed Party Five’s July 21st letter in detail for the committee and gave further background to the request based upon telephone conversations Raymond James had had with Party Five and its financial adviser. After deliberation, the transaction committee instructed Raymond James to respond to Party Five’s request for an extension by conditioning the transaction committee’s willingness to grant an extension upon Party Five’s completion of due diligence prior to the Company’s regularly scheduled board meeting on August 3, 2006; negotiation of the outstanding issues concerning the Support Agreement; confirmation of the regulatory approvals that would be required and the preparation of a schedule for securing such approvals; and presentation of Party Five’s proposals for new and/or amended employment agreements with the management of the Company. Raymond James conveyed the transaction committee’s decisions to the managing director of Party Five later that same day.

The president of Party Five spoke by telephone with Raymond James the following day, July 25, 2006, and confirmed his responses in a later email to Raymond James. Party Five agreed to meet the deadlines established by the transaction committee, which would include communicating the results of Party Five’s due diligence on its offer price by July 31.

During the next two weeks, the parties negotiated the terms of the Support Agreement, and the Company prepared drafts of the disclosure schedules to the Support Agreement for review by Party Five and its advisors.

16.	Adjustment of Party Five’s Offer Price.

On July 31, 2006, the president and chief financial officer of Party Five held a conference call with Raymond James to communicate the results of Party Five’s and its financial adviser’s due diligence. Based on Party Five’s due diligence findings, the officers enumerated several reasons why Party Five could no longer support an offer of $17.00 per share. The officers advised Raymond James that the highest price that Party Five could now offer was $16.22 per share.

Raymond James then conferred with Messrs. Walker and Melzer of the transaction committee (Mr. Taylor, the third member, was unavailable). Raymond James detailed for Messrs. Walker and Melzer the presentation that had been made by the president and CFO of Party Five. After deliberation, Messrs. Walker and Melzer instructed Raymond James to return to Party Five and present a counteroffer of $16.50 per share. Raymond James spoke with the president and CFO of Party Five and made the counteroffer the same day. After deliberation, the officers called Raymond James later that day and agreed to increase Party Five’s offer to $16.40 per share, stating that Party Five would not go higher.

Raymond James then conferred with Messrs. Walker and Melzer, and they agreed to the $16.40 per share offer from Party Five, subject to full transaction committee and board review at the regularly scheduled meetings to be held by the transaction committee and the board later that week.

17.	August 2, 2006 Meeting of the Transaction Committee.

On August 2, 2006, the transaction committee met in London with representatives of Raymond James and Greene Radovsky participating. Also in attendance were Messrs. Tietz and Frank P. Vaughan, Chief Financial Officer and Senior Vice President of the Company. The transaction committee confirmed the decision made by Messrs. Walker and Melzer on July 31, 2006, to accept a $16.40 per share offer price for all the outstanding common shares of the Company.

Greene Radovsky then reviewed for the transaction committee the open issues remaining under the Support Agreement.

During the evening of August 2, the Company and Party Five conducted two conference calls with members of the transaction committee, officers of the Company and Party Five, and representatives of their respective legal advisors participating, during which the parties negotiated and resolved most of the substantive issues outstanding under the Support Agreement.

18.	August 3, 2006 Meeting of Board of Directors.

On August 3, 2006, the board of directors of the Company held its regularly scheduled meeting. After the conduct of its regular business, the board turned to the proposed transaction with Party Five. Representatives of Raymond James and Greene Radovsky were present. Raymond James reviewed in detail its valuation analysis of the final Party Five offer price ($16.40 per share). Greene Radovsky reiterated its advice and that of Luxembourg counsel regarding the directors’ responsibilities in the context of the negotiations with Party Five and other interested parties. After discussion, the board of directors of the Company directed Greene Radovsky to complete negotiations of the terms of the Support Agreement and directed Raymond James to instruct Party Five to complete all remaining due diligence, including confirmation of the regulatory approvals that would be required in order for Party Five to consummate a transaction with the Company.

19.	Party Five’s Board Approvals.

On August 17, 2006, the board of directors of Party Five approved the proposed transaction with the Company, subject to finalization of the Support Agreement and approval of the transaction by the board of directors of Party Five’s parent.

During the weeks of August 21 and 28, 2006, the Company and Party Five completed negotiations of the terms of the Support Agreement.

On August 30, 2006, the board of directors of Party Five’s parent met and approved the Support Agreement and the transactions contemplated thereby, subject to clarification from Party Five’s primary U.S. regulator of the appropriate filing required for Party Five’s acquisition of the outstanding common shares of the Company.

20.	Regulatory Approvals.

In its June 2nd proposal to the Company, Party Five had indicated that any tender offer would be subject to approval by its parent’s primary regulator in the country of its organization and possibly by the primary federal regulator in the U.S. for the parent and its subsidiaries, including Party Five. (All references to Party Five’s primary regulator in the discussion that follows are to its primary regulator in the U.S.). Prior to the August 3rd meeting of the board of directors of the Company, Party Five had been in informal discussions with the staff of its primary regulator to determine the appropriate filing to be made by Party Five for any acquisition of the Company. On Friday, August 4, 2006, Party Five’s general counsel advised Raymond James and Greene Radovsky that such discussions were proceeding but that confirmation from the staff of Party Five’s primary regulator on the appropriate procedure would take additional time.

By late August 2006, Party Five had resolved to file an application with its primary regulator for approval of its acquisition of control of the Company. To permit a tender offer for the Company’s outstanding shares to proceed, Party Five intended to apply for a temporary exemption permitting it to commence and consummate the tender offer.

To assist it in its evaluation of Party Five’s strategy with respect to approval by Party Five’s primary regulator for the proposed transaction with the Company, and other required regulatory approvals, the Company, on June 16, 2006, retained Pillsbury Winthrop Shaw Pittman LLP, as special regulatory counsel (“Regulatory Counsel”). Throughout August 2006, Regulatory Counsel conferred with Party Five’s outside regulatory counsel on Party Five’s progress in securing guidance from the staff of Party Five’s primary regulator on the appropriate procedure to follow to enable Party Five’s tender offer to proceed, as contemplated by the parties.

On Friday, September 15, 2006, upon advice from the staff of Party Five’s primary regulator, Party Five advised the Company that, for reasons unrelated to the proposed transaction with the Company, Party Five could not proceed with an application to acquire the Company with Party Five’s primary regulator. Party Five advised the Company that it would now pursue with the staff of its primary regulator one or more exemptions to allow Party Five to acquire the Company without the need to secure formal approval from its primary regulator for the acquisition of the Company.

The transaction committee met by conference call on Monday, September 19, 2006 with representatives of Raymond James, Greene Radovsky, and Regulatory Counsel. After receiving a report on the previous Friday’s events, the committee resolved (i) to support Party Five’s efforts to secure a determination from the staff of Party Five’s primary regulator of an exemption from the need for formal approval of Party Five’s acquisition of the Company, and (ii) to reopen discussions with Fortis.

21.	Resumed Negotiations with Fortis.

In response to the transaction committee’s invitation, extended by Raymond James on September 22, 2006, Fortis, by its letter dated October 2, 2006, submitted a revised non-binding proposal to acquire all of the outstanding common shares of the Company at a price of $15.25 per share. Fortis indicated that it had completed its business due diligence, had retained Luxembourg counsel, and needed only to conduct confirmatory due diligence. Fortis stated that it planned to invite members of the Company’s senior management to invest in or roll over their current equity in the Company into the acquiror. Fortis repeated that it had received preliminary internal approvals to negotiate and complete the transaction, and that it was only subject to final investment committee and board approval. Fortis requested a 30-day period of exclusivity to conduct confirmatory due diligence and to negotiate and execute definitive transaction documentation with the Company.

The transaction committee met by conference call on October 4, 2006 to address Fortis’ revised indication of interest. Representatives of Raymond James and Greene Radovsky participated in the call. Raymond James reviewed Fortis’ October 2nd revised indication of interest. The committee instructed Raymond James to advise Fortis that its offer price was too low and to clarify with Fortis other issues raised by Fortis’ October 2 indication of interest.

In response to the committee’s request, Fortis resubmitted its indication of interest by its letter dated October 5, 2006, addressed to Raymond James, raising its proposed purchase price to $15.50 per share.

22.	Party Five Outlines a Divestiture Program.

Also on October 5, 2006, and based upon its discussions with the staff of its primary regulator, Party Five provided the Company with an outline of the steps the Company would have to take to divest the Company’s U.S. assets in order to make an acquisition by Party Five of the Company eligible for an exemption from regulatory approval. These steps included a sale by the Company of containers leased to “U.S. customers” or a termination of all leases of containers to “U.S. customers.” These required divestitures or lease terminations would apply to both the containers owned by the Company and the containers managed by the Company and owned by third-party container owners (in which case the Company would also be required to transfer the leases of such containers to an unaffiliated third party). Based upon information supplied in due diligence by the Company to Party Five, Party Five estimated that the amount of containers to be divested was approximately $20.7 million (measured by their net book value), representing approximately 6,500 containers, owned by 32 container owners, in addition to the containers owned by the Company. A divestiture would require consents from 15 different container managers (certain container owners are managed by the same entity). Of the containers to be divested, approximately one-half ($9.9 million in book value) were owned by CF Leasing, the Company’s joint venture with FB Transportation, and approximately $5.3 million were owned by third-party container owners. Divestiture of the containers would be required prior to execution of any Support Agreement with Party Five. For this purpose, a “U.S. customer” was defined as any entity organized under the laws of the United States or any state or the District of Columbia, or any United States citizen. Neither the Company nor Party Five, or any affiliate of either, could purchase the containers required to be divested or provide financing to any buyer to make such purchases. The proposed divestiture program would also restrict the Company’s leasing of containers to U.S. customers after consummation of Party Five’s tender offer and acquisition of the Company.

23.	October 6, 2006 Meeting of the Transaction Committee.

To address Fortis’ resubmitted indication of interest of the prior day, and Party Five’s outline of the divestiture program required for the proposed transaction with Party Five to proceed, the transaction committee met by conference call on October 6, 2006 with representatives of Raymond James and Greene Radovsky. Mr. Tietz and a representative of Regulatory Counsel participated in that portion of the call addressing Party Five’s outline of the divestiture program.

After receiving Mr. Tietz’s preliminary review of the outline of the divestiture program submitted by Party Five, the committee concluded it would need more time to assess the divestiture program and its impact upon the proposed transaction with Party Five. The committee’s initial reaction was that the divestiture program was unworkable and that, in all events, the cost of the program and the risk that it could not be implemented should rest with Party Five, not with the Company. The committee directed Raymond James to explore in further detail with Party Five the elements of the divestiture program and a clarification of its cost and the allocation of the risk of its implementation.

The committee also took up Fortis’ October 5th revised proposal to acquire the outstanding common shares of the Company at $15.50 per share. After discussion, the committee instructed Raymond James to advise Fortis that, for it to obtain exclusivity with the Company, it would have to increase its offer price.

24.	Other October 2006 Meetings of the Transaction Committee.

Following its conference call of October 6, 2006, the transaction committee met by conference call 11 additional times during the month of October. Each of these meetings was attended by representatives of Raymond James and Greene Radovsky. Mr. Tietz and a representative of Regulatory Counsel participated in several of the meetings that addressed the divestiture program proposed by Party Five to permit its acquisition of the Company to qualify for an exemption from regulatory approval.

The committee continued to be concerned about the risks of implementing the divestiture program and its impact upon the Company in the event that the contemplated transaction with Party Five did not close. To address these concerns, the committee proposed that Party Five pay the Company a $15 million termination fee in the event that the Company were unable to implement the divestiture program to the satisfaction of Party Five. Party Five rejected this proposal.

In light of the delays in securing authoritative clarification of the elements of the divestiture program sufficient to qualify Party Five’s acquisition of the Company for an exemption from regulatory approval, and Party Five’s refusal to agree to a termination fee as requested by the Company, and the expiration of Party Five’s exclusivity period, the committee resolved to resume active negotiations with Fortis. It first sought to convince Fortis to increase its per share proposal from $15.50 to $16.00 per share. Despite repeated requests to do so, including from Raymond James and directly from Mr. Walker, Chair of the transaction committee, Fortis refused to increase its offer price from $15.50 per share.

In response to the committee’s request, conveyed through Raymond James, Fortis circulated a draft of a proposed exclusivity letter on October 24, 2006. After review and negotiation of its terms, the committee approved entering into an exclusivity letter with Fortis at its meeting held by conference call on October 30, 2006. The Company and Fortis entered into the exclusivity letter that day. The letter incorporated Fortis’ nonbinding proposal of October 5, 2006, namely, to acquire all of the outstanding common shares of the Company for $15.50 per share. The parties agreed to proceed to negotiate a definitive agreement.

By the time it entered into the October 30, 2006 exclusivity letter with the Company, Fortis had changed its U.S. transaction counsel to Mayer, Brown, Rowe & Maw LLP (“Mayer Brown”).

Prior to the Company’s entry into the exclusivity letter with Fortis, Raymond James had advised Party Five, at the instruction of the committee, that the Company was considering entering into such an exclusivity agreement with another party and, when the Company did so on October 30, Party Five was so advised.

25.	Exclusivity with Fortis: October 30, 2006 — December 8, 2006.

On October 31, 2006, Greene Radovsky distributed to Fortis and to Mayer Brown a draft of the Support Agreement, consistent with Fortis’ proposals of June 2, 2006 and October 5, 2006.

Throughout November and into December 2006, Fortis and its advisors conducted extensive legal, audit, and tax due diligence on the Company, which included onsite visits to the Company’s U.K. and U.S. offices. This due diligence included several conference calls, including with the parties’ Luxembourg counsel to explore the making of tender offers under Luxembourg law and the rights of non-tendering shareholders.

(a) Party Five’s November 9 Revised Proposal.  By its letter dated November 9, 2006, addressed to Raymond James, Party Five confirmed its continued interest in a transaction with the Company. It confirmed its bid price of $16.40 per share. It reported that it had now confirmed and clarified with the staff of its primary regulator the terms of the divestiture program that would allow the transaction to proceed and meet the requirements for an exemption from regulatory approval. Party Five’s letter called for further discussions between Party Five and the Company to discuss the potential economic and business impacts of implementing the divestiture program upon the Company. The letter also called for the execution of new employment agreements with the key employees of the Company.

The board of directors of the Company held its regularly scheduled quarterly meeting in Paris on November 9, 2006. After receiving a copy of Party Five’s November 9th proposal, the transaction committee convened that evening to address the proposal. Representatives of Greene Radovsky participated in the meeting, as did representatives of Raymond James (by conference call). The committee noted that the revised proposal did not address the payment of any termination fee to the Company in the event that Party Five declined to consummate its tender offer for the outstanding common shares of the Company by reason of the Company’s failure to fully implement the divestiture program.

Pursuant to the terms of the exclusivity letter with Fortis, the Company notified Fortis later that evening of the Company’s receipt of the third party proposal (without identifying Party Five as the party making the proposal). The Company reported to Fortis the proposed tender offer price of $16.40 per share, and outlined in general terms the conditions of Party Five’s proposal. The committee concluded its notification by stating that no determination had been made by the committee that the proposal was superior within the terms of the October 30, 2006 exclusivity letter with Fortis.

By his letter dated November 15, 2006, addressed to Raymond James, the president of Party Five provided further detail on Party Five’s revised proposal of November 9, 2006. With this letter, the president provided a schedule detailing the elements of the divestiture program and the steps that would have to be taken by the Company to implement the same, and included a revised draft of the Support Agreement. The documentation submitted by Party Five on November 16, 2006 deleted any reference to payment of a termination fee by Party Five to the Company in the event that any tender offer for the outstanding common shares of the Company was not consummated by reason of the Company’s failure to fulfill the divestiture program, and expressly provided that the consummation of any tender offer would be conditional upon the Company’s implementation of the divestiture program, as determined in good faith by Party Five.

The committee met by conference call on November 17, 2006 to address Party Five’s November 16, 2006 submission. Representatives of Greene Radovsky and Raymond James participated in the call. After review of the November 16 package submitted by Party Five, the committee concluded that the proposal did not constitute a superior proposal within the meaning of the exclusivity letter with Fortis.

(b) Exclusivity With Fortis Expires.  The committee met by conference call on November 19, 2006. The committee reviewed the status of Fortis’ due diligence and the negotiations with Fortis. Concerned about the pace of negotiations, the committee instructed Greene Radovsky to press Fortis’ counsel, Mayer Brown, for a markup and/or substantive comments on the October  30, 2006 draft of the Support Agreement that had been circulated to Fortis and Mayer Brown.

In conference calls with representatives of Fortis and Mayer Brown on November 16, 20, and 22, 2006, the Company and Greene Radovsky continued to press Fortis for its comments on the October 30, 2006 draft of the Support Agreement.

By its letter dated November 29, 2006, addressed to the Company, Fortis requested a major revision to the exclusivity letter signed by the parties on October 30. By the revision, Fortis sought agreement to a change in the proposed structure of the transaction from an all-shares, all-cash tender offer to a sale of the assets of the Company to Fortis or to a newly-organized entity, to be followed by the liquidation and dissolution of the Company. The sale of the Company’s assets and its liquidation would be subject to approval by the shareholders of the Company. Fortis explained its change in the proposed structure as based upon the inability under Luxembourg law, were it to proceed with an all-shares, all-cash tender offer, to acquire, by a second-step “squeeze-out” merger, any outstanding shares of the Company not tendered into the tender offer. An assets sale, followed by a liquidation of the Company, on the other hand, would achieve the same result for the Company’s shareholders while at the same time assuring Fortis that it would acquire complete control of the Company.

The following day, November 30, Mayer Brown provided to Greene Radovsky a draft of an Asset Purchase Agreement reflecting the revised structure of the transaction as requested by Fortis by its letter of November 29, 2006.

The transaction committee met to address Fortis’ request by conference call on December 4, 2006. Representatives of Raymond James and Greene Radovsky participated in the call, as did Mr. Tietz. After reviewing Fortis’ request, and receiving reports from the representatives of Raymond James and Greene Radovsky, the committee declined to approve Fortis’ request to modify the structure of the proposed transaction. The committee also resolved to request clarification from Fortis of numerous questions raised by its revised proposal and Mayer Brown’s draft of the Asset Purchase Agreement, including whether Fortis was proposing that the purchaser would assume all liabilities of the Company and pay all expenses of its liquidation; how the shareholders of the Company would receive, in liquidation of the Company, a distribution of $15.50 per share; the extent to which the Company would have to secure third-party consents for an assets sale and the Company’s liquidation; and clarification of numerous revisions reflected in the draft Asset Purchase Agreement from those set forth in the October 30, 2006 Support Agreement circulated by the Company to Fortis.

By its letter dated December 5, 2006, addressed to Fortis, Greene Radovsky, for and on behalf of the committee, responded to Fortis’ November 29th request to amend the structure of the transaction contemplated by the October 30th exclusivity letter. Greene Radovsky sought clarification of the issues discussed with the committee the prior day, and asked for a specification of all remaining issues raised by Fortis’ due diligence of the Company.

Fortis responded to the committee’s December 5, 2006 letter by its letter of December 7, 2006. However, Fortis did not fully respond to all of the committee’s requests, and did not respond to the committee’s request for a specification of all issues raised by Fortis’ due diligence of the Company. Fortis concluded its letter of December 7, 2006 by requesting a seven-day extension of exclusivity with the Company.

The transaction committee met by conference call on December 8, 2006 to consider Fortis’ December 7, 2006 letter. Representatives of Raymond James and Greene Radovsky participated in the call. After considering Fortis’ request, and taking into account Fortis’ continued request for modification of the form of the transaction from an all-shares, all-cash tender offer to an assets sale, the committee resolved to reject Fortis’ request for an extension of exclusivity, but instructed Raymond James to advise Fortis that the Company was prepared to continue negotiations with Fortis on a non-exclusive basis. Fortis was so informed by the committee, through Greene Radovsky, on December 8, 2006.

26.	December 2006: Parallel Negotiations.

Through the remainder of December 2006, the Company conducted parallel discussions with both Party Five and Fortis. With respect to Fortis, Mayer Brown on December 8 circulated a revised draft of Fortis’ proposed Asset Purchase Agreement. This draft continued to propose an assets sale followed by a Company liquidation and payment of a liquidating distribution to the shareholders of the Company of $15.50 per share. The parties explored, with Luxembourg counsel, the procedure for the conduct of a liquidation of the Company under Luxembourg law and the shareholder meetings required for a liquidation. The Company continued to have numerous concerns about the text of the proposed Asset Purchase Agreement, including its termination provisions and the extent of the Company’s representations and warranties, the purchaser’s commitment to assume all liabilities of the Company and all expenses of any liquidation, and the procedures proposed for securing shareholder approval of the transaction.

Fortis renewed its request for an extension of exclusivity on December 15, 2006, which was declined by the committee.

The focus of the negotiations with Party Five was on the divestiture program outlined by Party Five by its letter of November 16, 2006. To address the details of the program, the parties held a conference on December 19, 2006 at the offices of Party Five. Senior management of both Party Five and the Company attended the conference, as did representatives of Raymond James and Greene Radovsky. The focus of the conference was not only on the details of the divestiture program, but also on the status of negotiations and the conduct of the business of the Company following any acquisition of the Company by Party Five.

With respect to the divestiture program, the parties focused on the prices at which containers to be divested would be sold, the timing of sales, and the mechanics of implementing the program. Party Five reported that it had held discussions with a financial buyer that was interested in purchasing the containers to be sold as part of the divestiture program. The Company made clear that any divestiture would have to be timed to coincide with the consummation of Party Five’s tender offer, as the Company had no interest in the disposition of containers leased to U.S. customers other than to facilitate a transaction with Party Five. This position dictated that, as a practical matter, the divesture would have to be conducted with no more than a few, and ideally one, buyer, so as to facilitate the sale of the containers to be divested to be concurrent with the closing of any Party Five tender offer.

In light of the ongoing negotiations with Party Five, the committee, in a meeting held by conference call on December 20, 2006, decided to suspend further negotiations with Fortis.

27.	Capital Considerations.

During the fourth quarter of 2006, the Company’s revolving line of credit had reached its limit of $45 million. In addition, by the end of December 2006, management of the Company had concluded that the funding required for projected orders of new container equipment to be placed with manufacturers during the first quarter of 2007 would likely exhaust the $350 million credit facility of CF Leasing. While management had been planning a securitization of CF Leasing’s funded debt, the uncertainties presented by the possible sale of the Company, including the identity of any ultimate purchaser of the Company, effectively precluded proceeding with a securitization.

In reviewing the timing of a possible transaction, the committee took into consideration the capital needs of the Company, and the fact that the transaction committee had been considering a transaction since September 2004.

28.	January 2007: Negotiation of the Terms of the Divestiture Program.

The elements of the divestiture program were discussed by Party Five with the staff of its primary regulator. The Company did not participate in these discussions. The purpose of the divestiture program was to enable Party Five to be eligible for a regulatory exemption that would allow it to consummate an acquisition of the Company without formal approval by Party Five’s primary regulator. While the transaction committee could justify fully exploring the feasibility of the divestiture program to permit a deal with Party Five at $16.40 per share, the committee recognized that the divestiture program imposed an artificial condition upon the conduct of the Company’s business: precluding the Company from leasing containers to U.S. customers. The transaction committee therefore devoted the month of January 2007 to negotiating with Party Five the specific steps to be taken by the Company to implement the divestiture program to eliminate, as much as practicable, any discretion in Party Five to fail to consummate its tender offer for the Company’s outstanding shares by reason of any failure by the Company to implement the divestiture program. The committee conducted 13 meetings by conference call during the month devoted wholly or in part to addressing elements of the divestiture program and receiving reports from management on the feasibility of its implementation. The committee also continued to seek Party Five’s agreement to the payment of a termination fee to the Company in the event that Party Five failed to consummate its tender offer due to the Company’s failure to fully implement the divestiture program. Party Five continued to reject the payment of a termination fee to the Company.

(a) Elements of the Divestiture Program.

As it had been discussed by Party Five with the staff of its primary regulator, and as clarified through negotiations with the Company, the elements of the divestiture program as of January 30, 2007 are detailed below. Other than for those elements that would be ongoing restrictions imposed by the divestiture program on the Company’s leasing activities after any acquisition of the Company by Party Five, each of the elements were to be satisfied on or prior to Party Five’s acceptance for payment and payment of shares in the tender offer.

(i) The Company would sell to a third party not affiliated with Party Five or the Company all containers “owned” by the Group (defined to include containers owned outright, containers owned by CF Leasing, and containers owned by the six limited partnerships (“U.S. LPs”) managed by a Company subsidiary) and leased to U.S. customers (with “U.S. customers” defined as any container lessee that is an entity incorporated under the laws of the United States or any state or the District of Columbia, or any other United States citizen). The Group currently leases containers to approximately 50 U.S. customers, as so defined. Neither the Company nor Party Five or any of their affiliates could finance the purchase of the containers to be sold nor maintain any residual interest in the containers sold.

(ii) Cronos also manages containers for 32 third-party container owners, other than CF Leasing and the U.S. LPs, which Cronos refers to as its managed container owners, or “MCOs.” As part of the divestiture program, Cronos would have to use commercially reasonable best efforts, including offering reasonable financial incentives, to obtain the agreement of all MCOs to sell their containers that are leased to U.S. customers. However, if despite the exercise of such commercially reasonable best efforts, one or more MCOs would not consent to the sale of its containers, then the Company could comply with the divestiture program by foregoing the management fees for such containers until expiration of the lease(s) for such containers.

(iii) The Company would be obligated to inquire of all its lease customers (numbering approximately 350) (excluding U.S. customers) whether they operated intra-U.S. land shipping routes and used marine containers in such routes or whether they leased containers for static storage in the United States. If any of such lessees responded in the affirmative, then the containers leased to such customers would have to be sold (or, if the owner of the containers leased to such customers was an MCO, then the Company would pursue the procedure outlined in paragraph (ii) above).

(iv) As to the containers sold, the Company could not provide any leasing or administrative services, other than as permitted for containers owned by MCOs after following the procedure outlined in paragraph (ii).

(v) After consummation of the tender offer, the Company, with respect to both its owned containers and containers it managed for CF Leasing, the U.S. LPs, and the MCOs, could not enter into new container leases or lease management contracts that would permit container use on intra-U.S. maritime shipping routes or intra-U.S. land shipping routes or for static storage in the United States until Party Five could obtain regulatory approval from its primary regulator, which was estimated to take 12 to 24 months.

(vi) After consummation of the tender offer and pending the approval of Party Five’s primary regulator for its operation of a U.S. leasing business, the Company would have to sell containers leased to a foreign lessee if the foreign lessee under an existing, new or renewal lease, opened an intra-U.S. maritime shipping route, or an intra-U.S. land shipping route, and used containers on such routes, or used containers for static storage in the United States.

(vii) All sales under the divestiture program would be conditional upon Party Five’s consummation of its tender offer, with all transfer documentation to be held in escrow pending such consummation.

(viii) Party Five would be entitled to participate in all substantive discussions and negotiations concerning the divestiture program with FB Transportation, the Company’s joint venture partner in CF Leasing, and with all of the MCOs, and all sales of containers would be subject to Party Five’s approval, other than as specified by the elements of the divestiture program agreed to between the Company and Party Five.

(ix) Party Five had agreed, in principle, to provide financial assistance to the Company to enable it to implement the divestiture program in accordance with its terms, but the amount and terms of such financing remained to be negotiated and agreed to between Party Five and the Company.

(x) If containers leased by the Company to a U.S. customer were owned by an MCO and by CF Leasing and/or one or more of the U.S. LPs and, as to the containers under that lease, the MCO refused to consent to the sale of its containers under that lease, then, notwithstanding that the Company would have to sell the containers under that lease owned by CF Leasing and the U.S. LPs, the Company could manage the containers for the buyer(s) of such containers under that lease for no management fee.

(b) Concerns Over the Divestiture Program’s Complexity and Feasibility.

Throughout the month of January 2007, as the details of the divestiture program were clarified in discussions between Party Five and the Company, the members of the transaction committee became increasingly concerned about the complexity and feasibility of implementing the divestiture program. The inclusion of containers owned by CF Leasing and by the U.S. LPs and leased to U.S. customers in the category of “Company owned” containers was particularly problematic, given that the Company does not have the unilateral right to sell containers, other than in the ordinary course, on behalf of CF Leasing or the U.S. LPs. In the case of CF Leasing, sales of containers other than in the ordinary course require the approval of FB Transportation, the Company’s joint venture partner in CF Leasing. While four of the U.S. LPs are in the sales phase of their terms of existence, two are not, having commenced operations in 2004 and 2006, respectively. With respect to the four U.S. LPs in the sales phase of their terms of existence, the sale of containers leased to U.S. customers for such U.S. LPs under the divestiture program to one buyer would be at variance with the practice previously followed by the Group in selling containers (other than for occasional sales) for its managed limited partnerships, which has historically involved the solicitation of proposals from numerous interested buyers of used containers. Soliciting the limited partners of the U.S. LPs for approval of the sale of their containers leased to U.S. customers was ruled out as impracticable.

Moreover, the committee recognized that observance of the going forward restrictions necessary to comply with the divestiture program which, in general, prohibited the Company from leasing both owned and managed containers in intra-U.S. shipping routes could only be justified as consistent with the sound management of a container fleet if observing the restrictions would not materially and adversely affect lease operations. While the Company’s evaluation of the ongoing restrictions led it to conclude that they would not materially and adversely affect the Group’s container lease operations, the analysis is heavily fact specific, subject to potential challenge, and, in large part, dependent upon future leasing activities, which are not predictable with any certainty.

To implement the divestiture program, the Company would have to engage in negotiations with 15 MCO managers and with FB Transportation as its joint venture partner in CF Leasing. It would have to poll approximately 350 foreign lessees to determine whether any of them conducted intra-U.S. land shipping routes and used containers in such routes or whether they leased containers for static storage in the United States. If any of these lessees responded affirmatively, then the containers leased to such lessees would likewise have to be sold (unless owned by an MCO who refused to agree to their sale). Concern over the prohibition on disclosure of inside information precluded the Company from initiating discussions with its MCOs prior to entering into any definitive transaction agreement with Party Five and its public announcement.

Because of its concerns over the complexity and feasibility of the divestiture program, Mr. Walker, Chair of the transaction committee, and Raymond James maintained contact with Mr. Anderson of Fortis throughout January 2007. Mr. Anderson repeated Fortis’ interest in doing a transaction, but refused to increase Fortis’ offer price above $15.50 per share. In light of this figure, the committee concluded that the Company should continue its negotiations with Party Five, including negotiating the details of the price or prices at which the containers owned and managed by the Company and leased to U.S. customers should be sold, and the amount and terms of the financing to be made available by Party Five to the Company to enable it to offer “reasonable financial inducements” to its container owners, including to CF Leasing, to induce them to agree to a sale of such containers. Negotiations also were continuing between Party Five and the Company’s executive officers on the new employment agreements to be entered into between Party Five and the executive officers.

By the end of January, and notwithstanding that several issues remained to be negotiated with respect to the divestiture program, including most notably the amount and terms of the financial support that would be provided by Party Five to the Company to enable it to implement the divestiture program, the committee concluded that (i) FB Transportation, the Company’s joint venture partner in CF Leasing, and (ii) the manager representing a group of MCOs having the largest fleet of containers managed by the Company should be approached for their responses to the divestiture program as it would affect them.

29.	Reactions to the Proposed Divestiture Program.

On January 29, 2007, the Company requested the MCO manager it had identified to sign a confidentiality agreement to enable the Company to discuss with the manager the proposed transaction and the related divestiture of containers. During negotiations regarding the terms of the confidentiality agreement, the manager insisted upon the right, if it entered into the confidentiality agreement, to confer with the Company’s lenders (including Fortis). The committee concluded it would be inadvisable to enter into a confidentiality agreement with the manager on these terms, and therefore no discussions were held with the manager on the divestiture program or the proposed transaction with Party Five.

Under credit facilities entered into by a subsidiary of the Company and by CF Leasing, a “change in control” of the Company constitutes an event of default under the loan agreements, unless consented to by Fortis and the other members of the two lending groups. Consummation of Party Five’s tender offer would represent a “change in control” of the Company. In addition, under the 2002 Members Agreement of CF Leasing, upon any change in control of the Company, Fortis has an option to require a subsidiary of the Company to purchase the entire container fleet of CF Leasing for an amount equal to 110% of the net book value of the container fleet (and CF Leasing’s other assets at 100% of their net book value) and, at Fortis’ option, to require CF Leasing, as borrower, to redeem all outstanding debt owed to Fortis and to the other members of the lending group.

On January 27, 2007, Mr. Walker spoke with Mr. Anderson, and advised him that the Company wanted to open negotiations with Fortis on the consents required of Fortis to allow the Company and Party Five to proceed with a transaction and the related divestitures. On January 30, 2007, a conference call was held that included two representatives of Party Five, Raymond James, Mr. Tietz, and Mr. Anderson and Adam DiMartino, a vice president of Fortis Capital Corp. Fortis was informed of the proposed transaction with Party Five and the consents that the Company and Party Five were seeking from Fortis to proceed with the transaction. Messrs. Anderson and DiMartino requested information on the proposed divestiture program for their evaluation. The following week the requested information was supplied to Fortis.

On February 6, 2007, a conference was held in San Francisco among representatives of the Company, Party Five, and Fortis. Attending for Fortis was Mr. Anderson; for the Company, Mr. Tietz and Raymond James; and for Party Five, its chief financial officer, managing director, and senior vice president of corporate finance. Mr. Anderson stated FB Transportation’s position that it regarded its interest in CF Leasing as a valuable asset that was worth more than the value FB Transportation would realize if Fortis exercised its put option under the Members Agreement of CF Leasing. Fortis’ option was discretionary, not obligatory, upon any change in control of Cronos. Therefore, FB Transportation’s desire was to remain in the joint venture, not to exit it. However, Fortis was not willing to abide by the restrictions on future leasing activities that would be required of CF Leasing under the divestiture program proposed by Party Five, believing that any imposition of such restrictions would reduce the value of CF Leasing and violate the leasing agent agreement between CF Leasing and a subsidiary of the Company. Accordingly, Mr. Anderson stated that FB Transportation did not want to remain a member of CF Leasing and either Party Five or the Company could purchase FB Transportation’s interest in CF Leasing at its fair market value. (As a 50% member of CF Leasing, FB Transportation would be entitled to one-half of the net proceeds from a sale of CF Leasing’s container fleet.) Mr. Anderson informed the Company that, in FB Transportation’s view, the market value of the container fleet owned by CF Leasing significantly exceeded 110% of the fleet’s current net book value. As of December 31, 2006, the net book value of CF Leasing’s container fleet was approximately $298 million.

Party Five repeated its willingness to finance a purchase by the Group of FB Transportation’s interest in CF Leasing at 110% of the net book value of CF Leasing’s container fleet. They agreed to consider Fortis’ position and respond promptly.

30.	February 7–9, 2007 Meetings of Transaction Committee; Party Five’s Response.

The following day, February 7, 2007, the transaction committee held a conference call. Raymond James reported on the conference held the prior day in San Francisco. The committee resolved to await Party Five’s response before deciding on the committee’s next steps.

Later on February 7, after the committee had met, the president and chief financial officer of Party Five called Raymond James. They repeated Party Five’s willingness to proceed with the transaction and acquire FB Transportation’s interest in CF Leasing at an amount equal to 110% of the net book value of CF Leasing’s container fleet but not at any higher price. At a higher price, the president and chief financial officer stated that it would be the Company’s responsibility either to convince Fortis to reduce its demand or the price at which Party Five would be willing to offer for the Company would have to be reduced from $16.40 per share.

The transaction committee met by conference call on February 8, 2007 to receive Raymond James’ report. After considering Raymond James’ report, and taking into account the remaining unresolved issues with the divestiture program, including the absence of any agreement with Party Five on the amount of the financial support to be provided by Party Five to the Company to implement the divestiture program, the committee resolved to approach Fortis to resume negotiations concerning a transaction. The committee authorized its Chair, Mr. Walker, to speak to Mr. Anderson in an attempt to secure from him a commitment to agree to sell FB Transportation’s interest in CF Leasing at no more than 110% of the net book value of CF Leasing’s container fleet. Should Mr. Anderson reject the offer, then Mr. Walker was instructed to request of Mr. Anderson that he resume negotiations with the Company at a price of $16.40 per share. Were Fortis willing to meet that price, then the Company would commit to exclusivity with Fortis and to an intensive all-hands conference to negotiate a definitive transaction with Fortis within a week.

Later that day, February 8, Mr. Walker spoke with Mr. Anderson. Mr. Anderson rejected the request to sell FB Transportation’s interest in CF Leasing at 110% of net book value, stating that FB Transportation valued its interest in CF Leasing at an amount that far exceeded that figure. Mr. Anderson also rejected Mr. Walker’s request that Fortis agree to a deal at $16.40 per share, stating that Fortis could not meet that price, but could offer $16.00 per share. Mr. Anderson stated that $16.00 per share was Fortis’ highest and best offer. Mr. Anderson agreed, at Mr. Walker’s request, to confirm in writing Fortis’ offer of $16.00 per share.

The committee met the following day, February 9, 2007, by conference call. After receiving Mr. Walker’s report on his conversation with Mr. Anderson of the prior day, the committee resolved that, if Fortis confirmed in writing its offer of $16.00 per share, then the committee would be willing to grant Fortis exclusivity for seven days, during which time the parties would negotiate to conclude a definitive transaction agreement.

31.	Fortis’ February 9, 2007 Proposal.

By its letter dated February 9, 2007, addressed to Mr. Walker, Mr. Anderson, on behalf of Fortis, confirmed Fortis’ willingness to complete a transaction with the Company at $16.00 per share. Mr. Anderson proposed an amendment to the exclusivity letter between the parties dated October 30, 2006 (that had expired) to revise the price from $15.50 per share to $16.00 per share, and to modify the form of the transaction from an all-cash, all-shares tender offer to an assets sale and an assumption of liabilities for an amount equivalent to $16.00 per common share. Mr. Anderson proposed an exclusivity period of February 9, 2007 through February 21, 2007, during which Fortis would complete due diligence and the parties would negotiate a definitive acquisition agreement.

Mr. Walker, on behalf of Company, countersigned the February 9 letter the same day.

32.	Fortis and the Company Negotiate the Terms of the Asset Purchase Agreement.

On February 13, 2007, Greene Radovsky transmitted to Mayer Brown a revised draft of Fortis’ December 8, 2006 draft of the Asset Purchase Agreement. The February 13th draft proposed revisions to the Company’s representations and warranties, covenants, and the definition of “material adverse effect,” and clarified that, as part of the Assets Sale, the Purchaser would at closing assume all liabilities of the Company, including liabilities incurred in connection with the transactions contemplated by the Asset Purchase Agreement and Cronos’ liquidation. The Company’s February 13th draft proposed the following additional substantive changes to Fortis’ December 8th draft of the Asset Purchase Agreement:

•	The proposed liquidating distribution of $16.00 per share would be made promptly after the first meeting of Cronos’ shareholders after approval of the Plan of Liquidation, the Asset Purchase Agreement, and the transactions contemplated under the Agreement, rather than after the third and final meeting of shareholders.

•	Fortis had proposed in its December 8, 2006 draft of the Asset Purchase Agreement that a termination fee be payable not only if the Company accepted a superior offer, but also if Cronos’ shareholders did not approve the Asset Purchase Agreement and the transactions contemplated under the Agreement, or if Fortis terminated the Agreement by reason of Cronos’ material breach of its representations, warranties, and covenants. By the February 13th draft of the Asset Purchase Agreement, the Company limited the circumstances under which the termination fee would be payable to those in which the Company accepted a superior proposal or resolved to do so. The Company left open for discussion the amount of the termination fee.

The Company also requested of Fortis assurance that the proposed purchaser of the Company’s assets would have the backing of a member of the Fortis Group sufficient to assure purchaser’s performance of its obligations under the Asset Purchase Agreement.

The Company left open, for further discussion, the number of third-party, non-governmental consents that would be required to consummate the Assets Sale to Purchaser.

On February 16, 2007 the parties met in San Francisco to resolve all remaining issues concerning the Asset Purchase Agreement and related matters. Representing the Company were Mr. Walker, Chair of the transaction committee, Messrs. Tietz and Younger, and representatives of Raymond James and Greene Radovsky. Representing Fortis were Messrs. Anderson and DiMartino and representatives of Mayer Brown. At the meeting the parties resolved the remaining open issues, including:

•	That consent of only one of the largest group of MCOs (measured by quantity of containers under management) would have to be secured by the Company as a condition to Purchaser’s obligation to purchase the Company’s assets.

•	In its October 31, 2006 draft of the Support Agreement, the Company had proposed a termination fee of $2.6 million. In its November 30, 2006 draft of the Asset Purchase Agreement, Fortis had proposed a termination fee of $9.03 million. It was agreed that the circumstances proposed by the Company in its February 13th draft of the Asset Purchase Agreement for payment of the termination fee would be those that would apply to its payment, and that the amount of the termination fee would be $5.95 million.

•	In addition, the Company agreed that Fortis would be entitled to reimbursement of its third-party fees and expenses incurred in connection with the Asset Purchase Agreement and related transactions if Fortis were to terminate the Agreement by reason of Cronos’ shareholders not approving the Asset Purchase Agreement and the transactions contemplated thereby, in an amount not to exceed $1,500,000. (Any payment of a termination fee would be reduced by the amount of any such reimbursed fees and expenses.)

On February 21, 2007, the Company and Fortis extended the exclusivity period to conclude negotiations from February 21 to February 28, 2007. By the letter agreement, as subsequently modified by agreement between the Company and Fortis, and as reflected in Section 5.1(b)(vi) of the Asset Purchase Agreement, the parties agreed that Cronos would not declare and pay a dividend to its shareholders after execution of the Asset Purchase Agreement, other than (i) the $0.08 dividend already declared for the first calendar quarter of 2007 (payable April 10, 2007 to shareholders of record as of the close of business on March 23, 2007), and, (ii) if closing of the Assets Sale to Purchaser were not to occur by August 15, 2007, then the board of directors of Cronos may, in its discretion, declare a dividend consistent with the dividend declared by the board on November 9, 2006, payable on or after September 1, 2007 to shareholders of record as of a date that would not be sooner than August 15, 2007. (On November 9, 2006, the board declared a dividend of $0.15 per common share, payable $0.07 per share for the fourth calendar quarter of 2006 and $0.08 per share for the first calendar quarter of 2007.)

In addition, by the letter agreement extending exclusivity, Fortis agreed to complete due diligence by the close of business on February 23, 2007.

During the week of February 19, 2007, the Purchaser Parties resolved the Company’s request for assurance of performance by Purchaser by agreeing to provide a guaranty from Fortis Bank S.A./N.V. Cayman Islands Branch.

During the weeks of February 19 and 26, 2007, Purchaser and Messrs. Tietz, Younger, Frank P. Vaughan, the Group’s Chief Financial Officer and Senior Vice President, and John C. Kirby, the Group’s Senior Vice President, finalized the terms of their equity participation in Purchaser, as reflected in the equity contribution letter agreements executed by each of them on February 28, 2007. The equity contribution letter agreements between Purchaser and Messrs. Tietz and Younger call for entering into new employment agreements between Purchaser and Messrs. Tietz and Younger, to replace their current employment agreements with the Company, effective upon closing of the Assets Sale by the Company to Purchaser. The terms of these new employment agreements were agreed upon in principle by Messrs. Tietz and Younger and Purchaser but had not been finalized by February 28, 2007. Their execution at or prior to closing of the Assets Sale is not a condition to Purchaser’s obligation to purchase the assets of the Company.

By February 28, 2007, the Asset Purchase Agreement and its Annexes had been finalized for consideration by the transaction committee and the full board of directors of the Company.

33.	Committee and Board Approvals.

On February 28, 2007, our board met in New York to consider approval of the Asset Purchase Agreement and the transactions contemplated thereby. Each of the members of the board was present, as were representatives of Raymond James and Greene Radovsky. Greene Radovsky led a discussion of the material provisions of the Asset

Purchase Agreement and the directors’ responsibilities in considering approval of the Asset Purchase Agreement and the transactions contemplated thereby. Raymond James reviewed its valuation analysis of the consideration to be paid by Purchaser for the assets of Cronos. At the request of the board, Raymond James rendered its opinion to the effect that, as of February 28, 2007, and based upon and subject to the assumptions, qualifications, limitations, and other matters set forth in its opinion, the consideration to be received by the holders of the Company’s common shares (other than Purchaser, FB Transportation, and their affiliates) pursuant to the Asset Purchase Agreement and the Plan of Liquidation was fair, from a financial point of view, to such holders.

After hearing from Greene Radovsky and Raymond James, the transaction committee met, without Messrs. Tietz and Younger present. After deliberation, the committee unanimously approved the Asset Purchase Agreement, the Plan of Liquidation, and the transactions contemplated thereby. The committee also reviewed the Company’s 1999 Rights Agreement and concluded, to the extent applicable, that the Asset Purchase Agreement and the transactions contemplated thereby represented a “permitted offer” under the Rights Agreement, thereby precluding the issuance of rights called for under the Rights Agreement by the Company’s entering into the Asset Purchase Agreement and consummating the transactions contemplated thereby. The committee then resolved to recommend that the full board of directors approve its actions.

Following the meeting of the transaction committee, the compensation committee of the board convened to consider facilitating the participation by the officers and employees holding the Company’s stock options, director’s stock units, stock appreciation rights (“SARs”), and restricted shares in the Assets Sale and the liquidation of the Company. The compensation committee is comprised solely of Cronos’ non-employee directors. The compensation committee resolved to accelerate the vesting of restricted shares and director’s stock units, to the extent not already vested, upon closing of the Assets Sale, and resolved to provide for the issuance, on a net issuance basis, of common shares and stock units issuable under the Company’s outstanding stock options and SARs, all of which have vested. The committee then resolved to recommend that the full board of directors approve its actions.

The full board then reconvened and received the recommendations of the transaction committee with respect to the Asset Purchase Agreement and the compensation committee with respect to the holders of the Company’s stock options, director’s stock units, SARs, and restricted shares. The full board unanimously accepted the transaction committee’s and compensation committee’s recommendations, and approved the Asset Purchase Agreement, the Plan of Liquidation, and the transactions contemplated thereby.

During the evening of February 28, 2007, the Company, Purchaser, and FB Transportation executed the Asset Purchase Agreement, and Fortis Bank S.A./N.V. executed and delivered its Guarantee in favor of the Company, guaranteeing the obligations of Purchaser and FB Transportation under the Asset Purchase Agreement. At the same time, Mr. Walker, individually and on behalf of the investment funds he manages, and Messrs. Tietz and Younger, entered into a Support Agreement with Purchaser in the form of Annex 2 to the Asset Purchase Agreement, agreeing to vote for the Assets Sale and the transactions contemplated by the Asset Purchase Agreement. See “Other Agreements with the Purchaser Parties — Support Agreement” beginning at page 67.

During the evening of February 28, 2007, the Company issued a press release announcing the execution of the Asset Purchase Agreement and the approval of the transactions contemplated thereby, including the Assets Sale. The press release was filed with the SEC under cover of a Form 8-K report the following day, on March 1, 2007.

On March 2, 2007, the Company filed its Form 8-K report, providing a fuller description of the Asset Purchase Agreement and the transactions contemplated thereby. Copies of the Asset Purchase Agreement and the Fortis Bank S.A./N.V. Cayman Islands Branch Guarantee were filed as exhibits to the Form 8-K report.

B.	Recommendations of the Transaction Committee and the Board of Directors

The transaction committee of our board of directors has unanimously approved the Asset Purchase Agreement and the other Transaction Proposals, including the Plan of Liquidation, and determined that approval of the Transaction Proposals is advisable and fair to and in the best interests of our shareholders (other than Fortis and its affiliates). The transaction committee unanimously recommended to our board of directors that it approve and declare advisable the Transaction Proposals, submit them to our shareholders, and recommend their approval. The transaction committee considered a number of factors, as more fully described above under “Special Factors —

Background of the Transaction” and below under “Special Factors — Reasons for the Transaction Committee’s Recommendation,” in determining to recommend that the board of directors and our shareholders approve the Transaction Proposals.

The transaction committee unanimously recommends that you vote “FOR” approval of the Asset Purchase Agreement and the other Transaction Proposals, including the Plan of Liquidation.

Our board of directors, acting upon the recommendation of the transaction committee, has unanimously approved the Asset Purchase Agreement and the other Transaction Proposals and determined that approval of the Transaction Proposals is advisable and fair to and in the best interests of our shareholders (other than Fortis and its affiliates).

The board of directors unanimously recommends that you vote “FOR” approval of the Asset Purchase Agreement and the other Transaction Proposals, including the Plan of Liquidation.

C.	Reasons for the Transaction Committee’s Recommendation

In approving the Asset Purchase Agreement and the other Transaction Proposals, and in recommending that our shareholders vote for the Transaction Proposals, the transaction committee considered a number of factors, including the following:

(i) Process.  The process followed by the transaction committee was designed to, and in the committee’s judgment did, provide the committee with reasonable assurance that the transaction terms, including the purchase price per share ($16.00), negotiated with the Purchaser Parties were superior to the other proposals evaluated by the committee.

(ii) Committee Members’ Share Ownership.  Mr. Walker, Chair of the transaction committee, individually and through investment funds he manages, is the owner and/or manager of funds owning, in the aggregate, 19% of the outstanding common shares of the Company. Mr. Taylor, a member of the committee, owns (or has the vested right to acquire) 124,491 of our common shares (representing approximately 1.6% of our outstanding shares), and Mr. Melzer, a member of the committee, owns (or has the vested right to acquire) 120,457 of our common shares (representing approximately 1.6% of our outstanding shares). The three members of our transaction committee will participate in the Assets Sale and liquidation of the Company on the same basis as will all other shareholders of the Company, by receiving a liquidating distribution of $16.00 per share. The transaction committee supervised the process and negotiations that resulted in the Company’s selection of the Purchaser Parties and the execution of the Asset Purchase Agreement. As members of the committee and of the board of directors, the three members of the committee (who also constitute a majority of the members of our board) approved the Asset Purchase Agreement and the other Transaction Proposals. Mr. Walker has also entered into a Support Agreement with the Purchaser, agreeing to vote for the Asset Purchase Agreement and the other Transaction Proposals. The Support Agreement provides that Mr. Walker, as a director of the Company, may exercise his rights and duties as a director of the Company as he sees fit, including in considering any other acquisition proposal that the board concludes is a superior proposal. (See paragraph (vii) below.) Directors Taylor and Melzer have also advised us that they intend to vote for the Transaction Proposals as shareholders of the Company.

(iii) Historical Trading Prices.  The purchase price per share of $16.00 represents a premium of 7% to the $14.96 closing price of our common shares on The Nasdaq Global Market on February  28, 2007, the last full trading day prior to the public announcement of the execution of the Asset Purchase Agreement, and a premium of 48% to the fifty-two (52) week low price in our common shares of $10.80 on June 28, 2006.

(iv) Liquidity and Certainty of Value.  The Assets Sale and liquidation of Cronos will provide liquidity and certainty of value. In this connection, the transaction committee was mindful of the fact that approximately 66% of the Company’s outstanding common shares are held by four groups of shareholders, and that the trading market for the Company’s common shares is relatively illiquid. For the year ended December 31, 2006, the average daily trading volume of the Company’s outstanding common shares, as reported on The Nasdaq Global Market, was only 4,044 shares.

(v) Certainty of Consummation.  The transaction committee has been actively involved in overseeing the Company’s pursuit of a transaction since September 2004. The process included negotiations or discussions with investor and strategic potential buyers. In concluding that the Asset Purchase Agreement with the Purchaser Parties represented a proposal superior to the other proposals evaluated and pursued by the committee, the committee took into account the likelihood that the Purchaser Parties could consummate the transaction.

(vi) Opinion of the Company’s Financial Advisor.  It is the opinion of Raymond James that the consideration to be distributed by the Company from the proceeds of the Assets Sale to the holders of our common shares (other than Fortis and its affiliates) is fair, from a financial point of view, to such holders. The analysis relating to such opinion is described below under “Special Factors — Opinion of the Company’s Financial Advisor.”

(vii) Discretion to Accept Superior Proposal.  While the Asset Purchase Agreement prohibits the Company from soliciting competing proposals, the Asset Purchase Agreement permits the Company to (a) furnish non-public information to any third party that has submitted, or enter into negotiations with such a third party with respect to, an “Acquisition Proposal” (as defined in the Asset Purchase Agreement) that the board has determined, in good faith (after consultation with outside counsel and Raymond James) is likely to, if consummated in accordance with its terms, result in a transaction which is more favorable to the shareholders of the Company than the Assets Sale (referred to in the Asset Purchase Agreement as a “Superior Proposal”), and (b) recommend any Acquisition Proposal that is a Superior Proposal if it provides Purchaser with a copy of any proposed agreement relating to such Superior Proposal not less than five (5) business days prior to the proposed execution of any such proposed agreement by the Company, allowing Purchaser an opportunity to match or exceed the Acquisition Proposal provided in the proposed agreement. The Company may enter into the proposed agreement upon paying the termination fee described below in paragraph (ix).

(viii) Remaining Independent.  Given the significant ownership concentration of the Company’s common shares and the low average daily trading volume in the Company’s common shares, the committee concluded that remaining an independent public company was not in the best interests of the Company or its shareholders. If the committee could negotiate a transaction that would deliver to the Company’s shareholders a fair price, after following a process designed to provide reasonable assurance that the transaction terms, including price, were superior to other proposals, then the committee concluded that a transaction should be pursued.

(ix) Termination Fee.  The termination provisions of the Asset Purchase Agreement could, under certain circumstances, obligate the Company to pay a $5,950,000 termination fee to FB Transportation. The committee does not believe that the termination fee agreed to with the Purchaser Parties will unduly deter the receipt of competing proposals.

(x) No Financing Conditions: Fortis Bank S.A./N.V.  Guarantee.  Purchaser’s obligations under the Asset Purchase Agreement are not subject to any financing condition, and Fortis Bank S.A./N.V. has guaranteed the obligations of Purchaser and FB Transportation under the Asset Purchase Agreement.

(xi) Terms of the Asset Purchase Agreement.  The provisions of the Asset Purchase Agreement, including the parties’ representations, warranties, and covenants, and the conditions to their respective obligations, are the product of arm’s-length negotiations between the transaction committee and its advisors and the Purchaser Parties and their advisors.

(xii) Financial Condition and Prospects of the Company.  Finally, the committee relied upon its knowledge of and familiarity with the Company’s business, financial condition, results of operation, and business plan, and the prospects of the Company were it to remain independent.

1.	Process Followed.

The transaction committee also believed that the process it followed in considering a transaction and in negotiating the Asset Purchase Agreement with the Purchaser Parties was fair because of the following, in addition to the factors described above:

(i) Each of the members of the transaction committee is an independent director, and receives compensation, as a director, as described under “Executive Compensation — Independent Director Compensation,” beginning at page 102, which compensation is not contingent on the directors’ approval of the Asset Purchase Agreement or the taking any other action required under the Asset Purchase Agreement.

(ii) The members of the transaction committee will not personally benefit from the Assets Sale or the liquidation of the Company in a manner different from our other shareholders (other than Fortis and its affiliates and the Management Investors), except with respect to customary indemnification and officer and director liability insurance coverage under the terms of the Asset Purchase Agreement.

(iii) The transaction committee retained and received the advice of Raymond James, its financial advisor, which has extensive experience in transactions similar to the proposed Assets Sale.

(iv) The committee relied upon the advice of Greene Radovsky, the Company’s primary outside counsel since 1999. The committee had confidence in the competence and independence of Greene Radovsky’s representation of the committee, and did not believe retention of independent counsel to represent the committee was necessary or would be cost-effective.

(v) As a result of the negotiations conducted and supervised by the transaction committee, the price offered by the Purchaser Parties for the Company’s assets was increased from $15.25 as of October 2, 2006 per share to $16.00 per share. The transaction committee does not believe further negotiations would have resulted in a proposal superior to the Assets Sale.

(vi) The transaction committee was aware that it had no obligation to recommend any transaction.

2.	Negative Factors.

The transaction committee also considered the potentially negative factors concerning the proposed Assets Sale and liquidation of the Company, including the following:

(i) The cash consideration payable in liquidation of the Company to our shareholders will be taxable to U.S. taxpayers.

(ii) There are risks and costs to the Company if the Assets Sale does not close, including the diversion of management and employee attention, and the effect on business and customer relationships.

(iii) Our shareholders, other than Fortis and its affiliates and the Management Investors, will have no ongoing equity participation in Purchaser following the closing of the Assets Sale, and such shareholders will cease to participate in the Company’s future earnings and growth.

(iv) The Company’s management will continue as the management of Purchaser (as well as of the subsidiaries of the Company that will be acquired by Purchaser), and the Management Investors — Messrs. Tietz, Younger, Vaughan, and Kirby — have interests in the transaction that are different from, or in addition to, our other shareholders.

(v) There are limitations imposed on our ability to solicit other offers under the Asset Purchase Agreement.

(vi) Purchaser’s obligation to consummate the Assets Sale is subject to certain conditions outside of our control.

(vii) Pursuant to the terms of the Support Agreement, Mr. Walker, and certain funds he manages, and Messrs. Tietz and Younger, have agreed to vote all of the common shares they beneficially own, which represent approximately 19% of our outstanding common shares, (a) for the Transaction Proposals, and

(b) against alternative acquisition proposals. These covenants, however, will not affect their right, as directors, to consider acquisition proposals that they and the other members of the board consider to be superior proposals under the terms of the Asset Purchase Agreement.

(viii) If our shareholders do not approve the Transaction Proposals, then Purchaser is entitled under the terms of the Asset Purchase Agreement to reimbursement of its reasonable costs and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby, in an amount not to exceed $1,500,000.

(ix) Our shareholders are not entitled to dissenters’ or appraisal rights under Luxembourg law.

(x) Our shares have occasionally traded in excess of $16.00 per share, although in small amounts and only on a few occasions. Since February 27, 2006, approximately 3% of the total volume of trading (1,075,263 shares) in our shares for the twelve months ended February 27, 2007 traded at prices at or above $16.00 per share.

(xi) There are restrictions on the conduct of our business prior to completion of the Assets Sale set forth in the Asset Purchase Agreement, requiring us to conduct our business in the ordinary course, subject to specific limitations, that may delay or prevent us from pursuing business opportunities that might arise prior to completion of the Assets Sale.

The foregoing discussion addresses the material information and factors considered by the transaction committee in its consideration and approval of the Transaction Proposals. In view of the variety of factors and the amount of information considered, the transaction committee did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination to recommend approval of the Transaction Proposals. The determination to recommend that the shareholders approve the Transaction Proposals was made after consideration of all the factors taken as a whole, including discussions with and questioning of the Company’s management and reviewing information received from, and engaging in discussions with and questioning, the Company’s legal and financial advisors. In addition, individual members of the committee may have given different weights to different factors.

D.	Reasons for the Board’s Recommendation

The board of directors, including the members of the transaction committee, believe that the Transaction Proposals, including the Plan of Liquidation, are advisable and fair to and in the best interests of our shareholders (other than Fortis and its affiliates) for the reasons described above under “Special Factors — Reasons for the Transaction Committee’s Recommendation.” The board of directors consists of five directors, the three members who sit on the transaction committee, and Messrs. Tietz and Younger.

E.	Opinion of Cronos’ Financial Advisor

At the February 28, 2007 meeting of the Company’s board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be distributed by the Company from the proceeds of the Assets Sale to the holders of the Company’s outstanding common shares was fair, from a financial point of view, to the holders of such shares (other than Fortis and its affiliates).

The full text of the written opinion of Raymond James, dated February 28, 2007, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex E to this proxy statement. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of the Company’s common shares are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the Company’s board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by holders of the Company’s outstanding common shares (other than Fortis and its affiliates) in connection with the Assets Sale. Raymond James’s opinion does not constitute a recommendation to any holder of the Company’s common shares as to how any shareholder should vote his or her shares in connection with the Assets Sale or on any other matter.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Agreement;

•	reviewed annual reports to shareholders on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and the draft Form 10-K for the fiscal year ended December 31, 2006;

•	reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	reviewed other Company financial and operating information requested from and/or provided by the Company;

•	reviewed certain other publicly available information on the Company;

•	discussed with members of senior management of the Company certain information relating to the aforementioned matters and any other matters which Raymond James deemed relevant to its inquiry;

•	reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

•	reviewed the reported price and trading activity for the shares of the Company common stock;

•	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•	performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by the Company, FB Transportation, Purchaser or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the Assets Sale would be consummated on the terms described in the Asset Purchase Agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Asset Purchase Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Asset Purchase Agreement and that all conditions to the consummation of the Assets Sale will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which the Company is a party, as contemplated by the Asset Purchase Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the Company. In its financial analyses, Raymond James assumed the consideration to be distributed by the Company from the proceeds of the Assets Sale had a value of $16.00 per Company share. Raymond James expressed no opinion as to the underlying business decision to support the Assets Sale, the structure or tax consequences of the Asset Purchase Agreement, or the availability or advisability of any alternatives to the Assets Sale. In the capacity of rendering the opinion, Raymond James reviewed the terms of the Asset Purchase Agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses Raymond James believed to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the common shares of the Company; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the Company’s board of directors at its meeting on February 28, 2007, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to the Company, FB Transportation, Purchaser or the contemplated Assets Sale.

Trading Analysis.  Raymond James analyzed historical closing prices of the Company and compared them to the value of the proposed consideration. The results of this analysis are summarized below:

	Price per	Implied
	Share	Premium

Consideration	$16.00	—
Cronos closing stock price as of (2/27/07)	$15.25	4.9%
52-week high Cronos closing stock price (1/23/07)	$17.02	(6.0)%
52-week low Cronos closing stock price (6/28/06)	$10.80	48.1%

Selected Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of three (3) publicly-traded companies in the marine container leasing industry, including:

•	TAL International Group, Inc.

•	Trencor Limited

•	Touax FP

Raymond James calculated various financial multiples for each company as available, including (i) enterprise value (market value plus debt, less cash) compared to earnings before interest, taxes, depreciation and amortization, or EBITDA using Wall Street estimates or actual company results where available for the calendar years ending December 31, 2006 and December 31, 2007, referred to as CY06E and CY07E, respectively, (ii) equity value per share compared to pre-tax earnings per share, using Wall Street research estimates or actual Company results where available for the selected companies for CY06E and CY07E, (iii) equity value per share compared to book value of equity for the most recent reporting period, and (iv) equity value per share compared to earnings per share, using Wall Street research estimates or actual company results where available for the selected companies for CY06E and CY07E. In the case of the Company’s financials, Raymond James took into account the Company’s 50% equity investment in CF Leasing in these analyses. The estimates published by Wall Street research analysts were not prepared in connection with the Assets Sale or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and used these to determine the implied equity price per share for the Company’s stock. The results of the selected public companies analysis are summarized below:

					Equity Value/
	Enterprise Value/		Equity Value/		Book
	EBITDA		Pre-Tax Income		Value	Net Income
	CY06E	CY07E	CY06E	CY07E	12/31/06	CY06E	CY07E

Minimum	$14.14	$13.88	$15.04	$14.12	$18.34	$17.71	$20.58
Median	$16.42	$16.49	$16.68	$15.22	$20.32	$20.61	$20.87
Mean	$16.42	$16.49	$16.27	$15.22	$20.32	$20.23	$20.87
Maximum	$18.71	$19.76	$16.96	$16.47	$21.31	$22.51	$21.16
Offer consideration	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00

Selected Transaction Analysis.  Raymond James analyzed publicly available information relating to selected acquisitions of comparable marine container leasing companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquiror	Target

• Management	Interpool, Inc.
• Management	Container Applications International, Inc.
• The Jordan Company, L.P.	Transamerica Maritime Containers, Inc.
• Berkshire Hathaway, Inc.	XTRA Corporation
• Transport International Pool, Inc.	Interpool, Inc.
• Interpool, Inc.	Transamerica Leasing, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ EBITDA, in each case, for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James also examined valuation multiples of transaction equity value compared to the target companies’ book value, in each case, for the most recent reporting period prior to the announcement of the transaction, where such information was publicly available. In the case of the Company’s financials, Raymond James took into account the Company’s 50% equity investment in CF Leasing in these analyses. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and used these to determine the implied equity price per share for the Company’s stock. The results of the selected transactions analysis are summarized below:

	Equity Value/	Enterprise Value/
	Book Value	TTM EBITDA

Minimum	$14.38	$0.73
Median	$27.26	$6.80
Mean	$30.23	$9.33
Maximum	$53.01	$27.80
Offer consideration	$16.00	$16.00

Transaction Premium Analysis.  Raymond James analyzed the stock price premiums paid in 53 merger and acquisition transactions announced during the last eighteen month period for publicly traded targets with enterprise values between $100 million and $300 million in all industries except real estate and financial services. Raymond James measured each transaction price per share relative to each target’s closing price per share on the day prior, one week prior, four weeks prior and 90 days prior to the announcement of the transaction. Raymond James reviewed the mean, median, minimum and maximum premiums paid from this set of transactions and used these to determine the implied equity price per share for the Company’s stock. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-Day	1-Week	4-Week	90-Day

Minimum	$14.12	$15.21	$12.46	$11.29
Median	$18.30	$20.17	$19.21	$18.43
Mean	$18.96	$20.57	$18.87	$18.85
Maximum	$27.95	$31.04	$28.84	$29.01
Offer consideration	$16.00	$16.00	$16.00	$16.00
Cronos closing stock price per share	$15.25	$16.16	$14.49	$13.50
Offer premium	4.9%	(1.0)%	10.4%	18.5%

Discounted Cash Flow Analysis.  Raymond James analyzed the discounted present value of the Company’s projected free cash flows for the years ending December 31, 2007 through 2011. These projected cash flows took into account the Company’s 50% equity investment in CF Leasing. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of the Company that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2011 as the final year for the analysis and applied multiples, ranging from 6.5x to 7.5x, to calendar 2011 EBITDA in order to derive a range of terminal values for the Company in 2011.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 9.0% to 11.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing the Company’s business plan. The resulting range of present enterprise values was adjusted by the Company’s current capitalization, which took into account the 50% equity investment in CF Leasing, and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Company share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share implied by the Assets Sale. The results of the discounted cash flow analysis are summarized below:

Equity Value/
per Share

Minimum	$6.72
Maximum	$18.95
Offer consideration	$16.00

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of the Company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Company’s board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of the Company’s outstanding common shares of the consideration to be received by such holders in connection with the proposed Assets Sale. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Company’s board of directors in making its determination to support the Assets Sale. Consequently, the analyses described above should not be viewed as determinative of the Company’s board of directors’ or the Company’s management’s opinion with respect to the value of the Company. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on February 27, 2007, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a customary investment banking fee upon delivery of its opinion. The Company will also pay Raymond James a customary fee for advisory services in connection with the Assets Sale, which is contingent upon the consummation of the Assets Sale. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company and its affiliates and FB Transportation and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

F.   Position of Peter J. Younger as to Fairness

Under the rules of the SEC, Peter J. Younger may be required to provide certain information regarding his position as to the fairness of the Assets Sale and the other Transaction Proposals to the unaffiliated shareholders of the Company. Mr. Younger is making the statements included in this section solely for the purpose of complying with these requirements. Mr. Younger’s views as to the fairness of the Transaction Proposals should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the Transaction Proposals.

Mr. Younger has interests in the Assets Sale different from, and in addition to, the other shareholders of the Company. These interests are described under “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale,” beginning at page 45.

Mr. Younger did not undertake a formal evaluation of the fairness of the Assets Sale or the other Transaction Proposals to him or receive advice from the transaction committee’s legal or financial advisors in his individual capacity as to the fairness of the Transaction Proposals to him. Mr. Younger believes that the Transaction Proposals and the Assets Sale are substantively and procedurally fair to the unaffiliated shareholders of the Company, and, as a member of the board of directors of the Company, adopted the analyses of the transaction committee based upon the reasonableness of the transaction committee’s analyses and conclusions and Mr. Younger’s knowledge of the Company, as well as the factors considered by, and the findings of, the transaction committee with respect to the fairness of the Transaction Proposals to our shareholders. See “Special Factors — Recommendations of the Transaction Committee and Board of Directors” and “Special Factors — Reasons for the Transaction Committee’s Recommendation,” commencing at page 35.

Although Mr. Younger is a director of the Company, he is not a member of the transaction committee, did not participate in the negotiation of the Asset Purchase Agreement with the Purchaser Parties, and did not participate in the transaction committee’s deliberations and evaluation of the Asset Purchase Agreement and the Assets Sale. For these reasons, Mr. Younger does not believe that his interest in the Transaction Proposals influenced the decision of the transaction committee with respect to the Asset Purchase Agreement or the Assets Sale. Mr. Younger believes that the Asset Purchase Agreement and the Assets Sale are substantively and procedurally fair to the unaffiliated shareholders of the Company due in large part to the process followed by the transaction committee in negotiating, deliberating, and evaluating the Asset Purchase Agreement and the Assets Sale.

The foregoing discussion and the information and factors given weight by Mr. Younger in connection with the fairness of the Asset Purchase Agreement and the Assets Sale is not intended to be exhaustive, but is believed to include all material factors considered by Mr. Younger. Mr. Younger did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered by him in reaching his position as to the fairness of the Asset Purchase Agreement and the Assets Sale. Rather, Mr. Younger’s fairness determination was made after consideration of all the foregoing factors as a whole, and after that consideration, Mr. Younger believes that these factors as a whole provide a reasonable basis for his belief that the Assets Sale and the other Transaction Proposals are fair to the unaffiliated shareholders of the Company.

G.	Position of the Purchaser as to Fairness

The view of Purchaser as to fairness of the proposed Assets Sale should not be construed as a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction Proposals.

Purchaser attempted to negotiate the terms of a transaction that would be most favorable to itself and FB Transportation, and not to shareholders of the Company, and, accordingly, did not negotiate the Asset Purchase Agreement with the goal of obtaining terms that were fair to the Company’s shareholders. Purchaser did not participate in the deliberations of the Company’s board of directors or the transaction committee regarding, or receive advice from the Company’s or the transaction committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed Assets Sale, nor did Purchaser undertake any independent evaluation of the fairness of the proposed Assets Sale or engage a financial advisor for such purposes. Purchaser believes, however, that the proposed Assets Sale is substantively and procedurally fair to the Company’s unaffiliated shareholders based on the following factors:

•	the $16.00 per share consideration and the other terms and conditions of the Asset Purchase Agreement resulted from extensive arm’s-length negotiations between the transaction committee and its advisors, and the Purchaser Parties and their advisors;

•	the transaction committee consists solely of independent directors who are not officers of the Company or affiliated with any of the Purchaser Parties, the Management Investors or their respective affiliates;

•	the transaction committee unanimously determined that the Transaction Proposals are advisable and fair to the shareholders of the Company (other than Fortis and its affiliates) and in the best interests of such shareholders;

•	Purchaser’s obligations under the Asset Purchase Agreement are not subject to any financing condition, and the Assets Sale will provide consideration to the shareholders of the Company entirely in cash, which provides additional certainty of consummation and certainty of value to shareholders of the Company;

•	the transaction committee retained and received advice from Raymond James as its financial advisor, as well as the fairness opinion referred to under “— Opinion of Cronos’ Financial Advisor;”

•	the fact that none of the Purchaser Parties participated in or had any influence on the deliberative process of, or the conclusions reached by, the transaction committee or the negotiating positions of the transaction committee;

•	under the Asset Purchase Agreement, subject to certain limitations, the Company has the ability to continue to pay regular dividends pending the completion of the Assets Sale; and

•	the fact that there is a provision in the Asset Purchase Agreement allowing the board of directors or the transaction committee to withdraw or change their approval of the Assets Sale or their recommendation as to the Transaction Proposals, and to terminate the Asset Purchase Agreement under certain circumstances relating to the presence of a Superior Proposal, subject, in certain cases, to a payment by the Company to FB Transportation of a $5.95 million termination fee.

The foregoing discussion of the information and factors considered and given weight by Purchaser in connection with the fairness of the Assets Sale is not intended to be exhaustive but is believed to include all material factors considered by Purchaser. Purchaser did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusions as to the fairness of the proposed Assets Sale. Rather, its fairness determinations were made after consideration of all of the foregoing factors as a whole.

H.	Ownership of Directors and Executive Officers as of the Record Date

As of the record date, the directors and executive officers of the Company beneficially owned 1,639,784 of our common shares as a group, which is equal to 30% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management,” beginning at page 105. Excluding shares subject to stock options and restricted shares (which do not carry voting rights), the Management Investors, Messrs. Tietz, Younger, Vaughan, and Kirby, own 37,095 of our outstanding common shares, representing in the aggregate less than 1% of our outstanding common shares.

The Company understands that its directors and executive officers intend to vote their common shares with respect to which they have voting rights in favor of the Transaction Proposals.

I.	Interest of Directors and Executive Officers of Cronos in the Assets Sale

You should be aware that the management of Cronos has interests in the Assets Sale that are different from, or in addition to, the interests of Cronos’ shareholders generally, and which create potential conflicts of interest. In addition, certain of the directors and officers of Cronos will receive benefits in connection with the Assets Sale that are not available to the shareholders of Cronos. These interests and benefits include the following:

1.	Equity Interest in Purchaser.

At the closing of the Assets Sale, Dennis J. Tietz, Chairman and Chief Executive Officer of Cronos, Peter J. Younger, President and Chief Operating Officer of Cronos, Frank P. Vaughan, Chief Financial Officer and Senior Vice President of Cronos, and John C. Kirby, Senior Vice President of Cronos, have agreed, pursuant to equity commitment letter agreements they have entered into with Purchaser in the form of Annex 3 to the Asset Purchase Agreement, to purchase, for $2,000,000 in cash, in the aggregate, a minimum 17% equity interest in Purchaser. They may, in their discretion, at the same per share price, for up to an additional $2,000,000 in cash, purchase up to a total 34% equity interest in Purchaser. We refer to Messrs. Tietz, Younger, Vaughan, and Kirby as the “Management Investors.” The balance of the equity interests in Purchaser will be purchased by FB Transportation and by third-party investors. The investors in Purchaser, including the Management Investors, will pay the same price, $1.00 per share, for their shares in Purchaser.

Purchaser estimates that the equity contributions from the Management Investors, FB Transportation, and third-party investors will range from $11.8 million to $15.0 million. The balance of the purchase price of our assets will be funded by FB Transportation, which will simultaneously at the closing of the Assets Sale, purchase from Purchaser the marine container assets and 50% membership interest in CF Leasing sold by the Group to Purchaser. From and after the closing, therefore, it is anticipated that Purchaser shall engage in the business of managing the Group’s marine container assets acquired by FB Transportation and marine container assets owned by other parties.

Each of Messrs. Tietz and Younger have agreed to enter into employment agreements with Purchaser, to replace their existing employment agreements with Cronos. These new employment agreements are described in more detail below. Under his employment agreement, Mr. Younger will be granted 1,300,000 restricted shares in Purchaser, effective at closing of the Assets Sale. His restricted shares shall vest in five years or earlier upon the occurrence of certain events. Unless forfeited, the restricted shares shall carry voting and dividend rights prior to vesting. At closing of the Assets Sale, assuming the restricted shares were vested, they would represent 10% of the outstanding capital stock of Purchaser. Taking into account Mr. Younger’s grant of restricted shares, the Management Investors will have a minimum 25% equity interest in Purchaser and a maximum 40% equity interest in Purchaser.

2.	Transaction Bonuses.

In 2000 the Company entered into employment agreements with Messrs. Tietz and Younger providing for a lump-sum cash bonus upon any change in control of the Company. The employment agreements were amended and restated in 2001 and further amended in July 2005. The bonuses payable to Messrs. Tietz and Younger in the event of a change in control are payable no later than 30 days after the date of any change in control, and are equal to the officer’s average annual compensation for the five years ended the December 31 prior to the date of the event constituting a change in control, times three, minus one dollar. Average annual compensation for this purpose includes base salary, bonus, and, for Mr. Tietz only, certain incentive distributions. The bonus is subject to reduction if it or any other change of control payment or benefit would otherwise be subject to a golden parachute excise tax under Section 4999 of the Internal Revenue Code. Messrs. Tietz’s and Younger’s current employment agreements are described in the section of this proxy statement entitled “Executive Compensation — Employment Agreements,” beginning at page 95. Further discussion of the transaction bonuses can also be found under “Executive Compensation — Potential Payments Upon Termination or a Change in Control,” beginning at page 99.

Consummation of the Assets Sale will constitute a change in control of the Company for purposes of Messrs. Tietz’s and Younger’s employment agreements, entitling Mr. Tietz to a transaction bonus of $1,737,459 and Mr. Younger to a transaction bonus of $1,453,320, in each instance prior to reduction by reason of the application of the cutback provisions of their employment agreements described above that address the golden parachute excise tax. Mr. Younger has waived his transaction bonus and therefore will receive no transaction bonus as a result of the Assets Sale. The amount of Mr. Tietz’s transaction bonus by reason of the application of these provisions will depend upon the timing of the closing of the Assets Sale and the acceleration of the vesting of the restricted shares that have been granted to Mr. Tietz, and applicable federal rates as of such date. Presently, the amount of the cutback to Mr. Tietz’s transaction bonus that will be called for under his employment agreement is estimated at approximately $225,000. The amount stated above for Mr. Tietz’s transaction bonus ($1,737,459) is, therefore, the maximum transaction bonus payable by the Company to Mr. Tietz as a result of the consummation of the Assets Sale.

Payment of Mr. Tietz’s transaction bonus will not reduce the amount of the liquidation distribution ($16.00 per share) payable to each of our shareholders upon Cronos’ liquidation.

3.  Accelerated Vesting of Restricted Shares.

Under our 2005 Equity Incentive Plan, approved by our shareholders at our 2005 annual shareholders’ meeting, restricted shares have been granted to participants, including our executive officers and independent directors. Under the plan, our compensation committee (composed solely of our independent directors) has the power to accelerate the vesting of restricted shares upon any change in control of the Company. The compensation committee resolved at its meeting held on February 28, 2007 to accelerate the vesting of all restricted shares granted under the 2005 plan and to remove all restrictions on their transferability, effective upon and subject to the closing of the Assets Sale. By reason of this action, the holders of restricted shares granted under the 2005 plan shall receive, along with our other shareholders, a liquidation distribution of $16.00 per share. The following table sets forth the aggregate amount payable to each of our executive officers and directors as a result of the vesting of currently unvested restricted shares upon closing of the Assets Sale.

Name and Principal Position	Amount Payable

Dennis J. Tietz	$320,000
Chief Executive Officer and Chairman of the Board
Peter J. Younger	$320,000
President, Chief Operating Officer, and Director
Frank P. Vaughan	$128,000
Chief Financial Officer and Senior Vice President
John M. Foy	$128,000
Senior Vice President
John C. Kirby	$128,000
Senior Vice President
Maurice Taylor	$24,000
Director
S. Nicholas Walker	$48,000
Director
Robert M. Melzer	$48,000
Director

4.  Stock Appreciation Rights.

Cronos is a party to a Stock Appreciation Rights Agreement, dated October 13, 1999 (the “SAR Agreement”) with Mr. Younger, pursuant to which Mr. Younger was granted 200,000 “share units” at a “grant price” of $4.375 per share unit. The share units are fully vested. Mr. Younger may redeem the share units granted to him by delivery of a written exercise notice to the Company. Upon exercise, Mr. Younger is entitled to an “award payment” determined by multiplying the excess of the fair market value (i.e., the closing price) of the Company’s common shares on the date the exercise notice is given to the Company over the grant price, multiplied by the number of exercised share units.

To permit Mr. Younger to participate in the liquidation distribution to be made by the Company after closing of the Assets Sale on the same basis as the Company’s shareholders, the compensation committee, at its meeting held February 28, 2007, approved an amendment to Mr. Younger’s SAR Agreement fixing the “fair market value” of Mr. Younger’s share units, for purposes of calculating the award payment to be made to Mr. Younger under his SAR Agreement in the event of closing of the Assets Sale, at $16.00 per share unit. This will result in Mr. Younger receiving $2,325,000 pursuant to the SAR Agreement at the time Cronos makes a liquidation distribution from the Assets Sale to the shareholders of Cronos.

5.	Participation on Purchaser’s Board of Directors.

Messrs. Tietz and Younger, who currently sit on the board of directors of Cronos, will join the board of directors of Purchaser following completion of the Assets Sale. It is presently anticipated that the board shall consist of five members, Messrs. Younger and Tietz, two directors designated by FB Transportation, and one additional director.

6.	Employment Agreements.

Purchaser and each of Messrs. Tietz and Younger have agreed to enter into employment agreements, to be effective at the completion of the Assets Sale. Mr. Tietz’s employment agreement has a two-year term and provides that Mr. Tietz will be employed by Purchaser as its vice chairman of the board of directors with a base salary of $225,000 per year (compared to his current base salary of $414,750 per year from the Company). Mr. Younger’s employment agreement provides that he will be employed by Purchaser as its Chief Executive Officer and President for a perpetual two-year term, which is terminable at any time by Purchaser. He is to be paid a base salary of $360,000 per year (compared to his current base salary of $397,551 per year from the Company). Purchaser may also pay Mr. Younger an annual bonus, as determined by the board of directors of Purchaser in its sole discretion (under Mr. Younger’s current employment agreement with the Company, he is entitled to an annual bonus in an amount up to 50% of his base salary, determined on the basis of performance goals established by the compensation committee of the Company’s board of directors). Mr. Younger’s employment agreement also provides that he will be granted an award of 1,300,000 restricted shares of Purchaser, to vest upon the earlier of (i) five years from the date of grant, (ii) Purchaser’s termination of Mr. Younger without “cause,” (iii) Mr. Younger’s resignation for “good reason,” or (iv) upon any “change in control” of Purchaser.

Under the employment agreements with Messrs. Tietz and Younger, in the event that the executive’s employment is terminated by Purchaser without “cause” or by the executive with “good reason,” such executive will receive severance benefits. For Mr. Tietz, such benefits are a lump sum payment equal to his base salary remaining to be paid over the remainder of the term of his employment agreement and continued participation in Purchaser’s health, dental, disability and life insurance programs for the lesser of 12 months or the remainder of the term of his employment agreement. For Mr. Younger, such benefits are a lump sum payment equal to his base salary, accelerated vesting of the restricted shares to be granted to Mr. Younger, and continued participation in Purchaser’s health, dental, disability and life insurance programs for 12 months. The definitions of “cause,” “good reason,” and “change in control” in the new employment agreements are the same as the definitions in Messrs. Tietz’s and Younger’s existing employment agreements with the Company, with the exception that a change in control in the new agreements is defined as a transfer of 45% of voting power rather than 50% of voting power as applies in their existing employment agreements. See “Executive Compensation — Employment Agreements,” beginning at page 95.

Under his employment agreement, Mr. Tietz will be subject to customary confidentiality and non-disclosure covenants and a non-solicitation covenant for the period for which he receives severance following a termination of his employment. If Mr. Younger’s employment is terminated and he is entitled to severance benefits under his employment agreement, Mr. Younger is entitled to receive an additional lump sum payment equal to his annual base salary if he agrees to comply with customary confidentiality and non-disclosure covenants and a non-solicitation covenant for a period of 24 months following his last day of active service.

It is expected that the existing employment agreements between subsidiaries of the Company and its other officers, including Messrs. Vaughan, Kirby, and Foy, will remain in effect.

  7.  Cronos’ Severance Policy.

Under Cronos’ existing severance policy, an employee terminated by the Company without cause is entitled to severance in an amount equal to the product obtained by multiplying the employee’s monthly salary at the time of termination by the number of years that the employee has worked for the Company, with a maximum severance payment of one year’s salary (two year’s salary for certain senior officers, including Messrs. Vaughan, Kirby and Foy, but excluding Messrs. Tietz and Younger, whose severance is separately addressed in their current employment agreements). “Cause” is defined as the non-performance of, or willful misconduct in the performance of, the employee’s duties to the Company, or willful misconduct of the employee amounting to moral turpitude so as to affect his or her ability to adequately perform services on behalf of the Company. This general severance policy is subject to any modification thereof in the employment agreement between the affected employee and the Company. No severance is payable to an employee who voluntarily resigns his or her employment with the Company. For information on the severance payments that would be payable to our executive officers assuming they were terminated without cause on December 29, 2006, see “Executive Compensation — Potential Payments Upon Termination or a Change in Control,” beginning at page 99.

Purchaser will assume all obligations and liabilities under Cronos’ severance policy as to all existing employees of Cronos. Purchaser is free to modify the policy with respect to new employees or with the consent of any affected employee subject to the policy.

8.  Director and Officer Indemnification and Insurance.

Under the terms of the Asset Purchase Agreement, Purchaser and FB Transportation have agreed, jointly and severally, to indemnify the Company’s current and former directors and executive officers (with the exception of certain former officers and directors identified in the disclosure schedule to the Asset Purchase Agreement) against any costs or expenses incurred in connection with any claim relating to Purchaser’s assumption of the Company’s liabilities or matters that existed prior to the closing of the Assets Sale. Moreover, FB Transportation has agreed to secure a directors’ and officers’ liability insurance policy covering the current and former executive officers and directors of the Company (with the exception of the scheduled former officers and directors) on a six-year trailing (or run-off basis) following the closing of the Assets Sale, subject to a maximum premium of 200% of the annual premium currently being paid by the Company for such insurance. If FB Transportation cannot obtain such a policy at a reasonable cost, then Purchaser has agreed to maintain a directors’ and officers’ insurance policy covering the current and former executive officers and directors of the Company (with the exception of the scheduled former officers and directors) for a period of six years following the closing of the Assets Sale that is substantially equivalent to the current policy of the Company, subject to a maximum premium of 200% of the annual premium currently being paid by the Company for such insurance. Under the Asset Purchase Agreement, the Company may secure and bind a six-year run off policy for a premium not exceeding 200% of the current annual directors and officers liability insurance premium currently being paid by the Company, and the Company anticipates binding such a run off policy prior to the closing of the Assets Sale. Purchaser has further agreed that after expiration of the directors’ and officers’ liability insurance for the directors and officers of the Group obtained for the six year period following the closing of the Assets Sale, it will use its reasonable best efforts to cause such directors and officers to be covered under its then existing directors’ and officers’ insurance policy, if any.

J.  Material Tax Aspects of the Assets Sale and Liquidation

The following is a summary of the material Luxembourg and United States federal income tax consequences of the Assets Sale and the liquidation of the Company pursuant to the Plan of Liquidation. This summary is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to our shareholders. Further, this discussion may not apply to particular shareholders because of their individual circumstances (including, without limitation, certain financial institutions; brokers; dealers or traders in securities or commodities; insurance companies; “S” corporations; partnerships (including entities treated as partnerships for U.S. federal income tax purposes); tax-exempt organizations; tax-qualified retirement plans; persons who are subject to the alternative minimum tax; persons who hold shares as a position in a straddle, wash-sale, hedging, conversion, or integrated transaction for tax purposes; or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. Moreover, the summary is limited to shareholders of the Company who hold shares as capital assets and who do not hold (directly, indirectly, or constructively) 10% or more of the Company’s outstanding common shares.

While this summary addresses the material Luxembourg and United States federal income tax consequences of the Assets Sale and the liquidation of the Company pursuant to the Plan of Liquidation, no state, local or foreign (other than Luxembourg) tax consequences are discussed. We, therefore, encourage our shareholders to consult their tax advisors regarding the tax consequences to them of the liquidation of the Company.

With respect to the summary of United States federal income tax consequences, the summary is based on the Code, existing, temporary and proposed Treasury Regulations, published rulings, and court decisions, all as currently in effect on the date hereof, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect. Moreover, the Company has not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences to the Company or to its U.S. Holders which will result from the Company’s liquidation under the Plan of Liquidation. The statements below, therefore, are not binding on the IRS, and there can be no assurance that the IRS will concur with this summary or that the U.S. federal income tax consequences to any U.S. Holder on receipt of the liquidation distribution pursuant to the Plan of Liquidation will be as set forth below.

1.  Luxembourg Tax Consequences of the Assets Sale and Liquidation.

So long as the Company maintains its status as a tax exempt holding company under Luxembourg law, no income tax, withholding tax (including with respect to the liquidation distribution to be made to our shareholders under the Plan of Liquidation) or capital gains tax is payable in Luxembourg by the Company on the sale of its assets to Purchaser under the Asset Purchase Agreement, or by the shareholders of the Company in respect of the liquidation distribution except for shareholders domiciled, resident (or, in certain circumstances, formerly resident), or having a permanent establishment in Luxembourg.

2.  United States Federal Income Tax Consequences of the Assets Sale and Liquidation.

(a) U.S. Federal Income Tax Consequences to the Company.  The Company, as a Luxembourg holding company, should pay no U.S. income tax on its net income or U.S. capital gains tax on gains realized from the Assets Sale. The Company would only be subject to U.S. tax on the Assets Sale if the gain realized from the Assets Sale were treated either as derived from U.S. sources or effectively connected with a U.S. trade or business of the Company. The Company, however, with respect to the Assets Sale, does not expect to have income or gain either derived from U.S. sources or effectively connected with a U.S. trade or business of the Company.

(b) United States Federal Income Tax Consequences to the Shareholders.  For purposes of this discussion, a “U.S. Holder” consists of (1) a citizen or resident of the United States, (2) a former citizen and a resident of the United States subject to tax as a U.S. expatriate under Section 877 of the Code, (3) a corporation, or other entity taxed as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any political subdivision thereof, (4) an estate, the income of which is subject to U.S. federal income tax regardless of source (a “U.S. estate”) and (5) a trust (a “U.S. trust”) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. Holders have the authority to control all of its substantial decisions. A “Non U.S. Holder” is an owner of common shares of the Company other than a U.S. Holder.

Tax Consequences to Non U.S. Holders.  The Assets Sale will be a corporate action of the Company and, therefore, will not be a taxable event for U.S. federal income tax purposes to Non U.S. Holders. In addition, a Non U.S. Holder will not be subject to U.S. federal income tax, including withholding taxes, on the liquidation distribution unless receipt of the liquidation distribution by the Non U.S. Holder is effectively connected with a U.S. trade or business by such Non U.S. Holder.

Tax Consequences to U.S. Holders.  As in the case of Non U.S. Holders, the Assets Sale will constitute a corporate action of the Company and, therefore, will not be a taxable event for U.S. federal income tax purposes to U.S. Holders. The Liquidation, however, will have tax consequences to U.S. Holders. The liquidation distribution contemplated by the Plan of Liquidation should be treated as being made in connection with a complete liquidation of the Company for U.S. federal income tax purposes. The amount of the liquidation distribution received by a U.S. Holder, therefore, should be treated for U.S. federal income tax purposes as a payment in exchange for the U.S. Holder’s common shares. A U.S. Holder will recognize taxable gain or loss in such exchange equal to the difference between the amount of the liquidating distribution received and the U.S. Holder’s tax basis in its common shares. Subject to the passive foreign investment company rules discussed below, any such gain or loss will be a capital gain or capital loss if the U.S. Holder holds its shares as capital assets. In such event, any recognized gain or loss will constitute long-term capital gain or loss, as the case may be, if the common shares were held for more than one year by the U.S. Holder at the time of the exchange. Under current law, long-term capital gains recognized in taxable years beginning prior to December 31, 2010 are taxed to non-corporate U.S. Holders at a maximum federal rate of 15%. For corporate taxpayers, there is no rate differential between capital gains and ordinary income. Capital losses may be used to offset capital gains and, in the case of non-corporate taxpayers, up to $3,000 of ordinary income per year. Any gain or loss recognized on a sale or other taxable disposition of shares will be treated as derived from U.S. sources for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules.  A foreign corporation is a passive foreign investment company (“PFIC”) as to a U.S. Holder if, for any current or prior taxable year of the foreign corporation during which the U.S. Holder owned shares in the foreign corporation, either (a) at least 75% of the foreign corporation’s gross income was “passive income” or (b) on average, at least 50% of the value of the foreign corporation’s gross assets were “passive assets.”

The Treasury Regulations provide that leasing income will not be treated as passive income and, therefore, will be considered derived from the active conduct of a trade or business if the lessor maintains and operates a leasing organization that is regularly engaged in marketing, or marketing and servicing, the leased property and that is substantial in relation to the leasing income derived from leasing property as a result of the performance of such marketing functions. The Company believes that its leasing organization is substantial and that it derives its leasing income from the active conduct of a trade or business for purposes of the PFIC provisions described above, in part, because (i) the Company, through its subsidiaries, has over 90 employees worldwide engaged in leasing activities, the majority of whom are engaged in sales, marketing and equipment servicing outside of the United States and (ii) the Company directly incurs a substantial proportion of the active leasing expenses related to its leasing business. This matter is not entirely free from doubt, however, and, accordingly, there can be no assurance that the IRS would not assert that the Company is a PFIC.

If the Company were a PFIC, any realized gain would be treated as ordinary income and not capital gain and would be subject to tax as if the income had been realized ratably over the U.S. Holder’s holding period for its Cronos common shares and the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable tax rate; in addition, interest at the rate applicable to underpayment of tax would be imposed on the deferred tax on the income allocable to each prior taxable year. PFIC treatment does not apply, however, to a U.S. Holder who (i) made an election to have the Company treated, with respect to that U.S. Holder, as a “qualified electing fund” (“QEF”) (and the Company provides the U.S. Holder with certain information), or (ii) made a mark-to-market election. We encourage U.S. Holders who have made any such election to consult their tax advisors as to the consequences of those elections. Otherwise, we assume that a U.S. Holder will take the position that the Company is not a PFIC.

K.	Accounting Treatment

The Assets Sale will be accounted for as a sale of assets transaction. At the closing of the Assets Sale, any excess of the purchase price received by the Company for its assets, less transaction expenses, over the net book value of the assets sold by the Company will be recognized as a gain for accounting purposes.

L.  Certain Effects of the Assets Sale and Liquidation

If the Assets Sale is approved after payment of the purchase price to our paying agent, Cronos’ common shares will be delisted from The Nasdaq Global Market and will be deregistered under the Exchange Act. Cronos will thereafter no longer be required to file quarterly, annual, or other reports with the SEC. The Company would transmit a notice to our shareholders announcing the closing of the Assets Sale and would include the liquidator’s report and the report of the Commissaire à la Liquidation.

M.  Conduct of Business of Cronos if the Assets Sale is Not Completed

In the event that the Transaction Proposals are not approved by our shareholders or if the Assets Sale is not completed for any other reason, then our shareholders would not receive the liquidation distribution. Instead, the Company would remain an independent public company, its common shares would continue to be listed and traded on The Nasdaq Global Market, and the Company’s shareholders would continue to be subject to the same risks and opportunities that they have had with respect to their ownership of Cronos’ common shares.

If the Assets Sale is not completed, there can be no assurance as to the effects this might have on the value of our common shares, including the risk that the market price of our common shares would decline to the extent that the current market price of our common shares reflects an assumption that the Assets Sale will be completed. There also can be no assurance that the parties with whom we discussed a potential transaction prior to our selection of the Purchaser Parties and our approval of the Asset Purchase Agreement would continue to manifest any interest in a transaction with Cronos.

On March 21, 2007, CF Leasing entered into an amendment of its existing credit facility with Fortis. The facility was increased from $350 million to $420 million, and the interest rate was reduced from 1.25% over the one-month London Inter-Bank Offered Rate (“Libor”) to 0.75% over one-month Libor. With the amendment to the credit facility, CF Leasing repaid the other members of the group of lenders to CF Leasing, and Fortis thereby became CF Leasing’s sole lender. If the facility is not renewed by its “conversion date” (presently October 31, 2007), then the debt balance outstanding on that date is to be repaid over a period of 10 years through equal payments of principal. If the conversion date is further extended beyond October 31, 2007 to a date not later than October 31, 2008, then the interest rate from and after October 31, 2007 to October 31, 2008 would revert to 1.25% over one-month Libor.

The Group also maintains a revolving credit facility with a group of banks headed by Fortis. At March 15, 2007, the outstanding balance under the revolving line of credit was $45 million. We utilize monies borrowed under the revolving line of credit to purchase containers and for other corporate purposes permitted under the line of credit.

In the event the Assets Sale is not completed, it is likely that CF Leasing would seek new sources of capital to refinance its credit facility. No assurance can be given that any such refinancing would be secured or would be secured on terms similar to the terms of CF Leasing’s credit facility with Fortis.

N.	Transactions in Cronos’ Common Shares

Affiliates of the Purchaser Parties currently own 300,000 of our common shares, representing approximately 3.9% of our common shares outstanding. Neither the Purchaser Parties nor any of their affiliates has purchased any of our common shares in the last two years. None of the Purchaser Parties or the executive officers and directors of Cronos or of the Purchaser Parties has engaged in any transaction in our common shares within 60 days of the date of this proxy statement.

O.  Regulatory Approvals

It is a condition to closing of the Assets Sale that all waiting periods under any applicable pre-merger notification law have expired or terminated. We have determined that the proposed Assets Sale is exempt from notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, by reason of the limited size of our U.S. revenues and assets. However, we have identified Germany as a jurisdiction in which a pre-merger notifications must be made. We do not anticipate any delay in the anticipated closing of the Assets Sale by reason of these notifications or any other pre-merger notifications that we determine to be necessary in connection with the proposed Assets Sale to Purchaser. The Company does not believe that any other material regulatory approvals, filings, or notices are required in connection with the proposed Assets Sale, other than filings or notices required under federal securities laws and the filing and publication of records of the actions taken by the shareholders at the special meetings under Luxembourg’s Companies Law. While the Company believes that it will receive all necessary clearances to effect the Assets Sale, there can be no assurance as to what the outcome of any pre-merger notification filing may be or whether any inquiry made in response to any such filing will not delay or even prevent the Assets Sale from occurring.

Because Fortis Bank S.A./N.V. has branches in the United States, its parent, Fortis S.A./N.V., is subject to the Bank Holding Company Act of 1956, as amended, and to supervision by the Board of Governors of the Federal Reserve System. Fortis S.A./N.V. has elected to be treated as a financial holding company under the regulations of the Federal Reserve System. Under those regulations, Fortis S.A./N.V. is required to file a notice of the acquisition of Cronos’ assets with the Federal Reserve within 30 days after closing of the Assets Sale.

P.	Financing for the Assets Sale

Consummation of the Assets Sale is not subject to any financing condition. The Purchaser Parties have and will have, as of the closing of the Assets Sale, available cash and liquid assets to pay the purchase price for our assets. FB Transportation will contribute or otherwise advance a sufficient amount of funds to Purchaser to enable Purchaser to consummate the Assets Sale.

Q.	Appraisal Rights

Under Luxembourg law, the law governing Cronos, the holders of our common shares are not entitled to dissenters’ or appraisal rights in connection with the Assets Sale.

R.	Fees and Expenses

For a description of the allocation of fees and expenses relating to the proposed Assets Sale between us and the Purchaser Parties, see “The Asset Purchase Agreement — Fees and Expenses,” beginning on page 65. Estimated fees and expenses expected to be incurred by us in connection with the proposed Assets Sale and the conduct of the special meetings are as follows:

SEC filing fees	$4,104
Financial advisors’ fees and expenses	2,500,000
Legal fees and expenses	750,000
Printing, proxy solicitation and mailing costs	75,000
Paying agent fees and expenses	10,000
Miscellaneous	160,896

Total	$3,500,000

S.	Litigation Related to the Assets Sale

On March 2, 2007, an action titled Alan Kahn v. Dennis J. Tietz, et al. was filed in the Superior Court of the State of California in and for the County of San Francisco, against the Company, the members of the Company’s board of directors, and Purchaser, as defendants. Plaintiff purports to represent shareholders of the Company who are similarly situated with the plaintiff.

The plaintiff alleges that the Individual Defendants breached their fiduciary duties to the Company’s shareholders in connection with the Assets Sale, and that the Purchaser aided and abetted those breaches, because the Assets Sale purchase price is inadequate and unfair. The plaintiff alleges that the Assets Sale is the product of a “flawed process” that was designed to ensure the sale of the Company to its management at a price and on terms that are unfair to plaintiff and the Company’s shareholders. Among other things, the plaintiff alleges that the Cronos directors breached their duties of loyalty, good faith and independence by standing on both sides of the transaction and engaging in self-dealing to obtain for themselves personal financial benefits not shared equally by the Company’s shareholders. The plaintiff also alleges that the Cronos directors have taken steps to present the Assets Sale to the shareholders as a fait accompli through the use of the Support Agreement and through the involvement of the Fortis group, which also acts as a lender to the Company. The plaintiff also alleges that the purchase price undervalues the Company, does not offer any control premium and is designed to cap the market price of the Company’s common shares, which have recently traded at prices higher than the purchase price per share of $16.00. In his prayer for relief, the plaintiff seeks: (i) permanent injunction of the Assets Sale; (ii) rescission of any transaction which is consummated; (iii) disgorgement of, and imposition of a constructive trust on, all property and profits the defendants receive as a result of engaging in the actions described in plaintiff’s allegations; (iv) an award of damages, including rescissory damages, attorneys’ fees and costs. A copy of the complaint has been filed as an exhibit to the Schedule 13E-3 filed by the Company and Purchaser with the SEC in connection with the Assets Sale.

The defendants believe that plaintiff’s allegations are without merit and intend to vigorously contest the action. There can be no assurance, however, that the defendants will be successful in the defense of the action.

VI.  THE ASSET PURCHASE AGREEMENT

In this section we describe the material features of the Asset Purchase Agreement. While we believe the summary addresses the material terms of the Asset Purchase Agreement, it may not contain all of the information that is important you. It is qualified by reference to the Asset Purchase Agreement, which is included as Annex A to this proxy statement. We urge you to read the Asset Purchase Agreement in its entirety because the rights and obligations of the Company and the Purchaser Parties are governed by the express terms of the Asset Purchase Agreement.

A.	The Parties to the Asset Purchase Agreement

In addition to the Company, the parties to the Asset Purchase Agreement are CRX Acquisition Ltd. (“Purchaser”), a newly-formed Bermuda exempted company, and FB Transportation Capital LLC (“FB Transportation”), a Delaware limited liability company. Purchaser is currently a wholly-owned subsidiary of FB Transportation.

FB Transportation is part of the Fortis Group, an international services provider engaged in banking, finance, and insurance. FB Transportation is a wholly-owned subsidiary of Fortis Bank S.A./N.V., a Belgian corporation engaged in commercial banking activities and having its headquarters in Brussels, Belgium. FB Transportation is a part of the transportation sector of Fortis Bank S.A./N.V.’s merchant banking group, which provides financial products and services for corporate clients and institutional investors.

At the closing of the Assets Sale, Purchaser will be owned by certain members of the Company’s current management team, FB Transportation, and third-party investors. FB Transportation is fully responsible, on a joint and several basis, for Purchaser’s obligations under the Asset Purchase Agreement. In addition, the Cayman Islands Branch of Fortis Bank S.A./N.V. is the guarantor of the obligations of Purchaser and FB Transportation under the Asset Purchase Agreement.

B.	The Assets Sale

At the closing of the Assets Sale, we will transfer and convey to Purchaser substantially all of our assets, and Purchaser will assume all of our liabilities. Our assets consist in large part of the capital stock of our directly-owned subsidiaries.

In connection with the Assets Sale, FB Transportation will purchase from certain of our subsidiaries and from CF Leasing the majority of our marine cargo container assets. Following the closing of the Assets Sale, Purchaser will manage these containers and other container assets owned by third parties. The executive officers of Purchaser will be certain members of our current management team. Most of our officers and employees are employed by our subsidiaries, and it is expected they will continue to be employed by those subsidiaries after the closing of the Assets Sale.

1.  Purchased Assets.

The purchased assets comprise all of our assets (except for the retained assets described below), and include:

•	all of our right, title, and interest in all subsidiaries directly owned by us;

•	all cash and cash-equivalents;

•	all notes and other evidences of indebtedness to us;

•	all rights under all contracts, agreements, capital leases, certain leases of real property, licenses, commitments, sales and purchase orders, and other instruments of our business, which we refer to collectively as the contracts;

•	all accounts, notes, and other receivables of our business;

•	all prepaid expenses of our business;

•	all of our stocks, securities, rights to purchase securities, securities convertible into or exchangeable for other securities, interests in joint ventures and partnerships, and all other investment or portfolio assets;

•	all of our accounts and notes receivable;

•	all chattel paper, documents, and instruments;

•	all general intangibles;

•	all equipment, inventory, and goods;

•	all of our right, title, and interest in the name “The Cronos Group”;

•	certain intellectual property owned by or licensed to us; and

•	all goodwill associated with our assets and properties.

We are not selling to Purchaser any claim (not including a derivative claim) the Purchaser Parties may have against our directors and officers which, if brought by a third party, would entitle such directors or officers to indemnification by the Purchaser Parties under the Asset Purchase Agreement. The effect of this exclusion is to preclude any claim by the Purchaser Parties against the directors and officers of the Company that could be indemnified by the Company prior to the closing of the Assets Sale.

2.  Assumed Liabilities.

Purchaser shall assume all of our liabilities, including, without limitation, the following obligations:

•	for any indebtedness;

•	for any liabilities arising out of, relating to, or in connection with our business or our assets on, prior to or after the closing of the Assets Sale, including liabilities for taxes;

•	under our contracts;

•	arising out of or relating to the Assets Sale; and

•	arising out of our liquidation.

3.  Purchase Price.

Purchaser has agreed to pay $133,679,480 in cash for our assets, which amount we refer to as the purchase price. The purchase price is an amount equal to $16.00 multiplied by the number of our common shares outstanding as of, or to be issued in connection with, the closing, including those common shares to be acquired upon exercise of stock options, stock appreciation rights, and director’s stock units. The purchase price is subject to adjustment in the event we repurchase any of our outstanding common shares between now and the closing date or stock options that we have granted lapse unexercised by reason of the termination, death, or disability of the holder of the option. In such event, the purchase price would be reduced by the number of shares repurchased or the shares subject to the lapsed option multiplied by $16.00.

C.  Closing

If the Transaction Proposals are approved by our shareholders, and all other conditions to the closing are satisfied, then the closing of the Assets Sale will take place immediately after the first of three shareholders’ meetings to be held in connection with the Assets Sale and Plan of Liquidation.

D.  The Liquidation and the Liquidation Distribution

Prior to the date of the first shareholders’ meeting called to approve the Transaction Proposals, we shall establish a disbursement account with our paying agent. We are nominating directors Dennis J. Tietz and Peter J. Younger to serve as “liquidators” of the Company pursuant to the Plan of Liquidation. We refer to Messrs. Tietz and Younger collectively as the “liquidator.” Messrs. Tietz and Younger shall each have the duties, powers, and responsibilities as liquidator under Luxembourg’s Companies Law, but we anticipate that, in exercising such duties, powers, and responsibilities, they shall act by consensus. The liquidator shall cause the paying agent to pay from the disbursement account to each of our shareholders (including the Purchaser Parties and their affiliates in their capacity as shareholders) a liquidation distribution equal to the purchase price per share ($16.00) times the number of common shares held by the shareholder, in accordance with the procedures set forth in the Plan of Liquidation.

From and after the closing:

•	The common shares that we own as treasury stock, or that may be owned by any of our subsidiaries, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such common shares.

•	Each of our outstanding common shares shall evidence no economic rights other than the right to receive the purchase price per share of $16.00 and shall possess no further rights, other than the right to vote at the second and third shareholders’ meetings.

•	Upon the approval of the matters to be presented at the third shareholders’ meeting, all of our common shares shall cease to have any rights other than the right to receive the purchase price per share of $16.00, without interest, upon the surrender of the certificates representing such common shares to the paying agent in accordance with the procedures set forth in the Plan of Liquidation.

From and after the adoption by our shareholders of the Plan of Liquidation, we shall limit our activities to the implementation of the Plan of Liquidation, the making of the liquidation distribution, and the winding-up of our business in accordance with the terms of the Plan of Liquidation and Luxembourg’s Companies law. Neither we nor the liquidator may amend the Plan of Liquidation without the prior written consent of the Purchaser Parties. Once appointed as liquidator, Messrs. Tietz and Younger, by operation of Luxembourg law, will supplant our board of directors and exercise all rights and powers of the board to conduct the liquidation of the Company and the winding-up of its business.

E.	Representations and Warranties

The Asset Purchase Agreement contains certain representations and warranties of the Company and the Purchaser Parties. We have made representations and warranties relating to, among other things:

•	our corporate organization, good standing, and corporate power to operate our businesses;

•	our capital structure, including our authorized and outstanding common shares, options, stock appreciation rights, and director’s stock units;

•	ownership of our subsidiaries, including the valid issuance and freedom from restrictions on the transfer of the stock of our subsidiaries;

•	corporate organization, good standing, and corporate power of our significant subsidiaries;

•	our interest in a material joint venture (CF Leasing), including the freedom from restriction on the transfer of our membership interest in CF Leasing;

•	organization, good standing, and partnership power of our limited partnerships;

•	that there has been no material breach or default under any contract to which one or more of our limited partnerships is a party;

•	concerning certain SEC filings by each of the SEC-reporting limited partnerships of which one of our subsidiaries is the general partner;

•	our corporate power and authority to enter into the Asset Purchase Agreement and to consummate the Assets Sale;

•	the adoption and recommendation by our board of directors and its transaction committee of the Asset Purchase Agreement, the Assets Sale, and the Plan of Liquidation;

•	that entering into the Asset Purchase Agreement and consummating the Assets Sale does not conflict with or breach our organizational documents, any of our material contracts, or applicable law;

•	required consents, approvals, and notifications of third parties and governmental entities in connection with the Assets Sale;

•	our SEC filings since January 1, 2003;

•	the adequacy of the maintenance of our books and records;

•	our internal control over financial reporting and our disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since September 30, 2006, including the absence of changes or events that have had or would have a material adverse effect on us;

•	the absence of any litigation, pending or otherwise, before any governmental body which if adversely determined would have a material effect on us;

•	our material insurance policies related to our assets, our business, and our officers and employees;

•	the absence of any restrictions on our business;

•	the full force and effect of our material contracts, and the absence of any violation thereof or default thereunder;

•	the absence of any communication from our customers indicating an intent to terminate or modify a relationship with us which would materially adversely affect us;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	timely filing of all material tax returns and payment of all material taxes;

•	real property leased by us;

•	our intellectual property;

•	our employee benefit plans, including compliance with the requirements of such plans, and employment contracts with certain key employees;

•	compliance with all applicable laws;

•	licenses and permits necessary to carry on our business;

•	the absence of any collective bargaining agreements;

•	the absence of undisclosed broker’s fees;

•	receipt by us of a fairness opinion from Raymond James in connection with the Assets Sale;

•	the inapplicability to our knowledge of any takeover laws to the Assets Sale; and

•	the required vote of our shareholders in connection with the approval of the Assets Sale.

The Asset Purchase Agreement also contains customary representations and warranties made by each of the Purchaser Parties, which relate to, among other things:

•	its corporate organization, good standing, and corporate power to operate its business;

•	its corporate power and authority to enter into the Asset Purchase Agreement and to consummate the Assets Sale;

•	required consents, approvals, and notifications of third parties and governmental entities in connection with the Assets Sale;

•	that entering into the Asset Purchase Agreement and consummating the Assets Sale does not conflict with or breach its organizational documents, any of its material contracts, or applicable law;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of information supplied by the Purchaser Parties for inclusion in this proxy statement;

•	the absence of any litigation, pending or otherwise, before any governmental body which if adversely determined would have a material effect on FB Transportation;

•	the sufficiency of funds to satisfy all obligations of the Purchaser Parties set forth in the Asset Purchase Agreement;

•	the Purchaser Parties’ lack of ownership of our common shares (other than the 300,000 common shares owned by an affiliate); and

•	the sole purpose of the formation of Purchaser.

These representations and warranties have been made solely for the benefit of the parties to the Asset Purchase Agreement and are not intended to be relied on by any other person. You should rely on the disclosure in this proxy statement rather than the representations and warranties in the Asset Purchase Agreement.

In addition, these representations and warranties are qualified by specific disclosures made to the other parties in connection with the Asset Purchase Agreement, are subject to the materiality standards contained in the Asset Purchase Agreement, which may differ from what may be viewed as material by shareholders, and were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the Asset Purchase Agreement.

F.	Assignment of Contractual Rights

We have agreed that, as a condition to the obligation of the Purchaser Parties to purchase our assets, we shall secure the consent of the manager of three of our MCOs to the Assets Sale. This group of MCOs was selected because it owns the largest pool of containers we manage for our MCOs as a group.

In the event that the conveyance of any other contractual right would constitute a breach of our obligations related to such contractual right or in any way adversely affect our rights or the Purchaser Parties’ rights without the consent of third parties, we have agreed to use our reasonable best efforts to obtain the consent of appropriate parties for the conveyance, except that we shall not be required to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any contract, and our failure to obtain such consents shall not be a breach of the Asset Purchase Agreement or allow the Purchaser Parties not to consummate the Assets Sale. If we cannot obtain any such consent, an assignment would be ineffective, or the Purchaser Parties would not receive the rights associated with the contract, we and the Purchaser Parties will use our reasonable best efforts, without violating such unassignable contracts, effectively to grant the Purchaser Parties the economic benefits of, and impose upon the Purchaser Parties the economic burdens of, such contracts until such time during the liquidation of the Company pursuant to the Plan of Liquidation that such contracts may be assigned to the Purchaser Parties.

G.	Conduct of Our Business Pending the Closing

During the period between the signing of the Asset Purchase Agreement and the closing of the Assets Sale, we have agreed, subject to certain exceptions, that we will conduct our business only in the ordinary course consistent with past practice, and pay our liabilities and obligations in the ordinary course of business consistent with past practice. In addition, we have also agreed that during the same time period, subject to certain exceptions or unless Purchaser gives its written consent (which consent is not to be unreasonably withheld, delayed, or conditioned), we will not:

•	issue, sell, award, pledge, dispose of, or encumber any of our common shares or any equity interests in any of our significant subsidiaries, CF Leasing or our managed limited partnerships, which we refer to together as the “Cronos Entities”;

•	except in the ordinary course of business consistent with past practice and certain other circumstances, sell, pledge, dispose of, or encumber any of our assets or those of the Cronos Entities;

•	amend or propose to amend the charter documents of any Cronos Entity;

•	split, combine, convert, or reclassify any of our common shares or any equity interests in any Cronos Entity;

•	other than the redemption of stock appreciation rights as contemplated by the Asset Purchase Agreement, redeem, purchase, or offer to purchase any of our common shares or our other securities or any equity interest in any Cronos Entity;

•	declare, set aside, or pay any dividend or other distribution in respect of our common shares, except for (i) the $0.08 dividend already declared for the first calendar quarter of 2007 (payable April 10, 2007 to shareholders of record as of the close of business on March 23, 2007), (ii) if the closing of the Assets Sale to Purchaser does not occur by August 15, 2007, then our board of directors may, in its discretion, declare a dividend consistent with the dividend declared by the board on November 9, 2006, payable on or after September 1, 2007 to shareholders of record not earlier than August 15, 2007, and (iii) for dividends by any of our subsidiaries to us or to another of our subsidiaries;

•	reorganize, consolidate, or merge any Cronos Entity with any other entity;

•	reduce the stated capital of our shares, or the shares of any of our subsidiaries, or the membership interests of CF Leasing;

•	acquire or agree to acquire any entity, or make any investment in another entity either by purchase of shares or securities or contributions of capital;

•	other than under our existing financing arrangements, incur any indebtedness for borrowed money or any other material liability or obligation, issue any debt securities, guarantee the obligations of any other entity, or make any loans or advances;

•	other than the Plan of Liquidation contemplated by the Asset Purchase Agreement, adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of any Cronos Entity;

•	other than in the ordinary course of business consistent with past practice, pay, discharge, or satisfy any claims, liabilities, or obligations;

•	authorize, recommend, or propose any release or relinquishment of any contractual right, except where such release or relinquishment would not be material to any Cronos Entity;

•	make or rescind any material tax election, settle or compromise any material tax liability, or amend any material tax return;

•	waive, release, grant, or transfer any rights or modify any existing lease, license, contract or other document, except where such waiver, release, grant, transfer, or modification would not be material to any Cronos Entity;

•	increase the compensation, benefits, or fringe benefits payable to our directors or executive officers, or enter into or modify any employment, severance, or any other agreement or arrangement with, or grant any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay to any of our executive officers, members of our board, or members of the board of directors of any of our subsidiaries, other than pursuant to the terms of the agreements disclosed in our proxy statement dated April 25, 2006;

•	in the case of employees who are not our executive officers or board members, take any action other than in the ordinary course of business consistent with past practice with respect to the grant of any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay, or with respect to any increase of benefits;

•	adopt, amend, modify, or terminate any of our equity incentive plans or employee benefit plans, or amend, modify, or terminate any of our pension plans, or establish or propose the establishment of any occupational pension plan or personal pension plan;

•	other than as expressly permitted by the Asset Purchase Agreement, amend or waive any vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance, or other employee benefit plan, agreement, trust, fund, policy, or arrangement for the benefit or welfare of any of our directors, officers, or current or former employees;

•	take any action which would render any representation or warranty made by the Company in the Asset Purchase Agreement to be untrue in any material respect;

•	enter into any material contract containing any limitation or restriction on the ability of any Cronos Entity to engage in the container leasing business, or any limitation or restriction on the ability of a Cronos Entity that would reasonably be expected to materially delay or prevent consummation of the Assets Sale;

•	incur any capital expenditures or enter into any agreement requiring future capital expenditures outside the ordinary course of business, except in accordance with our business plan presented to the board of directors of the Company prior to the date of the Asset Purchase Agreement;

•	settle or compromise any claim, action, litigation, arbitration, or proceeding, other than any settlement or compromise in the ordinary course of business consistent with past practice not in excess of $500,000 and not imposing any continuing liability, obligation, or restriction on any Cronos Entity or its assets, and, with respect to any shareholder litigation relating to the Assets Sale, only after consulting with the Purchaser Parties; or

•	agree or commit to take any of the foregoing actions.

In addition, we have also agreed that during the same time period, subject to certain exceptions or unless the Purchaser Parties give their prior written consent, we shall:

•	use our reasonable best efforts to cause our current material insurance policies not to be cancelled or lapse, unless simultaneously replacement policies providing coverage equal to the coverage under the cancelled or lapsed policies for substantially similar premiums are in full force and effect;

•	use our reasonable best efforts to preserve our and the Cronos Entities’ respective business organizations and goodwill, to keep available the services of our officers and employees and to maintain satisfactory relationships with lease customers, manufacturers, suppliers, and other business relations; and

•	promptly notify the Purchaser Parties of any occurrence having a material adverse effect on us, any governmental or third party complaints, investigations, or hearings, and any other occurrence which could reasonably be expected to have a material adverse effect on us.

H.	Employee Benefits

The Purchaser Parties agree to cause each of our subsidiaries to honor their existing employment agreements with certain employees, except as otherwise agreed by such employees pursuant to separate agreements entered into with the Purchaser Parties. Any severance payments due an employee after the closing date (regardless of whether the termination of employment occurred prior to, contemporaneous with, or subsequent to the closing date) shall be the responsibility of the Purchaser Parties.

Prior to closing, we shall take all steps as may be required to allow all options, stock appreciation rights, director’s stock units, and restricted shares to be exercised, settle, or vest ownership on an accelerated vesting basis as of the closing date solely to allow the persons holding such securities to participate in the Liquidation Distribution to the extent of their holdings of our common shares issued upon such exercise, settlement, or vesting. Further, we shall take all steps as may be required to cause such issuance, settlement, or vesting of securities held by any person who is one of our or our subsidiaries’ directors or officers to be exempt from short-swing profit liability under Exchange Act Rule 16b-3.

By the terms of his equity commitment letter agreement, entered into in the form of Annex 3 to the Asset Purchase Agreement, Peter J. Younger, our President and Chief Operating Officer, has waived payment of the transaction bonus that would otherwise be due him at closing of the Assets Sale under his existing employment agreement. No other member of management has waived or agreed to waive his or her rights under our equity incentive plans in connection with the Asset Purchase Agreement or the proposed Assets Sale to Purchaser. Messrs. Tietz and Younger have agreed to enter into new employment agreements with Purchaser, effective at closing of the Assets Sale, to replace their existing employment agreements with the Company.

The Purchaser Parties agree that for all purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by the Purchaser Parties in which employees become eligible to participate after the closing, all persons previously employed by a member of the Group and then employed by the Purchaser Parties shall be credited with their years of service with a member of the Group. The Purchaser Parties agree to honor, in accordance with their terms, and to make required payments when due under, all employee benefit plans maintained or contributed to by a member of the Group that are applicable with respect to any employee or director of a member of the Group (whether current, former, or retired) or their beneficiaries. With respect to any welfare plans in which employees and their eligible beneficiaries are eligible to participate after the closing, the Purchaser Parties shall waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible beneficiaries and provide each such employee or eligible beneficiary with credit for any co-payments and deductibles paid prior to the closing.

I.	Name Change

After the closing, we shall not, directly or indirectly, use the name “The Cronos Group” or any similar name or trade name for any purpose except to liquidate, dissolve, and wind up our business. One of the Transaction Proposals to be submitted to the shareholders at the first shareholders’ meeting is a proposed amendment to our Articles of Association to change our name to “CRG Liquidation Company.”

J.	Conditions to the Assets Sale

The obligations of the parties to complete the Assets Sale are subject to certain conditions, including:

•	the expiration or termination of any waiting periods under any applicable pre-merger notification laws;

•	the absence of any law or ruling prohibiting the consummation of the closing, frustrating the purpose of the Assets Sale, or materially and adversely affecting the Group or the Purchaser Parties;

•	the absence of any pending action, suit, or proceeding brought by a governmental entity that seeks to or is reasonably likely to result in prohibiting the consummation of the closing or frustrating the purpose of the Assets Sale;

•	approval of the Transaction Proposals by our shareholders at the first shareholders’ meeting and receipt by us of proxies authorizing management’s proxies to approve and adopt, by the requisite vote of our shareholders, each of the items to be submitted to the shareholders at the second and third shareholders’ meetings; and

•	the receipt of any other material consents and approvals required from any governmental entity.

The obligations of the Purchaser Parties to complete the Assets Sale are subject to certain conditions, including:

•	the performance, in all material respects, of our obligations under the Asset Purchase Agreement;

•	the accuracy of the representations and warranties made by us to the Purchaser Parties as of the date of the Asset Purchase Agreement and the closing date;

•	the receipt by the Purchaser Parties of an officer’s certificate certifying as to our performance of our obligations under, and the accuracy of our representations and warranties in, the Asset Purchase Agreement;

•	the receipt by us of all required consents from third parties with whom we have material contractual relationships; and

•	the continuing approval of the Assets Sale by our board of directors and the lack of approval of any competing acquisition proposal by our board of directors.

Our obligation to complete the Assets Sale is subject to certain additional conditions, including:

•	our receipt by wire transfer of the purchase price;

•	the performance, in all material respects, by the Purchaser Parties of all of their obligations under the Asset Purchase Agreement;

•	the accuracy of the representations and warranties made by the Purchaser Parties to us as of the date of the Asset Purchase Agreement and the closing date;

•	the receipt by us of an officer’s certificate certifying as to the Purchaser Parties’ performance of their obligations under, and the accuracy of their representations and warranties in, the Asset Purchase Agreement; and

•	the delivery to us by the Purchaser Parties of an assignment and assumption agreement in the form of Annex 4 to the Asset Purchase Agreement and any other assignment instruments reasonably necessary to consummate the Assets Sale.

K.	No Solicitation of Alternative Proposals

We have agreed that we and our subsidiaries and agents shall not solicit, initiate, or encourage inquiries from or submissions of proposals (together, “Acquisition Proposals,” and each an “Acquisition Proposal”) from any other person or entity relating to any:

•	direct or indirect acquisition of assets or a business that constitutes 20% or more of the net revenues, net income, or assets of the Group or 20% or more of any class of our equity securities;

•	tender offer or exchange offer that would result in any person beneficially owning 20% or more of any class of any of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, or similar transaction involving us (or any of our subsidiaries whose assets or business constitutes 20% or more of the net revenues, net income, or assets of the Group).

We have also agreed that we shall not participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing.

However, if our board of directors determines, in good faith, after consultation with outside counsel and Raymond James, that an Acquisition Proposal is likely to result in a superior proposal, which means:

•	a direct or indirect acquisition or purchase of 50% or more of our and our subsidiaries’ assets, taken as a whole, or 50% or more of any class of our and our subsidiaries’ equity securities, taken as a whole;

•	any tender offer or exchange offer that would result in any person beneficially owning 50% or more of any class of our and our subsidiaries’ equity securities, taken as a whole; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction,

in each such case which provides:

•	for consideration on a per share basis with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the purchase price per share of this Assets Sale;

•	which, considering all relevant factors, is more favorable to us and our shareholders than the Assets Sale and the Liquidation; and

•	for which the third party has demonstrated that financing is reasonably likely to be obtained, in each case as determined by our board of directors in its good faith judgment;

and such Acquisition Proposal was not solicited by any member of the Group and did not result from any breach of the Asset Purchase Agreement, then we may, subject to providing prior written notice to FB Transportation, consider, participate in discussions, release any person from any standstill agreement, negotiate, cooperate, furnish information, assist, and facilitate such Acquisition Proposal.

We have agreed to immediately cease any negotiations with any person other than the Purchaser Parties with respect to any potential Acquisition Proposal existing or pending as of the date of Asset Purchase Agreement. We have agreed not to release any third party from any confidentiality or standstill agreement and not to waive the application of our shareholder rights plan in favor of any third party except as required pursuant to the shareholder rights plan, a final and non-appealable order of a court, an order of any applicable securities regulatory authority, or in connection with the determination that an Acquisition Proposal is a superior proposal.

We have agreed to promptly provide notice to the Purchaser Parties of any Acquisition Proposal, any inquiry that could lead to an Acquisition Proposal, any request for information relating to the Group in connection with such an Acquisition Proposal, or for access to the assets, books, or records of the Group by any person or entity that informs the Group that it is considering making, or has made, an Acquisition Proposal. Such notice to the Purchaser Parties shall indicate all material terms of the proposal known to us (other than the identity of the person making such proposal). We have agreed to keep the Purchaser Parties informed of the status, including any change to the material terms of any such Acquisition Proposal or inquiry. If we provide information to a person in respect of an Acquisition Proposal, we may do so only subject to a confidentiality and standstill agreement not less restrictive to the recipient thereof than the confidentiality agreement to which the Purchaser Parties is a party, and we shall provide the Purchaser Parties a list of or copies of all information provided.

We have agreed that we will not:

•	withdraw or modify, in a manner adverse to the Purchaser Parties, the approval or recommendation of our board or any of the committees of our board of directors of the Asset Purchase Agreement, the Assets Sale, or the Liquidation;

•	approve or recommend any Acquisition Proposal;

•	withdraw from the Assets Sale or the Liquidation; or

•	enter into any agreement, other than a confidentiality and standstill agreement, with any person providing for or to facilitate any Acquisition Proposal unless our board determines in good faith, after consultation with outside counsel and Raymond James, that such Acquisition Proposal is a superior proposal.

We have agreed to provide the Purchaser Parties with an opportunity to amend the Asset Purchase Agreement and this proxy statement to provide for at least equivalent financial terms to those included in any such superior proposal. In particular, we have agreed promptly to provide the Purchaser Parties with notice of any such superior proposal and a copy of any proposed agreement, and the Purchaser Parties shall have five business days after receipt of such notice to decide whether to match the superior proposal. We have agreed that our board of directors shall review any written offer delivered by the Purchaser Parties to so amend the terms of the Asset Purchase Agreement to determine in good faith whether the Purchaser Parties’ amended offer would be at least as favorable to the shareholders as the superior proposal. If our board of directors so determines, we and the Purchaser Parties shall enter into an amended Asset Purchase Agreement. If our board of directors continues to believe in good faith that the superior proposal continues to be superior to the amended offer, or does not receive an amended offer within such five business day period, then we may terminate the Asset Purchase Agreement solely in order to concurrently enter into such superior proposal.

Nothing contained in the Asset Purchase Agreement shall be deemed to prohibit our board of directors from taking and disclosing to our shareholders a position as contemplated by Item 14 of Schedule 14A or Regulation M-A promulgated under the Exchange Act or other applicable law if our board of directors determines that failure to so disclose such position could constitute a violation of applicable law.

L.	Termination of the Asset Purchase Agreement

The parties to the Asset Purchase Agreement may agree in writing to terminate the Agreement at any time without completing the Assets Sale. The Asset Purchase Agreement may also be terminated under certain circumstances, including:

•	by either the Purchaser Parties or us if:

•	the closing has not occurred on or before September 30, 2007; provided, that a party cannot so terminate the Asset Purchase Agreement if the failure of the Assets Sale to be consummated at such time results from such party’s breach of any provision of the Asset Purchase Agreement;

•	we have not received approval of the Transaction Proposals by our shareholders at the first shareholders’ meeting, or we have not received by the first shareholders’ meeting proxies authorizing management’s proxies to approve and adopt, by the requisite vote of the holders, each of the items to be submitted to the shareholders at the second and third shareholders’ meetings;

•	any law or ruling prohibits the consummation of the Assets Sale, frustrates the purpose of the Assets Sale, or materially and adversely affects the Group; or

•	a pending action, suit or proceeding has been brought by a governmental entity that seeks to or is reasonably likely to result in the prohibition of the Assets Sale or the frustration of the purpose of the Assets Sale.

•	by the Purchaser Parties if:

•	there is a breach of any of our representations or warranties contained in the Asset Purchase Agreement, which breach would materially and adversely affect us;

•	any of our representations or warranties, except those made as of a particular date, shall have become untrue or incorrect after the date of the Asset Purchase Agreement, which would materially and adversely affect us;

•	we shall not have performed in all material respects all of our covenants and obligations under the Asset Purchase Agreement;

•	our board of directors or any committee thereof withdraws or modifies its approval of the Assets Sale or its recommendation that our shareholders approve the Transaction Proposals;

•	our board of directors or any committee thereof fails to reconfirm its recommendation to the shareholders after a written request by the Purchaser Parties; or

•	our board of directors or any committee thereof approves or recommends acceptance of another Acquisition Proposal.

•	by us if:

•	the Purchaser Parties breach their representations and warranties in the Asset Purchase Agreement, which breach would reasonably be likely to materially and adversely affect the Purchaser Parties;

•	any of the Purchaser Parties’ representations or warranties, except those made as of a particular date, shall have become untrue or incorrect after the date of the Asset Purchase Agreement, which would materially and adversely affect the Purchaser Parties;

•	the Purchaser Parties shall not have performed in all material respects all of their covenants and obligations under the Asset Purchase Agreement; or

•	we enter into a definitive acquisition agreement with a third party in accordance with the Asset Purchase Agreement and pay FB Transportation the termination fee described below.

M.	Fees and Expenses

Generally, the parties to the Asset Purchase Agreement are responsible for their own transaction expenses if the Assets Sale is completed or if either party terminates the Asset Purchase Agreement for any reason allowed under the Asset Purchase Agreement; however, the Purchaser Parties shall pay any filing fees in connection with filings or necessary approvals under competition and antitrust and similar laws, and we shall pay all filing, printing, and mailing costs related to this proxy statement.

If the Asset Purchase Agreement is terminated by the Purchaser Parties because we have not received approval of the Transaction Proposals by our shareholders at the first shareholders’ meeting (after any adjournment or postponement thereof), or we have not received by the first shareholders’ meeting proxies authorizing management’s proxies to approve and adopt, by the requisite vote of our shareholders, each of the items to be submitted to the shareholders at the second and third shareholders’ meetings, then we shall reimburse the Purchaser Parties for their reasonable costs and expenses incurred in connection with the Asset Purchase Agreement, including fees of counsel, accountants, and financial advisors, to a maximum of $1,500,000.

If:

•	the Asset Purchase Agreement is terminated by the Purchaser Parties because our board of directors or any committee thereof withdraws, modifies, or changes its approval of the Assets Sale or its recommendation that our shareholders approve the Transaction Proposals;

•	the Asset Purchase Agreement is terminated by the Purchaser Parties because our board of directors or any committee thereof fails to reconfirm its recommendation to the shareholders after a written request by the Purchaser Parties;

•	the Asset Purchase Agreement is terminated by the Purchaser Parties because our board of directors or any committee thereof approves or recommends acceptance of another Acquisition Proposal;

•	an Acquisition Proposal from a third party is publicly announced prior to the date of the first shareholders’ meeting, and, within nine months after the date of termination of the Asset Purchase Agreement, a definitive agreement is entered into by the Company with respect to:

•	a direct or indirect acquisition of any of the Group’s assets equal to 50.01% or more of the Group’s consolidated assets or to which 50.01% or more of our revenues or earnings on a consolidated basis are attributable (other than pursuant to a bona fide securitization transaction);

•	a direct or indirect acquisition of either 50.01% or more of the our interest in CF Leasing or 50.01% or more of our outstanding common shares;

•	a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50.01% or more of our outstanding common shares; or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving us (other than the transactions contemplated by the Asset Purchase Agreement);

•	the Asset Purchase Agreement is terminated as a result of the Purchaser Parties failing to exercise their right to make an amended proposal upon our receipt of a superior acquisition proposal; or

•	we enter into a superior acquisition agreement with a third party;

then we shall pay to FB Transportation the sum of $5,950,000, to be reduced by any expenses previously reimbursed to the Purchaser Parties.

N.	Nonsurvival of Representations and Warranties

The representations and warranties of each of the parties to the Asset Purchase Agreement shall not survive the closing.

O.	Insurance; Indemnification

The Purchaser Parties shall obtain and cause to be maintained directors’ and officers’ liability insurance for our and our subsidiaries’ current and former directors and officers (other than certain former directors and officers identified in the Disclosure Schedule to the Asset Purchase Agreement) on a six year “run-off” basis, subject to a maximum premium of 200% of the annual premium currently being paid by us for directors’ and officers’ liability insurance. If a run-off policy is not available at a reasonable cost, then the Purchaser Parties shall maintain for such six-year period a substantially equivalent directors’ and officers’ insurance policy with terms and conditions no less advantageous to our directors and officers than those contained in the policy in effect on February 28, 2007. Alternatively, we may secure and pay for such a run-off policy without any further consent of the Purchaser Parties. After the expiration of such directors’ and officers’ liability insurance, the Purchaser Parties shall use their reasonable best efforts to cause such directors and officers to be covered under the Purchaser Parties’ then existing directors’ and officers’ insurance policy, if any.

At all times following the closing of the Assets Sale, FB Transportation and Purchaser, jointly and severally, shall indemnify all of our and our subsidiaries’ current and former directors and officers (other than certain former directors and officers identified in the Disclosure Schedule to the Asset Purchase Agreement) against any costs whatsoever incurred in connection with any claim, action, suit, proceeding, or investigation pertaining to (i) all matters existing or occurring at or prior to the closing, whether asserted or claimed prior to, at or after the closing, and (ii) the Purchaser Parties’ assumption of our liabilities, in each case to the fullest extent permitted by applicable law, to the extent such costs have not been paid for by insurance, and shall reimburse the indemnified parties for the costs of defending any action for which indemnification is provided under the Asset Purchase Agreement. Such indemnification shall be in addition to any rights against the Group (or its successors) to which any indemnified party may be entitled by reason of the Group’s charter documents or contracts.

P.	Dispute Resolution

Except for disputes addressed in the paragraph below, any legal action or proceeding with respect to any matters arising out of or in connection with the Asset Purchase Agreement, and any action for enforcement of a judgment in respect thereof, shall be brought exclusively in the state courts of New York or in the Federal District Court for the Southern District of New York. Each of parties irrevocably consents to the jurisdiction of the aforementioned courts and irrevocably waives any objection to the laying of venue in the courts referred to above.

The parties agree that all disputes, claims, or controversies arising after the closing out of or relating to the insurance and indemnification provisions of the Asset Purchase Agreement that are not resolved by agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS or its successor in San Francisco pursuant to JAMS Comprehensive Arbitration Rules. As a condition to invoking this alternative dispute resolution mechanism, an officer or director of the Group is to agree in writing to follow and to be bound by the alternative dispute resolution mechanism. For claims of $500,000 or less, arbitration shall be held before a single arbitrator, and for claims in excess of $500,000, the arbitration shall be held before a panel of three arbitrators. The parties irrevocably consent to the jurisdiction of the state courts of California and the Federal District Court for the Northern District of California for the purposes of enforcing these arbitration provisions. The parties further irrevocably waive any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue.

Q.	Amendment and Waiver

The Asset Purchase Agreement may be amended or any provision thereof may be waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Asset Purchase Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

R.	Governing Law

The Asset Purchase Agreement shall be governed exclusively by the laws of the State of New York, without giving effect to conflict of law principles.

VII.  OTHER AGREEMENTS WITH THE PURCHASER PARTIES

In this section we describe the ancillary agreements entered into by one or more of our directors and officers and the Purchaser Parties, as well as the confidentiality agreement we initially entered into with Fortis Capital Corp. on May 31, 2006. The summary of the material terms of the agreements described below may not contain all of the information about the agreements that is important to you. Accordingly, we encourage you to review the agreements in their entirety.

A.	Support Agreement

In connection with the Asset Purchase Agreement, on February 28, 2007, Purchaser entered into a Support Agreement, in the form of Annex 2 to the Asset Purchase Agreement (the “Support Agreement”) with S. Nicholas Walker, certain investment funds managed by Mr. Walker, Dennis J. Tietz, and Peter J. Younger (collectively, the “Support Shareholders”). The Support Agreement obligates the Support Shareholders to: (i) vote all common shares owned by them for the Transaction Proposals; (ii) vote against any merger, business combination, or similar transaction (other than the Assets Sale and the other Transaction Proposals); and (iii) not transfer his or its common shares pending completion of the shareholder meetings called to consider the Transaction Proposals or until the earlier termination of the Asset Purchase Agreement.

The Support Shareholders also granted irrevocable proxies to Purchaser to vote the common shares owned by them, and they have agreed that they will not transfer their common shares to third parties or enter into any voting agreement, voting trust, or similar arrangement, or grant any of the proxies with respect to their shares, except as permitted under the Support Agreement.

The Support Shareholders own, in the aggregate, approximately 19% of the outstanding common shares of the Company.

The Support Agreement binds the Support Shareholders only in their capacities as shareholders and not in their capacities as our directors, officers, or fiduciaries. The Support Agreement provides that nothing therein shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by a Support Shareholder in his capacity as a director of the Company, and no action taken by a Support Shareholder in his capacity as a director of the Company shall be deemed to violate any of his duties under the Support Agreement. The Support Agreement and all obligations of each Support Shareholder under the Support Agreement will automatically terminate upon the earlier to occur of the approval of the matters to be presented at the third shareholders’ meeting or the termination of the Asset Purchase Agreement.

B.	Equity Commitment Letter Agreements

In connection with the Asset Purchase Agreement, Dennis J. Tietz, Peter J. Younger, Frank P. Vaughan, and John C. Kirby (the “Management Investors”) and FB Transportation entered into substantially similar equity commitment letter agreements with Purchaser, each dated as of February 28, 2007, pursuant to which each agreed, among other things, to contribute to Purchaser at the closing of the Assets Sale cash in the amount set forth on a schedule attached thereto in exchange for that number of common shares equal to his or its capital contribution to Purchaser (i.e., the common shares are being issued at $1.00 per share to the Management Investors, FB Transportation, and to all other initial investors in Purchaser). The Management Investors have agreed to contribute a minimum amount of cash to Purchaser in return for common shares of Purchaser. They may, in their discretion, contribute more cash to Purchaser in exchange for a greater equity interest in Purchaser, up to a maximum limit on the amount they may contribute to the capital of Purchaser. Peter J. Younger has committed to contribute a minimum of $1,104,000, up to a maximum of $2,000,000; Dennis J. Tietz has committed to contribute a minimum of $600,000, up to a maximum of $1,000,000; John C. Kirby has committed to contribute a minimum of $173,400, up to a maximum of $500,000; and Frank P. Vaughan has committed to contribute a minimum of $76,200, up to a maximum of $500,000. In exchange for their cash contributions to Purchaser, the Management Investors shall purchase a minimum of 17% and a maximum of 34% of the outstanding common shares of Purchaser at the closing of the Assets Sale.

Under the equity commitment letter agreement it has entered into with the Purchaser, FB Transportation has agreed to contribute a minimum of $4,800,000 to Purchaser at closing of the Assets Sale. The parties contemplate that third party investors will contribute from $3,000,000 to $5,000,000 in cash to Purchaser at closing of the Assets Sale, in exchange for a 23% to 38% equity interest in Purchaser. To the extent that the Management Investors and the third party investors do not contribute at least $7,000,000 in cash to Purchaser at closing of the Assets Sale, then FB Transportation has agreed to contribute to Purchaser the difference.

The employment agreement to be entered into between Mr. Younger and Purchaser, to be effective at the closing of the Assets Sale, will provide for the grant to him of 1,300,000 restricted common shares of Purchaser. The award shall contain restrictions on Mr. Younger’s ability to sell, assign, or transfer such shares or any interest therein until the restrictions lapse and the restricted shares vest, which shall take place on the earliest to occur of Mr. Younger’s termination by Purchaser without cause, Mr. Younger’s resignation for good reason, a change in control of Purchaser, or the fifth anniversary of the date of grant. Taking into account the grant of restricted common shares by Purchaser to Mr. Younger, the Management Investors will acquire a minimum of 25% and a maximum of 40% of the outstanding common shares of Purchaser at the closing of the Assets Sale.

Each contributor’s obligation is subject to the satisfaction of the conditions to the Purchaser Parties’ obligations to effect the closing of the Assets Sale, the performance in full by each of the other contributors of their obligations under their respective equity commitment letter agreements, and the issuance to each contributor of the shares of Purchaser due him or it in consideration for his or its contribution.

Each of the equity commitment letter agreements entered into by the Management Investors and FB Transportation are filed as exhibits to the Company’s and the Purchaser’s Schedule 13E-3 filed with the SEC in connection with the Assets Sale.

C.	Employment Agreements

Messrs. Vaughan and Kirby are employed by a subsidiary of the Company. The Company understands that Purchaser is not proposing any modification to their existing employment agreements, which will continue in force and effect after closing of the Assets Sale. Each of Messrs. Tietz and Younger have agreed to enter into new employment agreements with Purchaser, effective at closing of the Assets Sale, to replace their existing employment agreements. A summary of the terms of their new employment agreements is found under “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale — Employment Agreements,” beginning on page 48.

D.	Confidentiality Agreement

In connection with the negotiation of the transactions contemplated by the Asset Purchase Agreement, Fortis Capital Corp. and the Company entered into a letter agreement dated May 31, 2006. Pursuant to the letter agreement, Fortis Capital Corp. agreed, among other things, to keep non-public information provided by us to Fortis Capital Corp. confidential and to certain restrictions on its ability to (a) propose or effect acquisitions of securities or assets of the Company or any of its subsidiaries, tender or exchange offers or mergers or business combinations involving the Company or any of its subsidiaries, or other extraordinary transactions with respect to the Company; (b) solicit proxies or consents to vote with respect to the common shares of the Company; (c) form, join or in any way participate in a “group” (as defined under the Exchange Act); or (d) enter into any discussions or arrangements with or assist, advise, or encourage any third party with respect to any of the foregoing.

VIII.  THE PLAN OF LIQUIDATION

In this section we describe the material features of the Plan of Liquidation. While we believe this summary addresses the material terms of the Plan, it may not contain all of the information that is important to you. The summary is qualified by reference to the Plan of Liquidation, which is included as Annex A to this proxy statement. We urge you to read the Plan in its entirety.

A.	Adoption of the Plan of Liquidation

Our board of directors has adopted the Plan of Liquidation, which we refer to in this section as the “Plan,” and have called three “extraordinary” or special meetings of our shareholders to take action on the Plan. The first shareholders’ meeting shall be called and convened to vote upon (i) adoption of the Plan, (ii) appointment of Dennis J. Tietz and Peter J. Younger to perform the duties of liquidator to carry out the Plan, (iii) approval of the Asset Purchase Agreement, and (iv) approval of our name change. If at the first meeting a quorum of the holders of at least one-half of our issued and outstanding common shares is present, in person or by proxy, and shareholders holding at least two-thirds of our common shares present in person or by proxy vote for adoption of the Plan, then the Plan shall constitute the adopted plan of liquidation of the Company. Approval of our proposed name change requires a similar vote of our shareholders, whereas approval of the Asset Purchase Agreement and the appointment of Messrs. Tietz and Younger as liquidators requires the approval of the holders of a majority of our common shares present in person or by proxy at the meeting.

The second shareholders’ meeting is being called for the same day as the first shareholders’ meeting, or as soon thereafter as is practicable, to vote upon (i) approval of the report of the liquidators, which approval shall require the affirmative vote of shareholders holding a majority of our outstanding common shares present either in person or by proxy, and (ii) appointment of a Commissaire à la Liquidation to audit the report of the liquidators pursuant to the provisions of Luxembourg’s Companies Law, which approval shall require the affirmative vote of shareholders holding a majority of our outstanding common shares present in person or by proxy at the meeting.

The third shareholders’ meeting is being called for the same day as the second shareholders’ meeting, or as soon thereafter as is practicable, to vote upon approval of the report of the Commissaire à la Liquidation, which approval shall require the affirmative vote of shareholders holding a majority of our outstanding common shares present in person or by proxy at the meeting.

The Company may adjourn, postpone, or continue any of the three meetings of shareholders to permit further solicitation of proxies if there are not sufficient votes at these special meetings to adopt the matters to be presented to the shareholders at the meetings, and may adjourn, postpone, or continue the second and third meetings of shareholders to permit, as necessary, preparation and delivery of the reports called for at the second and third meetings.

If the Transaction Proposals are approved by the shareholders at the first meeting, and the other conditions to the consummation of the Assets Sale are satisfied, then the closing of the Assets Sale shall occur promptly after conclusion of the first meeting of shareholders. Completion of the second and third meetings of shareholders are not conditions to the closing of the Assets Sale.

B.	Implementation of the Plan; the Liquidation Distribution

After the adoption of the Plan and closing of the Assets Sale, we shall not engage in any business activities except to the extent necessary to wind-up our business and affairs and to distribute our assets in accordance with the Plan and Luxembourg’s Companies Law. We shall sell our assets and assign our liabilities to Purchaser, pursuant to the terms of the Asset Purchase Agreement. We shall deposit the proceeds paid to us in consideration of the sale of our assets to Purchaser to a disbursement account established with our paying agent. The liquidators shall cause the paying agent to distribute the purchase price, without interest, pro rata to the shareholders as soon as practicable after the closing of the Assets Sale.

From and after the closing of the Assets Sale, all of our common shares held as treasury stock or owned by any of our subsidiaries shall be cancelled and retired without consideration therefor. Each common share participating in the liquidation shall evidence no economic rights from and after the closing of the Assets Sale other than the right to receive the liquidation distribution; provided, however, that holders of our common shares shall also have the right to vote at the second and third shareholders’ meetings. Upon approval of the matters to be presented at the third shareholders’ meeting, all such common shares shall cease to have any rights other than to participate in the distribution of the proceeds of the Assets Sale.

Promptly after the closing of the Assets Sale, the paying agent is to mail to each holder of record of a certificate or certificates that as of the close of business on the closing date represented outstanding common shares a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for payment of the liquidation distribution. Upon surrender of a certificate to the paying agent, together with such letter of transmittal, properly completed and duly executed, the holder of such certificate shall be entitled to receive in exchange the liquidation distribution, which will be the purchase price per share, ($16.00) multiplied by the number of common shares held by the shareholder. The liquidation distribution for each shareholder shall be mailed within five business days of receipt of such certificate and properly completed letter of transmittal, and the certificate surrendered shall be canceled. The paying agent shall be entitled to deduct and withhold from the liquidation distribution payable to a holder of common shares such amounts as the paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local, or foreign tax law.

The implementation of the Plan shall be supervised by the liquidators, each of whom shall have all right, power, and authority to implement the Plan and to conduct the winding up and dissolution of the Company under Section VIII (Articles 141-151) of Luxembourg’s Companies Law. We anticipate that the liquidators will act by consensus, although each shall have the full right, power, and authority as liquidator of the Company under Luxembourg’s Companies Law. The liquidators are authorized under the Plan to prepare a report or reports concerning the consummation of the Assets Sale and the adoption and implementation of the Plan as is necessary or appropriate under the Companies Law. After the closing date of the Assets Sale, the liquidators shall prepare and file reports and returns in order to complete the liquidation and dissolution of the Company in accordance with the Companies Law.

C.	Indemnification

We shall indemnify the liquidators and their agents and representatives in accordance with our Articles of Association and our policies of indemnification for actions taken in connection with the Plan and the winding up of our business. The liquidators, in their good faith discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover their obligations under the Plan. The cost of any such insurance shall be the obligation of the Purchaser.

D.	Amendment

The liquidators may modify or amend the Plan without further action by our shareholders to the extent permitted by the Companies Law and, to the extent applicable, the Asset Purchase Agreement.

IX.  SELECTED FINANCIAL DATA

The following table sets forth consolidated financial information for the Group as of and for the periods noted. The balance sheet and statements of operations data have been derived from the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this proxy statement.

	Years Ended December 31,
	2006	2005(1)(2)(3)(4)
	(In thousands, except per share data)

Statements of Income Data:
Gross lease revenue	$141,883	$139,024
Total revenues	151,842	148,290
Net income	9,227	7,802
Basic net income per share	$1.22	$1.06
Diluted net income per share	$1.14	$0.98
Shares used in:
— basic net income per share calculations	7,535	7,359
— diluted net income per share calculations	8,119	7,962
Cash dividends declared per common share	$0.29	$0.27
Balance Sheet Data (at end of period):
Cash and cash equivalents	$8,498	$15,829
Total assets	263,199	271,732
Long-term debt and capital lease obligations	82,407	76,011
Total debt and capital lease obligations	95,875	87,780
Shareholders’ equity	85,487	77,537

(1)	In 2005, the Group recorded a charge of $4.1 million in connection with TOEMT related legal claims made against the Group.

(2)	In 2005, the Group recorded a gain of $1.3 million on the completion of the sale of the Amersham Estate and the distribution of the amounts due to Cronos. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2005 Annual Report on Form 10-K.

(3)	In 2005, the Group recognized $0.8 million of income on the recovery of an amount payable to a Managed Container Program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2005 Annual Report on Form 10-K.

(4)	In 2005, the Group recorded a one-time after-tax expense of $0.9 million relating to the restructuring of the Group’s sales and marketing divisions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2005 Annual Report on Form 10-K.

X.  PRICE RANGE OF CRONOS’ COMMON SHARES
AND DIVIDEND INFORMATION

Cronos’ common shares trade on The Nasdaq Global Market under the symbol “CRNS.” There is no trading market for the common shares outside the United States. As of [April 11, 2007], 7,645,673 common shares of Cronos were outstanding. The table below shows the high and low reported closing prices for the common shares on The Nasdaq Global Market for the last two years for the quarterly periods indicated. Closing prices are market quotations and reflect inter-dealer prices, without retail mark up, mark down, or commission, and may not necessarily represent actual transactions.

	Price Range
	High	Low

Calendar Year 2006
First Quarter	$13.325	$12.174
Second Quarter	$13.589	$10.800
Third Quarter	$13.500	$10.800
Fourth Quarter	$16.000	$12.800
Calendar Year 2005
First Quarter	$13.879	$9.980
Second Quarter	$13.100	$10.810
Third Quarter	$12.770	$10.350
Fourth Quarter	$12.890	$10.400

The Company declared dividends to its shareholders for the last two years for the quarterly periods indicated:

	Calendar Year
	2006	2005

First Quarter	$—	$—
Second Quarter	$0.07	$0.06
Third Quarter	$0.07	$0.07
Fourth Quarter(1)	$0.15	$0.14

(1)	Declared in respect of fourth and first quarters. See additional disclosure below.

On November 9, 2006, the board of directors declared a dividend of 15 cents per common share. Of this, 7 cents per common share was paid on January 10, 2007, for the fourth quarter of 2006 to shareholders of record as of the close of business on December 29, 2006, and 8 cents per common share is payable on April 10, 2007, for the first quarter of 2007 to shareholders of record as of the close of business on March 23, 2007.

On August 3, 2006, the board of directors declared a dividend of 7 cents per common share for the third quarter of 2006, payable on October 13, 2006 to shareholders of record as of the close of business on September 22, 2006.

In March 2006, the board of directors declared a dividend of 7 cents per common share for the second quarter of 2006. This dividend was approved by shareholders at the 2006 annual meeting and was paid on July 13, 2006.

On November 11, 2005, the board of directors declared a dividend of 14 cents per common share. Of this, 7 cents per common share was paid on January 10, 2006, for the fourth quarter of 2005 to shareholders of record as of the close of business on December 22, 2005, and 7 cents per common share was paid on April 13, 2006, for the first quarter of 2006 to shareholders of record as of the close of business on March 23, 2006.

XI.  UNAUDITED PRO FORMA FINANCIAL INFORMATION

The pro forma financial statements at December 31, 2006 and for the year ended December 31, 2006 are based on our historical financial statements at and for those periods. They give effect to the assumed sale of our assets to the Purchaser and the distribution of the cash proceeds to the holders of our common shares and common share equivalents at January 1, 2006 and at the balance sheet date. The pro forma financial statements do not purport to represent what our actual results of operations or financial condition would have been had the sale of our assets occurred as of such dates nor do they give effect to all of the transactions that are expected to occur in connection with the proposed liquidation of the Company.

The pro forma balance sheet assumes a cash payment for the Company’s assets of $133,679,480 and the subsequent distribution of the same amount to the holders of our common shares and common share equivalents, calculated as follows:

•	$122,330,768, representing $16.00 times the number of our common shares — 7,645,673 — outstanding as of the record date (which include 79,600 restricted shares); plus

•	$548,608, representing $16.00 times the number of our common shares to be issued to holders of outstanding stock options as of the record date on a “net issuance” basis (534,288 common shares); plus

•	$475,104, representing $16.00 times the number of our common shares to be issued upon settlement of director’s stock units outstanding as of the record date (29,694 director’s stock units); plus

•	$2,325,000, representing $16.00 times the number of share units issuable upon redemption of our outstanding stock appreciation rights as of the record date upon a “net issuance” basis (145,312.50 stock units).

The purchase price is subject to adjustment as described under “The Asset Purchase Agreement — The Assets Sale — Purchase Price,” beginning at page 55.

Pro Forma Balance Sheet

	Dec 31, 2006	Adjust for	Dec 31, 2006
	as Reported	Asset Sale	Pro Forma
	US dollar amounts in thousands

ASSETS
Cash and cash equivalents	$8,498	$(8,498)	$—
Restricted cash	250	(250)	—
Amounts due from lessees, net	30,913	(30,913)	—
Amounts receivable from Managed Container Programs	3,033	(3,033)	—
New container equipment for resale	35,131	(35,131)	—
Net investment in direct financing leases	12,222	(12,222)	—
Investment in unconsolidated affiliates	43,710	(43,710)	—
Container equipment, net	113,081	(113,081)	—
Other equipment, net	632	(632)	—
Goodwill	11,038	(11,038)	—
Other intangible assets, net	157	(157)	—
Income taxes	282	(282)	—
Other assets	4,252	(4,252)	—

Total assets	$263,199	$(263,199)	$—

LIABILITIES AND SHAREHOLDERS’ EQUITY
Amounts payable to Managed Container Programs	$24,171	$(24,171)	$—
Amounts payable to container manufacturers	34,809	(34,809)	—
Direct operating expense payables and accruals	4,821	(4,821)	—
Other amounts payable and accrued expenses	7,381	(7,381)	—
Debt and capital lease obligations	95,875	(95,875)	—
Deferred income taxes	3,650	(3,650)	—
Deferred income and deferred acquisition fees	7,005	(7,005)	—

Total liabilities	177,712	(177,712)	—

Shareholders’ equity
Common shares	15,356	(15,356)	—
Additional paid-in capital	42,489	(42,489)	—
Common shares held in treasury	(297)	297	—
Accumulated other comprehensive income	605	(605)	—
Restricted retained earnings	1,832	(1,832)	—
Unrestricted retained earnings	25,502	(25,502)	—

Total shareholders’ equity	85,487	(85,487)	—

Total liabilities and shareholders’ equity	$263,199	$(263,199)	$—

This pro forma balance sheet gives effect to the assumed sale of our assets to the Purchaser and the distribution of the cash proceeds to the holders of common stock and common stock equivalents at December 31, 2006.

Pro Forma Income Statement

		Adjust for
	Financial Year	Discontinued	Financial Year
	2006 as Reported	Operations	2006 Pro Forma
	US dollar amounts in thousands
	(except per share amounts)

Gross lease revenue	$141,883	$(141,883)	$—
Equipment trading revenue	4,669	(4,669)	—
Commissions, fees and other operating income:			—
— Related parties	721	(721)	—
— Unrelated parties	4,024	(4,024)	—
Interest income	545	(545)	—

Total revenues and other income	151,842	(151,842)	—

Direct operating expenses	16,643	(16,643)	—
Payments to Managed Container Programs:			—
— Related parties	56,551	(56,551)	—
— Unrelated parties	30,374	(30,374)	—
Equipment trading expenses	4,085	(4,085)	—
Amortization of intangible assets	188	(188)	—
Depreciation	11,648	(11,648)	—
Selling, general and administrative expenses	20,791	(20,791)	—
Interest expense	7,358	(7,358)	—

Total expenses	147,638	(147,638)

Income before income taxes and equity in earnings of affiliate	4,204	(4,024)	—
Income taxes provision	(954)	954	—
Equity in earnings of unconsolidated affiliate	5,977	(5,977)	—

Net income	9,227	(9,227)	—

Basic net income per common share	$1.22	$(1.22)	$—

Diluted net income per common share	$1.14	$(1.14)	$—

This pro forma income statement gives effect to the assumed sale of our assets to the Purchaser and the distribution of the cash proceeds to the holders of common stock and common stock equivalents at January 1, 2006.

XII.  FINANCIAL PROJECTIONS

We include in this proxy statement the following projections because they were provided to the members of our transaction committee and Raymond James.

The Company includes projections in its business plan, which it utilizes as a fundamental planning and measurement tool. The business plan is prepared each year for review by our board of directors at its March regular meeting, and updated throughout the year as events warrant.

The projections included below include the key measures of the Company’s financial performance: gross lease revenue (“GLR”), total revenues, net income, and earnings per share, as well as balance sheet items cash and cash equivalents, total assets, total debt and capital lease obligations, and shareholders’ equity.

Although management based its projections on historical and currently available information, the projections require subjective management judgment concerning future utilization rates, per diem rates, direct operating expenses, levels of capital expenditures, new equipment prices, the age at which containers will be sold, the residual values of the containers sold, and funding and interest rate assumptions, all of which are inherently subjective and not determinable with any degree of certainty.

The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Furthermore, the projections:

•	Necessarily make numerous assumptions, many of which are beyond control of the Company and may not prove to have been, or may no longer be, accurate;

•	Do not necessarily reflect changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	Are not necessarily indicative of future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	Should not be regarded as a representation that the projected results will be achieved.

The projections do not reflect any of the effects of the Assets Sale or other changes that may be made by Purchaser in the conduct of the business of the Company and its containers, business, operations, corporate structure, capitalization, or management. The Company believes the assumptions its management used as a basis for the projections were reasonable at the time that projections were prepared, given the information the Company’s management had at that time.

The projections are not a guarantee of performance. They involve risks, uncertainties, and assumptions. Future financial results and shareholder equity of the Company may materially differ from those expressed in the projections, due to factors that are beyond the Company’s ability to control or predict. We cannot assure you that the projections will be realized, or that the Company’s future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

The projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, see “Forward-Looking Statements,” beginning on page 11.

	Years Ended December 31,
	2007	2008	2009	2010	2011
	(In thousands, except per share data)

Statements of Income Data:
Gross lease revenue	$155,739	$175,397	$197,039	$222,162	$251,281
% growth	10%	13%	12%	13%	13%
Total revenues	162,640	182,101	203,907	229,319	258,841
% growth	7%	12%	12%	13%	13%
Net income	11,863	16,291	20,292	25,199	30,892
% growth	29%	37%	25%	24%	23%
EPS — fully diluted(1)	1.43	1.92	2.33	2.83	3.37
% growth	25%	34%	22%	21%	19%
Balance Sheet Data (at end of period):
Cash and cash equivalents	$13,220	$14,077	$17,978	$12,139	$18,211
Total assets	278,457	302,538	333,360	372,901	422,198
Total debt and capital lease obligations	90,468	93,280	98,170	105,764	116,067
Shareholders’ equity	95,069	109,088	127,108	150,034	178,654

(1)	Based upon 8,295,804 fully diluted common shares.

XIII.  THE TRANSACTION PROPOSALS

The proposals relating to the Assets Sale and liquidation of Cronos will be presented to our shareholders at three separate meetings, which we are calling for the same day. To liquidate a company under Luxembourg law three separate shareholder meetings are required: the first to adopt and approve a plan of liquidation and appoint a liquidator to oversee the liquidation of the company; the second to approve the liquidator’s report and appoint an auditor to review the liquidator’s report; and the third to approve the auditor’s report, conduct ancillary business such as designating the place where the corporate records shall be kept for a period of five years, and close the liquidation. We believe we can conduct all three meetings in the same day because of the nature of our proposed Assets Sale to Purchaser: Purchaser is acquiring our assets for cash and assuming all of our liabilities, including liabilities associated with our liquidation. Accordingly, the required liquidator’s report, in the form of Annex C to this proxy statement, will confirm receipt of the cash purchase price for our assets and the assumption by Purchaser of all of our liabilities, and the auditor’s report will confirm the liquidator’s report.

Under the Asset Purchase Agreement, the closing of the Assets Sale will occur after the first meeting of our shareholders, assuming the Transaction Proposals presented to our shareholders at the first meeting are approved and all other conditions to the closing of the Assets Sale are satisfied. In such event, we will proceed with the making of the liquidation distribution to our shareholders, notwithstanding whether the second and third meetings have been held and completed.

To grant us flexibility in the event that the second and third meetings cannot be completed on the same day as the first meeting, we are asking our shareholders to approve the adjournment or postponement of the second and third meetings, to be exercised in the discretion of the proxyholders, to allow us additional time, if necessary, to complete the reports required to be delivered at those meetings.

A.  First Meeting

At the first special meeting, the following matters will be presented and voted upon:

1. Proposal No. 1: Approval of the Plan of Liquidation and Dissolution of the Company.

To approve the Plan of Liquidation, in the form of Annex A to this proxy statement.

2. Proposal No. 2: Appointment of Dennis J. Tietz and Peter J. Younger to Perform the Duties of Liquidator of the Company.

To appoint Dennis J. Tietz and Peter J. Younger to perform the duties of liquidator of the Company under Luxembourg law.

3. Proposal No. 3: Approval of the Asset Purchase Agreement.

To approve the Asset Purchase Agreement, in the form of Annex B to this proxy statement.

4. Proposal No. 4: Approval of an Amendment to the Company’s Articles of Association to Change its Name.

To approve an amendment to the Company’s Articles of Association to change its name to “CRG Liquidation Company.”

5. Proposal No. 5: Approval of Adjournments, Postponements, or Continuations of the First Special Meeting.

To approve adjournments, postponements, or continuations of the first special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the first special meeting.

We recommend that you vote FOR approval of Proposal Nos. 1 — 5 at the first meeting.

To hold the first meeting there must be a quorum of the holders of at least one-half of our outstanding shares present in person or by proxy at the first meeting. Approval of Proposal Nos. 1 (Plan of Liquidation) and 4 (amendment to our Articles) requires approval by the holders of at least two-thirds of our outstanding common shares present in person or by proxy and voting at the first meeting. Approval of the other three proposals to be submitted to our shareholders at the first meeting requires the approval by the holders of a majority of our common shares present in person or by proxy and voting.

Pursuant to the terms of the Asset Purchase Agreement, one of the conditions to closing of the Assets Sale is that each of Proposal Nos. 1, 2, 3, and 4 be approved by our shareholders. Accordingly, if any of these proposals are not approved, then none of them will become effective.

The shareholders of Cronos are not entitled to dissenters’ or appraisal rights under Luxembourg’s Companies Law. If the Asset Purchase Agreement and the Plan of Liquidation are both approved, and if all other conditions to consummation of the Assets Sale are satisfied, then the Assets Sale and liquidation of Cronos will proceed in accordance with the Asset Purchase Agreement and the Plan of Liquidation.

Pursuant to the terms of the Asset Purchase Agreement, Purchaser has required the Company to change its name and to grant all of the Company’s rights to the use of the name “Cronos” to Purchaser. Accordingly, one of the Transaction Proposals is a proposal to amend the Articles of Association of the Company to change its name to “CRG Liquidation Company.” This would be the name under which the Company would operate after the closing of the Assets Sale until its liquidation is completed.

Under the Companies Law, the liquidation of a commercial company is supervised by a “liquidator.” The liquidator, once appointed, supplants the board of directors, and is granted the power and authority to oversee the liquidation of the Company, to bring and defend actions on behalf of the Company, to dispose of property and assets, to collect the Company’s outstanding receivables, to pay or make provision for the payment of its creditors, and to make or cause to be made liquidating distributions to the shareholders of the Company.

The Company is nominating Dennis J. Tietz and Peter J. Younger, our two senior officers and directors of the Company, to serve as liquidators of the Company under the Plan of Liquidation. Each will have the right, power, and authority to act as liquidator of the Company under the Plan of Liquidation. We expect Messrs. Tietz and Younger to operate, as the liquidators of the Company, by consensus.

If a proposal to appoint Messrs. Tietz and Younger to perform the duties of liquidator of the Company is approved, then our board of directors will cease to exist as a corporate body.

B. Second Meeting

At the second special meeting, the following matters will be presented and voted upon:

1. Proposal No. 1: Approval of Liquidators’ Report.

To approve the liquidators’ report if delivered in the form of Annex C to this proxy statement.

2. Proposal No. 2: The Appointment of Fiduciaire Probitas S.à r.l. to Serve as Commissaire à la Liquidation.

To appoint Fiduciaire Probitas S.à r.l. to perform the duties of Commissaire à la Liquidation of the Company under Luxembourg law.

3. Proposal No. 3: Approval of Adjournments, Postponements, or Continuations of the Second Special Meeting.

To approve adjournments, postponements, or continuations of the second special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the second special meeting, or to allow additional time to the liquidators to complete and deliver their report.

We recommend that you vote FOR approval of Proposal Nos. 1 — 3 at the second meeting.

To convene the second meeting there must be a quorum of the holders of at least one-third of our outstanding shares present in person or by proxy at the second meeting. Approval of the three proposals to be presented to our shareholders at the second meeting requires approval by the holders of a majority of our common shares present in person or by proxy and voting at the second meeting.

When a liquidation of a Luxembourg entity is completed, the liquidator is to make a report to the shareholders regarding the liquidation. To expedite the liquidation of the Company, we are including with this proxy statement, as Annex C, a form of the liquidators’ report. At the second special meeting of shareholders, we are asking our shareholders to approve the liquidators’ report if delivered to the secretary of the Company in the form included as Annex C. A copy of the report, as delivered, would then be mailed to our shareholders.

Under Luxembourg’s Companies Law, an auditor, called a Commissaire à la Liquidation, is to be appointed by the shareholders to review and audit the liquidators’ final report. At the second special meeting, we are also asking shareholders to approve the appointment of Fiduciaire Probitas S.à r.l. as Commissaire à la Liquidation to review the liquidators’ report.

C. Third Meeting

At the third special meeting, the following matters will be presented and voted upon:

1. Approval of the Report of the Commissaire à la Liquidation on Liquidators’ Report.

To approve the Commissaire à la Liquidation’s report if delivered in the form of Annex D to this proxy statement.

2. Proposal No. 2: Approval of Adjournments, Postponements, or Continuations of the Third Special Meeting.

To approve adjournments, postponements, or continuations of the third special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the second special meeting, or to allow additional time to the Commissaire à la Liquidation to complete and deliver its report.

We recommend that you vote FOR approval of Proposal Nos. 1 and 2 at the third meeting.

To convene the third meeting there must be a quorum of the holders of at least one-third of our outstanding shares present in person or by proxy at the third meeting. Approval of the two proposals to be presented to our shareholders at the third meeting requires approval by the holders of a majority of our common shares present in person or by proxy and voting at the third meeting.

To expedite the liquidation of the Company, we are including with this proxy statement, as Annex D, a form of the report of the Commissaire à la Liquidation on the liquidators’ report. At the third special meeting of shareholders, we are asking our shareholders to approve the Commissaire à la Liquidation’s report if delivered to the secretary of the Company in the form included as Annex D. A copy of the report would then be mailed to our shareholders, together with the liquidators’ report. The liquidators will also report on any ancillary business conducted at the third special meeting, including identifying the name and address of the depository of the Company’s records.

XIV. ANNUAL MEETING PROPOSALS

The Company is taking the occasion of the first special meeting of shareholders to also conduct our annual meeting. Proposals 5-13 below relate to annual meeting matters. If the Transaction Proposals are approved by our shareholders, then we shall table and not submit to our shareholders for a vote proposals 5-9 as they will become moot. Notwithstanding adoption of the Transaction Proposals, we will submit for a vote proposals 10-13.

In all events, we urge our shareholders to fully complete the proxy card for the first special meeting, and specify their instructions on all of the annual meeting proposals.

A. Proposal No. 5: Election of Directors

The Company’s Articles provide that it is to be managed by a board of directors composed of at least three members who need not be shareholders of the Company and who shall be elected by the holders of a simple majority of the outstanding common shares for a term of three years. The terms of the directors are staggered so that the terms of approximately one-third of the total number of directors expire in each year.

Presently, the board of directors is composed of Dennis J. Tietz (Chairman), Peter J. Younger, Maurice Taylor, S. Nicholas Walker, and Robert M. Melzer.

Messrs. Tietz and Younger were re-elected by the shareholders to the board of directors at the 2004 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2007. Messrs. Tietz and Younger are standing for re-election at this annual meeting.

Messrs. Walker and Melzer were re-elected by the shareholders to the board of directors at the 2005 annual meeting for three-year terms expiring at the conclusion of the annual meeting for 2008, and are therefore not standing for re-election at this annual meeting.

Messrs. Taylor was re-elected by the shareholders to the board of directors at the 2006 annual meeting for a three-year term expiring at the conclusion of the annual meeting for 2009, and is therefore not standing for re-election at this annual meeting.

The board of directors has determined that each of Messrs. Taylor, Walker, and Melzer, comprising a majority of the board, is independent within the meaning of Nasdaq’s listing standards. In making this judgment, the board has taken into account the ownership of approximately 19% of the issued and outstanding common shares of the Company by Director Walker and companies affiliated with Director Walker.

Dennis J. Tietz

Mr. Tietz, age 54, was appointed Chief Executive Officer of the Company on December 11, 1998, and Chairman of the board of directors on March 30, 1999. From 1986 until his election as Chief Executive Officer of the Company, Mr. Tietz was responsible for the organization and marketing of investment programs managed by Cronos Capital Corp. (“CCC”) (formerly called Intermodal Equipment Associates), an indirect subsidiary of the Company. From 1981 to 1986, Mr. Tietz supervised container lease operations in both the United States and Europe. Prior to joining CCC in 1981, Mr. Tietz was employed by Trans Ocean Leasing Corporation, San Francisco, California, a container leasing company, as regional manager based in Houston, with responsibility for leasing and operational activities in the U.S. Gulf. Mr. Tietz holds a B.S. degree in Business Administration from San Jose State University. Mr. Tietz is a licensed principal with the National Association of Securities Dealers. Mr. Tietz served as Chairman of the International Institute of Container Lessors for its 2001 fiscal year, and currently sits on the Executive Committee of the Institute’s Board of Directors.

Peter J. Younger

Mr. Younger, age 50, was elected to the board of directors of the Company at the 1999 annual meeting held on January 13, 2000. Mr. Younger was appointed as President and Chief Operating Officer of the Company by the board of directors on March 17, 2005. He previously served as Chief Operating and Financial Officer of the Company (having been appointed as Chief Financial Officer in March 1997 and as Chief Operating Officer in August 2000). From 1991 to 1997, Mr. Younger served as Vice President of Finance of Cronos Containers Limited, a subsidiary of the Company located in the United Kingdom. From 1987 to 1991, Mr. Younger served as Vice President and Controller of CCC in San Francisco. Prior to 1987, Mr. Younger was a certified public accountant and a principal with the accounting firm of Johnson, Glaze and Co. in Salem, Oregon. Mr. Younger holds a B.S. degree in Business Administration from Western Baptist College, Salem, Oregon.

We are proposing that the shareholders re-elect Messrs. Tietz and Younger to the board of directors to serve until the conclusion of the annual meeting for 2010. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected by the shareholders. Should either nominee unexpectedly not be available for election, then the board of directors would propose a substitute nominee.

If Messrs. Tietz and Younger are re-elected to the board, then the composition of our board of directors would be as follows:

Director	Term Expiration

Dennis J. Tietz*	2010 Annual Meeting
Peter J. Younger*	2010 Annual Meeting
Maurice Taylor	2009 Annual Meeting
S. Nicholas Walker	2008 Annual Meeting
Robert M. Melzer	2008 Annual Meeting

*	Nominee for re-election to the board of directors.

We recommend that you vote FOR the re-election of Messrs. Tietz and Younger as directors.

Vote Required

Election of each of the two nominees as a member of the board of directors of the Company requires the approval of the holders of a simple majority of the outstanding common shares of the Company.

Continuing Directors

S. Nicholas Walker

Mr. Walker, age 52, was appointed to the board of directors of the Company as an independent director in 1999, and was elected to the board by the shareholders at the 1999 annual meeting. Mr. Walker is currently serving as a director for a term expiring at the conclusion of the annual meeting to be held in 2008. In August 2000, Mr. Walker organized the York Group Limited (“York”). York, with offices in London, New York and Nassau, Bahamas, provides securities brokerage and investment management services to institutional and high net worth individual clients in Europe, the United States, and Latin America. Mr. Walker has served as Chief Executive Officer of York since 2000. From 1995 until he organized York, Mr. Walker served as Senior Vice President of Investments of PaineWebber Inc. From 1982 until he joined PaineWebber, he served as Senior Vice President of Investments of Prudential Securities Inc. Mr. Walker holds an M.A. degree in Jurisprudence from Oxford University, England.

Robert M. Melzer

Mr. Melzer, age 66, was elected to the board of directors of the Company as an independent director at the 1999 annual meeting. Mr. Melzer is currently serving as a director for a term expiring at the conclusion of the annual meeting to be held in 2008. Mr. Melzer served as President and Chief Financial Officer of Property Capital Trust, a publicly-traded real estate investment trust, from 1990 to 1996, and as President and Chief Executive Officer from 1992 until May 1999, when the company completed its plan to dispose of its investments and distributed the proceeds to its shareholders. Since May 1999, Mr. Melzer has devoted his business activities to consulting and to serving as a director or trustee of various business and charitable organizations. In 2001, Mr. Melzer served as interim Chief Executive Officer of Beth Israel Deaconess Medical Center in Boston, Massachusetts. Mr. Melzer currently serves as a director of Genesee & Wyoming, Inc., a short-line and regional railroad holding company (NYSE: GWR). Mr. Melzer holds a B.A. degree in Economics from Cornell University and an M.B.A. from the Harvard Business School.

Maurice Taylor

Mr. Taylor, age 46, was appointed to the board of directors of the Company as an independent director in 1998. Mr. Taylor is currently serving as a director for a term expiring at the conclusion of the annual meeting to be held in 2009. Mr. Taylor, a resident of Geneva, Switzerland, is an independent consultant in international trade finance. He serves on the boards of numerous privately-held trading companies in Europe. Mr. Taylor holds a B.A. degree in Mathematical Economics from Brown University.

B.	Proposal Nos. 6 and 7: Amendments to the Company’s Articles of Association: Reauthorization of the Company’s Capital and Reconfirmation of the Board of Directors’ Authority to Suppress Preemptive Rights With Respect to the Issuance of Common Shares Following Presentation of Report of the Board of Directors

Reauthorization of Capital

Cronos’ authorized capital consists of 25,000,000 common shares, $2 par value per share, of which 7,645,673 common shares are presently issued and outstanding. The 7,645,673 outstanding common shares do not include (i) 300,000 common shares reserved for issuance under outstanding options granted to Mr. Tietz, (ii) 485,072 common shares reserved for issuance under outstanding options and stock units granted or that may be granted under the Company’s 1999 Stock Option Plan, Non-Employee Directors’ Equity Plan, and 2005 Equity Incentive Plan, or (iii) 112,000 shares held in treasury. Accordingly, as of this date, there remain 16,253,420 authorized common shares of the Company not issued, reserved for issuance, or held in treasury and available for issuance. The

Company’s Articles of Association currently do not authorize the issuance of preferred shares. All of our common shares are issued in registered form.

Under Luxembourg law, our authorized capital is automatically reduced to the amount represented by our outstanding shares unless our shareholders renew our authorized capital every five years. Our shareholders last renewed our authorized capital at the annual shareholders’ meeting held on June 12, 2002. Accordingly, we are taking the opportunity at this annual meeting to seek shareholder approval for a reauthorization of our share capital. The reauthorization shall take the form of an amendment to Article 3 of our Articles of Association. The full text of the proposed resolution amending Article 3 to accomplish a reauthorization of our share capital is as follows:

“RESOLVED, that Article 3 of the Articles of Association of the Company be amended and restated to read in its entirety as follows:

‘Art. 3.  The authorized capital is set at U.S. $50,000,000 (Fifty Million U.S. Dollars) divided into 25,000,000 (Twenty-Five Million) authorized common shares, par value U.S. $2 per share.

The subscribed capital is set at U.S. $15,515,346 (Fifteen Million Five Hundred Fifteen Thousand Three Hundred Forty-Six U.S. Dollars) divided into 7,757,673 (Seven Million Seven Hundred Fifty-Seven Thousand Six Hundred Seventy-Three) issued shares of U.S. $2 par value per share.

The authorized share capital of the Company may be increased or decreased by resolution of the shareholders of the Company adopted in the manner required for the amendment of these Articles.

Certificates for common shares will be issued in such denominations as the board of directors shall prescribe. The share certificates shall be in such form and shall bear such numbers of identification as shall be determined by the board of directors.’ ”

Board Authorization to Issue Common Shares Suppressing Pre-Emptive Rights

As a general rule, shareholders are entitled when shares are issued for cash to preemptive rights under Luxembourg law unless the Articles of Association authorize the board of directors to withdraw or restrict preemptive rights. Preemptive rights provide shareholders the right to subscribe to their proportionate share of future issuances of shares by the company. Preemptive rights are not customarily granted by public companies to their shareholders because they impede the raising of new capital by the company and the adoption of equity incentive plans for officers and employees of the company.

At the 2002 meeting at which the shareholders reauthorized the capital of the Company, the shareholders also authorized the board to issue common shares from the authorized but unissued capital of the Company without reserving any preemptive rights to the shareholders of the Company. This authorization likewise expires five years from the date that publication of the amendment occurred under Luxembourg law (or by September 3, 2007). Accordingly, we are also requesting that our shareholders confirm the board’s authority to issue common shares without the reservation of preemptive rights. The full text of the resolution to be presented to the shareholders at the annual meeting for this purpose is as follows:

“RESOLVED, that Article 4 of the Articles of Association of the Company be amended to read in its entirety as follows:

‘Art. 4.  All shares will entitle the holder thereof to cast one vote for each Share held.

The Board of Directors may issue additional common shares on such terms and conditions as it shall approve, without reserving a preferential subscription right to the shareholders. This authorization to issue additional shares shall be valid for a period of five (5) years from the date this Article is adopted by the shareholders and notice thereof is published in accordance with Luxembourg law.”’

The number of the Company’s authorized common shares not issued or reserved for issuance and available for issuance is 16,253,420. The board’s authority to suppress preemptive rights applies only to shares authorized but not yet issued or reserved for issuance.

We recommend that you vote FOR approval of Proposal Nos. 6 and 7.

Vote Required

Adoption of Proposal Nos. 6 and 7 requires the approval of the holders of at least two-thirds of the outstanding common shares of the Company present in person or represented by proxy at the annual meeting, at which a quorum composed of the holders of at least one-half of the outstanding common shares of the Company are present in person or by proxy.

Board Report in Support of Reauthorization of the Company’s Capital and Confirmation of the Authority of the Board to Issue Common Shares Suppressing Preemptive Rights

We are asking our shareholders to reauthorize our capital and grant to our board of directors the power to suppress preemptive rights because, if the Transaction Proposals are not approved, we will continue in business and need the right and power to issue common shares from time to time.

Reauthorization of the Company’s capital is necessary to enable the Company to have a sufficient number of authorized but unissued common shares which can be issued for or in connection with such corporate purposes as may, from time to time, be considered advisable by the board of directors. Having such shares available for issuance provides the Company greater flexibility in its sources of financing for its business and will allow shares to be issued as determined by the board without the expense or delay of a special shareholders’ meeting to approve an amendment to our Articles of Association and the issuance of additional capital stock. Such corporate purposes could include, without limitation, (a) the issuance of common shares in connection with an offering to raise capital for the Company; (b) the issuance of common shares in connection with debt financing for the Company; (c) the issuance of common shares pursuant to stock option plans or in connection with other employee benefit plans; and/or (d) the issuance of common shares in connection with any desirable acquisition which may be presented to the Company.

The issuance of common shares in excess of those presently issued or reserved for issuance would be authorized at such times, for such purposes, and on such terms as the board may deem advisable, without further action by the Company’s shareholders, except as may be otherwise required by the Company’s Articles of Association and applicable laws and regulations, including those of The Nasdaq Global Market, the market on which the Company’s common shares currently trade. The rules of Nasdaq currently require shareholder approval prior to the issuance of capital stock in connection with an acquisition of the stock or the assets of another company if, among other things, the shares to be issued have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance. Nasdaq also requires shareholder approval for stock purchase plans made available to officers or directors, subject to limited exceptions.

The board is also requesting that the shareholders renew the board’s authority to suppress preemptive rights to facilitate the board’s ability to raise new capital for the Company, to adopt stock option and other equity incentive plans for the employees of the Company, and to issue common shares in connection with acquisitions and other strategic alliances that may be presented to the Company from time to time. Board authorization of the issuance of common shares would be for such consideration as the board determines to be the fair market value of the shares at time of issuance or grant of stock options or like rights, subject to the rules of Nasdaq and Luxembourg law. As discussed in the previous paragraph, the rules of Nasdaq require shareholder approval for certain share issuances, notwithstanding the board’s authority to suppress preemptive rights with respect thereto.

The adoption of Proposal Nos. 6 and 7 may have the result, after September 3, 2007 (the date of expiration of the last shareholders’ approval of the authorized capital of the Company and confirmation of the authority of the board to suppress preemptive rights) of making it more difficult for any person or group of persons to acquire control of the Company by confirming the ability of the Company to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control.

Although adoption of Proposal Nos. 6 and 7 could have such an effect, the Proposals are being submitted by the board of directors to the shareholders for the reasons set forth above and not for anti-takeover reasons. The Company has no present plans to issue additional common shares to the current principal shareholders, the directors, or the executive officers of the Company except pursuant to the Company’s existing stock option and equity incentive plans. However, the Company has from time to time engaged in discussions relating to potential acquisitions, some of which could result in agreements requiring the issuance of additional common shares of the

Company. As long as the Asset Purchase Agreement is in effect, the Company is prohibited from issuing any additional common shares without the consent of Purchaser (see “The Asset Purchase Agreement — Conduct of Our Business Pending the Closing,” beginning on page 58).

C.	Proposal Nos. 8 and 9: Appointment of Deloitte S.A. as Independent Auditors and Fiduciaire Probitas S.à r.l. as Luxembourg Statutory Auditors

The board of directors has selected Deloitte S.A. (“Deloitte”) as the Company’s independent auditors for the fiscal year ending December 31, 2007, subject to shareholder approval. Deloitte has acted as the Company’s independent auditors for the last eight years.

Under the Luxembourg Companies Law, we are required to provide to our shareholders and publish in Luxembourg both consolidated and unconsolidated financial statements. Deloitte served as auditors for both our consolidated and unconsolidated reports through 2003. With the passage of the Sarbanes-Oxley Act, Deloitte concluded that it should not serve as our Luxembourg statutory auditors (“Commissaire aux comptes”) for our unconsolidated accounts. Accordingly, we selected for 2004, 2005, and 2006, and have again selected for 2007, Fiduciaire Probitas S.à r.l. (“Fiduciaire Probitas”), Luxembourg, as statutory auditors for our unconsolidated accounts, subject to shareholder approval. Deloitte and its affiliate Deloitte & Touche LLP will continue to audit the consolidated financial statements we include in our annual reports filed with the SEC. As Luxembourg statutory auditor, Fiduciaire Probitas does not audit the Company’s unconsolidated accounts, but provides an annual report confirming that the Company’s unconsolidated accounts agree with the accounting records and documents submitted to the firm by the Company.

We recommend that you vote FOR the appointment of Deloitte as independent auditors for the Company for the year ending December 31, 2007, and the authorization of the board of directors to fix the compensation payable to the independent auditors.

We further recommend that you vote FOR the appointment of Fiduciaire Probitas as Luxembourg statutory auditors for the unconsolidated accounts of the Company for the year ending December 31, 2007, and the authorization of the board of directors to fix the compensation payable to the statutory auditors.

The Company’s two senior officers, its Chief Executive Officer and its President, will be present at the first special meeting, at which we will also be conducting our annual meeting, and will be available to respond to appropriate questions from shareholders. Representatives of Deloitte and Fiduciaire Probitas are also expected to be present at the first special meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions from shareholders.

Audit Fees.  The aggregate fees charged by Deloitte and its affiliate, Deloitte & Touche LLP (collectively, “Deloitte & Touche”), for professional services required for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005 and the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2006 and 2005 were $648,000 (2006) and $550,000 (2005).

Audit-Related Fees.  The aggregate audit related fees charged by Deloitte & Touche for the fiscal years ended December 31, 2006 and 2005 were $28,000 (2006) and $148,000 (2005).

Tax Fees.  The aggregate fees charged by Deloitte & Touche for tax compliance, tax advice, and tax planning services for the fiscal years ended December 31, 2006 and 2005 were $64,497 (2006) and $73,000 (2005). The services rendered included tax advisory and tax preparation services.

All Other Fees.  The aggregate fees charged by Deloitte & Touche for services provided in connection with the Assets Sale process were $87,000 for the fiscal year ended December 31, 2006. No other services were provided to the Company by Deloitte & Touche for the fiscal year ended December 31, 2005.

Fiduciaire Probitas.  The fee charged by Fiduciaire Probitas for its statutory auditing services required for its report on the Company’s unconsolidated financial statements for the fiscal years ended December 31, 2006 and 2005 was €7,600 (at 2006 exchange rates, approximately $9,600) (2006) and €6,800 (at 2005 exchange rates, approximately $8,364) (2005).

As set forth in the charter of the audit committee of the board, the audit committee is to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to certain permitted de minimis exceptions for non-audit services. The audit committee followed such procedures with respect to the approval of the audit and permitted non-audit services described above, without reliance on the de minimis exceptions for non-audit services. A copy of the audit committee charter is also available at www.cronos.com.

D.	Proposal Nos. 10 — 13: Proposals for Submission to the Shareholders Under Luxembourg Law

The board will submit to the shareholders at the first special meeting for their consideration and approval the following matters as required by the Luxembourg Companies Law:

Proposal No. 10.  A proposal to approve the Company’s consolidated and unconsolidated financial statements for the year ended December 31, 2006, and to approve the reports of the Company’s board of directors and independent and statutory auditors thereon.

Proposal No. 11.  A proposal to discharge the following individuals from the execution of their mandate as directors of the Company for the year ended December 31, 2006:

Dennis J. Tietz
Peter J. Younger
Maurice Taylor
Charles Tharp
S. Nicholas Walker
Robert M. Melzer

Proposal No. 12.  A proposal to discharge Fiduciaire Probitas from the execution of its mandate as Luxembourg statutory auditors (“Commissaire aux comptes”) of the Company for the year ended December 31, 2006.

Proposal No. 13.  A proposal to approve the allocation of the profit/loss reported by the Company for the year ended December 31, 2006.

We recommend that you vote FOR approval of each of the foregoing proposals.

We are transmitting to our shareholders of record with this proxy statement our 2006 annual report, which includes the consolidated financial statements of the Company and our auditors’ report thereon for the year ended December 31, 2006. We are also including the Company’s consolidated and unconsolidated financial statements, and directors’ and auditors’ reports thereon, for the year ended December 31, 2006, prepared in conformity with Luxembourg’s regulatory requirements. Shareholders may also download and print these and other materials by visiting the Company’s website at www.cronos.com, or by contacting our investor relations department as disclosed on page 108 of this proxy statement.

If the shareholders approve the discharge of the directors of the Company from the execution of their mandate as directors, as set forth above, then, under Luxembourg law, none of these individuals could be held liable for his conduct as a director of the Company for 2006. A release of the directors from their mandate as directors for 2006 is valid only if the Company’s balance sheet at December 31, 2006 contains no omission or false information concealing the true condition of the Company, and, with regard to any act carried out which falls outside the scope of the Company’s Articles, only if such matter has been specifically disclosed at the meeting. The board is not aware of any such ground for the invalidity of the discharges of directors requested herein. The discharge requested of Fiduciaire Probitas from the execution of its mandate as Luxembourg statutory auditors of the Company for 2006 is similarly qualified.

XV.  CORPORATE GOVERNANCE

Since the new management team, under the direction of the Chairman and Chief Executive Officer Dennis J. Tietz, assumed the management of the Company in April 1999, the Company has sought to strengthen its corporate governance. Measures adopted by the Company to achieve this objective have included the appointment of independent directors to constitute a majority of the members of its board of directors, the voluntary assumption of the full reporting obligations of a United States domestic issuer under the Exchange Act, and the appointment of audit, compensation, special litigation, and transaction committees of the board, comprised entirely of independent directors.

A.  Independent Directors

•	At its regularly scheduled meeting held March 8, 2007, the board determined that three of the five current members of the board (Messrs. Taylor, Walker, and Melzer) qualify as “independent” directors within the meaning of Nasdaq Stock Market Rule 4200. The board determined that none of these individuals has a relationship with the Company that would interfere with the exercise of independent judgment in carrying out his responsibilities as director. In making this determination, the board took into account, with respect to Director Walker, that Director Walker and affiliated companies own approximately 19% of the outstanding common shares of the Company.

•	The board of directors at each regularly scheduled board meeting meets in executive session, without management present.

B.  Audit Committee

•	The audit committee has established policies that are consistent with the corporate reform requirements for auditor independence.

•	Audit committee members meet the applicable tests for independence from Company management and requirements for financial literacy.

•	The board of directors has determined that the Chair of the audit committee qualifies as an audit committee financial expert.

•	Deloitte & Touche, our independent auditors, reports directly to the audit committee.

•	Complaint procedures have been established to enable confidential and anonymous reporting to the audit committee by all directors, officers, and employees.

•	The internal audit function of the Company reports its status and findings to the audit committee.

•	An annual report is prepared by the audit committee, and is included in the Company’s annual proxy statements.

C.  Compensation Committee

•	The members of the compensation committee meet the applicable tests for independence as defined by The Nasdaq Global Market.

•	The compensation committee works to retain, encourage, and reward the efforts of key officers and employees of the Company.

•	The compensation committee determines, subject to the terms of their employment agreements, the compensation of the Chief Executive Officer and the President.

•	The compensation committee establishes and supervises the compensation policies for the other executive officers of the Company.

•	An annual report on executive compensation is prepared by the compensation committee, and included in the Company’s annual proxy statements.

•	The compensation committee was charted by resolutions adopted by our board of directors in June 1999. The committee is comprised solely of non-executive directors, currently numbering three. The committee negotiated the current employment agreements directly with the Chief Executive Officer and President of the Company, and each year establishes the target bonus objectives for the award of annual bonuses to the executive officers of the Company and to the officers and employees of the Company as a group. After the conclusion of each year, the committee assesses management’s performance against the target bonuses objectives established for the prior year, and determines the amount of the bonuses for the executive officers of the Company and the size of the bonus pool for the officers and employees of the Company as a group. Although the committee has from time to time obtained compensation data from a compensation consulting firm, it has not relied upon compensation consultants to establish or assess the compensation policies and procedures followed by the committee. Recommendations of bonus target objectives and the size of bonuses are made by our Chief Executive Officer to the committee, but the committee sets performance targets based upon these recommendations and recommendations from its members, and awards bonuses independently and in executive session, with no member of management present.

D.	Code of Ethics and Policy on Conflicts of Interest

•	The Company has adopted a Code of Ethics, available on the Company’s website at www.cronos.com, that applies to all directors, officers, and employees of the Company.

•	The Company has adopted a policy on conflicts of interest, available on the Company’s website at www.cronos.com, that applies to the directors, officers, and senior employees of the Company and its subsidiaries, and to 5% or greater shareholders of the Company.

E.  Nomination of Directors

•	In March 2004 the board adopted policies with respect to the process for nominating directors and addressing communications between our shareholders and the Company, including the board of directors. The policy statement is available at www.cronos.com. The policies are designed to comply with the 2003 corporate governance amendments adopted by The Nasdaq Global Market and the revised disclosure rules of the SEC. The policies may be modified from time to time by the board. Because of the stability of the makeup of our board of directors (since March 1999 no new director has joined our board), we believe the procedures we have established for the nomination of directors are adequate without the necessity of appointing a separate nominating committee of our board.

•	All nominees for director recommended for election by the board to our shareholders shall be selected by a majority of the independent directors of the board, for and on behalf of the full board, after consultation with our non-independent directors.

•	The board considers candidates recommended by management, current members of the board, professional search firms, shareholders, and other persons.

•	The board does not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder or otherwise. The board will, however, more closely examine the qualifications and background of a candidate who it does not know or has not worked with than the qualifications and background of a candidate who it does know and has worked with.

•	Candidates for service as a director of the Company should possess the qualities of confidence, experience, diligence, collegiality, and independent judgment. Experience in the container leasing, shipping, or transportation businesses is desirable, but not necessary. Candidates should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of directors should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director should represent the interests of all shareholders.

•	In evaluating potential candidates for service on the board, the board shall assess candidates in the context of the current make-up of the board. The board’s assessment will include issues of diversity in numerous factors; an understanding of and experience in the container leasing, shipping, or transportation industry; and an understanding of and experience in international business. These factors, and others as considered useful by the board, shall be reviewed in the context of an assessment of the perceived needs of the board at a particular point in time.

•	The board, acting upon the recommendation of a majority of its independent directors, may retain such outside advisors, including search firms, as the independent directors deem necessary or appropriate to assist them in screening candidates for service on the board. The terms of any such engagement are to be determined by the independent directors.

•	Shareholders interested in recommending individuals for membership on the board must submit a written recommendation (including the candidate’s name and qualifications for membership on the board as well as a written statement from the individual of his or her consent to be named a candidate and, if nominated and elected, to serve as a director) to the Vice President/Investor Relations of Cronos Capital Corp., an affiliate of the Company, at One Front Street, Suite 925, San Francisco, California 94111. Recommendations must have been received on or before December 31, 2007 for consideration in anticipation of the 2008 annual meeting of shareholders. If the Transaction Proposals are approved, no 2008 annual meeting of shareholders will be held.

F.  Shareholder Communications

•	Shareholders may communicate directly with the members of the board of directors, including the independent members thereof.

•	Shareholder communications should be addressed to the Vice President/Investor Relations of Cronos Capital Corp., at the address specified above, or by email to ir@cronos.com.

•	All communications directed to the board of directors or its independent members shall be forwarded by the Vice President/Investor Relations to the appropriate individual(s).

•	The policies of the board of directors with respect to shareholder communications are available at www.cronos.com.

XVI.  COMMITTEES OF THE BOARD OF DIRECTORS

The board has established audit, compensation, special litigation, and transaction committees. No director attended fewer than 75% of the aggregate number of meetings of the board and of the committee(s) on which he served while he was in office in 2006. The board held six meetings in 2006.

The Company has traditionally followed the policy of scheduling a regular meeting of the board for the day before the annual meeting of shareholders, and therefore the Company expects that all members of the board will attend annual meetings. Where a regularly-scheduled meeting of the board is not planned around the annual meeting, then members of the board are encouraged, but are not expected, to attend the annual meeting. All members of the board attended the 2006 annual meeting of shareholders.

Name of Committee
and Members	Functions of the Committee	Meetings in 2006

Audit Committee Robert M. Melzer (Chair)	• Oversees all material aspects of the Company’s reporting, control, and audit functions;	5
Maurice Taylor	• Provides general oversight of the Company’s financial reporting;
S. Nicholas Walker	• Reviews the results and scope of the audit and other services provided by Deloitte & Touche, the Company’s independent auditors;
	• Appoints, retains, and oversees the Company’s
	independent auditors; and
	• Reviews and authorizes related-party transactions.

Compensation Committee	• Establishes and oversees the compensation	4

Maurice Taylor (Chair) S. Nicholas Walker Robert M. Melzer	and benefit plans for the officers, key employees, and independent directors of the Company.

Special Litigation Committee Maurice Taylor (Chair) S. Nicholas Walker Robert M. Melzer	• Supervises the material legal proceedings in which the Company is involved.	1

Transaction Committee S. Nicholas Walker (Chair) Maurice Taylor Robert M. Melzer	• Supervises the efforts of the board, working in conjunction with counsel and the Company’s financial advisors, to pursue strategic alternatives to enhance shareholder value; and	41
	• Oversees discussions between the Company and interested parties.

XVII.  EXECUTIVE COMPENSATION

A.	Compensation Discussion and Analysis

In this section we give an overview and analysis of our compensation policies and the material factors that underlie our compensation policies. More detailed information can be found in the tables below containing specific information about the compensation earned and paid in 2006 to the following individuals, whom we refer to as our “named executive officers” or “NEOs”:

•	Dennis J. Tietz, Chairman and Chief Executive Officer

•	Peter J. Younger, President and Chief Operating Officer

•	Frank P. Vaughan, Chief Financial Officer and Senior Vice President

•	John C. Kirby, Senior Vice President

•	John M. Foy, Senior Vice President

1. Compensation Objectives.

We pride ourselves on the stability of our senior management team. We believe one of Cronos’ competitive strengths is the stability and cohesion of its management team. The following sets forth the year in which our NEOs first joined the Group:

NEO	Year of Hire

Dennis J. Tietz	1981
Peter J. Younger	1987
Frank P. Vaughan	1991
John C. Kirby	1985
John M. Foy	1985

As is our apparent from our discussion of the proposed transaction with the Purchaser Parties in the forepart of this proxy statement, much of 2006 was devoted to pursuing a transaction. No new compensation plans or programs were developed or implemented in 2006. Our compensation programs were established in prior years. These programs were designed to retain and reward our employees and to align, insofar as possible, the interests our key employees with the interests of the Company’s shareholders.

The compensation programs we have adopted and followed since 2000 were shaped, in large part, by the turmoil created by the tenure of a former Chairman, Stefan M. Palatin, who was ousted as Chairman and CEO of the Company in the summer of 1998. Litigation spawned by Mr. Palatin’s tenure did not finally conclude until June 2006, with the settlement of the TOEMT litigation, previously disclosed in the Company’s periodic reports and filings with the SEC. To retain our key personnel, we entered into written employment agreements with our senior officers, granted stock options that vested over a period of years, and provided severance of up to two years for our senior officers, payable upon a termination without cause or a failure to renew the term of the officer’s employment agreement without cause.

With respect to our executive officers, our current compensation programs are centered on (a) base compensation, (b) annual bonuses, and (c) long-term incentive compensation represented by awards of restricted shares under our 2005 Equity Incentive Plan (“2005 Plan”), which our shareholders approved at the 2005 annual meeting.

2. Overview of Executive Compensation Components

Our compensation program consists of the following elements, as illustrated in the table below.

Pay Element	Purpose and Description
Base Salary	Provide fixed compensation.
Annual Cash Bonus	Provide incentive to achieve the Company’s business plan.
Long-Term Incentives	Align the interests of our executive officers with our shareholders by providing compensation in the form of restricted shares, vesting over time.
Severance Benefits	Promote stability and loyalty to the Company by providing severance benefits. Messrs. Tietz and Younger are entitled to up to two years’ severance of base and bonus compensation if they are terminated without cause or they resign ‘for good reason.‘ Our other NEOs are entitled to up to two years severance of base salary if they are terminated without cause.
Retirement Benefits	Provide financial security in retirement through tax-deferred retirement savings programs whereby the Company contributes a percentage of contributions made by participants to the programs.

Pay Element	Purpose and Description
Welfare Benefits	• Our NEOs participate in employee benefit plans generally available to our employees, including medical, health, life insurance, and disability plans.
• A continuation of medical benefits may occur as a part of severance upon certain terminations of employment.
Change in Control Benefits	Messrs. Tietz and Younger are entitled to change in control payments (“transaction bonuses”) in the event of a change in control.

The compensation components payable to each of our NEOs are described in more detail in the tables below.

3. Establishment of Base and Bonus Compensation.

The current base and bonus compensation payable to our five NEOs were established in their employment agreements, which have been in place since 1999 for Mr. Tietz, 2001 for Mr. Younger, and 2000 for Messrs. Vaughan, Kirby, and Foy. The base compensation payable to our NEOs was initially established based upon what we believed at the time were competitive pay levels for executives in the container leasing industry. Each employment agreement provides for base salary increases, determined at the discretion of the compensation committee for Messrs. Tietz and Younger (but no less than cost of living increases) and, in the case of Messrs. Vaughan, Kirby, and Foy, as determined by the board of directors of their employer and approved by the compensation committee. For 2006, each of our NEOs received cost of living increases in their base salaries.

Maximum bonuses are established by their employment agreements (in the case of Messrs. Tietz and Younger) or by practice (in the case of the other NEOs because their employment agreements provide for bonuses as determined in the discretion of the board of directors of their employer). Under their employment agreements, Messrs. Tietz and Younger are entitled to annual bonuses, as determined by the compensation committee, not to exceed 50% of their base salary. For the other NEOs, the maximum annual bonus is set at 30% of their base salary. During its March regular meeting each year, the compensation committee establishes bonus objectives for the NEOs and for the employees as a group for the year. The objectives are designed to provide incentives to the Group’s management to meet the targets established by the Company’s annual business plan and other objectives set by the compensation committee. The Company’s annual business plan is developed by management and reviewed with and approved by the board of directors each year at the March regular meeting of the board of directors. The bonus objectives vary from year to year, but typically include achieving projected earnings per share, meeting targets for the purchase of containers (which we refer to as “CAPEX”), and other non-quantitative objectives.

After the conclusion of each year, the compensation committee meets and assesses management’s performance for the year against the objectives established the prior March. The committee determines the bonuses for each of the NEOs and the size of the bonus pool for all other officers and employees of the Company.

For 2006, our compensation committee, at its March 9, 2006 regular meeting, established performance objectives of earnings per share (primary) (with a weighted value of 30%); the securitization of CF Leasing’s funded debt by December 31, 2006 (with a weighted value of 20%); cooperation with the transaction committee in exploring a transaction (with a weighted value of 20%); the achievement of targeted levels of CAPEX, both for the Group as a whole (with a weighted value of 10%) and for the Company directly (with a weighted value of 10%); and achievement of a targeted level of capital to be raised by a private placement partnership offering (with a weighted value of 10%).

The actual bonuses awarded for 2006 were determined based upon the compensation committee’s assessment of management’s achievement of the 2006 performance objectives. The committee exercised its discretion with respect to the award of 2006 bonuses to take into account that the transaction committee’s pursuit of a transaction precluded achievement of the securitization of CF Leasing’s funded debt by December 31, 2006 and the targeted partnership offering, and therefore accorded a relative weight of 50% to the level of fund raising for the objective of cooperating with the transaction committee in the pursuit of a transaction. The committee’s scoring of management’s performance against the objectives set for 2006 totaled 75% of the maximum bonus targets, resulting in the bonuses awarded to the NEOs as set forth under “Summary Compensation Table.”

4. 2006 Long-Term Incentives.

There were 300,000 of our common shares available for grant under our 2005 Plan. The 2005 Plan is administered by our compensation committee. A participant may receive multiple awards under the 2005 Plan, with a limit of no more than 15,000 restricted shares available for grant to any one individual in any one calendar year. Restricted share awards to our independent directors are limited to 1,500 shares per year. No more than 75,000 restricted shares may be granted to all participants in any one calendar year. These limitations are subject to adjustment to reflect stock splits and similar events. The term of the 2005 Plan is seven years.

All awards of restricted shares under the 2005 Plan are determined by the compensation committee, with the exception of the annual 1,500 restricted share awards made to our independent directors, which are made automatically each year. The restrictions on transfer and vesting requirements with respect to restricted share grants are determined by the compensation committee. To date, the restricted share awards made to our officers and employees, including to our NEOs, all vest on the fourth anniversary of the date of grant, assuming continued service by the participant with the Company. Restricted share awards made to our independent directors vest on the day prior to the next annual meeting at which the director’s term of office expires. Unless otherwise determined by the committee, cash dividends are only paid on restricted shares that have vested, and participants do not have the right to vote with respect to restricted shares until the shares have vested. Upon a change in control of the Company, the committee has the discretion to accelerate the vesting of restricted shares. The committee has done so with respect to the proposed transaction with the Purchaser Parties. See “Special Factors — Interest of Directors and Executive Officers of Cronos in the Assets Sale — Accelerated Vesting of Restricted Shares,” beginning on page 47.

Under our 2005 Plan, we may also make awards to our independent directors of director’s stock units in lieu of all or a specified portion of the director’s cash compensation. The number of director’s stock units awarded is equal to the compensation the director elects not to receive, multiplied by 125%, with the resultant product divided by the average of the fair market value of our common shares for the 20 trading days preceding the date on which such compensation otherwise would have been payable to the independent director. Director’s stock units are settled into our common shares, on a one-to-one basis. Prior to settlement, the independent director has no rights of a shareholder in any common shares corresponding to the directors’ stock units. Director’s stock units vest, in full, on the business day preceding the next annual meeting of shareholders at which the term of the director is to expire. If, however, an independent director’s service on the board terminates by reason of resignation, removal, death, disability, or a change in control of the Company, then all of the director’s stock units immediately vest.

Each of our three independent directors has elected to defer all of his cash compensation and receive director’s stock units. In the event of a closing of the proposed sale of our assets to the Purchaser Parties, all of the director’s stock units granted to our independent directors shall automatically settle into our common shares.

At its March 2006 meeting, the compensation committee made the following awards of restricted shares to our NEOs:

NEO	Restricted Share Award

Dennis J. Tietz	12,000 shares
Peter J. Younger	12,000 shares
Frank P. Vaughan	5,000 shares
John C. Kirby	5,000 shares
John M. Foy	5,000 shares

In light of the pending transaction with the Purchaser Parties, no restricted share awards have been made by the compensation committee in 2007. In addition, the deferral of director cash compensation into director’s stock units ceased, under the terms of the Asset Purchase Agreement with the Purchaser Parties, effective for all cash compensation earned by our independent directors from January 1, 2007. For their services as directors of the Company since that date our independent directors have been in paid cash. See “Independent Director Compensation,” beginning on page 102.

5. Stock Ownership Requirements.

We have not adopted stock ownership guidelines for our directors or NEOs.

6. Impact of Accounting and Tax Treatment of Compensation.

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our NEOs. However, the employment agreements with Messrs. Tietz and Younger contain so-called “cutback” provisions designed to ensure that the excise tax provisions of Section 4999 of the Internal Revenue Code do not apply to any transaction bonus payable to Messrs. Tietz and Younger as a result of a change in control of the Company. The effect of these provisions is to require a reduction in the compensation otherwise payable to Messrs. Tietz and Younger to avoid imposition of an excise tax under Section 4999.

Internal Revenue Code Section 162(m) generally disallows a tax deduction under U.S. federal income tax law to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or to any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Historically, Internal Revenue Code Section 162(m) has not limited the deductibility of compensation paid to any of our executive officers. Internal Revenue Code Section 162(m) may apply to limit the deductibility of the transaction bonuses payable to Messrs. Tietz and Younger under their employment agreements.

7. Role of Executive Officers in Determining Compensation.

Our Chairman and Chief Executive Officer, Mr. Tietz, recommends to the compensation committee performance objectives at each year’s March meeting of the committee, and recommends bonus payouts and restricted share awards for our senior officer group (including himself). The committee selects performance objectives from those recommended by the Chairman and those suggested by members of the committee. The setting of performance objectives, the award of bonuses, and the award of restricted shares under the 2005 Plan are determined and made by the compensation committee, in executive session, without the presence of Mr. Tietz or any other member of management.

B.	Summary Compensation Table

The following table sets forth certain information concerning the cash and non-cash compensation received for services rendered for the fiscal year ended December 31, 2006 by the Company’s NEOs.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity Incentive	Deferred Comp.
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Plan Comp.	Earnings	All Other Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)(1)	($)

Denis J. Tietz(2) Chief Executive Officer and Chairman of the Board	2006	414,750	155,531	54,640	—	—	—	91,060	718,981
Peter J. Younger President, Chief Operating Officer and Director	2006	397,551	149,081	54,640	—	—	—	27,569	628,841
Frank P. Vaughan Chief Financial Officer and Senior Vice President	2006	303,956	80,000	21,844	—	—	—	12,470	418,270
John M. Foy Senior Vice President	2006	275,551	80,000	21,844	—	—	—	28,635	406,030
John C. Kirby Senior Vice President	2006	322,377	80,000	21,844	—	—	—	32,122	456,343

(1)	This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2)	The amount reported under All Other Comp. for Mr. Tietz in 2006 includes $55,846 representing his share of fees and distributions payable to Cronos Capital Corp. (“CCC”), an indirect subsidiary of the Company, as general partner of the U.S. limited partnerships managed by CCC.

C.	Grants of Plan-Based Awards

The following table sets forth information regarding grants that were made under the Company’s incentive plans to the NEOs during 2006.

										All Other
								All Other		Option
								Stock		Awards:	Exercise or	Grant
								Awards:		Number of	Base	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of		Securities	Price of	Value of
		Under Non-Equity			Under Equity			Shares of		Underlying	Option	Stock and
		Incentive Plan Awards			Incentive Plan Awards			Stock or		Options	Awards	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)	Units (#)		(#)	($/Sh)	Awards

Dennis J. Tietz	3/9/06	—	—	—	—	—	—	12,000	(1)	—	—	156,000
Peter J. Younger	3/9/06	—	—	—	—	—	—	12,000	(1)	—	—	156,000
Frank P. Vaughan	3/9/06	—	—	—	—	—	—	5,000	(1)	—	—	65,000
John M. Foy	3/9/06	—	—	—	—	—	—	5,000	(1)	—	—	65,000
John C. Kirby	3/9/06	—	—	—	—	—	—	5,000	(1)	—	—	65,000

(1)	Restricted shares awarded under the Company’s 2005 Plan with a zero purchase price.

Each of the awards reported above was a grant of restricted shares under the Company’s 2005 Plan. The selection of participants in the 2005 Plan (other than automatic grants to independent directors and the award of director’s stock units), the level of participation, and the terms and conditions of all awards are determined by the compensation committee, subject to the terms of the Plan. A restricted share award represents common shares of the Company that are issued subject to restrictions on transfer and vesting requirements determined by the compensation committee. No purchase price was payable for the restricted shares. Each of the awards reported above vest on the fourth anniversary of the date of grant, assuming continued service by the officer with the Company. Cash dividends are only paid on restricted shares that have vested, and the officer does not have the right to vote with respect to the restricted shares until the shares have vested. The officer may not sell, transfer, pledge, assign, or otherwise encumber the restricted shares until they have vested.

D.	Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs as of December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan
			Equity					Plan		Awards:
			Incentive					Awards:		Market
			Plan				Market	Number		or Payout
			Awards:				Value of	of Unearned		Value of
			Number				Shares or	Shares,		Unearned
	Number of	Number of	of Securities			Number of	Units of	Units		Shares,
	Securities	Securities	Underlying			Shares or	Stock	or Other		Units or Other
	Underlying	Underlying	Unexercised	Option		Units of	that	Rights		Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock that	have not	that have		that have
	Options (#)	Options (#)	Options	Price	Expiration	have not	Vested	not		not
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	($)	Vested (#)		Vested ($)(1)

Dennis J. Tietz	300,000	—	—	4.375	12/10/2008	—	—	8,000	(2)	124,400
								12,000	(3)	186,600
Peter J. Younger	—	—	—	—	—	—	—	8,000	(2)	124,400
								12,000	(3)	186,600
Frank P. Vaughan	25,000	—	—	5.250	2/3/2010	—	—	3,000	(2)	46,650
	10,000	—	—	4.875	1/8/2011	—	—	5,000	(3)	77,750
John M. Foy	80,000	—	—	5.250	2/3/2010	—	—	3,000	(2)	46,650
	15,000	—	—	4.875	1/8/2011	—	—	5,000	(3)	77,750
John C. Kirby	80,000	—	—	5.250	2/3/2010	—	—	3,000	(2)	46,650
	15,000	—	—	4.875	1/8/2011	—	—	5,000	(3)	77,750

(1)	Calculated based on the closing sale price of the Company’s common shares on December 29, 2006 of $15.55 per share.

(2)	These restricted shares vest on July 15, 2009.

(3)	These restricted shares vest on March 9, 2010.

E.	Option Exercises and Stock Vested Table

None of the named executive officers exercised stock options, SARs or similar instruments during 2006, and no restricted stock, restricted stock units, or similar instruments held by the named executive officers vested in 2006.

F.	Pension Benefits

The Company does not sponsor any defined benefit pension plans.

G.	Non-qualified Deferred Compensation

The Company does not offer any non-qualified deferred compensation plans.

H.  Employment Agreements

Dennis J. Tietz.  Under the 2001 Amended and Restated Employment Agreement, dated as of November 8, 2001, as amended as of April 1, 2004 and July 8, 2005 (the “Agreement”), between the Company and Mr. Tietz, the term of his employment is for a perpetual two-year term, but is terminable at any time by the Company. Mr. Tietz is paid a base salary ($414,750 for 2006), and is entitled to an annual bonus in an amount of up to 50% of his annual base salary. Mr. Tietz is entitled to annual increases in his base salary, to be determined in the discretion of the board, but not less than the increase in the U.S. Consumer Price Index. Mr. Tietz’s bonus is calculated on the basis of performance goals established by the compensation committee. In addition, Mr. Tietz is entitled to receive a lump-sum cash bonus upon any “Change in Control” of the Company (as defined below). The bonus is payable no later than 30 days after the date of any such change in control, and is equal to Mr. Tietz’s average annual compensation for the five years ended the December 31 prior to the date of the event constituting a change in control, times three, minus one dollar. Average annual compensation for this purpose includes base salary, bonus, and incentive distributions (described in the next paragraph). The bonus is subject to reduction if it would otherwise be subject to a golden parachute excise tax.

Mr. Tietz is also entitled to three percent of the fees and distributions payable by certain U.S. limited partnerships sponsored by the Company to Cronos Capital Corp., an indirect subsidiary of the Company and the general partner of the U.S. limited partnerships, for the life of the partnerships. The Agreement provides for Mr. Tietz to be nominated to the Company’s board of directors and as the Chairman of the board for the term of the Agreement.

Mr. Tietz’s Agreement provides for a severance payment to him upon his termination without “Cause,” upon his resignation for “Good Reason,” or upon his resignation, with or without Good Reason, within the 30-day period commencing one year following an “Equity Change in Control” of the Company (all as defined below). Mr. Tietz’s severance payment is payable within 30 days following his last day of active service and includes the payment of a lump sum equal to his then-current annual base salary and his then-current annual performance bonus target or, if not yet established, his most recent annual bonus payment as well as a lump sum that represents a pro-rated annual bonus for the year of termination. Mr. Tietz’s severance benefits also include health and group term-life insurance benefits for a period of one year. In addition, if Mr. Tietz agrees not to solicit or interfere with any relationship between the Company and any customer, supplier, investor, or limited partner of the Company or its affiliates for a period of 24 months following his last day of active service, and agrees not to solicit any existing employee of the Company to accept any position with any other company that currently engages in business with the Company, then Mr. Tietz shall be entitled to receive the health insurance benefits for an additional year and an additional lump sum payment equal to his then-current annual base salary and his then-current annual performance bonus target or, if not yet established, his most recent annual bonus payment (the “Non-Solicitation Payment”).

The Agreement also provides that if Mr. Tietz is terminated without Cause, resigns for Good Reason, or resigns, with or without Good Reason, within the 30-day period commencing one year following an Equity Change in Control of the Company, all of Mr. Tietz’s awards of stock options and restricted shares that have not already vested will immediately vest in full.

The following definitions apply to the Agreement:

•	A “Change in Control” is defined as the occurrence of any of the following events: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) the closing of an agreement and plan of merger or consolidation of the Company with any other corporation is approved, other than a merger or consolidation (a) in which the outstanding voting securities of the Company hold more than 50% of the voting power of the surviving entity, or (b) effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s outstanding securities; or (iii) the closing of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company.

•	“Cause” is defined as the employee’s (i) willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to, the Company, or (ii) willful material breach of the Agreement which results in a material injury to the Company; provided that “Cause” is not deemed to exist as a result of any act or omission believed by the employee, in good faith, to have been in the interest of the Company.

•	“Good Reason” for the employee to resign exists if the Company does any of the following without the employee’s consent: (i) fails to provide required compensation; (ii) materially reduces the employee’s titles, position, duties, and/or authority; (iii) fails to nominate the employee to serve on the board or to serve as Chairman of the board; or (iv) materially breaches the terms of the Agreement.

•	An “Equity Change in Control” is defined as one of the following events: (i) a Schedule 13D or 13G is filed pursuant to the Exchange Act indicating that any person or group has become the holder of 20% or more of the outstanding voting shares of the Company; (ii) as a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event cease within one year to constitute a majority of the board; (iii) the Company’s stockholders approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation; (iv) the stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of the Company’s assets or to merge or consolidate the Company with or into another corporation in which the holders of the Company’s voting shares immediate before such merger or reorganization will not, immediately following such merger or reorganization, hold both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities; or (v) a tender or exchange offer is made by a person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act) and such offer resulted in such person or group holding an aggregate of 20% or more of the outstanding voting shares of the Company.

Peter J. Younger.  Under the 2001 Amended and Restated Employment Agreement, dated as of December 1, 2001, as amended as of October 1, 2003 and July 8, 2005 (the “Agreement”), between the Company and Mr. Younger, the term of his employment is for a perpetual two-year term, but is terminable at any time by the Company.

Mr. Younger’s Agreement generally contains the same terms and provisions as set forth in Mr. Tietz’ Agreement, subject to the following material differences. Mr. Younger is entitled to an annual base salary ($397,551 for 2006), subject to increases, determined in the discretion of the board, but not less than the increase in the U.S. Consumer Price Index. Mr. Younger also is eligible to receive a bonus in an amount of up to 50% of his base salary, calculated on the basis of the achievement of performance goals established by the compensation committee. Mr. Younger’s Agreement provides for the same severance payment, health benefits, and accelerated vesting of stock options and restricted shares upon his termination without Cause, his resignation for Good Reason, or his resignation, with or without Good Reason, within the 30-day period commencing one year following an Equity Change in Control of the Company as Mr. Tietz’s Agreement, with the exception that (i) “Good Reason,” for purposes of Mr. Younger’s Agreement, does not include failure of the Company to nominate Mr. Younger to serve as Chairman of the board, and (ii) the “average annual compensation” used to calculate the lump-sum cash bonus payable to Mr. Younger upon any “Change in Control” of the Company includes only base salary and bonus, and not incentive distributions, as in Mr. Tietz’s Agreement.

Frank P. Vaughan.  A subsidiary of the Company (the “Employer”) and Mr. Vaughan entered into an Employment Agreement, effective April 20, 2000. The Employment Agreement has been periodically extended, most recently on December 1, 2005, to a term ending November 30, 2007 (the Employment Agreement, as amended, is referred to below as the “Agreement”).

The Employer may not cancel Mr. Vaughan’s Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Vaughan in the performance of his duties. The Employer pays Mr. Vaughan a base salary (£165,000 for 2006, equivalent to $303,956 at 2006 exchange rates), which may be increased in the discretion of the Employer. Mr. Vaughan is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. Under the Agreement, if Mr. Vaughan is terminated without “Cause” (as defined below) or if the Employer fails to extend the term of the Agreement without Cause, he is entitled to severance, payable within 30 days following his termination, in an amount equal to the greater of the salary payable to him for the balance of the term of his Agreement or his monthly salary times the number of years (not to exceed 24) that he has worked for the Employer (or any other affiliate of the Company). No severance is payable if Mr. Vaughan is terminated with Cause or voluntarily terminates his employment, or if the Employer fails to extend the term of the Agreement with Cause. If Mr. Vaughan is entitled to a severance payment under the Agreement, then he is also entitled to continued health insurance benefits for up to two years. Mr. Vaughan’s right to receive such continued health insurance benefits terminates if at any time he is eligible to receive health benefits from another company or entity.

A termination for “Cause” is defined in the Agreement as a termination based upon: (i) the non-performance of, or willful misconduct in the performance of, the employee’s duties to the Employer, or the willful misconduct of the employee amounting to moral turpitude, so as to affect his ability to adequately perform services on behalf of the Employer; (ii) the employee’s act of gross misconduct or repeated or continuous (after written warning) material breach of his obligations under the Agreement; (iii) the employee being found guilty of any conduct which in the reasonable opinion of the board of directors of the Employer brings him, the Employer, or any of its affiliates into disrepute; (iv) the employee is convicted of any criminal offense (excluding minor traffic offenses); (v) the commission of any act of dishonesty by the employee, whether relating to the Employer, its affiliates, any of its or their employees or otherwise; (vi) the employee’s bankruptcy or other arrangement or composition with his creditors generally; or (vii) the determination by the directors of the Employer in their reasonable opinion that the employee is incompetent in the performance of his duties.

As a condition to the receipt of the severance payment and health benefits described above, Mr. Vaughan must execute and comply with a “Compromise Agreement” with the Employer, pursuant to which Mr. Vaughan releases all claims against the Employer and its affiliates and agrees not to make any statements that are disparaging to the Employer or any of its affiliates.

John M. Foy.  A subsidiary of the Company (the “Employer”) and Mr. Foy entered into an Employment Agreement, effective April 1, 1999. The Employment Agreement has been periodically extended, most recently on December 1, 2005, to a term ending November 30, 2007 (the Employment Agreement, as amended, is referred to below as the “Agreement”).

The Employer may not cancel Mr. Foy’s Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Foy in the performance of his duties. The Employer pays Mr. Foy a base salary ($275,551 for 2006), which may be increased in the discretion of the Employer. Mr. Foy is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. Under his Agreement, if Mr. Foy is terminated without “Cause” (as defined below), or if the Employer fails to extend the term of the Agreement without Cause, he is entitled to severance, payable within 30 days following his termination, in an amount equal to the greater of the salary payable to him for the balance of the term of his Agreement or his monthly salary times the number of years (not to exceed 24) that he has worked for the Employer (or any other affiliate of the Company). No severance is payable if Mr. Foy is terminated with Cause or voluntarily terminates his employment, or if the Employer fails to extend the term of the Agreement with Cause. If Mr. Foy is entitled to a severance payment under the Agreement, then he is also entitled to continued health insurance benefits for up to two years. Mr. Foy’s right to receive such continued health insurance benefits terminates if at any time he is eligible to receive health benefits from another company or entity.

A termination for “Cause” is defined as a termination based upon the non-performance or willful misconduct in the performance of Mr. Foy’s duties to the Employer, or the willful misconduct of Mr. Foy amounting to moral turpitude, so as to affect his ability to adequately perform services on behalf of the Employer.

As a condition to the receipt of the severance payment and health benefits described above, Mr. Foy must execute and comply with a “Release of Claims” with the Employer, pursuant to which Mr. Foy (i) releases all claims against the Employer and its affiliates, (ii) agrees not to make any statements that are disparaging to the Employer or any of its affiliates, and (iii) agrees not to solicit any employee of the Employer or its affiliates to terminate such person’s employment, or to assist any person or entity in the recruitment of any such person.

John C. Kirby.  A subsidiary of the Company (the “Employer”) and Mr. Kirby entered into an Employment Agreement, effective April 1, 1999. The Employment Agreement has been periodically extended, most recently on December 1, 2005, to a term ending November 30, 2007 (the Employment Agreement, as amended, is referred to below as the “Agreement”).

The Employer may not cancel the Agreement prior to its expiration except for illness or other incapacity that continues for a period of more than six months or the non-performance of or willful misconduct by Mr. Kirby in the performance of his duties. The Employer pays Mr. Kirby a base salary (£175,000 for 2006, equivalent to $322,377 at 2006 exchange rates), which may be increased in the discretion of the Employer. Mr. Kirby is entitled to bonus compensation at such times, and in such amounts, as the Employer may determine. Under his Agreement, if Mr. Kirby is terminated without Cause or if the Employer fails to extend the term of the Agreement without Cause, he is entitled to severance, payable within 30 days following his termination, in an amount equal to the greater of the salary payable to him for the balance of the term of his Agreement or his monthly salary times the number of years (not to exceed 24) that he has worked for the Employer (or any other affiliate of the Company). “Cause,” as used in the Agreement, has the same definition as in Mr. Vaughan’s Agreement. No severance is payable if Mr. Kirby is terminated with Cause or voluntarily terminates his employment, or if the Employer fails to extend the term of the Agreement with Cause. If Mr. Kirby is entitled to a severance payment under the Agreement, then he is also entitled to continued health insurance benefits for up to two years. Mr. Kirby’s right to receive such continued health insurance benefits terminates if at any time he is eligible to receive health benefits from another company or entity.

As a condition to the receipt of the severance payment and health benefits described above, Mr. Kirby must execute and comply with a “Compromise Agreement” with the Employer, pursuant to which Mr. Kirby releases all claims against the Employer and its affiliates and agrees not to make any statements that are disparaging to the Employer or any of its affiliates.

I.  Potential Payments Upon Termination or Change in Control

1. Payments Pursuant to Employment Agreements.

Severance Payments and Benefits.  Assuming the employment of the Company’s NEOs had been terminated on December 29, 2006, due to either the officer’s termination without Cause (in the case of any named executive officer), the officer’s resignation for Good Reason (in the case of Messrs. Tietz and Younger), or the officer’s resignation with or without Good Reason, within the 30-day period commencing one year following an Equity Change in Control of the Company (in the case of Messrs. Tietz and Younger), as such terms are defined in the executive officers’ respective employment agreements (see “Employment Agreements,” beginning on page 95), the following individuals would have been entitled to cash payments in the following amounts, payable on the terms set forth in their respective employment agreements:

Name	Cash Severance ($)

Dennis J. Tietz	570,281
Peter J. Younger	546,632
Frank P. Vaughan	395,187
John M. Foy	505,177
John C. Kirby	614,736

In addition, if Mr. Tietz or Mr. Younger had elected to receive the Non-Solicitation Payment (see “Employment Agreements,” beginning on page 95), he would have been entitled to receive an additional $570,281 in cash severance, in the case of Mr. Tietz, or an additional $546,632 in cash severance, in the case of Mr. Younger.

Also assuming that the employment of the NEOs had been terminated on December 29, 2006, due to either the officer’s termination without Cause (in the case of any named executive officer), the officer’s resignation for Good Reason (in the case of Messrs. Tietz and Younger), or the officer’s resignation with or without Good Reason within the 30-day period commencing one year following an Equity Change in Control of the Company (in the case of Messrs. Tietz and Younger), as such terms are defined in the executive officers’ respective employment agreements, the following individuals would have been entitled to continued health (in the case of each named executive officer) and group term-life (in the case of Messrs. Tietz and Younger) insurance benefits with the following estimated value, on the terms set forth in their respective employment agreements:

Name	Value of Insurance Benefits ($)

Dennis J. Tietz	20,214
Peter J. Younger	16,319
Frank P. Vaughan	3,795
John M. Foy	24,998
John C. Kirby	8,329

In addition, if Mr. Tietz or Mr. Younger had elected to receive the Non-Solicitation Payment, each would have been entitled to receive continued health and group-term life insurance benefits for an additional year, with an estimated value of $20,214, in the case of Mr. Tietz, or $16,319, in the case of Mr. Younger.

Payments Upon a Change in Control.  Each of Mr. Tietz and Mr. Younger is also entitled to receive a lump-sum cash bonus upon any Change in Control of the Company, as defined in their employment agreements. The bonuses are payable no later than 30 days after the date of any Change in Control, and are equal to the officer’s average annual compensation for the five years ended the December 31 prior to the date of the event constituting a Change in Control, times three, minus one dollar. Average annual compensation for this purpose includes base salary, bonus, and, for Mr. Tietz only, certain incentive distributions. The bonus is subject to reduction if it or any other Change of Control payment or benefit would otherwise be subject to a golden parachute excise tax under Section 4999 of the Internal Revenue Code.

Assuming that there had been a Change in Control of the Company that closed on December 29, 2006, Mr. Tietz would have been entitled to a transaction bonus of $1,747,870, and Mr. Younger would have been entitled to a transaction bonus of $1,383,495. Each of these bonuses was determined before any reduction required by their employment agreements to avoid imposition of an excise tax under Internal Revenue Code Section 4999.

Accelerated Vesting.  Each of Mr. Tietz’s and Mr. Younger’s employment agreements provides for accelerated vesting of unvested stock options and restricted shares in the event of an “Equity Change in Control,” as defined in the agreement (see “Employment Agreements,” beginning on page 95) or in the event the employee qualifies for severance benefits under the agreement (see “Severance Payments and Benefits,” beginning on page 98). Assuming such a triggering event had occurred as of December 29, 2006, then each of Mr. Tietz and Mr. Younger would have been entitled to accelerated vesting of 20,000 restricted shares granted under the Company’s 2005 Equity Incentive Plan, which had a value as of such date of $311,000 (based on the December 29, 2006 closing sale price of the Company’s common shares of $15.55 per share).

2. Accelerated Vesting of Awards Granted under the 2005 Equity Incentive Plan.

The 2005 Plan provides that awards granted thereunder may be accelerated in certain circumstances. As of December 29, 2006, each of Messrs. Tietz and Younger had 20,000 restricted shares granted under the 2005 Plan that were unvested, and each of Messrs. Vaughan, Foy, and Kirby had 8,000 restricted shares granted under the Plan that were unvested. Pursuant to the Plan, if the employee’s employment is terminated by reason of death, “Disability,” or by the Company for reasons other than “Cause,” all such restricted shares vest, and all restrictions on the shares lapse, on the date of termination. If the employee’s employment terminates due to a “Qualified Retirement,” a portion of the unvested restricted shares held by the employee will vest, and all restrictions on such portion of shares lapse, with the portion determined by multiplying the number of unvested restricted shares awarded to the employee by a percentage, the numerator of which is equal to the number of full months of services since the date of grant and the denominator of which is 48, rounded down to the nearest whole share.

“Disability” is defined as a mental or physical condition which, in the opinion of the compensation committee of the board, renders the employee unable or incompetent to carry out his job responsibilities held at the time such condition was incurred, and which is expected to be permanent or for an indefinite duration. “Cause” is defined as a felony conviction of the employee or the failure of the employee to contest prosecution for a felony, or the employee’s willful misconduct or dishonesty, any of which, in the judgment of the compensation committee, is harmful to the business or reputation of the Company or any of its subsidiaries or affiliates; or any material violation of the Company’s Code of Ethics or any agreement between the employee and the Company. “Qualified Retirement” is defined as any termination of employment for any reason (other than death, Disability, or an involuntary termination for Cause) if, at or immediately prior to the date of such termination, the employee is 55 years or older and the sum of the employee’s age and completed years of service as an employee of the Company or its subsidiaries or affiliates (disregarding fractions in both cases) totals 70 or more.

If Mr. Tietz’s or Mr. Younger’s employment had been terminated on December 29, 2006 by reason of death, Disability, or by the Company for reasons other than Cause, he would have been entitled to accelerated vesting of the 20,000 restricted shares awarded to him under the 2005 Plan, which had a value as of such date of $311,000 (based on the December 29, 2006 closing sale price of the Company’s common shares of $15.55 per share). If Messrs. Vaughan’s, Foy’s, or Kirby’s employment had been terminated on December 29, 2006 by reason of death, Disability, or by the Company for reasons other than Cause, each would have been entitled to accelerated vesting of the 8,000 restricted shares awarded to him under the 2005 Plan, which had a value as of such date of $124,400. If Mr. Foy’s employment had been terminated on December 29, 2006 by reason of a Qualified Retirement, he would have been entitled to accelerated vesting of 1,936 restricted shares, with a value as of such date of $30,104.80. Messrs. Tietz, Younger, Vaughan, and Kirby would not have met the age threshold for a Qualified Retirement on December 29, 2006.

In addition, the 2005 Plan provides that in the event of a “Change in Control” or “Potential Change in Control,” accelerated vesting of any of the restricted shares held by any of Messrs. Tietz, Younger, Vaughan, Foy, or Kirby may occur in the discretion of the compensation committee of the board. Assuming there had been a “Change in Control” or “Potential Change in Control” of the Company on December 29, 2006 and the compensation committee had elected to accelerate the vesting of all of the restricted shares awarded to such officers, the value of such restricted shares as of such date would have been $311,000, for each of Messrs. Tietz and Younger, and $124,400, for each of Messrs. Vaughan, Foy, and Kirby. For these purposes:

•	a “Change in Control” is defined as any of the following: (i) when any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the terms “person” and “group” shall not include any “Excluded Director,” defined as any director who, on the effective date, is the beneficial owner of or has the right to acquire an amount of stock equal to or greater than 5% of the number of shares of stock outstanding on the effective date; and provided further, however, that, unless otherwise determined by the board or any committee thereof, the terms “person” and “group” shall not include any entity or group of entities which has acquired stock of the Company in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect, as demonstrated by the filing by such entity or group of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such entity or group continues to hold such stock with such investment intent; (ii) when, during any period of 12 consecutive months during the existence of the Plan, a majority of the individuals who, at the beginning of such period constitute the board, are replaced by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of appointment or election; or (iii) the occurrence of a transaction requiring shareholder approval for the acquisition, consolidation, or merger of the Company by an entity other than the Company or a subsidiary, through purchase of stock or assets, by merger or otherwise, other than a transaction in which the holders of stock immediately before such transaction will, immediately following such transaction, hold both the ability to elect at least a majority of the directors of the surviving corporation and a majority of the voting power in the surviving corporation.

•	A “Potential Change in Control” means the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a subsidiary or any Company employee benefit plan) of securities of the Company representing 35% or more of the combined voting power of the Company’s outstanding securities and the adoption by the board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the 2005 Plan; provided, however, that a Potential Change in Control shall not be deemed to occur as a result of the acquisition of securities by the Company which, by reducing the outstanding securities of the Company, increases the securities beneficially owned by such entity, person or group to an amount representing 35% or more of the voting power of the Company’s outstanding securities (as long as such entity, person or group does not thereafter acquire any additional stock (or securities convertible or exchangeable into stock)).

J.  Independent Director Compensation

The following table sets forth information regarding the compensation received by each of the Company’s independent directors during the year ended December 31, 2006.

					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or Paid			Non-Equity	Deferred
	in Cash	Stock	Option	Incentive Plan	Compensation	All Other
Name	($)	Awards ($)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)

S. Nicholas Walker(1)	13,750	56,811	—	—	—	—	70,561
Robert M. Melzer(1)	16,250	66,172	—	—	—	—	82,422
Maurice Taylor(1)	13,750	57,814	—	—	—	—	71,564
Charles Tharp(2)	12,500	8,303	—	—	—	—	20,803

(1)	Each of Messrs. Walker, Melzer, and Taylor earned fees for the fourth calendar of 2006. They elected to receive director’s stock units under the 2005 Plan in lieu of this cash compensation and were awarded the director’s stock units in January 2007.

(2)	Mr. Tharp retired from his position as a director of the Company at the conclusion of the Company’s annual meeting held on June 8, 2006.

Cash Compensation.  For the year 2006, the Company paid each of its independent directors a $25,000 annual fee, $3,000 per board meeting attended in person ($1,000 for each board meeting attended via telephone conference facility), and an additional $1,500 per calendar quarter for serving on a committee of the board (but in no event is payment made for serving on more than three committees of the board). An additional $10,000 annual fee was paid to the Chair of the board’s audit committee. Directors are also reimbursed for the expenses they incur in attending the meetings of the board and committees thereof. Each of Messrs. Walker, Melzer, and Taylor elected to receive director’s stock units under the 2005 Plan in lieu of the cash compensation otherwise payable to him in 2006.

Non-Employee Directors’ Equity Plan.  At the 2000 annual meeting of shareholders, held January 10, 2001, the shareholders approved the Company’s Non-Employee Directors’ Equity Plan (the “Directors’ Equity Plan”). Our non-employee directors participated in the Directors’ Equity Plan in two ways, through the receipt of nonqualified stock options (“director’s options”) to acquire common shares of the Company, and by electing, in their discretion, to receive, in lieu of all or a portion of the cash compensation otherwise payable to them, an award of director’s stock units.

The shareholders approved the reservation of 275,000 common shares for issuance upon exercise of director’s options and the settlement of director’s stock units under the Directors’ Equity Plan. The Directors’ Equity Plan expired on June 5, 2003, at the close of the 2003 annual shareholders meeting. As of June 5, 2003, 274,998 of the 275,000 common shares reserved for issuance under the terms of the Directors’ Equity Plan had been reserved for issuance upon exercise of director’s options and settlement of director’s stock units granted through that date to our independent directors.

2005 Equity Incentive Plan.  At the 2005 annual meeting of the shareholders, held April 20, 2005, the shareholders approved the 2005 Plan. Our non-employee directors participate in the 2005 Plan in two ways, through the receipt of restricted share awards and by electing, in their discretion, to receive, in lieu of all or a portion of the cash compensation otherwise payable to them, an award of director’s stock units. A restricted share award represents common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the compensation committee. Unless otherwise determined by the compensation committee, no purchase price is payable for restricted shares.

The shareholders approved the reservation of 300,000 common shares for awards under the 2005 Plan. Restricted share awards to our independent directors are limited to 1,500 shares per year. As of December 31, 2006, 9,000 (3,000 to each of our independent directors) of the 300,000 common shares reserved for issuance under the terms of the 2005 Plan had been granted as restricted share awards to our independent directors. No purchase price was payable for the restricted shares. Restricted shares awarded to an independent director vest in full on the business day next preceding the annual meeting of shareholders of Cronos at which the term of the director is to expire. Vesting is accelerated upon termination of service by reason of death, disability, or by Cronos for reasons other than cause. Accelerated vesting will also occur upon a change in control or potential change in control of Cronos, in the discretion of the compensation committee of the board. The compensation committee may also accelerate or waive restricted share awards to our independent directors based on service, performance, or such other factors and criteria as the committee may determine, in its sole discretion. Cash dividends are only paid on the restricted shares that have vested, and the director does not have the right to vote with respect to the restricted shares until the shares have vested. The director may not sell, transfer, pledge, assign or otherwise encumber the restricted shares until they have vested.

The following Compensation Committee Report and Audit Committee Report do not constitute soliciting materials and are not considered to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference therein.

XVIII.  COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis appearing under “Executive Compensation” included in this proxy statement with management and, based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Maurice Taylor, Chairman
Robert M. Melzer
S. Nicholas Walker

XIX.  AUDIT COMMITTEE REPORT

The audit committee of the Company’s board of directors is composed of three independent directors, Robert M. Melzer, its Chair, and Maurice Taylor and S. Nicholas Walker. The audit committee is governed by its charter, which was last amended in August 2005. A copy of the Charter, as amended and restated, was attached to the Company’s proxy statement for its 2006 annual meeting of shareholders, and is available at www.cronos.com/charter.pdf.

Management is responsible for the Company’s internal controls. Management reports to us regarding the design and implementation of disclosure controls and procedures and internal controls over financial reporting. The Company’s independent accountants, Deloitte & Touche, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and issuing a report thereon. In this context, we have met and held discussions with management. Management has represented to us that the Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. We have also reviewed and discussed the consolidated financial statements and related disclosures with Deloitte & Touche, including, among other things, the significant management judgments underlying the financial statements and disclosures.

We discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte & Touche also provided us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with Deloitte & Touche their independence. We have considered whether the provision by Deloitte & Touche of services not related to the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006, and the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2006 are compatible with maintaining their independence and we have determined that the provision of such services has not adversely affected the independence of Deloitte & Touche.

Based upon our discussion with management and Deloitte & Touche and our review of the representations of management and the report of Deloitte & Touche to us, we recommended to the board of directors of the Company, and the board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Under the committee’s amended and restated Charter, one of our responsibilities is to retain (subject to shareholder ratification) the Company’s independent accountants. We have recommended to the shareholders that Deloitte S.A. be retained as the Company’s independent accountants for 2007. We have also recommended to the shareholders that, for purposes of reviewing the Company’s unconsolidated accounts, Fiduciaire Probitas S.à r.l., Luxembourg, be retained as the Company’s statutory auditors (“Commissaire aux comptes”).

Respectfully submitted,

Robert M. Melzer, Chair
Maurice Taylor
S. Nicholas Walker

XX.  COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Until the conclusion of the Company’s 2006 annual meeting held on June 8, 2006, the compensation committee was composed of Charles Tharp, Chairman, and Maurice Taylor and S. Nicholas Walker. Mr. Tharp was an independent director of the Company who retired from the board at the conclusion of the 2006 annual meeting. Upon Mr. Tharp’s retirement, Maurice Taylor became Chairman of the compensation committee and Robert M. Melzer joined the committee. Each of the current members of the compensation committee, Maurice Taylor, Chairman, and Robert M. Melzer and S. Nicholas Walker, are independent directors. None of the current members of the compensation committee have, or members of the committee during 2006 had, compensation committee interlocks within the meaning of Item 407(e)(4) of the SEC’s Regulation S-K.

XXI.  SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 30, 2007, there were 7,645,673 common shares of the Company, $2 par value, issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the Company’s common shares as of March 30, 2007, by:

•	Each person who we know beneficially owns more than 5% of our common shares;

•	Each director;

•	Each NEO; and

•	The directors and NEOs as a group.

Unless otherwise indicated, each of the persons listed in the table has sole voting and investment power with respect to the shares shown.

	Number of		Percent of
	Shares	Right to	Shares
Name	Owned(1)	Acquire(2)	Outstanding

Blavin Parties(3)	1,529,136	0	20.0%
Steel Partners II, L.P.(4)	1,440,971	0	18.9%
GM Investment & Co Limited(5)	640,000	0	8.4%
S. Nicholas Walker(6)(7)(8)(9)(10)(11)	1,408,820	49,993	19.0%
Dennis J. Tietz (12)(13)	52,145	300,000	4.4%
Peter J. Younger(13)	24,950	0	*
Frank P. Vaughan(14)(15)	8,000	35,000	*
Robert M. Melzer(6)(7)(16)	55,371	65,086	1.6%
Maurice Taylor(6)(7)(11)	74,498	49,993	1.6%
John M. Foy (15)(17)	8,000	95,000	1.3%
John C. Kirby (15)(17)	8,000	95,000	1.3%
All directors and executive officers as a group (8 persons)	1,639,784	690,072	30.0%

*	Less than one (1) percent.

(1)	Includes common shares held beneficially by spouses, minor children or grandchildren and excludes shares that may be acquired under options, warrants or rights.

(2)	Consists of all options, warrants or rights under which persons could acquire common shares currently and within 60 days following March 30, 2007. Any securities not outstanding which are subject to such options, warrants or rights shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(3)	According to the Schedule 13D, dated September 24, 1999, of Blavin & Company, Inc., the general partner of PWB Value Partners, L.P. (“PWB”) and Paul W. Blavin, as principal for Blavin & Company, Inc., as well as the Form 3, dated November 24, 2003, as amended November 25, 2003, of Preservation of Capital Management LLC (“PCM”), the general partner of PWB and of PWB Value Partners II, L.P. (“PWB II”), these shares are held of record by PWB, PWB II and advisory clients of Blavin & Company, Inc. Blavin & Company, Inc. is located at 7025 North Scottsdale Road, Suite 230, Scottsdale, Arizona, 85253. Mr. Blavin’s business address is 7025 North Scottsdale Road, Suite 230, Scottsdale, Arizona, 85253. PCM and Mr. Blavin, as a member of PCM, disclaim all beneficial ownership of any shares of Cronos owned by PWB or PWB II.

(4)	According to Amendment No. 5 to their Schedule 13D, dated July 1, 2004, as well as the Form 4, dated February 17, 2004, of Steel Partners II, L.P., Steel Partners, L.L.C. and Warren G. Lichtenstein, as Chairman of the Board, Chief Executive Officer, Secretary and Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P., these shares are held of record by Steel Partners II, L.P. The principal business address of Steel Partners II, L.P., Steel Partners, L.L.C. and Mr. Lichtenstein is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(5)	According to the Schedule 13G, dated December 12, 2005, of GM Investment & Co Limited and GML Limited, these shares are held of record by GM Investment & Co Limited. The principal business address of GM Investment & Co Limited and GML Limited is Suite 975, Europort, PO Box 714, Gibraltar.

(6)	Each of Messrs. Taylor, Walker, and Melzer has the right to acquire 15,000 common shares by exercising outstanding vested options on or before October 12, 2009, an additional 15,000 common shares by exercising outstanding vested options on or before January 9, 2011, an additional 15,000 common shares by exercising outstanding vested options on or before January 9, 2012, and an additional 126 common shares by exercising outstanding options on or before the date of the annual shareholder meeting in 2013.

(7)	Includes 3,000 restricted shares granted to each of Messrs. Taylor, Walker, and Melzer under The Cronos Group’s 2005 Equity Incentive Plan.

(8)	Includes 1,087,070 common shares owned directly by The Lion Fund Limited, a Cayman Islands exempted company (“LFL”) and owned indirectly by Mr. Walker. LFL is managed by York Asset Management Limited (“YAML”). Mr. Walker is the Managing Director of YAML. Mr. Walker is also a potential beneficiary of two trusts which collectively own 5% of the outstanding capital stock of LFL. Other than for his potential beneficial interest in said trusts, Mr. Walker disclaims beneficial ownership of the common shares of the Company owned by LFL except to the extent of his pecuniary interest in LFL by reason of his position as Managing Director of YAML.

(9)	Includes 249,152 common shares of the Company owned directly by York Lion Fund, L.P., a Cayman Islands limited partnership (“York Lion Fund”) and owned indirectly by Mr. Walker. The general partner of York Lion Fund is York GP, Ltd., a Cayman Islands exempted company (“York GP”). Mr. Walker is the Managing Director of York GP. Mr. Walker’s IRA owns a 0.75% interest in York Lion Fund. Mr. Walker is a beneficiary of a trust which owns an 84% interest in York Lion Fund. Other than for his beneficial interest in said IRA and said trust, Mr. Walker disclaims beneficial ownership of the common shares of the Issuer owned by York Lion Fund except to the extent of his pecuniary interest in York Lion Fund by reason of his position as Managing Director of York GP.

(10)	Includes 38,000 common shares of the Company owned directly by YorkProp Limited, a company organized under the laws of the British Virgin Islands (“YorkProp Ltd.”). Mr. Walker is a potential beneficiary of a trust which owns the parent of YorkProp Ltd. Other than for his beneficial ownership in said trust, Mr. Walker disclaims beneficial ownership in the common shares of the Company owned by YorkProp Ltd. except to the extent of his pecuniary interest in YorkProp Ltd. by reason of his position as Managing Director of YorkProp Ltd. and Managing Director of YAML (the investment manager of YorkProp Ltd.).

(11)	Includes 4,867 common shares issuable to each of Messrs. Walker and Taylor upon the settlement of director’s stock units granted under The Cronos Group’s 2005 Equity Incentive Plan.

(12)	Mr. Tietz may purchase 300,000 common shares by exercising outstanding options on or before December 10, 2008.

(13)	Includes 20,000 restricted shares granted to each of Messrs. Tietz and Younger under The Cronos Group’s 2005 Equity Incentive Plan.

(14)	Mr. Vaughan may purchase 25,000 common shares by exercising outstanding options on or before February 3, 2010 and an additional 10,000 common shares by exercising outstanding options on or before January 8, 2011.

(15)	Includes 8,000 restricted shares granted to each of Messrs. Vaughan, Foy, and Kirby under The Cronos Group’s 2005 Equity Incentive Plan.

(16)	Includes 14,127 common shares issuable upon the settlement of director’s stock units granted to Mr. Melzer under The Cronos Group’s Non-Employee Directors’ Equity Plan and 5,833 common shares issuable upon the settlement of director’s stock units granted to Mr. Melzer under The Cronos Group’s 2005 Equity Incentive Plan.

(17)	Messrs. Foy and Kirby may each purchase 80,000 shares by exercising outstanding options on or before February 3, 2010, and an additional 15,000 shares by exercising outstanding options on or before January 8, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and beneficial owners of more than ten percent of the Company’s common shares, must file reports with the SEC indicating the number of the Company’s common shares they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to the Company. Based on its review of the copies of beneficial ownership reports received by it, we believe that, during the fiscal year ended December 31, 2006, all filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with, except that each of Messrs. Melzer, Taylor, and Walker filed a late Form 4 reporting the July 13, 2006 credit of director’s stock units to his director’s account.

XXII.  OTHER MATTERS

The proxyholders are authorized to vote, in their discretion, upon any other business that comes before the special meetings and any adjournment of the meetings. The board knows of no other matters which will be presented to the meetings.

XXIII.  OTHER INFORMATION

Shareholders are invited to visit the Company’s internet website at www.cronos.com for real-time information throughout the year about the Company and for links to SEC filings of the Company. The Company is subject to the information requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s Public Reference Section at 100 F Street, N.E.,Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

Filings by the Company:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006; and

•	The Company’s Current Reports on Form 8-K filed with the SEC with event dates of January 2, 2007, February 28, 2007 (two reports), March 2, 2007, March 9, 2007, March 16, 2007, and March 21, 2007.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Shareholders may obtain copies of the Company’s filings by contacting the investor relations department of Cronos Capital Corp., One Front Street, Suite 925, San Francisco, California 94111 (ir@cronos.com), or by writing to the Secretary of The Cronos Group, c/o Alter Domus S.à r.l., 5, rue Guillaume Kroll, L-1882 Luxembourg.

Document requests from the Company should be made by          , 2007 in order to receive them before the special meetings.

By Order of the Board of Directors,

Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer

Luxembourg

          ,2007

Annex A

Plan of Liquidation and Dissolution

THE CRONOS GROUP
Société Anonyme Holding

PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (“Plan”) is intended to accomplish the complete liquidation and dissolution of The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”) (Registrar Number RCS LUX B27.489), in accordance with the consolidated version of the law of August 10, 1915 on commercial companies, as amended to date (the “Companies’ Law”), as follows:

1. All capitalized terms used herein and not defined herein shall have the meaning given to them by the Asset Purchase Agreement defined below.

2. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called three extraordinary meetings (the ‘‘Meetings”) of the Company’s shareholders (the “Shareholders”) to take action on the Plan. The first Meeting (the “First Meeting”) shall be called to consider and to vote upon (i) adoption of the Plan, (ii) approval of the Asset Purchase Agreement, dated as of February 28, 2007 (the “Asset Purchase Agreement”) by and among the Company, FB Transportation Capital LLC, a Delaware limited liability company (“Sponsor”), and CRX Acquisition Ltd., a Bermuda exempted company (“Purchaser”); (iii) adoption of the Name Change; (iv) appointment of the Board of Directors (or members thereof) (or such other Person selected by the Company prior to the First Meeting and approved by the Fortis Parties) to serve as Liquidator to carry out the Assets Sale and the other duties of Liquidator under the Plan and the Companies’ Law; and (v) and such other matters as the Company deems appropriate to submit to the Shareholders at the First Meeting to implement the Plan.

(a) If at the First Meeting a quorum of the holders of at least a majority of the issued and outstanding Common Shares of the Company, par value $2.00 per share (the “Common Shares”) is present, and Shareholders holding at least two-thirds of the Common Shares present either in person or by proxy vote for the adoption of this Plan, then the Plan shall constitute the adopted Plan of the Company as of the date of the First Meeting, or at such later date at which the Shareholders may approve the Plan if the First Meeting is adjourned, postponed, or continued to a later date (the “Adoption Date”); provided, however, that the Plan shall not be effective unless the Shareholders, at the First Meeting (or at any adjournment, postponement, or continuation thereof), take the following additional actions:

(i) Appoint the Liquidator, by vote of Shareholders holding a majority of Common Shares present either in person or by proxy;

(ii) Approve the Asset Purchase Agreement and Assets Sale by vote of Shareholders holding a majority of the Common Shares present either in person or by proxy;

(iii) Approve the Name Change, by vote of Shareholders holding at least two-thirds of the Common Shares present either in person or by proxy; and

(iv) Such other matters as the Board of Directors determines to be submitted to the Shareholders at the First Meeting to implement the Plan.

If any resolution submitted to the Shareholders at the first Meeting is not voted upon or approved, then, in the discretion of the Board of Directors, such resolution(s) may be kept open for further consideration at a reconvened or adjourned meeting.

(b) The second Meeting (“Second Meeting”) shall be called for the same day as the First Meeting, or as soon thereafter as is practicable, to consider and vote upon (i) approval of the report of the Liquidator, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; (ii) appointment of a Commissaire à la Liquidation (“Liquidation Auditor”) to audit the report of the Liquidator pursuant to the provisions of the Companies’ Law, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; and (iii) such other matters as the Board of Directors determines to be submitted to the Shareholders at the Second Meeting to implement the Plan.

(c) The third Meeting (“Third Meeting”) shall be called for the same day as the Second Meeting, or as soon thereafter as is practicable, to consider and vote upon (i) approval of the report of the Liquidation Auditor, which approval shall require the affirmative vote of Shareholders holding a majority of the Common Shares present either in person or by proxy; and (ii) those additional steps determined by the Board of Directors to be submitted at the Third Meeting to close the Liquidation.

3. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to wind-up its business and affairs and to distribute its assets in accordance with this Plan and the Companies’ Law.

4.  (a) From and after the Adoption Date, the Company shall complete the following corporate actions:

(i) The Company shall sell its assets and assign its liabilities to Purchaser, pursuant to the terms of the Asset Purchase Agreement. The Company shall deposit the proceeds paid to the Company in consideration of the sale by the Company of its assets to Purchaser pursuant to the terms of the Asset Purchase Agreement (the “Purchase Price”) to a disbursement account (the ‘‘Disbursement Account”) established with the Company’s transfer agent (in such capacity, the “Paying Agent”).

(ii) The Liquidator, acting for and on behalf of the Company, shall cause the Paying Agent to distribute the Purchase Price, without interest, pro rata to the Shareholders, said pro rata distribution per Common Share referred to hereinafter as the “Final Distribution.” The Final Distribution shall be made as soon as practicable after the closing of the sale by the Company of its assets to Purchaser under the Asset Purchase Agreement.

(b) For purposes of this paragraph 4 and the following paragraphs of this Plan, “Shareholders” shall include:

(i) the holders of Stock Options identified on Schedule 4.2 of the Disclosure Schedule (“Option Holders”) to the extent of that number of Common Shares issuable to the Option Holders at the Closing, determined on a “net issuance basis” in accordance with the following formula:

N	=	OS x (PS − E) PS

Where N equals the number of Common Shares issuable to the Option Holders on a net issuance basis; OS equals the number of Common Shares subject to the Stock Options; PS equals the Purchase Price Per Share; and E equals the exercise price of the Stock Option (where there is more than one exercise price, the formula shall be separately applied to each Stock Option with a separate exercise price to determine the total number of Common Shares issuable to the Option Holder on a “net issuance basis”);

(ii) The holders of SARs listed on Schedule 4.2 of the Disclosure Schedule (“SAR Holders”) to the extent of that number of share units issuable to the SAR Holders at the Closing, determined on a “net issuance basis” in accordance with the following formula:

N	=	SARs x (PS − G) PS

Where N equals the number of share units issuable to the SAR Holder on a net issuance basis; SARs equals the number of share units subject to the SAR; PS equals the Purchase Price Per Share; and G equals the grant price of a share unit.

(iii) The holders of Stock Units held by the directors identified on Schedule 4.2 of the Disclosure Schedule at the Closing to the extent of the number of Common Shares into which Stock Units are convertible.

(iv) The holders of Restricted Shares identified on Schedule 4.2 of the Disclosure Schedule to the extent of the number of such Restricted Shares held by such holders at the Closing.

5.  (a) From and after the Closing, all common shares of the Company held as treasury stock, and all Common Shares owned by any Subsidiary of the Company, shall be cancelled and retired and the holders thereof shall not participate in the Final Distribution.

(b) Each Common Share participating in the Liquidation shall evidence no economic rights, from and after the Closing, other than the right to receive the Final Distribution. Holders of Common Shares shall also have the right to vote at the Second and Third Meetings, as described in Paragraph 2(b) and (c) above. Upon approval of the matters to be presented at the Third Meeting, all such Common Shares shall cease to have any rights other than to participate in the Final Liquidation pursuant to Paragraph 6 hereof upon compliance with the procedures outlined in this Plan.

6.  (a) Promptly after the Closing Date, the Liquidator shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that as of the close of business on the Closing Date represented outstanding Common Shares (the “Certificates”), including to each Person identified in paragraph 4(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Liquidator may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Final Distribution. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Final Distribution (subject to subsection (e), below) for each Common Share represented by such Certificate, to be mailed within five (5) business days of receipt of such Certificate and letter of transmittal, and the Certificate so surrendered shall forthwith be canceled. If payment of the Final Distribution is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Final Distribution that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, together with any signature guaranty required by the Paying Agent, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Final Distribution to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable.

(b) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Shares pursuant to the Liquidation such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Plan as having been paid to the holder of Common Shares or Certificates, as applicable, in respect of which the deduction and withholding was made, and (ii) the Liquidator shall cause the Paying Agent to promptly pay over such withheld amounts to the appropriate Governmental Entity, if any.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by the Liquidator, the delivery of a bond (in such amount as the Liquidator may reasonably direct) as indemnity in accordance with the applicable Laws of Luxembourg against any claim that may be made against the Paying Agent, any Party or the Liquidator on account of the alleged loss, theft or destruction of such Certificate, the Liquidator shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Final Distribution deliverable in respect thereof as determined in accordance with paragraph 4.

7. The implementation of this Plan shall be supervised by the Liquidator of the Company, who shall have all right, power, and authority to implement this Plan and to conduct the winding up and dissolution of the Company under Section VIII (Articles 141-151) of the Companies’ Law. Without limiting the generality of the foregoing, the Liquidator may bring and defend any action on behalf of the Company, and transact or compromise any dispute involving the Company, subject, in each instance, to the provisions of the Asset Purchase Agreement. In discharging its responsibilities, the Liquidator may retain and employ the services of advisors, including, without limitation, counsel, accountants, paying agents, and shareholder search firms, upon such terms and for such compensation as the Liquidator determines. For its services as Liquidator of the Company, the Liquidator shall receive compensation and reimbursement of expenses as determined in good faith by the Board of Directors or otherwise authorized by the Companies’ Law. The principal office of the Liquidator shall be 5, rue Guillaume Kroll, L-1882 Luxembourg, or such other location as the Liquidator determines. To the extent the Liquidator deems it advisable, the Liquidator, if more than one Person, may adopt such procedures as the Liquidator deems appropriate for the conduct of its meetings and the taking of action by it as Liquidator of the Company and, in the absence of the adoption of any such procedures, shall be subject to the procedures governing the conduct of meetings and the taking of actions applicable to the boards of directors of société anonymes organized under the Companies’ Law.

8. The Liquidator is hereby authorized and directed to prepare a report or reports concerning the consummation of the Assets Sale and the adoption and implementation of this Plan as is necessary or appropriate under the Companies’ Law.

9. The Final Distribution to the Shareholders pursuant to Section 4 hereof shall be in complete redemption and cancellation of all outstanding Common Shares of the Company. The Company will close its stock transfer books and discontinue recording transfers of Common Shares as of the close of business on the Closing Date or as otherwise permitted by the Companies’ Law, and thereafter certificates representing the Company’s Common Shares will not be assignable or transferable on the books of the Company, except by will, intestate succession, or operation of law.

10. If the Final Distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered his or her certificates evidencing the Common Shares, or for any other reason, the Final Distribution to which the Shareholder is entitled shall be transferred to the official of such state or other organization, if any, authorized by applicable law to receive the proceeds of such Final Distribution. The proceeds of such Final Distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such Shareholder, as the sole equitable owner thereof, and shall be treated as abandoned property in escheat to the applicable state or other jurisdiction in accordance with applicable Law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. After the Closing Date, the Liquidator shall prepare and file all reports and returns in order to perfect the liquidation and dissolution of the Company in accordance with the Companies’ Law.

12. The Company shall indemnify the Liquidator and its agents and representatives in accordance with the Company’s Articles of Incorporation and its policies of indemnification (as adopted by the Board of Directors of the Company on August 4, 1999, as amended June 1, 2001), for actions taken in connection with this Plan and the winding up of the business of the Company. The Liquidator, in its good faith discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13. Notwithstanding the authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Liquidator may modify or amend this Plan without further action by the Shareholders to the extent permitted by the Companies’ Law and, to the extent applicable, the Asset Purchase Agreement.

14. The Liquidator is hereby authorized, without further action by the Shareholders, to do and perform any and all acts, and to make, execute, deliver, or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind which are deemed necessary, appropriate, or desirable, in the good faith discretion of the Liquidator, to implement this Plan and the transactions contemplated thereby, including, without limitation, all filings or acts required by any law or regulation to wind up the Company’s business.

Annex B

Asset Purchase Agreement

Execution Copy

FB TRANSPORTATION CAPITAL LLC
CRX ACQUISITION LTD.
THE CRONOS GROUP
ASSET PURCHASE AGREEMENT
February 28, 2007

B-i

B-ii

B-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 28th day of February, 2007 by and among FB Transportation Capital LLC, a Delaware limited liability company (“Sponsor”), CRX Acquisition Ltd., a Bermuda exempted company wholly-owned by Sponsor (“Purchaser”), and The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Company”).

RECITALS

WHEREAS, the Purchaser proposes to purchase all of the assets and assume all of the liabilities of the Company on the terms and subject to the conditions set forth in this Agreement (the “Assets Sale”), including, but not limited to, the purchase of all of the Company’s right, title and interest (the “Ownership Interests”) in and to the following entities owned by the Company: (i) Cronos Containers Limited, an English company, (ii) Cronos Holdings/Investments (U.S.), Inc., a Delaware corporation, (iii) Cronos Containers (Cayman) Ltd., a Cayman Islands company, (iv) Cronos Management N.V., a Netherlands Antilles company, (v) Cronos Containers Pte Limited, a Singapore company, (vi) Cronos Containers Pty Limited, an Australian company, (vii) Cronos Containers (Hong Kong) Limited, a Hong Kong company, (viii) Cronos Equipment (Bermuda) Limited, a Bermuda company, (ix) Cronos Finance (Bermuda) Limited, a Bermuda company, and (x) Cronos Containers N.V., a Netherlands Antilles corporation (collectively, the “Direct Subsidiaries”), and the Company has agreed to sell the Ownership Interests to the Purchaser on the terms and subject to the conditions hereinafter set forth;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company has agreed that it shall convene a meeting of its shareholders with a view to placing the Company in liquidation (the “Liquidation”) in accordance with the Plan of Liquidation and Dissolution included with this Agreement as Annex 1 (the “Plan of Liquidation”);

WHEREAS, as of the date hereof, certain shareholders of the Company have entered into Support Agreements with Sponsor in the form of Annex 2 hereto, pursuant to which such shareholders have agreed to vote their Common Shares in favor of the transactions contemplated by this Agreement; and

WHEREAS, as of the date hereof, certain officers of the Company and its subsidiaries have entered into Equity Contribution Letter Agreements with Purchaser in the form of Annex 3 hereto (“Contribution Agreements”) pursuant to which such officers have agreed to contribute capital to Purchaser at the Closing (defined hereinafter) and pursuant to which the two senior officers of the Company have agreed to negotiate in good faith employment agreements with Purchaser, to be effective at Closing; and

WHEREAS, as of the date hereof, Fortis Bank S.A./N.V. Cayman Islands Branch, has delivered to the Company a guaranty of the performance of Purchaser and Sponsor of all of their obligations of this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, but subject in all respects to the satisfaction of the terms and conditions hereof, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” has the meaning assigned to such term in Section 8.1(a).

“affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the specified Person, (iii) any Person that is an executive officer or director of, general partner or manager in, or serves in a similar capacity to, the specified Person or of which the specified Person is an executive officer, director, general partner or manager or with respect to which the specified Person serves in a similar capacity.

“Agreement” has the meaning set forth in the Preamble.

“Assets Sale” has the meaning assigned to such term in the Recitals.

“Assignment and Assumption Agreement” refers to the Assignment and Assumption Agreement included herewith as Annex 4.

“Board of Directors” refers to the board of directors of the Company.

“business day” refers to any day, other than Saturday, Sunday or a U.S. Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time (U.S.). In computing any time period under Section 14(d)(5) or Section 14(d)(6) of the Exchange Act or under Regulation 14D or Regulation 14E, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day, such period shall begin to run on and shall include the first business day thereafter.

“CF Leasing” refers to CF Leasing, Ltd, a Bermuda company.

“Charter Documents” refers to (a) the Members Agreement, dated as of September 18, 2002, as amended, among CF Leasing, FB Transportation Capital LLC, and Cronos Equipment (Bermuda) Limited, (b) the certificate of formation and partnership agreements (or equivalent organizational or constitutional documents) of the Limited Partnerships, and (c) the certificate of incorporation or articles of incorporation or association and bylaws (or equivalent organizational or constitutional documents) of a Party or other Person, as the case may be.

“Closing” has the meaning assigned to such term in Section 2.4.

“Closing Date” has the meaning assigned to such term in Section 2.4.

“Code” refers to the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Shares” has the meaning assigned to such term in Section 4.2(a).

“Company” has the meaning assigned to such term in the Preamble.

“Company Assets” refers to all assets and properties of the Company of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, or leased, including, without limitation, cash, cash equivalents, notes and other evidences of Indebtedness, the Ownership Interests, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, and other investment or portfolio assets owned of record or beneficially, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, the Cronos Name, and Intellectual Property, but excluding any claim by Purchaser, Sponsor or their respective successors or assigns (but not a derivative claim made by a Shareholder) against the directors and officers of the Company and its Subsidiaries that, if such claim were brought by a third party, would entitle such directors and officers to indemnification under Section 9.7.

“Company Intellectual Property” has the meaning assigned to such term in Section 4.18(b).

“Company Leases” has the meaning assigned to such term in Section 4.17(b).

“Company Liabilities” refers to all the liabilities and obligations of the Company of any kind, whether accrued, absolute, direct, indirect, fixed, contingent, in respect of indemnities or otherwise, whether previously, now or hereafter incurred or assumed by the Company, including, without limitation, the Company’s obligations (i) for Indebtedness, (ii) for any liabilities arising out of, relating to, or in connection with its business or the Company Assets on, prior to or after the Closing Date, including liabilities for Taxes, (iii) under the Contracts listed in Schedule 4.13(a) of the Disclosure Schedule, (iv) arising out of or relating to this Agreement or the Transactions, or (v) arising out of the liquidation of the Company in accordance with the terms of this Agreement and the Plan of Liquidation.

“Company Material Adverse Effect” refers to any change, development, effect, event, condition, occurrence or state of facts that is material and adverse to the assets, business, operations or condition (financial or otherwise) of the Company and the other Cronos Entities taken as a whole, or that prevent or materially impede or delay the Company’s consummation of the transactions contemplated by this Agreement, other than, in any case, any change, development, effect, event, condition, occurrence or state of facts relating to (a) general political, financial or economic conditions or the state of the securities or capital markets in general, including, without limitation, any reduction in major market indices; (b) the trading price per share of the Common Shares; (c) the container leasing business generally or the shipping industry generally and not specifically relating to the Company or the other Cronos Entities; (d) changes in applicable Laws; (e) changes in GAAP or international accounting standards; (f) any act of terrorism or war; (g) the public announcement or disclosure of this Agreement, including any resulting (i) loss of, or disruption in, any customer, banking, financing, supplier and/or vendor relationships, or (ii) loss of personnel; (h) the taking of any action required by this Agreement; or (i) any shareholder litigation relating to this Agreement or to the Transactions. Notwithstanding the foregoing, a “material adverse effect” or “material adverse change” shall, without limitation, include the following: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ Global Select Market or the NASDAQ Global Market, for a period in excess of forty-eight (48) hours; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).

“Company’s SEC Documents” has the meaning assigned to such term in Section 4.7(a).

“Confidentiality Agreement” refers to the Confidentiality Agreement dated May 31, 2006 by and between the Company and Fortis Capital Corp.

“Contract” refers to any lease, license, contract or other agreement, instrument, obligation, or understanding, written or oral, to which the Company or any of the other Cronos Entities is a party or by which any of them or any of their properties or assets may be bound.

“Contribution Agreement” has the meaning assigned to such term in the Recitals.

“Costs” has the meaning assigned to such term in Section 9.7(b).

“Cronos Name” has the meaning assigned to such term in Section 5.9.

“Cronos Entities” refers, collectively, to the Company, the Significant Subsidiaries, CF Leasing, and the Limited Partnerships.

“Direct Subsidiaries” has the meaning assigned to such term in the Recitals.

“Disclosure Schedule” refers to the schedule delivered to Sponsor and Purchaser by the Company at the time of execution of this Agreement.

“Disbursement Account” has the meaning assigned to such term in Section 2.5(a).

“Employee Benefit Plan” has the meaning assigned to such term in Section 4.19(a).

“Employee” refers to an employee of the Company or of a Subsidiary of the Company.

“Equity Incentive Plans” refers to, collectively, the Company’s 1999 Stock Option Plan, Non-Employee Directors’ Equity Plan, 2005 Equity Incentive Plan, and all other equity compensation plans and arrangements pursuant to which equity-related awards have been issued to directors, officers, employees and service providers of the Company and the other Cronos Entities.

“ERISA Affiliate” has the meaning assigned to such term in Section 4.19(a).

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“executive officer” has the meaning assigned to such term in Section 1.8.

“Financial Statements” refers to the (i) audited consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders’ equity for the fiscal years ended December 31, 2005, 2004, and 2003, and the notes related thereto; and (ii) the unaudited condensed consolidated balance sheet of the Company as of September 30, 2006, and the related unaudited condensed consolidated statements of income, cash flows, and shareholders’ equity for the nine months ended September 30, 2006, and the notes related thereto.

“Financing Arrangements” refers to the credit facilities identified in Schedule 1.1-1 of the Disclosure Schedule.

“First Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(b).

“Fortis Parties” refers to Sponsor and Purchaser.

“Fortis Securities” has the meaning assigned to such term in Section 3.4.

“fully diluted basis” refers to, with respect to the number of Common Shares outstanding at any time, such number of outstanding Common Shares calculated assuming that all outstanding options, all granted share units, and all other rights to purchase or receive Common Shares (other than Rights) then outstanding are exercised or settled.

“GAAP” refers to United States generally accepted accounting principles.

“Governmental Entity” refers to (a) any multinational, Federal, national, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agency, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority; or (d) any quasi-governmental or private body exercising any regulatory or taxing authority under or for the account of any of the foregoing.

“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” of any Person refers to all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guaranties of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Parties” has the meaning assigned to such term in Section 9.7(b).

“Intellectual Property” refers to (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs and (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications.

“IRS” refers to the United States Internal Revenue Service.

“Joint Venture” refers to any partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns 50% or less of the outstanding shares or ownership interests.

“Key Employees” refers to the employees identified in Schedule 1.1-2 of the Disclosure Schedule.

“Knowledge” has the meaning assigned to such term in Section 1.8.

“Laws” refers to all laws (including common law), statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of or from any Governmental Entity; and

the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, assets or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, assets or securities.

“Limited Partnerships” refers to the limited partnerships identified in Schedule 1.1-3 of the Disclosure Schedule, representing limited partnerships managed by a Subsidiary of the Company as general partner.

“Liquidation” has the meaning assigned to such term in the Recitals.

“Liquidation Auditor” means the Commissaire à la Liquidation appointed by the Shareholders at the Second Shareholders’ Meeting to audit the report of the Liquidator pursuant to the provisions of Luxembourg’s Companies Law.

“Liquidation Distribution” has the meaning assigned to such term in Section 2.5(b).

“Liquidator” has the meaning assigned to such term in Section 2.5(b).

“Luxembourg” refers to the Grand Duchy of Luxembourg.

“Luxembourg’s Companies Law” refers to Luxembourg’s law of August 10, 1915, as amended, on Commercial Companies.

“Material Contracts” has the meaning assigned to such term by Item 601(b)(10) of the SEC’s Regulation S-K and, in addition, notwithstanding the definition of the term in Regulation S-K, includes the following Contracts with respect to the Company and its Subsidiaries to the extent that any such Contract is to be performed in whole or in part after the date hereof:

(i) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of funds or an extension of credit or financing, and any guaranty;

(ii) any container lease providing for lease payments of more than $250,000 in any one-year period;

(iii) any Contract with any officer or director of the Company or the other Cronos Entities;

(iv) any Contract that by its explicit terms limits the ability of the Company or any of the other Cronos Entities to compete in any business line or in any geographic area;

(v) any Contract that is terminable by the other party or parties upon a change in control of the Company (including any sale of all or substantially all of its assets) or of any of the other Cronos Entities that involves anticipated future expenditures or contractual receipts by the Company or by any of the other Cronos Entities of more than $250,000 in any one-year period;

(vi) any Contract or series of related Contracts that involve anticipated future expenditures or contractual receipts by the Company or by any of the other Cronos Entities of more than $250,000 in any one-year period;

(vii) any Contract under which the Company or any of the other Cronos Entities grants to any third party rights to Intellectual Property that involve anticipated future expenditures or contractual receipts by the Company or any of the other Cronos Entities of more than $250,000 in any one-year period;

(viii) any Contract under which the Company or any of the other Cronos Entities licenses from any third party Intellectual Property that involves anticipated future expenditures or contractual receipts by the Company or any of the other Cronos Entities of more than $250,000 in any one year period;

(ix) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of the other Cronos Entities;

(x) the Members Agreement of CF Leasing and the limited partnership agreements of the Limited Partnerships;

(xi) any Contract or series of related Contracts pursuant to which the Company or any other Cronos Entity manages containers that involve anticipated receipts by the Company or by any other Cronos Entity of $250,000 in any one-year period;

(xii) any Contract that grants any right of first refusal, right of first offer, resignation rights, co-sale rights, preemptive rights or similar rights;

(xiii) any Contract with any current or former employee (who was employed by a Cronos Entity within the last four (4) years) of a Cronos Entity that contains a non-competition or other restrictive covenant;

(xiv) any Contract for the lease or purchase of real property; and

(xv) any amendment, supplement and modification (whether or not written) in respect of any of the foregoing.

“Name Change” has the meaning assigned to such term in Section 5.9.

“Options” refers to options to purchase Common Shares granted to participants under any of the Equity Incentive Plans.

“Ownership Interests” has the meaning assigned to such term in the Recitals.

“Parties” refers to the Company, Sponsor and Purchaser; and “Party” refers to any one of them.

“Paying Agent” has the meaning assigned to such term in Section 2.5(a).

“Pension Scheme” refers to: (a) the Group Personal Pension Plan operated by Scottish Equitable (policy number 91094 Cronos Containers); (b) the life assurance arrangement provided by Legal & General (policy number G28681); and (c) the top-up life assurance arrangement provided by Legal & General (policy number G72037).

“Person” refers to an individual, partnership, limited liability company, association, corporation, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan” has the meaning assigned to such term in Section 4.19(a).

“Plan of Liquidation” has the meaning assigned to such term in the Recitals.

“Proposed Agreement” has the meaning assigned to such term in Section 8.1(e).

“Proxy Statement” has the meaning assigned to such term in Section 5.3(a).

“Public Limited Partnerships” has the meaning assigned to such term in Section 4.4(b).

“Public Limited Partnerships’ SEC Documents” has the meaning assigned to such term in Section 4.4(c).

“Purchase Price” has the meaning assigned to such term in Section 2.1(b).

“Purchase Price Per Share” has the meaning assigned to such term in Section 2.1(b).

“Purchaser” has the meaning set forth in the Preamble.

“Raymond James” has the meaning assigned to such term in Section 4.24.

“Real Estate” has the meaning assigned to such term in Section 4.17(a).

“Reference Balance Sheet” refers to the audited consolidated balance sheet of the Company, and the notes related thereto, included in the Company’s Form 10-K report for the year ended December 31, 2005.

“Reference Proxy Statement” refers to the Company’s definitive Proxy Statement, dated April 25, 2006.

“Representatives” has the meaning assigned to such term in Section 9.6.

“Restricted Shares” refers to restricted Common Shares awarded under any of the Equity Incentive Plans.

“SARs” refers to the stock appreciation rights granted under any of the Equity Incentive Plans.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Second Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(c).

“Securities” has the meaning ascribed thereto in the Recitals to this Agreement and “Security” means a Common Share, together with the associated Right.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Shareholder Rights Plan” refers to the Rights Agreement dated as of October 28, 1999 by and between and the Company and Equiserve Trust Company N.A.

“Shareholders” refers to the holders of Common Shares.

“Shareholders’ Meetings” has the meaning assigned to such term in Section 5.5(a).

“Significant Subsidiaries” refers to the Direct Subsidiaries, Cronos Capital Corp., a California corporation, Cronos Containers (Scandinavia) AB, a Swedish company, Cronos Securities Corp., a California corporation, and Intermodal Leasing AB, a Swedish company.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Material Adverse Effect” refers to any change, development, effect, event, condition, occurrence or state of facts that prevents or materially impedes or delays Sponsor’s or Purchaser’s consummation of the transactions contemplated by this Agreement, other than, in any case, any change, development, effect, event, condition, occurrence or state of facts relating to (a) general political, financial or economic conditions or the state of the securities or capital markets in general, including, without limitation, any reduction in major market indices; (b) the container leasing business generally or the shipping industry generally and not specifically relating to the Sponsor and its Subsidiaries; (c) changes in applicable Laws; (d) changes in GAAP or international accounting standards; (e) any act of terrorism or war; (f) the public announcement or disclosure of this Agreement; (g) the taking of any action required by this Agreement; or (h) any shareholder litigation relating to this Agreement or to the Transactions. Notwithstanding the foregoing, a “material adverse effect” or “material adverse change” shall, without limitation, include the following: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ Global Select Market or the NASDAQ Global Market, for a period in excess of forty-eight (48) hours; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).

“Stock Option Plans” refers to the Company’s 1999 Stock Option Plan and the Company’s Non-Employee Directors’ Equity Plan.

“Stock Options” refers to stock options granted and outstanding under the Stock Option Plans.

“Stock Units” refers to stock units granted under any of the Equity Incentive Plans.

“Subsidiary” of any specified Person refers to another Person who is an affiliate controlled by such specified Person directly, or indirectly through one or more intermediaries. Any references to a “Subsidiary” in this Agreement that do not indicate the controlling Person shall mean a “Subsidiary” in respect of which the Company is the indirect or direct controlling Person. The term “Subsidiary” does not include the Limited Partnerships.

“Superior Proposal” has the meaning assigned to such term in Section 8.1(a).

“Support Agreement” has the meaning assigned to such term in the Recitals.

“Taxes” has the meaning assigned to such term in Section 4.16(a).

“Tax Returns” has the meaning assigned to such term in Section 4.16(a).

“Termination Fee” has the meaning assigned to such term in Section 8.2.

“Third Party Beneficiaries” has the meaning assigned to such term in Section 9.14.

“Third Party Intellectual Property” has the meaning assigned to such term in Section 4.18(b).

“Third Shareholders’ Meeting” has the meaning assigned to such term in Section 5.5(d).

“Transaction Committee” refers to the Transaction Committee of the Board of Directors.

“Transactions” refers to the Assets Sale, the Liquidation, and to the actions to be taken by one or more of the Parties under this Agreement to effectuate the foregoing.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, or paragraph by number or letter or both refer to the Article, Section, subsection, or paragraph, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day in the United States.

1.5	Time References

In this Agreement, all references to time are to New York time.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

1.8	Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of” the Company or its Subsidiaries means the actual knowledge of the Key Employees. In this Agreement, unless otherwise stated, references to “the knowledge of” the Sponsor and the Purchaser means the actual knowledge of the executive officers of the Sponsor and the Purchaser. As used in this Agreement, “executive officer” has the meaning given to that term by Exchange Act Rule 3b-7 and, in the case of the Company, refers to the officers identified under “Compensation of Executive Officers and Directors” in the Reference Proxy Statement

1.9	Annexes

The following Annexes are annexed to this Agreement and incorporated by reference into this Agreement and form a part hereof:

Annex 1 — Plan of Liquidation and Dissolution

Annex 2 — Support Agreement

Annex 3 — Equity Contribution Letter Agreement

Annex 4 — Assignment and Assumption Agreement

ARTICLE II

PURCHASE AND SALE; LIQUIDATION

2.1	Purchase of Company Assets

(a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Company Assets to Purchaser on the Closing Date for and in consideration of the Purchaser’s payment to the Company of the Purchase Price (as defined in Section 2.1(b)). Sponsor shall provide or cause to be provided to Purchaser all funds necessary to pay the Purchase Price at the Closing.

(b) For purposes of this Agreement “Purchase Price” shall mean an amount equal to $122,330,768, which is an amount equal to $16.00 (the “Purchase Price Per Share”) multiplied by the number of issued and outstanding Common Shares as of the date of this Agreement, as set forth in Section 4.2(a),

(i) plus an amount equal to:

(A) in respect of each Stock Option listed on Schedule 4.2 of the Disclosure Schedule that has not expired, terminated, or been forfeited and remains unexercised as of the Closing, and is not the subject of a waiver referred to in Section 5.8(g), the product of (1) the excess of the Purchase Price Per Share over the exercise price of such Stock Option, and (2) the number of Common Shares subject thereto; and

(B) in respect of each SAR listed on Schedule 4.2 of the Disclosure Schedule outstanding and unexercised as of the Closing and not the subject of a waiver obtained in accordance with Section 5.8(g), the product of (1) the excess of the Purchase Price Per Share over the grant price of such SAR, and (2) the number of unexercised share units to which the SAR applies;

(C) in respect of each Stock Unit outstanding as of the Closing listed on Schedule 4.2 of the Disclosure Schedule and not settled into Common Shares, the product of (1) the Purchase Price Per Share, and (2) the number of Stock Units;

(ii) plus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares that are issued after the date hereof and prior to the Closing pursuant to the exercise of any Stock Option listed on Schedule 4.2 of the Disclosure Schedule;

(iii) plus an amount equal to the Purchase Price Per Share multiplied by the number of share units exercised after the date hereof and prior to the Closing pursuant to any SAR listed on Schedule 4.2 of the Disclosure Schedule; and

(iv) plus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares that are issued after the date hereof and prior to the Closing pursuant to the settlement of any Stock Units listed on Schedule 4.2 of the Disclosure Schedule; and

(v) minus an amount equal to the Purchase Price Per Share multiplied by the number of Common Shares, if any, obtained and held as of the Closing Date by the Company from any Shareholder of the Company after the date hereof and prior to Closing, whether by judicial proceeding or by any other means.

2.2	Assumption of Company Liabilities

Subject to the terms and conditions of this Agreement, upon the sale of the Company Assets by the Company to Purchaser, the Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the Assignment and Assumption Agreement, the Company Liabilities.

2.3	Stock Options, SARs, Stock Units, and Restricted Shares

(a) The Company will take all such steps as may be necessary or desirable to allow all Persons holding Stock Options, SARS, Stock Units, and Restricted Shares to exercise their Stock Options, redeem their SARs, settle their Stock Units, or claim vested ownership of their Restricted Shares, as the case may be, on an accelerated vesting basis as of the Closing Date solely to allow such Persons to participate in the Liquidation and to receive the Liquidation Distribution to the extent of their holdings of Common Shares issued upon such settlement or vesting.

(b) The Company’s obligations under this Section 2.3 are contingent upon payment by Purchaser of the Purchase Price on the Closing Date in accordance with Section 2.1(b).

2.4	Closing

(a) Subject to the satisfaction of the conditions to closing set forth in Article VI, the closing of the Assets Sale contemplated hereby (the “Closing”) shall be held at the offices of the Company’s Luxembourg counsel, immediately after the holding of the First Shareholders’ Meeting, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b) At or before the Closing:

(i) the Company will deliver, or cause to be delivered, to Purchaser any stock certificates or other evidences of ownership of each of the Direct Subsidiaries, together with stock powers duly endorsed by the Company, so that the Ownership Interests may be duly registered in Purchaser’s name;

(ii) the Company will deliver to the Purchaser fully executed transfer documents for any uncertificated Ownership Interests in such form as shall be reasonably satisfactory to the Purchaser;

(iii) the Company and Purchaser shall execute and deliver the Assignment and Assumption Agreement;

(iv) the Company will deliver, or cause to be delivered, to the Fortis Parties (i) the officers’ certificate referred to in Section 6.2(c), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by the Company or the Subsidiaries pursuant hereto;

(v) the Company will deliver to Purchaser fully executed copies of the consents described in Section 6.2(e) in such form as shall be reasonably satisfactory to Purchaser;

(vi) Purchaser shall pay to the Company, by wire transfer to the Disbursement Account maintained by the Paying Agent on behalf of the Company, in immediately available funds, the Purchase Price, as determined pursuant to Section 2.1(b); and

(vii) Purchaser and Sponsor will deliver, or cause to be delivered, to the Company (i) the officers’ certificate referred to in Section 6.3(e), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by Purchaser or Sponsor pursuant hereto.

2.5	Liquidation

(a) Prior to the date of the First Shareholders’ Meeting, the Company shall establish an account (the “Disbursement Account”) with its transfer agent (in such capacity, the “Paying Agent”). The funds in the Disbursement Account shall not be used for any purpose other than as set forth in this Section 2.5.

(b) The Board of Directors (or members thereof) shall serve as liquidator (in such capacity, the “Liquidator”), unless another Person is appointed by the Company to serve as Liquidator with the approval of the Fortis Parties, such approval not be unreasonably withheld, delayed or conditioned. The Liquidator shall cause the Paying Agent to pay from the Disbursement Account to each of the Shareholders (including Purchaser, Sponsor and their affiliates in their capacity as a Shareholder of the Company) a liquidation distribution (the “Liquidation Distribution”) equal to the Purchase Price Per Share times the number of Common Shares held by the Shareholder and pursuant to the procedures set forth in the Plan of Liquidation. Without limiting the foregoing, the Company shall take all actions and do all such things as may be necessary or advisable in order to carry out the terms of this Section 2.5 and the Plan of Liquidation, all in accordance with the Plan of Liquidation and the Company’s Charter Documents and Luxembourg’s Companies Law. These actions and things shall include, but not be limited to, any actions required to place the Company in liquidation and to obtain from the Shareholders the authorization and approval of all matters in connection therewith (including the determination of the Liquidator’s powers and instructions to proceed to distribute the Liquidation Distributions to the Shareholders as promptly as practicable pursuant to applicable Law after the Closing).

2.6	Conversion of Securities

From and after the Closing, and without any action on the part of the Company or the holders of any Common Shares:

(a) Any Common Shares that are issued and outstanding immediately prior thereto and owned by the Company as treasury stock, and any Common Shares issued and outstanding immediately prior thereto and owned by any Subsidiary of the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each Common Share issued and outstanding immediately prior thereto shall evidence no economic rights other than the right to receive the Purchase Price Per Share and shall possess no further rights, other than the right to vote at the subsequent Shareholders’ Meetings, as described in Section 5.5. Upon the approval of the matters to be presented at the Third Shareholders’ Meeting, all such Common Shares shall cease to have any rights other than the right to receive the Purchase Price Per Share, without interest, upon the surrender of the certificates representing such Common Share to the Paying Agent in accordance with the procedures set forth in the Plan of Liquidation.

2.7	Price Allocation

The Company, the Purchaser and the Sponsor agree that the Purchase Price shall be allocated among the Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed by the Company and Purchaser prior to Closing. The Company and the Purchaser agree (a) to report as required the federal, state, local and foreign income and other Tax consequences of the Assets Sale, (b) to jointly prepare forms, as may be required, in a manner consistent with such allocation, and (c) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise. The Company, on one hand, and Purchaser, on the other, agree that each will furnish the other a copy of any such required forms that are filed with any Governmental Entity with respect to Taxes by such Party or any affiliate relating to the Assets Sale within ten days prior to the filing of such form.

2.8	Performance of Purchaser

Sponsor hereby unconditionally and irrevocably guarantees, and covenants and agrees with the Company, to be jointly and severally liable with Purchaser for the due and punctual performance of each and every obligation of Purchaser arising under this Agreement, including, without limitation, payment of the Purchase Price pursuant to the provisions of Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Sponsor and Purchaser hereby jointly and severally represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in entering into this Agreement:

3.1	Organization and Qualification

Sponsor is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Purchaser is an exempted company duly organized, validly existing, and in good standing under the laws of Bermuda. Each of Sponsor and Purchaser has all necessary power and authority to own its properties and assets and conduct its business as now owned and conducted. Sponsor and Purchaser are each duly qualified to carry on business and are each in good standing in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect.

3.2	Authority Relative to this Agreement

Each of Sponsor and Purchaser has the requisite entity power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Sponsor and Purchaser and the consummation by the Sponsor and Purchaser of the Transactions contemplated by this Agreement have been duly authorized by the boards of directors or managers of Sponsor and Purchaser (or any authorized committee thereof), as applicable, and no other corporate or other proceeding or approval on the part of Sponsor and Purchaser is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sponsor and Purchaser and constitutes a valid and binding agreement of each of Sponsor and Purchaser, enforceable by the Company against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court or forum of competent jurisdiction.

3.3	No Conflict; Required Filings and Consent

(a) The execution and delivery by Sponsor and Purchaser of this Agreement and the performance by them of their respective obligations hereunder and their consummation of the Transactions contemplated hereby will not violate, conflict with, or result in a breach or default of or under any provision of: (i) the Charter Documents of Sponsor or Purchaser; (ii) any Material Contract, permit, concession, franchise, or license applicable to Sponsor or Purchaser or their respective properties or assets; or, subject to the governmental filings and other matters referred to in subsection (b), any judgment, order, decree, statue, Law, ordinance, rule, regulation or arbitration award applicable to Sponsor or Purchaser or their respective properties or assets, other than, in the case of clause (ii), any such conflict, violation, breach, or default that would not reasonably be expected to have a Sponsor Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or with or to any other Person under any Material Contract to which Sponsor or Purchaser is a party or to which any of their respective properties and assets is subject, is required by or with respect to Sponsor or Purchaser in connection with the execution and delivery of this Agreement by Sponsor or Purchaser or the making or consummation by Sponsor or Purchaser of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports and any other required competition filings under applicable Law, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) such post-Closing filings with any Governmental Entity as may be required by the Fortis Parties.

3.4	Brokers

Except for Fortis Securities LLC (“Fortis Securities”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements by or on behalf of Sponsor or Purchaser or their affiliates. Purchaser shall be solely responsible for the payment of any compensation to Fortis Securities.

3.5	Information Supplied

None of the information supplied or to be supplied by the Purchaser or the Sponsor in writing or otherwise approved in writing by the Purchaser or the Sponsor specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements contained therein in light of the circumstances under which they were made, not misleading.

3.6	Litigation

There is no claim, action, proceeding or investigation pending or, to the knowledge of the Purchaser and the Sponsor, threatened against or relating to Sponsor or Purchaser or the business of the Purchaser and the Sponsor or affecting any of the Sponsor’s or the Purchaser’s properties or assets, before or by any Governmental Entity which, if adversely determined, would reasonably be expected to have a Sponsor Material Adverse Effect. Neither Sponsor nor Purchaser is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have a Sponsor Material Adverse Effect.

3.7	Sufficient Funds

Sponsor and Purchaser will have sufficient funds to ensure timely payment in full of the Purchase Price in accordance with the terms of this Agreement.

3.8	Ownership of Common Shares

FB Aviation and Intermodal Finance Holding B.V., an affiliate of Sponsor, owns 300,000 Common Shares of the Company. Other than as aforesaid, Sponsor and Purchaser represent that, on the date of this Agreement, none of the Sponsor, Purchaser, or their affiliates own either beneficially or of record (without duplication) any Common Shares.

3.9	Purchaser’s Operations

Purchaser was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement, and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the provisions of Section 9.1(c), the Company hereby represents and warrants to Sponsor and Purchaser, and acknowledges that Sponsor and Purchaser are relying upon these representations and warranties in entering into this Agreement, that:

4.1	Organization and Qualification; Charter Documents

The Company is duly organized, validly existing, and in good standing as a 1929 holding company under the Laws of Luxembourg, and has all necessary corporate power and authority to own its assets and to conduct its business as now owned and being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Sponsor complete and correct copies of the Company’s Articles of Association, as amended to date. The Company has no bylaws.

4.2	Capital Structure

(a) The authorized capital stock of the Company consists of 25,000,000 common shares, $2.00 par value per share (“Common Shares”). As of the date of this Agreement: (i) 7,645,673 Common Shares are issued and outstanding; (ii) 112,000 Common Shares are held in the treasury of the Company; and (iii) 785,072 Common Shares are reserved for issuance upon exercise of outstanding Stock Options and settlement of granted Stock Units. Schedule 4.2 of the Disclosure Schedule identifies by number and identity of holder of the Company’s outstanding Stock Options, Stock Units, SARs, and restricted shares and, for each outstanding Stock Option and SAR, the exercise or grant price thereof, as of the close of business on the date of this Agreement. Of the 7,645,673 Common Shares outstanding as of the date of this Agreement, 79,600 represented Restricted Shares granted under the Company’s Equity Incentive Plans. As of the date of this Agreement, the Company had outstanding 200,000 SARs, which are redeemable in cash only. The Company’s outstanding Common Shares are not listed or quoted on any market other than The NASDAQ Global Market.

(b) Under Luxembourg’s Companies Law, the Company’s authorized capital is automatically reduced to the amount represented by its outstanding Common Shares unless the Shareholders renew its authorized capital at the expiration of the authorization period, which is for a maximum of five years. The Shareholders last renewed the Company’s authorized capital at the annual shareholders’ meeting held June 12, 2002, with the official record of the meeting filed and published in accordance with Luxembourg’s Companies Law on or about September 4, 2002.

Accordingly, unless the Shareholders re-authorize the Company’s capital on or before September 3, 2007, the Company’s authorized capital will be reduced to the number of issued and outstanding Common Shares at that time.

(c) Except as set forth above in this Section 4.2 or in Schedule 4.2 of the Disclosure Schedule, no shares of capital stock or other equity or equity-related securities of the Company are authorized for issuance, issued, reserved for issuance, or outstanding. All outstanding Common Shares are, and all Common Shares which may be issued pursuant to outstanding Stock Options or upon settlement of granted Stock Units, including any increases pursuant to existing contractual obligations, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Schedule 4.2 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company (or its Subsidiaries) having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Shareholders (or the equity owners of the Subsidiaries) may vote. Except as set forth in this Section 4.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company’s obligation to redeem 200,000 SARs issued by the Company in accordance with the terms of those SARs, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its Subsidiaries.

4.3	Subsidiaries and Joint Ventures

(a) The Company does not have any interest in any Person that is material to the Company other than as disclosed in the Company’s SEC Documents. Each Subsidiary of the Company, together with its jurisdiction of organization and the identity of the owner(s) of the outstanding equity securities of the Subsidiary, is identified in Schedule 4.3(a) of the Disclosure Schedule. Each Significant Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate power and authority to own its properties and assets and conduct its business as now owned and conducted by it, and is duly qualified to carry on business in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Company Material Adverse Effect. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding equity interests of each of the Subsidiaries. All of the outstanding equity securities of each of the Subsidiaries are: (i) validly issued, fully paid and nonassessable and, other than as disclosed in Schedule 4.3(a) of the Disclosure Schedule, all such equity interests are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, and (ii) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of the equity interests. Upon the sale and transfer of the Ownership Interests of the Direct Subsidiaries by the Company to Purchaser, Purchaser shall acquire such Ownership Interests free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, other than those created by Purchaser and other than as disclosed in Schedule 4.3(a) of the Disclosure Schedule.

(b) The Company, through a Subsidiary, is a party to one material Joint Venture, CF Leasing. The Company beneficially owns, through a Subsidiary, a 50% membership interest in CF Leasing. The membership interest of CF Leasing owned by a Subsidiary of the Company is fully paid and nonassessable and, other than as set forth in Schedule 4.3(b) of the Disclosure Schedule, is owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever and is free of any other restriction including any restriction on the right to vote, sell or otherwise dispose of the membership interest. Schedule 4.3(b) of the Disclosure Schedule identifies all other Joint Ventures to which the Company is a party.

4.4	Limited Partnerships

(a) Each Limited Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California, has all necessary partnership power and authority to own its properties and assets and to conduct its business as now owned or conducted by it, and is duly qualified to carry on business in each jurisdiction in which the character of its properties and assets or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Company Material Adverse Effect.

(b) An indirect Subsidiary of the Company, Cronos Capital Corp., is the sole general partner of each of the Limited Partnerships. The Company has made available to the Fortis Parties true, correct, and complete copies of the limited partnership agreement, as amended, of each of the Limited Partnerships and of the offering circulars and related offering materials for each of the Limited Partnerships that have sold securities since January 1, 2004. Cronos Capital Corp., the general partner of each of the Limited Partnerships, is not in breach of any material term of any of the limited partnership agreements of the Limited Partnerships. With the exception of those Limited Partnerships identified in Schedule 4.4(b) of the Disclosure Schedule, each of the Limited Partnerships files periodic reports with the SEC pursuant to Section 13 of the Exchange Act (the “Public Limited Partnerships”). No Limited Partnership is in default or breach in any material respect under the terms of any Contract of the Limited Partnerships.

(c) Since January 1, 2003, the Public Limited Partnerships have filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by them under the Exchange Act or the Securities Act; all such forms, reports, schedules, statements and other documents (as amended or corrected by subsequent forms, reports, schedules, statements and other documents since the time of filing, collectively, the “Public Limited Partnerships’ SEC Documents”). The Public Limited Partnerships’ SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

4.5	Authority

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by the Board of Directors and, subject to approval by the Shareholders of the Company in accordance with the Luxembourg’s Companies Law of the Assets Sale and the Plan of Liquidation, no other corporate proceeding or approval on the part of the Company is necessary to authorize this Agreement and the Transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Fortis Parties against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court or forum of competent jurisdiction.

(b) The Transaction Committee, at a meeting duly called and held, has unanimously (A) determined that the terms of this Agreement are fair to, and in the best interests of, the Shareholders (other than Sponsor and Purchaser), (B) recommended that the Board of Directors approve this Agreement and declare its advisability, and (C) recommended that the Shareholders (other than Sponsor and Purchaser) adopt and approve the matters set forth in Section 5.5.

(c) In accordance with the recommendation of the Transaction Committee, the Board of Directors, at a meeting duly called and held on February 28, 2007, by a unanimous vote, and in reliance on the recommendation of the Transaction Committee (A) approved and adopted this Agreement and the Transactions contemplated hereby (including, but not limited to, the Assets Sale and the Liquidation), (B) determined that the terms of the Assets Sale and the Liquidation are fair to, and in the best interests of, the Shareholders (other than Sponsor, Purchaser and their affiliates) and (C) recommended that the Shareholders approve and adopt the Assets Sale and Liquidation, subject to the Board of Directors’ right to withdraw, modify, or amend such recommendation in accordance with Section 8.1 and the other applicable provisions of this Agreement. The Company hereby consents to the inclusion in the Proxy Statement of the recommendations of the Transaction Committee and the Board of Directors described in this Section 4.5.

4.6	No Conflict or Breach; Required Filings and Consents

(a) Other than for the consents of one or more of the Persons identified in Schedule 4.6(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the Transactions will not: (i) violate, conflict with, or result in a breach or default of or under any provision of: (A) the Charter Documents of the Company or of any of the Subsidiaries; (B) any Contract, permit, concession, franchise, or license applicable to the Company or any of the other Cronos Entities or their respective properties or assets; or (C) subject to the governmental filings and other matters referred to in clauses (i)-(iv) of Section 4.6(b), any judgment, order, decree, arbitration award, or applicable Law; or (ii) give rise to any right of termination, or the acceleration of any Indebtedness, under any such Contract, permit, concession, franchise, or license; or (iii) give rise to any rights of first refusal, trigger any change in control provisions or any restriction or limitation under any such Contract, permit, concession, franchise, or license, or result in the imposition of any encumbrance, charge or lien upon any of the Company’s properties or assets or the properties or assets of any of the other Cronos Entities, except where (excluding clause (A)) such violation, conflict, breach or default, or rights of termination or other rights would not, individually or in the aggregate, reasonably be expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or with or to any other Person under any Material Contract to which the Company or any of the other Cronos Entities is a party or to which any of their respective properties and assets is subject, is required by or with respect to the Company or any of the other Cronos Entities in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated hereby, except for (i) the filing of pre-merger notification reports and any other required competition filings under applicable Laws, (ii) the filing of such reports under the Exchange Act as may be required in connection with the Assets Sale, Plan of Liquidation, and this Agreement and the Transactions contemplated by this Agreement, (iii) approval by the Shareholders of the Company of the Assets Sale and the adoption of the Plan a Liquidation under Luxembourg’s Companies Law, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Schedule 4.6(b) of the Disclosure Schedule.

4.7	SEC Documents; Books and Records; Financial Statements

(a) Since January 1, 2003, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act, all such forms, reports, schedules, statements and other documents (as amended or corrected by subsequent forms, reports, schedules, statements and other documents since the time of filing, collectively, the “Company’s SEC Documents”)). The Company’s SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The Company has maintained its books and records in a manner sufficient to permit the preparation of its Financial Statements in accordance with GAAP, as applicable, and the books and records of the Company reflect, in all material respects, the income, expenses, assets and liabilities of the Company and its Subsidiaries.

(c) The Company has maintained its books and records in a manner sufficient to permit the preparation of its Luxembourg Financial Statements in accordance with GAAP, subject to the additional disclosure with respect to the reconciliation between GAAP and Luxembourg generally accepted accounting principles and additional disclosures as set forth in the notes thereto. The Company has filed its Luxembourg Financial Statements with the

Luxembourg Company Registry, and the Company’s Luxembourg Financial Statements have been approved by its Shareholders as required by Luxembourg’s Companies Law.

(d) Except as set forth in the notes to the Financial Statements and, subject, in the case of unaudited financial statements, to normal year-end adjustments and to the absence of complete notes, the Financial Statements included in the Company SEC Documents complied as of the respective filing dates as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (i) were prepared (y) from the books and records of the Company and (z) in accordance with GAAP, and (ii) fairly present in all material respects the financial condition and results of operation of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby.

(e) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP.

(f) The Company (i) has established and maintains disclosure controls and procedures required by Rule 13a-15(e) of the Exchange Act to ensure that all material information relating to the Company and its subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the Audit Committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. There have been no changes in the Company’s internal control over financial reporting since December 31, 2005 that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The NASDAQ Global Market.

4.8	Undisclosed Liabilities

Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect.

4.9	Absence of Certain Changes or Events

Since September 30, 2006, and except as disclosed in Schedule 4.9 of the Disclosure Schedule: (a) the Cronos Entities have conducted their respective businesses only in the ordinary course of business and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred; (c) there has not been any event, circumstance or occurrence which is reasonably likely to give rise to a Company Material Adverse Effect; (d) there has not been any change in the accounting practices used by the Cronos Entities; (e) except for ordinary course increases consistent with past practice, there has not been any increase in the salary, bonus, or other remuneration payable to any employee of any of the Cronos Entities; (f) there has not been any redemption, repurchase or other acquisition of securities of the Company by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares except for ordinary course dividends or distributions consistent with past practice; (g) no Cronos Entity has entered into or amended any Material Contract other than in the ordinary course of business consistent with past practice; (h) there has not been any satisfaction or settlement or any claim or liability that was not reflected in the Company’s Financial Statements, other than the settlement of liabilities incurred in the ordinary course of business consistent with past practice; and (i) there has not been any other action or event that would have required the consent of the Purchaser and the Sponsor under Section 5.1 had such action or event occurred after the date of this Agreement.

4.10	Litigation

Other than as disclosed in Schedule 4.10 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of the other Cronos Entities or the business of the Company or any of the other Cronos Entities or affecting any of their properties or assets, before or by any court or Governmental Entity which, if adversely determined, would have, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities is subject to any outstanding order, writ, injunction or decree which has had, or is reasonably likely to have, a Company Material Adverse Effect or which would prevent or materially delay consummation of the Transactions contemplated by this Agreement. There are no material unsatisfied judgments or Governmental Entity orders or decrees outstanding against the Company or any of the other Cronos Entities requiring the Company or any of the other Cronos Entities to take action which the Company or the applicable other Cronos Entity has not taken.

4.11	Insurance

(a) All premiums payable prior to the date hereof under material policies of insurance naming the Company or any of the other Cronos Entities as an insured have been paid and neither the Company nor any of the other Cronos Entities has failed to make a material claim thereunder on a timely basis except where such failure would not, individually or in the aggregate, reasonably be expected to have, or have, a Company Material Adverse Effect.

(b) Each of such material policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Closing Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or the other Cronos Entities with respect to any such policy.

4.12	Restrictions on Business Activities

Other than as disclosed in Schedule 4.12 of the Disclosure Schedule, there is no contract, agreement, judgment, injunction, order or decree binding upon the Company or any other Cronos Entity that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Company, or any other Cronos Entity, any acquisition of containers by the Company or by any other Cronos Entity or the conduct of business by the Company or by any other Cronos Entity as currently conducted (including following the transactions contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.13	Material Contracts

(a) Schedule 4.13(a) of the Disclosure Schedule sets forth a list of all Material Contracts to which the Company or any of the other Cronos Entities is a party as of the date hereof.

(b) Each Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities (and to the knowledge of the Company, none of the other parties thereto) has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

4.14	Relationships with Customers

The Company has not received any written (or, to the knowledge of the Company, other) notice that any customer of the Company intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any other Cronos Entity, and to the knowledge of the Company, no such action has been threatened in a manner inconsistent with the historical experience of the Company or any other Cronos Entity, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.15	Company Information

The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s Shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by one or more of the Fortis Parties expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects as to form and content with the requirements of the Exchange Act.

4.16	Taxes

(a) The Company and each of the other Cronos Entities has filed all material Tax Returns that each such entity was required to file, and all such Tax Returns were correct and complete in all material respects when filed. The Company and each of the other Cronos Entities have timely paid all material Taxes. All liabilities for Taxes that have arisen since the date of the Reference Balance Sheet have arisen in the ordinary course of business. The Company and each other Cronos Entity has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable and such reserves are identified as reserves for current Taxes. All material Taxes that the Company or any of the other Cronos Entities is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has made available to Sponsor correct and complete copies of all material Tax Returns, and examination reports of any Governmental Entity and statements of deficiencies assessed by any Governmental Agency against or agreed to by the Company and by any other Cronos Entity since January 1, 2003. No examination or audit of any Tax Return of the Company or of any other Cronos Entity by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of the other Cronos Entities has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of the other Cronos Entities was required to file any Tax Return that was not filed. No extension or waiver of any statute of limitations with respect to Taxes of the Company or any of the Cronos Entities is currently in effect. There are no powers of attorney currently in force with respect to Tax matters of the Company or any other Cronos Entity.

(c) Neither the Company nor any of the other Cronos Entities has any actual or potential liability for any Taxes of any person (other than the Company or another Cronos Entity) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any the other Cronos Entities (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and/or other Cronos Entities are or were members, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) There are no tax liens upon the assets of the Company or of any Cronos Entity except liens for Taxes not yet due.

(f) No Cronos Entity that is required to file a United States Tax return has engaged in any reportable transaction that was required to be disclosed pursuant to U.S. Treasury Regulation § 1.6011-4. No IRS Form 8832 has been filed by or on behalf of any of the Company’s Subsidiaries organized in the United States.

(g) The Company’s Subsidiary, Cronos Holdings/Investments (U.S.), Inc., is not and has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(a)(ii).

(h) The Company and each other Cronos Entity has properly maintained the documentation necessary to avoid penalties as to transfer pricing pursuant to Code § 6662(e) or any comparable provision of foreign law.

4.17	Owned and Leased Real Property

(a) Neither the Company nor any Subsidiary of the Company owns any real property (“Real Estate”).

(b) Schedule 4.17(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of the other Cronos Entities other than (i) property subject to a lease, sublease or license that is terminable by the Company or any of the other Cronos Entities on no more than thirty (30) days notice without liability or financial obligation to the Company, or (ii) property subject to a lease, sublease or license for which the payment by the Company is less than $10,000 per month (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of the other Cronos Entities nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of the other Cronos Entities leases, subleases or licenses any real property to any person other than the Company and another Cronos Entity. The Company has made available to the Sponsor complete and accurate copies of all Company Leases.

4.18	Intellectual Property

(a) The Company and the other Cronos Entities own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the other Cronos Entities as currently conducted, except for such Intellectual Property the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and the other Cronos Entities, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of the other Cronos Entities is a party and pursuant to which the Company or any of the other Cronos Entities is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”), except for such breaches, terminations or modifications that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or by any of the other Cronos Entities and which are material to the business of the Company and the other Cronos Entities, taken as a whole, are subsisting and have not expired or been cancelled or abandoned, except for such expiration, cancellation or abandonment that, individually or in the aggregate, is not reasonable likely to have a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, the conduct of the business of the Company and the other Cronos Entities as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual

Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.19	Employee Benefits

(a) Schedule 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any (A) Plan (as defined below) maintained, sponsored by or contributed to by the Company or by any of the other Cronos Entities or with respect to which the Company or any of the other Cronos Entities has any actual or direct or contingent liability, (B) Plan covering or providing benefits to any current or former Employee or director of the Company or any of the other Cronos Entities, and (C) Plan which is subject to Section 412 of the Code or Title IV of ERISA and which is not described in clauses (A) or (B) to which any ERISA Affiliate contributes or has contributed within the last five years or with respect to which any ERISA Affiliate has or has had within the last five years any actual, secondary or contingent liability; (ii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company and (iii) “Plan” means each (x) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), and (y) other plan, program, arrangement, policy or contract pursuant to which any of the following benefits or compensation are provided: bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement benefits, stock purchase rights, stock options, restricted stock, deferred stock, stock appreciation rights, phantom stock or other equity-based benefits, incentives, or compensation, welfare benefits, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria benefits, life insurance, health insurance, accident insurance, disability insurance, workmen’s compensation or other insurance, change in control benefits, retention benefits, change in control payments or benefits, severance or separation benefits or other fringe benefits; provided, however, that such term shall not include a plan described in Section 4(b)(3) of ERISA.

(b) With respect to each Employee Benefit Plan, the Company has made available to Sponsor a complete and accurate copy of (i) such Employee Benefit Plan, (ii) the most recent annual report required to be filed with any Governmental Entity, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Employee Benefit Plan, (iv) the most recent determination letter or approval letter issued by any Governmental Entity with respect to each Employee Benefit Plan intended to qualify for favorable tax treatment, (v) the most recent financial statements prepared with respect to any Employee Benefit Plan; and (vi) the most recent actuarial report of the qualified actuary of any Employee Benefit Plan with respect to which actuarial valuations are required to be conducted. Since January 1, 2006, none of the Company, any of the Subsidiaries of the Company or any ERISA Affiliate has scheduled or agreed (i) to establish any plan, program, policy or arrangement that would be considered to be a Employee Benefit Plan, or (ii) to increase benefit levels (or to create new benefits) with respect to any Employee Benefit Plan, except as set forth in Schedule 4.19(a) of the Disclosure Schedule.

(c) Each Employee Benefit Plan has been established, maintained and administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Employee Benefit Plan that is subject to Section 409A of the Code has, since January 1, 2005, been administered in good faith compliance with the requirements of Section 409A and the applicable guidance issued by the IRS thereunder.

(d) The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan and there have been no material changes in the financial condition in the respective Employee Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(e) All the Employee Benefit Plans that are intended to be qualified for favorable tax treatment are so qualified and, to the extent the applicable Employee Benefit Plan is intended to be tax-qualified under Section 401(a) of the Code, such Plan is the subject of a favorable determination or opinion letter issued by the IRS and all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter.

(f) None of the Company, any of the other Cronos Entities nor any of their ERISA Affiliates has since January 1, 2003 (i) contributed to a Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) been obligated to contribute to or had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) has had any liability or obligation with respect to any plan, program or arrangement that provides defined benefit pension benefits, termination benefits, early retirement benefits, or other similar benefits.

(g) Except as disclosed in the Company’s SEC Documents, neither the Company nor any of the other Cronos Entities is a party to any (i) Contract with any Shareholder, director, executive officer or Key Employee of the Company or any of the other Cronos Entities (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of such director, executive officer or Key Employee; or (ii) agreement or plan binding the Company or any of the other Cronos Entities (including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan), any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) All contributions and other payments required to be made by the Company or any of the other Cronos Entities to any Employee Benefit Plan with respect to any period ending on or before the date hereof have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements in accordance with GAAP. There are no material outstanding liabilities of, or related to, any Employee Benefit Plan, other than liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan.

(i) No event has occurred, and there exists no condition or set of circumstances in connection with any Employee Benefit Plan, under which the Company or any of the other Cronos Entities, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under ERISA, the Code, or any other applicable Law other than liabilities for benefits or ancillary administrative services incurred in the ordinary course. There are no pending or, to the knowledge of the Company, threatened claims or investigations related to any Employee Benefit Plan.

(j) Neither the Company nor any of the other Cronos Entities has incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law), or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign income Tax law).

(k) Except as set forth in Schedule 4.19(k) of the Disclosure Schedule, no Employee Benefit Plan provides welfare coverage that extends after the termination of employment (other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of applicable Laws) and each Employee Benefit Plan described in Schedule 4.19(k) of the Disclosure Schedule may be amended, modified or terminated after the Closing Date without cost or liability other than for claims for expenses or benefits actually incurred or earned prior to the effective date of such amendment, modification or termination.

(l) Other than the Pension Scheme, no Cronos Entity based in the United Kingdom has any liabilities or contingent liabilities to make payments to, and no obligations in relation to, any “occupational pension scheme” or “personal pension scheme” (both terms as defined in Section 1 of the Pension Schemes Act 1993) and has announced no proposal to enter into or establish an occupational pension scheme or to contribute to any other personal pension scheme.

(m) Full details of the Pension Scheme have been provided to the Fortis Parties, including policy documentation, member communications and membership details.

(n) No material amount due in respect of the Pension Scheme is unpaid.

(o) Each of the Cronos Entities (based in the United Kingdom) has at all time complied in all material respects with:

(i) the provisions of Section 3 of the Welfare Reform and Pension Act 1999 (and its regulations); and

(ii) Section 111A of the Pension Schemes Act 1993.

(p) No employee or director (or former employee or director) of a Cronos Entity based in the United Kingdom has been provided with any assurance as to the level of benefits payable at retirement.

(q) Apart from the life assurance arrangements with Legal & General, no Cronos Entity based in the United Kingdom has ever participated in, or been a part of a group of companies that participate in, any pension arrangements that is a “defined benefits arrangement” or “cash balance arrangement” (both terms as defined in Section 152 of the Finance Act 2004).

(r) No employees or directors (or former employees or directors) of any Cronos Entity based in the United Kingdom transferred employment to a Cronos Entity based in the United Kingdom by operation of a “relevant transfer” for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

4.20	Compliance with Laws

Since January 1, 2003 the Company and each of the other Cronos Entities has been and the Company is in compliance with all applicable Laws with respect to the conduct of its business, and the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.21	Permits

The Company and each of the other Cronos Entities have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company and each of the other Cronos Entities are in compliance with the terms of such permits and licenses, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.22	Labor Matters

(a) Schedule 4.22 of the Disclosure Schedule contains a list as of the date of this Agreement of all Employees of the Company and each of the other Cronos Entities whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such Person.

(b) No Cronos Entity is a party to any collective bargaining agreement with any labor organization relating to any employee of any Cronos Entity (as herein defined), except as set forth on Schedule 4.22 of the Disclosure Schedule.

(c) No Cronos Entity is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization.

(d) There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving any Cronos Entity.

(e) No Cronos Entity thereof has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any employee of a Cronos Entity;

(f) No collective bargaining agreement or individual agreement relating to any Employee of a Cronos Entity is being negotiated, and all collective bargaining agreements, if any, relating to any such Employee have been duly ratified;

(g) There is no pending or, to the knowledge of the Company, threatened, strike, slowdown, lock-out, work-stoppage, union organizing effort or other labor dispute, labor board proceeding, labor grievance or arbitration proceeding, or administrative tribunal proceeding, involving any Employees of a Cronos Entity;

(h) To the knowledge of the Company, no union organizational campaign or representation petition is currently pending or threatened with respect to any Employees of a Cronos Entity; and

(i) No collective bargaining agreement, if any, relating to any Cronos Entity has expired or is currently under negotiation.

(j) Each of the Cronos Entities is in compliance with all applicable labor, employment, workplace safety and other similar laws except for instances of non-compliance that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

4.23	Brokers

Except for Raymond James, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements by or on behalf of the Company or any other Cronos Entity. The Company shall be solely responsible for the payment of compensation to Raymond James for acting as the Company’s financial advisor.

4.24	Opinion of Financial Advisor

The Board of Directors has received the opinion of Raymond James & Associates, Inc. (“Raymond James”), dated February 28, 2007, to the effect that, as of the date of this Agreement, the Liquidation Distribution to be received by the Shareholders (other than Sponsor, Purchaser, and their affiliates) pursuant to the terms and provisions of this Agreement, respectively, is fair to the Shareholders (other than Sponsor, Purchaser, and their affiliates) from a financial point of view, and such opinion has not been withdrawn as of the date of this Agreement.

4.25	Takeover Statutes

To the knowledge of the Company, no takeover or similar Law, statute or regulation is applicable to the Assets Sale or the Liquidation or the Transactions contemplated by this Agreement.

4.26	Vote Required

(a) The following affirmative votes of the Shareholders entitled to vote at the Shareholders’ Meetings are the only votes of the holders of any series or class of common stock of the Company required to approve this Agreement and the Transactions:

(i) Approving the Assets Sale, the holders of a majority of Common Shares present either in person or by proxy;

(ii) Approving the Plan of Liquidation and the Liquidation, the holders of at least two-thirds of Common Shares present either in person or by proxy provided that at least a majority of the Common Shares are present either in person or by proxy;

(iii) Approving the Name Change, the holders of at least two-thirds of Common Shares present either in person or by proxy provided that at least a majority of the Common Shares are present either in person or by proxy;

(iv) Appointing the Liquidator and the Liquidation Auditor, the holders of at least a majority of Common Shares present either in person or by proxy; and

(v) Approving the reports of the Liquidator and the Liquidation Auditor, the holders of a majority of Common Shares present either in person or by proxy.

(b) No statutory or contractual appraisal or any other dissenters’ rights in respect of any Common Shares or other securities of the Company or the Subsidiaries exist or will come into being or otherwise apply as a result of the Company’s entering into this Agreement or consummating the Transactions contemplated by this Agreement, including the Assets Sale and the Liquidation.

ARTICLE V

COVENANTS

5.1	Conduct of Business by the Company

The Company covenants and agrees that, prior to the Closing Date and without violating its 1929 Luxembourg holding company status, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld, delayed, or conditioned) or as otherwise expressly contemplated or permitted by this Agreement, and, with respect to the Limited Partnerships, to the discharge by Subsidiaries of the Company involved with the Limited Partnerships of their duties and responsibilities thereto:

(a) The Company shall, and shall cause each of the other Cronos Entities to, conduct its and their respective businesses in, not take any action except in, and maintain their respective facilities in, the ordinary course of business consistent with past practice, including, without limitation, paying and causing each of the other Cronos Entities to pay its and their liabilities and obligations in the ordinary course of business consistent with past practice, except as may be required in order to comply with the terms of this Agreement.

(b) Without limiting the generality of subsection (a) above, and except (A) as otherwise expressly required by this Agreement, or (B) for transactions between the Company and one or more wholly-owned Subsidiaries or solely between wholly-owned Subsidiaries, the Company shall not directly or indirectly do, and shall cause each of its Subsidiaries not to:

(i) issue, sell, award, pledge, dispose of, encumber or agree to issue, sell, award, pledge, dispose of or encumber any Common Shares or equity interests in any of the Cronos Entities, or any options, calls, conversion or exchange privileges or rights of any kind to acquire any Common Shares or other securities or any equity interests in any of the Cronos Entities (other than pursuant to the exercise of outstanding Stock Options granted under the Stock Option Plans prior to the date hereof or pursuant to the settlement of outstanding Stock Units granted under the Equity Incentive Plans prior to the date hereof, in each case not exceeding the number of Common Shares represented by such Stock Options and Stock Units as set forth in Schedule 4.2 of the Disclosure Schedule);

(ii) except in the ordinary course of business consistent with past practice in the case of assets other than equity interests in any of the Cronos Entities, sell, pledge, dispose of, encumber or agree to sell, pledge, dispose of or encumber any assets of the Company or any of the other Cronos Entities or any interest in any asset of the Company or any of the other Cronos Entities, other than sales of assets between or among one or more Cronos Entities;

(iii) amend or propose to amend the Charter Documents of the Company or any of the other Cronos Entities;

(iv) split, combine, convert or reclassify any outstanding Common Shares or equity interests in any of the Cronos Entities;

(v) other than for the redemption of the SARs contemplated by Section 2.3(a), redeem, purchase or offer to purchase any Common Shares or other securities of the Company or any equity interests in any of the Cronos Entities;

(vi) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Common Shares except (i) for the dividend of $0.08 per Common Share declared on November 9, 2006 and payable April 10, 2007 for the first calendar quarter of 2007 to Shareholders of record as of the close of business on March 23, 2007, (ii) if the Closing has not occurred by August 15, 2007, a dividend for the third calendar quarter of 2007, determined in the discretion of the Board of Directors, consistent with the dividend declared on November 9, 2006, payable on or after September 1, 2007 to Shareholders of record not earlier than August 15, 2007, and (iii) for dividends by any Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company;

(vii) reorganize, consolidate or merge the Company or any of the other Cronos Entities with any other Person;

(viii) reduce the stated capital of the shares of the Company or of any of its Subsidiaries or CF Leasing;

(ix) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person, or make any investment in another Person either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries or to CF Leasing);

(x) other than under the existing Financing Arrangements, and in accordance with the terms of the existing Financing Arrangements, as the same may be modified with the consent of the lenders thereunder, incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xi) other than as otherwise expressly contemplated by this Agreement, adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries or CF Leasing;

(xii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(xiii) authorize, recommend or propose any release or relinquishment of any contractual right except where such release or relinquishment would not be material to the Company or any other Cronos Entity;

(xiv) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax Return; or

(xv) waive, release, grant or transfer any rights of value or modify or change any existing lease, license, contract or other document, except where such waiver, release, grant, transfer, modification or change would not be material to the Company or any other Cronos Entity.

(c) The Company shall not, and shall cause each of its Subsidiaries not to:

(i) increase the compensation, benefits or fringe benefits payable or to become payable to its directors or executive officers (whether from the Company or from any of its Subsidiaries), or enter into or modify any employment, severance, or any other agreement or arrangement with, or grant any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay to (or resolve to take any action to do any of the foregoing) any executive officer of the Company, member of the Board of Directors, or member of the board of directors of any Subsidiary, other than pursuant to the terms of the agreements disclosed in the Reference Proxy Statement;

(ii) in the case of employees who are not executive officers of the Company or members of the Board of Directors, take any action other than in the ordinary course of business and consistent with past practice with respect to the grant of any bonuses, salary increases, incentive or equity-related compensation, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; or

(iii) adopt, amend, modify or terminate any Equity Incentive Plan or Employee Benefit Plan, or amend, modify or terminate any Pension Scheme, or establish or propose the establishment of any “occupational pension scheme” or “personal pension scheme” (both terms as defined in Section 1 of the Pension Schemes Act 1993).

(d) Subject to Section 2.3, the Company shall not, and shall cause each of its Subsidiaries not to establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, or current or former employees of the Company or its Subsidiaries;

(e) The Company shall use its reasonable best efforts to cause its current material insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies’ for substantially similar premiums are in full force and effect.

(f) The Company shall:

(i) use its reasonable best efforts, and cause each of the other Cronos Entities, to preserve intact their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with lease customers, manufacturers, suppliers, and others having business relationships with them;

(ii) not take any action, or permit any of the other Cronos Entities to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement to be untrue in any material respect;

(iii) promptly notify the Purchaser and the Sponsor orally and in writing of the occurrence of (x) any Company Material Adverse Effect, (y) any governmental or third party complaints, investigations or hearings (or communications indicating that the same are being contemplated), including providing copies thereof, and (z) any other occurrence which could reasonably be expected to result in a Company Material Adverse Effect;

(iv) not enter into any Material Contract of the Company or its Subsidiaries or CF Leasing: (A) containing (1) any limitation or restriction on the ability of the Company or such other Cronos Entities to engage in the container leasing business, or (2) any limitation or restriction on the ability of the Company or such other Cronos Entities that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(v) not incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries or CF Leasing to provide for future capital expenditures outside the ordinary course of business, except in accordance with business plans of the Company presented to the Board of Directors prior to the date hereof (copies of which have previously been furnished to the Fortis Parties); and

(vi) not pay, discharge, settle or compromise any claims, actions, litigation, arbitrations or proceedings, other than any such payments, discharges, settlements or compromises in the ordinary course of business consistent with past practice requiring monetary payments (in the aggregate with respect to all such claims, actions litigations, arbitrations and proceedings) by the Company not in excess of $500,000 and not imposing any continuing liability, obligation or restriction on any of the Cronos Entities or their assets, and, with respect to any shareholder litigation relating to this Agreement or to the Transactions, only after consulting with the Fortis Parties.

5.2	Consents

(a) Schedule 4.6(a) of the Disclosure Schedule identifies those Material Contracts that may require the consent of the contracting party to any change of control of the Company or any other Cronos Entity. The Company agrees to use its reasonable best efforts to secure all consents under the Material Contracts identified in Schedule 4.6(a) of the Disclosure Schedule that require the consent of the contracting party to the consummation of the Assets Sale. The securing of consents under the Material Contracts identified in Schedule 4.6(a) of the Disclosure Schedule, other than those consents, if any, identified in Schedule 4.6(a) of the Disclosure Schedule as a required consent, is not a condition to the consummation of the Assets Sale or to the making of the Liquidation Distributions to the Shareholders pursuant to Section 2.5.

(b) If any Contract set forth in Schedule 4.6(a) of the Disclosure Schedule is not by its terms assignable, then the Company agrees to use its reasonable best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents (or novations) necessary to convey to the Purchaser the benefit thereof, and the Parties agree that such reasonable best efforts in this Section 5.2(b) shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Contract, and the failure to obtain any such consent (after the Company’s having used its reasonable best efforts) shall not be a breach of this Agreement. Purchaser shall cooperate with the Company, in such manner as may be reasonably requested in connection therewith, including, without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent (or novation).

(c) To the extent that any such consents (or novations) described in Section 5.2(b) cannot be obtained prior to the Closing Date, the Company and the Purchaser will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Contracts to effectively grant Purchaser the economic benefits of, and impose upon Purchaser the economic burdens of, such Contracts until such time during the Liquidation of the Company pursuant to the Plan of Liquidation that such Contracts may be assigned to Purchaser.

(d) Neither the Company, nor any of the Fortis Parties, nor any of their respective affiliates shall be required by this Section 5.2 to: (i) pay any consideration to secure any such consents or approvals, (ii) surrender, modify or amend in any material respect any license or contract (including this Agreement), (iii) hold separately (in trust or otherwise) or divest itself of, any of its assets, (iv) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (v) agree to any of the foregoing or any other conditions or requirements of any Governmental Entity or other person that are materially adverse or burdensome.

5.3	Proxy Statement

(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be distributed to the Shareholders in connection with the Shareholders’ Meetings (such proxy statement, as it may be amended or supplemented, together will all documents contained or incorporated by reference therein, being referred to herein as the “Proxy Statement”). The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or request for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the date of this Agreement.

(b) Each of the Fortis Parties and the Company shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act and applicable Law.

(c) The Fortis Parties and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendments and supplements thereto, in each case prior to their filing with the SEC or, if applicable, the dissemination thereof to the Shareholders. The Company agrees to provide to the Fortis Parties and their counsel a written copy of any comments or other communications it or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, promptly after receiving such comments. Neither the Proxy Statement, nor any amendment or supplement thereto, shall be filed with the SEC by the Company without the Fortis Parties’ prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.4	Schedule 13E-3 Filing

(a) As promptly as practicable following the execution of this Agreement, the Company, Purchaser and Sponsor shall file with the SEC a Schedule 13E-3 Transaction Statement (such Transaction Statement, as it may be amended or supplemented, together with all documents contained or incorporated by reference therein, being referred to herein as the “Schedule 13E-3”) relating to the Transactions, as may be required pursuant to Section 13(e)

of the Exchange Act. The Schedule 13E-3 shall comply in all material respects with the provisions of the Exchange Act, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Sponsor with respect to information supplied by the Company for inclusion in the Schedule 13E-3, and no representation is made by the Company with respect to information supplied by Purchaser or Sponsor for inclusion in the Schedule 13E-3.

(b) Each of Purchaser and Sponsor, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it shall become false or misleading in any material respect, and Purchaser, Sponsor, and the Company further shall take all steps necessary to cause the Schedule 13E-3, as so corrected, to be filed with the SEC. The Schedule 13E-3 shall not be filed, nor any amendment or supplement to the Schedule 13E-3 shall be made, without the approval of Purchaser, Sponsor, and the Company, which approval shall not be unreasonably withheld, delayed, or conditioned. In addition, each Party shall provide to the other Parties and their counsel in writing any comments such Party or its counsel may receive from the SEC with respect to the Schedule 13E-3 promptly after receipt of such comments, and with copies of any written responses and telephonic notification of any verbal responses by such Party or its counsel. Purchaser and Sponsor shall, and shall procure the members of their management to, sign the Schedule 13E-3 if required to do so by the Exchange Act. The Company, Purchaser, and Sponsor mutually agree to cooperate fully with one another in the preparation and filing of the Schedule 13E-3 and in addressing SEC comments and obtaining SEC clearance of the Schedule 13E-3.

5.5	Shareholders’ Meetings

(a) The Company, acting through its Board of Directors, shall take all action necessary in accordance with and subject to applicable Law and the Charter Documents of the Company to duly convene and hold three extraordinary general meetings of the Shareholders, all to be convened and held on the same or on consecutive business day(s) in Luxembourg (the “Shareholders’ Meetings”), as soon as practicable after the date of this Agreement, and to effect any adjournment, postponement or continuation thereof and the calling of subsequent meetings, as may be necessary.

(b) The first meeting of the Shareholders (the “First Shareholders’ Meeting”) shall be convened to consider and to vote upon (i) adoption of the Plan of Liquidation, (ii) approval of this Agreement and the Assets Sale, (iii) appointment of the Board of Directors (or members thereof) (or such other Person selected by the Company and approved by the Fortis Parties) to serve as Liquidator to carry out the Assets Sale and to report to the Shareholders of the Company following the Assets Sale in accordance with Luxembourg’s Companies Law, (iv) adoption of the Name Change, and (v) any other matters as the Parties may agree to include in the Proxy Statement. Subject to Section 8.1, the recommendations of the Transaction Committee and the Board of Directors set forth in Sections 4.5(b) and 4.5(c), together with a copy of the opinion of Raymond James referred to in Section 4.24, shall be included in the Proxy Statement.

(c) The second meeting of the Shareholders (the “Second Shareholders’ Meeting”) shall be convened to consider and to vote upon (a) approval of the report of the Liquidator, (b) appointment of the Liquidator Auditor, and (c) any other matters as the Parties may agree to include in the Proxy Statement.

(d) The third meeting of the Shareholders (the “Third Shareholders’ Meeting”), shall be convened to consider and to vote upon (a) approval of the report of the Liquidation Auditor, (b) the steps necessary to close the Liquidation, and (c) any other matters as the Parties may agree to include in the Proxy Statement.

(e) Without limiting the scope of the grant of authority in Section 5.5(a) to the Company to adjourn, postpone, or continue any Shareholders’ Meeting, the Liquidator may adjourn the Second Shareholders’ Meeting or the Third Shareholders’ Meeting in accordance with Luxembourg’s Companies Law in the event that the report of the Liquidator or the report of the Liquidation Auditor, as the case may be, is not available for consideration by the Shareholders at the convening of the Second Shareholders’ Meeting or the Third Shareholders’ Meeting, as the case may be.

(f) The Closing shall occur after the First Shareholders’ Meeting upon approval by the Shareholders of the matters listed in Section 5.5(b), and the satisfaction or waiver of the other conditions to Closing set forth in

Article VI. The completion of the Second Shareholders’ Meeting and the Third Shareholders’ Meeting and the approval by the Shareholders of the matters to be put to the Shareholders under Section 5.5(c) and (d) shall not be conditions to the Closing of the Assets Sale or the making of the Liquidation Distributions in accordance with the provisions of Section 2.5. The cost and expense of the Second and Third Shareholders’ Meetings and of any actions to be taken by the Company at or after the First Shareholders’ Meeting shall be borne and paid by Purchaser.

5.6	Covenants With Respect to this Agreement; Regulatory Filings

The Fortis Parties and the Company each covenant and agree that until the Closing Date or the date on which this Agreement is terminated, whichever is earlier, it shall (i) use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions to Closing in Article VI of this Agreement, to the extent the same is within its control, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws and (ii) take all actions necessary, and advisable or proper, subject to Section 8.1 hereof, to consummate the transactions contemplated by this Agreement, including the consummation of the Assets Sale and the Liquidation. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions contemplated hereby as promptly as practicable. Without limiting the generality of the foregoing, (i) the Parties shall, within two (2) business days after the date of this Agreement, file and prosecute pre-merger notification reports under the applicable Laws of Germany and South Korea and such other jurisdictions where such filings are required to consummate the transactions contemplated by this Agreement, (ii) the Company shall make all filings required under the Securities Act, the Exchange Act, and the Luxembourg Companies Law (after providing the Fortis Parties and their counsel a reasonable opportunity to review and comment upon any such filings), and (iii) the Purchaser and the Company shall cooperate in the preparation and filing of any other application, registration, filing, circular, request for approval and the preparation of any document reasonably deemed by the Parties to be necessary to discharge their respective obligations under Luxembourg’s Companies Law or under any other applicable Law in connection with this Agreement, the Assets Sale and the Liquidation. Each Party will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6 to comply in all material respects with all applicable Law with respect thereto.

5.7	Public Announcements

Neither the Fortis Parties, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Assets Sale and the Liquidation, without the other Party’s prior consent, except as may be required by applicable Law, court process, or by obligations pursuant to any listing agreement with, or rule of, NASDAQ, as the case may be, and, in any event, to the extent practicable, the Fortis Parties and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to such transactions. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.8	Employee Matters

(a) Purchaser agrees to cause the applicable Subsidiary employer to honor the existing employment agreements that are set forth in Schedule 5.8(a) of the Disclosure Schedule, other than as otherwise agreed by such Employees pursuant to separate agreements entered into with Purchaser or an affiliate of Purchaser.

(b) Prior to the Closing Date, the Company shall take all steps as may be required to cause the Transactions contemplated by Section 2.3 and any other dispositions of the Company’s equity securities (including derivative securities) in connection with this Agreement or the Transactions contemplated hereby by each individual who is a director or officer of the Company or its Subsidiaries to be exempt under Exchange Act Rule 16b-3 (including, but not limited to, obtaining specific advance approval from the Compensation Committee of the Board of Directors prior to the Closing Date).

(c) For all purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by Purchaser in which Employees become eligible to participate after the Closing Date, all persons previously employed by the Company or its Subsidiaries and then employed by Purchaser (or an affiliate) shall be credited with their years of service with the Company or its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Company or its Subsidiaries’ Employee Benefit Plans.

(d) Any severance payments due an Employee after the Closing Date (regardless of whether the termination of employment occurred prior to, contemporaneous with, or subsequent to the Closing Date) shall be the responsibility of Purchaser.

(e) Purchaser agrees to honor, in accordance with their terms, and to make required payments when due under, all Employee Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party that are applicable with respect to any Employee, director or shareholder of the Company or any of its Subsidiaries (whether current, former, or retired) or their beneficiaries.

(f) With respect to any welfare plans in which Employees and their eligible beneficiaries are eligible to participate after the Closing Date, Purchaser shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Employees and their eligible beneficiaries, and (ii) provide each such Employee or eligible beneficiary with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any such plan.

(g) By reason of their entering into the Contribution Agreements, the members of management identified in Schedule 5.8(g) of the Disclosure Schedule have waived certain rights, benefits, privileges and payments (including, but not limited to, Stock Options, SARs, Restricted Shares, and other equity-based awards) under the Equity Incentive Plans of the Company prior to the date on which such member would otherwise become entitled to such rights, benefits, privileges or payments under the terms of the applicable plan, award or agreement. Stock Options, SARS and Restricted Shares held by members of the Company’s management listed on Schedule 5.8(g) of the Disclosure Schedule and waived by such members shall be surrendered by the member and shall be cancelled by the Company at the Closing.

5.9	Name Change

From and after the Closing, the Company shall not, directly or indirectly, use the name “Cronos Group” (the “Cronos Name”) or any similar name or trade name for any purpose except to liquidate, dissolve and wind up the Company’s business. Prior to the Closing, the Company shall have adopted an amendment to its Articles of Association to change its name (“Name Change”) to a name other than the Cronos Name or any similar name, and shall, at the Closing, deliver to Purchaser a duly executed certificate of the adoption of such amendment. The Company agrees to cooperate with Purchaser, at Purchaser’s sole cost and expense, to make any filings required in any jurisdiction in order to effect the purposes of this Section.

5.10	Post-Liquidation SEC Filings

The Company or the Liquidator shall as promptly as practicable following the commencement of the Liquidation and the conversion of the Common Shares into a right to receive the Liquidation Distribution, cause to be filed with the SEC a Form 15 to de-register its Securities under the Exchange Act pursuant to Rule 12g-4 thereunder, and a Form 2J to de-list the Common Shares from the NASDAQ Global Market, and make all such other filings and notices with NASDAQ and all other Governmental Entities and self-regulatory organizations as may be necessary or advisable to so de-register the Company’s Securities and de-list the Company’s Common Shares.

5.11	Additional Company SEC Documents

The Company shall furnish to Sponsor copies of any Company SEC Document which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will comply as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all respects, the financial position of the Company as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

5.12	Bulk Sales Requirements

Each of the Parties waives compliance with any applicable bulk sales Laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions.

5.13	Plan of Liquidation

From and after the adoption by the Shareholders of the Plan of Liquidation in accordance with Section 5.5, the Company shall limit its activities to the implementation of the Plan of Liquidation, supervision of the Liquidation and the making of the Liquidation Distributions, and the winding-up of its business in accordance with the terms of the Plan of Liquidation and Luxembourg’s Companies law. Neither the Company nor the Liquidator may amend the Plan of Liquidation without the prior written consent of Sponsor, which consent shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE VI

CONDITIONS TO CLOSING

6.1	Conditions to Each Party’s Obligations

The obligation of the Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such Parties:

(a) (i) each of the items set forth in Section 5.5 to be submitted to the Shareholders at the First Shareholders’ Meeting shall have been adopted and approved by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26, and (ii) the Company shall have received proxies authorizing management’s proxies to vote to approve and adopt, by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26, each of the items set forth in Section 5.5 to be submitted to the Shareholders at the Second Shareholders’ Meeting and the Third Shareholders’ Meeting, and none of such proxies shall have been revoked by the time of the Closing;

(b) all waiting periods under any applicable pre-merger notification Law has expired or terminated;

(c) the Parties shall have received all other consents and approvals from any Governmental Entity, the absence of which would be reasonably likely to have a Company Material Adverse Effect or a Sponsor Material Adverse Effect;

(d) there shall not be any statute, rule, regulation, judgment, order, decree, ruling or injunction enacted, issued, entered, or promulgated, applicable to the Assets Sale or the Liquidation by or on behalf of a Governmental Entity that, directly or indirectly, (i) prohibits the acquisition by Purchaser or Sponsor of any material Company Assets under the Assets Sale or restrains or prohibits the consummation of the Assets Sale and the Liquidation, (ii) prohibits or materially limits the ownership or operation by the Purchaser of a material portion of the business or assets of the Subsidiaries, taken as a whole, or of CF Leasing individually, (iii) compels the Company or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of such a Person, in each case as a result of the Assets Sale and the Liquidation, (iv) prohibits the Purchaser or the Sponsor from effectively controlling in any material respect any material portion of the business or operations of the Subsidiaries, taken as a whole, or CF Leasing individually (other than day to day management of such business or operations) or (v) otherwise materially adversely affects the Company and its Subsidiaries, taken as a whole; and

(e) there shall not be instituted or pending any action, suit or proceeding brought by a Governmental Entity that seeks to, or is reasonably likely to result in, any of the effects described in sub-clauses (i) through (v) of clause (d) immediately above.

6.2	Conditions to the Purchaser’s and the Sponsor’s Obligations

The obligation of the Purchaser and the Sponsor to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such Parties:

(a) the representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as if remade on the date thereof, disregarding for this purpose any standard of materiality (including Company Material Adverse Effect) contained in any such representation or warranty, except (i) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all of its covenants and obligations hereunder;

(c) the Purchaser shall have received a certificate, dated as of the Closing Date, of an executive officer of the Company certifying to the matters set forth in Section 6.2 (a) and (b).

(d) the Board of Directors shall not have (i) withdrawn, modified or amended in any respect adverse to Purchaser its approval, adoption or recommendation of the Agreement, the Assets Sale or the Liquidation, (ii) recommended or approved any Acquisition Proposal from a Person other than Purchaser, or (iii) resolved to do any of the actions specified in clauses (i) and (ii); and

(e) written consents to a change of control shall have been obtained from the counterparties identified as required consents in Schedule 4.6(a) of the Disclosure Schedule in form and substance reasonably satisfactory to the Purchaser and the Sponsor.

6.3	Conditions to the Company’s Obligations

The obligation of the Company to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Company:

(a) the Company shall have received, by wire transfer to the Disbursement Account maintained by the Paying Agent on behalf of the Company, in immediately available funds, the Purchase Price;

(b) the representations and warranties of the Fortis Parties set forth herein shall true and correct in all respects as of the date of this Agreement and as of the Closing, as if remade on the date thereof, disregarding for this purpose any standard of materiality (including Sponsor Material Adverse Effect) contained in any such representation of warranty, except (i) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be likely to have a Sponsor Material Adverse Effect;

(c) each of the Purchaser and the Sponsor shall have performed in all material respects all of the obligations of such Party hereunder;

(d) Sponsor and Purchaser shall have delivered to the Company the Assignment and Assumption Agreement and any other assignment instruments reasonably necessary to consummate the Assets Sale;

(e) the Company shall have received a certificate, dated as of the Closing Date, of an executive officer of each of the Purchaser and the Sponsor certifying to the matters set forth in Section 6.3(b) and (c).

ARTICLE VII

TERMINATION

7.1	Termination

This Agreement may be terminated by notice in writing at any time prior to the Closing Date:

(a) by mutual consent of Purchaser and the Company;

(b) by the Purchaser or the Sponsor:

(i) upon a breach of the representations and warranties of the Company set forth herein, disregarding for this purpose any standard of materiality (including Company Material Adverse Effect) contained in any such representation or warranty, where such breach, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect;

(ii) any representation or warranty of the Company, disregarding for this purpose any standard materiality (including Company Material Adverse Effect) contained in any such representation or warranty, and except for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, shall have become untrue or incorrect after the date hereof, which individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect;

(iii) the Company shall not have performed in all material respects all of its covenants and obligations hereunder;

(c) by the Purchaser or the Company, if the Closing shall not have occurred on or before September 30, 2007; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Assets Sale to be consummated by such date;

(d) by the Company, if:

(i) upon a breach of the representations and warranties of the Fortis Parties set forth herein, disregarding for this purpose any standard of materiality (including Sponsor Material Adverse Effect) contained in any such representation or warranty where such breach, individually or in the aggregate, would reasonably be likely to have a Sponsor Material Adverse Effect;

(ii) any representation or warranty of the Fortis Parties, disregarding for this purpose any standard materiality (including Sponsor Material Adverse Effect) contained in any such representation or warranty, and except for those representations and warranties that address matters only as of a particular date which are true and correct as of such date, shall have become untrue or incorrect after the date hereof, which individually or in the aggregate, would reasonably be likely to have a Sponsor Material Adverse Effect;

(iii) the Purchaser or the Sponsor shall not have performed in all material respects all of their covenants and obligations hereunder;

(e) by the Purchaser or the Sponsor, if: (i) the Board of Directors, or any committee thereof, withdraws, modifies or changes (A) its approval or adoption of this Agreement, the Assets Sale and the Liquidation or (B) its recommendation that the Shareholders adopt and approve at the Shareholders’ Meetings the matters set forth in Section 5.5; (ii) the Board of Directors (or any committee thereof) fails to reconfirm such recommendation within five (5) business days after a written request by the Sponsor or the Purchaser to do so; (iii) the Board of Directors, or any committee thereof, approves or recommends, or proposes publicly to approve or recommend, acceptance of, or the Company accepts, an Acquisition Proposal from a Person other than the Purchaser or the Sponsor; or (iv) the Board of Directors, or any committee thereof, resolves to take any of the actions specified in this clause (e)

(f) by the Company, if, in compliance with Section 8.1, it enters into a definitive agreement providing for a Superior Proposal and, prior to or simultaneously therewith, pays the Sponsor the Termination Fee pursuant to the terms of Section 8.2;

(g) by either the Purchaser or the Company, if (i) each of the matters set forth in Section 5.5 to be submitted to the Shareholders at the First Shareholders’ Meeting shall not have been adopted and approved by the requisite vote of the holders of the issued and outstanding Common Shares as set forth in Section 4.26 or (ii) the Company shall not have received by the First Shareholders’ Meeting proxies authorizing management’s proxies to vote to approve and adopt each of the items set forth in Section 5.5 to be submitted to the Shareholders at the Second Shareholders’ Meeting and the Third Shareholders’ Meeting or, if so received, if such proxies shall have been revoked by the Closing.

(h) by either the Purchaser or the Company, upon the failure to satisfy any condition to Closing specified in either Section 6.1(d) or (e); provided, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Assets Sale to be consummated by such date.

7.2	Waiver

At any time prior to the Closing Date, either Purchaser or the Company may: (a) extend the time for the performance of any of the obligations or other acts of the other Party; or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit.

7.3	Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the Sponsor, Purchaser, or the Company, except (i) as set forth in Sections 8.2, 9.6, 9.8, and 9.12, and (ii) nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement.

ARTICLE VIII

NON-SOLICITATION

8.1	Non-Solicitation

(a) On and after the date of this Agreement, the Company and its Subsidiaries shall not, directly on indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, solicit, initiate or encourage inquiries from or submissions of proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal (defined below), or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that if the Board of Directors determines in good faith, after consultation with outside counsel and Raymond James, that such Acquisition Proposal, if consummated in accordance with its terms, is likely to result in a Superior Proposal (and such Acquisition Proposal was not solicited by the Company or any of the other Cronos Entities (or any of their respective officers, employees, directors, investment bankers or other agents) and did not result from any other breach of this Agreement), then the Company may, in response to any such Acquisition Proposal made after the date hereof, and subject to providing prior written notice to the Sponsor in accordance with Section 8.1(c) of its decision to take such action and its compliance with the other provisions of this Section 8.1, consider, participate in discussions, release any Person from any standstill agreement, negotiate, cooperate, furnish information (subject to Section 8.1(d)), assist and facilitate such Acquisition Proposal.

For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of the Cronos Entities, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company (or any Cronos Entity whose assets or business constitutes 20% or more of the net revenues, net income or assets of the Cronos Entities, taken as a whole), other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer from any Person (other than Sponsor and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company and any of its Subsidiaries, taken as a whole, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole, other than the Transactions contemplated by this Agreement, (A) which provides for consideration on a per share basis to the Shareholders with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Purchase Price Per Share, (B) which, considering all relevant factors, is more favorable to the Company and its Shareholders than the Assets Sale and the Liquidation, and (C) for which the third party has demonstrated that financing is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (based on the advice of independent financial advisors and outside counsel). Any Superior Proposal shall be an Acquisition Proposal.

(b) The Company shall immediately cease and cause to be terminated, any negotiations with any Person (other than the Fortis Parties) with respect to any potential Acquisition Proposal existing or pending as of the date of this Agreement. The Company agrees not to release any third party from any confidentiality or standstill agreement except as permitted by Section 8.1(a) and shall not waive the application of the Company’s Shareholder Rights Plan in favor of any third party except as required pursuant to the Shareholder Rights Plan with respect to an Acquisition Proposal or final and non-appealable order of a court having jurisdiction or an order of any applicable securities regulatory authority or in connection with the determination that an Acquisition Proposal is a Superior Proposal as permitted by subsection (a).

(c) The Company shall promptly provide notice to the Fortis Parties of any Acquisition Proposal (including any amendments to any Acquisition Proposal) or any inquiry that could lead to an Acquisition Proposal or any amendments thereto or any request for information relating to the Company or any other Cronos Entity in connection with such an Acquisition Proposal or for access to the assets, books or records of the Company or any other Cronos Entity by any Person or entity that informs the Company, any member of the Board of Directors or such Cronos Entity that it is considering making, or has made, an Acquisition Proposal. Such notice to the Fortis Parties shall be made, from time to time, first orally and then promptly in writing and shall indicate all material terms of the proposal known to the Company (other than, as may be required by agreement, the identity of the Person making such proposal). The Company shall keep the Fortis Parties informed of the status, including any change to the material terms of any such Acquisition Proposal or inquiry. Nothing contained in this Section 8.1 (or elsewhere in this Agreement) shall be deemed to prohibit the Board of Directors from taking and disclosing to its shareholders a position as contemplated by Item 14 of Schedule 14A or Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Board of Directors determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law.

(d) If the Company is permitted under Section 8.1(a) to provide information to a Person in respect of an Acquisition Proposal, the Company may provide such Person with access to information regarding the Company, subject to the execution of a confidentiality and standstill agreement not less restrictive to the recipient thereof in the aggregate than the Confidentiality Agreement; provided that Sponsor is provided with a list of or copies of the information provided to such Person and provided with access to the information to which such Person was provided to the extent not previously provided by the Company to the Fortis Parties.

(e) The Company agrees that it will not (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Fortis Parties, the approval, adoption or recommendation by its Board of Directors or any of its committees of this Agreement, the Assets Sale or the Liquidation, or resolve to do so, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (C) withdraw from the Assets Sale or the Liquidation, or (D) enter into any agreement, other than a confidentiality and standstill agreement as expressly permitted by subsection (d), with any Person providing for or to facilitate any Acquisition Proposal (including, without limitation, any amendment to an Acquisition Proposal) unless the Board of Directors determines in good faith, after consultation with outside counsel and Raymond James, that such Acquisition Proposal is a Superior Proposal; the Company may then only do so in compliance with the remainder of this Section 8.1(e). The Company shall provide the Purchaser and the Sponsor with an opportunity to amend this Agreement and the Proxy Statement to provide for at least equivalent financial terms to those included in any such Superior Proposal. In particular, the Company agrees to promptly provide the Fortis Parties with oral and written notice of any such Superior Proposal (and with a copy of any proposed agreement (“Proposed Agreement”) relating to such Superior Proposal), and the Fortis Parties shall have five (5) business days after their receipt of such notice (and such copy of any Proposed Agreement, if applicable) to decide whether Purchaser would like to match the offer of the Superior Proposal. The Board of Directors shall review any written offer delivered by Purchaser and Sponsor to so amend the terms of this Agreement, provided that it is delivered to the Company within five (5) business days of delivery of the Superior Proposal to the Fortis Parties, to determine, acting in good faith, whether Purchaser’s amended offer would be at least as favorable to the Shareholders as the Superior Proposal. If the Board of Directors so determines, the Company and the Fortis Parties shall enter into an amended Agreement reflecting the amended terms of the Assets Sale and the Liquidation, and this Agreement may not be terminated. If the Board of Directors continues to believe, acting in good faith, that the Superior Proposal continues to be a Superior Proposal with respect to the amended offer, or does not receive an amended offer within such five (5) business day period, then the Company may terminate this Agreement solely in order to concurrently enter into any Proposed Agreement that contains such Superior Proposal (and take such other actions described in clauses (A), (B) or (C) of this Section 8.1(e)), subject to compliance with Section 8.2. The Company acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this subsection (e) to initiate an additional five (5) business day notice period.

(f) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representative retained by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 8.1, and the Company shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, investment bankers, advisors or representatives.

8.2	Termination Fee

(a) If:

(i) this Agreement is terminated by the Fortis Parties pursuant to Section 7.1(g) (provided such termination is not caused by, or does not result from, the Fortis Parties’ breach of this Agreement); or

(ii) this Agreement is terminated by the Fortis Parties pursuant to Section 7.1(e); or

(iii) an Acquisition Proposal or any amendment thereto or variation thereof is publicly announced prior to the date of the First Shareholders’ Meeting, and within nine (9) months after the date of termination of this Agreement any Person enters into a definitive agreement with respect to, or consummates, any of the following: (i) direct or indirect acquisition of the assets of the Company or its Subsidiaries equal to 50.01% or more of the Company’s consolidated assets or to which 50.01% or more of the Company’s revenues or earnings on a consolidated basis are attributable (other than pursuant to a bona fide securitization transaction) or, (ii) a direct or indirect acquisition of (A) 50.01% or more of the Company’s interest in CF Leasing or (B) 50.01% or more of the outstanding Common Shares, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50.01% or more of the outstanding Common Shares, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; other than, in any such case, the transactions contemplated by this Agreement; or

(iv) this Agreement is terminated as a result of Purchaser failing to exercise its right to make an amended proposal pursuant to Section 8.1(e); or

(b) If the Company enters into a Proposed Agreement in accordance with Section 8.1(e);

Then, in the event of a termination referred to in Section 8.2(a)(i), the Company shall reimburse the Fortis Parties for their reasonable costs and expenses incurred in connection with this Agreement, including fees of counsel, accountants, and financial advisors, to a maximum of $1,500,000, and (ii) in the event of the other events referred to in subsection (a), and immediately prior to the event referred to in subsection (b), the Company shall pay to the Sponsor, by way of wire transfer of immediately available funds, the sum of $5,950,000, to be reduced by any expenses previously reimbursed (the “Termination Fee”). The Company shall not be obligated to make more than one payment of a Termination Fee under this Section 8.2 if one or more of the events specified herein occurs. This Section shall survive the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Fortis Parties would not enter into this Agreement. Payment of the Termination Fee described in this Section 8.2 shall not be in lieu of damages incurred in the event of an intentional or willful breach of this Agreement but is otherwise the sole and exclusive remedy of the Fortis Parties in connection with any termination of this Agreement as provided in Section 7.1. If the Company fails promptly to pay the Termination Fee and, in order to obtain such payment, Sponsor commences a suit to collect the Termination Fee, then and in such event the prevailing Party in any such action shall be entitled to recovery of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) from the other Party incurred in connection with the prosecution or defense of any such action.

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations and Warranties

(a) None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and all such representations and warranties will be extinguished as of the close of business on the Closing Date. None of Sponsor, Purchaser, or the Company, nor any officer, director, employee or shareholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after the Closing Date. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date.

(b) Each of the Parties is a sophisticated legal entity that was advised by knowledgeable counsel and, to the extent it deemed appropriate, other advisors in connection with this Agreement. Accordingly, each of the Parties hereby acknowledges that (i) no Party has relied upon or will rely upon any document or written or oral information previously furnished or discovered by it or its representatives, other than this Agreement, the Company’s SEC Documents, the Public Limited Partnerships’ SEC Documents, or the Disclosure Schedule, or any certificates delivered pursuant to this Agreement, and (ii) there are no representations or warranties by or on behalf of any Party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement or in the Disclosure Schedule or in any certificates delivered pursuant to this Agreement.

(c) The representations and warranties made in this Agreement by the Company will be deemed for all purposes to be qualified by (i) the disclosures set forth in the Disclosure Schedule, provided that the disclosure indicates the Section of this Agreement to which it relates, and provided further, that the disclosure with respect to any one Section of this Agreement shall also be deemed to relate to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section(s), or (ii) the disclosures made in the Company’s SEC Documents or the Public Limited Partnerships’ SEC Documents filed on or after December 31, 2005. The inclusion of any matter in the Disclosure Schedule will not be deemed an admission by the Company that such listed matter is material or that such listed matter has or would be reasonably likely to have a Company Material Adverse Effect.

9.2	Amendment

This Agreement may not be amended except by written instrument signed by each of the Parties.

9.3	Further Assurances

Subject to the conditions herein provided, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by this Agreement, including (i) the execution and delivery of such documents as the other Party may reasonably require, and (ii) using reasonable best efforts to obtain all necessary waivers, consents and approvals referenced in this Agreement and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Entities. Each of the Parties shall cooperate in all reasonable respects with the other Parties in taking such actions.

9.4	Notification of Certain Matters; Fortis Parties

(a) Each Party shall give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) Any notice, instruction, waiver, or release required to be given by the Company under this Agreement to the Fortis Parties shall be deemed given to the Fortis Parties under this Agreement if given to Sponsor. Any notice, instruction, waiver or release given by Sponsor to the Company under this Agreement shall be deemed to be likewise given for and on behalf of Purchaser, without the necessity by the Company of securing any confirmation by Purchaser of any such notice, instruction, waiver, or release.

9.5	Access to Information

The Company agrees to provide the Purchaser and the Sponsor and their respective representatives with access during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as requested basis as well as access to its properties and assets in order to allow them to conduct such investigations as they may consider necessary or advisable for due diligence, strategic planning and other valid business reasons, and further agrees to assist them in all reasonable ways in any investigations which they may wish to conduct. For the purposes of this Agreement, the words “made available”, as they relate to any information of the Company (or any other Cronos Entity, as applicable), includes the inclusion of such information in the online data room provided by the Company. Any investigation by the Purchaser or the Sponsor and their respective representatives after the date of this Agreement shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.

9.6	Confidentiality

Any information provided or made available by a Party to any other Party in connection with this Agreement (including, without limitation, any information provided or made available pursuant to Section 9.5) shall not be disclosed by the Party in receipt of any such information to any other Person without the consent of the Party providing or making such information except as required by Law. This Section 9.6 shall not apply to information which (i) is or becomes generally available to the public other than as a result of disclosure by the Party to whom the information was provided or made available, (ii) was within the possession of a Party prior to it being provided or made available hereunder, or (iii) becomes available to a Party from a source other than another Party or any of its Representatives (as defined below) other than by reason of a breach known to the Party of a confidentiality agreement by the source with another Party. Notwithstanding this Section 9.6, information made available or provided to a Party hereunder may be made available to the directors, officers, employees, agents, advisors or other representatives of that Party (including, without limitation, its parent entities and their attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Representatives”) who need to know such information to assist such Party in connection with the transactions contemplated herein, provided that any such Representative will be advised of the provisions of this Section 9.6, will be deemed to be bound hereby to the same extent as such Party and such Party shall be liable for any breach hereof by any of its Representatives. In the event a Party in receipt of another Party’s information is required to disclose such information by Law (other than pursuant to routine examinations by applicable regulatory authorities), it shall, to the extent practicable, provide such other Party with notice of such requirement as far in advance of the intended disclosure as possible so that the other Party may attempt to obtain a protective order. If the other Party is not able to obtain such a protective order, the Party required to disclose such information shall only disclose that portion of the information it is legally required to disclose and will use its reasonable best efforts to have any information it so discloses afforded confidential treatment.

9.7	Directors and Officers Insurance; Indemnification

(a) Without limiting the right of the Company to do so on its own prior to the Closing Date with the prior written consent of Sponsor, not to be unreasonably withheld, conditioned, or delayed, Sponsor hereby agrees to obtain and cause to be maintained directors’ and officers’ liability insurance for the current and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed on Schedule 9.7(a) of the Disclosure Schedule) on a six year “trailing” (or “run-off”) basis, subject to a maximum premium of 200% of the annual premium currently being paid by the Company for directors’ and officers’ liability insurance. If a run-off policy is not available at a reasonable cost, then Purchaser agrees that for the period from the Closing Date until six years after the Closing Date, the Purchaser shall maintain a substantially equivalent directors’ and officers’ insurance policy with terms and conditions no less advantageous to the directors and officers of the Company and its Subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed on Schedule 9.7(a) of the Disclosure Schedule), covering claims made prior to or within six years after the Closing Date subject to a maximum premium of 200% of the annual premium currently being paid by the Company for directors and officers liability insurance. It is agreed that a premium of 200% of the annual premium currently being paid by the Company for directors’ and officers’ liability insurance is a reasonable cost for a run-off policy, and the Company may secure and pay for such a run-off policy without any further consent of Sponsor. Purchaser also agrees that after the expiration of directors’ and officers’ liability insurance for the directors and officers of the Company and its Subsidiaries, including any run-off policy, it will use its reasonable best efforts to cause such directors and officers to be covered under Purchaser’s then existing directors’ and officers’ insurance policy, if any.

(b) At all times following the Closing Date, Sponsor and Purchaser, jointly and severally, shall indemnify all present and former directors and officers of the Company and its Subsidiaries (other than those former directors and officers listed in Schedule 9.7(a) of the Disclosure Schedule) (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, and arising out of or pertaining to (i) matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, and (ii) Purchaser’s assumption of the Company Liabilities, in each instance of (i) and (ii) to the fullest extent permitted by applicable Law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon demand upon receipt of sufficient supporting documentation for Costs reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties’ agreement to return such amounts to the Company or to Sponsor or Purchaser if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable Law, and such determination shall have become final and non-appealable. For purposes of this paragraph, “applicable Law” shall mean Luxembourg’s Companies Law.

(c) The foregoing rights in Section 9.7(b) shall be in addition to any rights against the Company and its Subsidiaries (or their successors) to which any Indemnified Party may be entitled by reason of the Charter Documents of the Company or its Subsidiaries, as applicable, or any contract with the Company or its Subsidiaries, as applicable.

(d) The provisions of this Section 9.7 are intended for the benefit of, and shall be directly enforceable by, each Indemnified Party and his or her heirs and representatives.

9.8	Expenses

The Purchaser shall pay all filing fees in connection with any HSR Act filing and necessary approvals under competition and antitrust and similar laws. The Company shall pay all filing, printing and mailing costs related to the Proxy Statement. Except for the foregoing and as otherwise expressly provided in this Agreement, including, without limitation, Section 2.2, each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.

9.9	Notices

All notices, requests, demands and other communications required or permitted to be given by any provision of this Agreement shall be in writing or transmitted electronically and shall be deemed to have been duly given upon receipt if received before 5:00 p.m. of a business day or, on the business day following receipt if received after 5:00 p.m. of a business day, addressed as follows:

(i) If to Sponsor and Purchaser, to:

FB Transportation Capital LLC
CRX Acquisition Ltd.
c/o Fortis Capital Corporation
153 East 53rd St., 27th Floor
New York, New York 10022
Attention: Roy C. Anderson, Executive Vice President and General Counsel
Facsimile: (212) 340-6179

With a copy to (which shall not constitute notice):

Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: David L. Ronn, Esq.
Facsimile: (713) 238-4661

(ii) If to the Company, to:

The Cronos Group
c/o Cronos Capital Corp.
One Front Street, Suite 925
San Francisco, California 94111
Attention: Dennis J. Tietz,
Chief Executive Officer
Facsimile: (415) 677-9491

With a copy to (which shall not constitute notice):

S. Nicholas Walker, Chair
Transaction Committee
Board of Directors
The Cronos Group
c/o York Stockbrokers, Inc.
610 Fifth Avenue, Suite 610
New York, New York 10020
Facsimile: (212) 218-8899
And a copy to (which shall not constitute notice):

James F. Fotenos, Esq.
Greene Radovsky Maloney Share & Hennigh LLP
Four Embarcadero Center, Suite 4000
San Francisco, California 94111
Facsimile: (415) 777-4961

9.10	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.11	Entire Agreement, Assignment and Governing Law

(a) This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in this Agreement, no representation or warranty has been given by any Party to the others.

(b) This Agreement: (i) is not intended to confer upon any other Person any rights or remedies hereunder, except as contemplated under Section 9.7; (ii) shall not be assigned by operation of law or otherwise, except that Sponsor and/or Purchaser may assign all or any portion of its, or their, respective rights and obligations under this Agreement to any affiliate upon three (3) business days prior written notice to the Company and provided such affiliate executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as Sponsor or Purchaser, as applicable, but no such assignment shall relieve the assigning Party of liability for its obligations hereunder; and (iii) except as contemplated by the last sentence of Section 9.7(b), shall be governed in all respects, including validity, interpretation, and effect, exclusively by the Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

9.12	Dispute Resolution

(a) Subject to the provisions of Section 9.13, any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of a judgment in respect thereof, shall be brought exclusively in the state courts of New York or in the Federal District Court for the Southern District of New York and, by the execution and delivery of this Agreement, each Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts thereof in respect of any action or proceeding. Each of the Fortis Parties and the Company irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, by a recognized express carrier or delivery service, to the Fortis Parties or the Company, at their respective addresses referred to in Section 9.9 hereof.

(b) Each of the Fortis Parties and the Company each hereby irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above, and further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court by way of motion as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such courts, (iii) that the proceeding in any such court is brought in an inconvenient forum, (iv) that the venue of such proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such court. Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by Law.

9.13	Dispute Resolution Concerning Section 9.7

The provisions of this Section 9.13 shall apply solely to any dispute arising under Section 9.7, and shall be the exclusive mechanism for resolving any dispute thereunder with respect to any officer or director eligible to invoke the provisions of Section 9.7 and who, with his or her initial claim, or, if not included with his or her initial claim, within ten (10) days after notice given by the Fortis Party after its receipt of an initial claim requesting such consent, agrees in writing to follow and to be bound by the terms of this Section 9.13.

(a) All disputes, claims, or controversies arising after the Closing Date out of or relating to Section 9.7 that are not resolved by agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS or its successor. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules. The arbitration shall be held in San Francisco, California. For claims of $500,000 or less, arbitration shall be held before a single arbitrator, and for claims in excess of $500,000, the arbitration shall be held before a panel of three arbitrators. The arbitration shall be conducted in accordance with the rules and regulations promulgated by JAMS, as specifically modified herein.

(b) Sponsor, the Purchaser, and any applicable Third-Party Beneficiary mutually covenant and agree that they shall make reasonable efforts to hold arbitration hearings pursuant to this Section 9.13 within sixty (60) days of the date on which a written demand for arbitration is filed by any Party hereto. For purposes of this Section 9.13, Third Party Beneficiaries (as defined in Section 9.14) shall be deemed Parties entitled to initiate a proceeding hereunder. In connection with the arbitration proceeding, the arbitrator(s) shall have the power to order the production of documents by each Party and any third-party witness; provided, however, that the arbitrator(s) shall not have the power to order the taking of depositions, the answering of interrogatories, or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons, that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered to be used by a Party’s witnesses or experts. The arbitrator(s) shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(c) Sponsor, Purchaser, the Company, and the claimant(s) mutually covenant and agree that they will participate in arbitration pursuant to this Section 9.13 in good faith. The arbitrator(s) may in his or her discretion assess costs and expenses (including reasonable legal fees and expenses of the prevailing Party) against any Party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator(s) shall be liable, in the arbitrator’s discretion, for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 9.13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 9.13 shall be enforceable in any court of competent jurisdiction. Judgment on the arbitrator’s award may be entered in any court having jurisdiction.

(d) Each of the Parties hereto irrevocably and unconditionally consents to the jurisdiction of the state courts of California and the Federal District Court for the Northern District of California for the purposes of enforcing the arbitration provisions of this Section 9.13. Each Party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and conditionally waives and agrees not to make any claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered or certified mail at the address to which notices are to be given. Each of the Parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Parties hereto.

9.14	Third Party Beneficiaries

The provisions of Section 9.7 are (i) intended for the benefit of all present and former directors and officers (other than those former directors and officers identified in Schedule 9.7(a) of the Disclosure Schedule) of the Company and its Subsidiaries, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Company and Purchaser shall hold the rights and benefits of Section 9.7 in trust for and on behalf of the Third Party Beneficiaries and each of the Company and Purchaser hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

9.15	Waiver

Any waiver of compliance with any obligation, covenant, agreement, provision or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the Party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

9.16	Time of Essence

Each of the Parties hereto agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.17	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, Sponsor, Purchaser, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as day and year first above written.

“SPONSOR”

FB TRANSPORTATION CAPITAL LLC

By:	/s/ Milton J. Anderson
Milton Anderson
Chief Executive Officer

And:	/s/ Menno van Lacum
Menno van Lacum
Senior Vice President

“PURCHASER”

CRX ACQUISITION LTD.

By:	/s/ Milton J. Anderson
Milton Anderson
President

And:	/s/ Menno van Lacum
Menno van Lacum
Vice President

“COMPANY”

THE CRONOS GROUP

By:	/s/ Dennis J. Tietz
Dennis J. Tietz
Chief Executive Officer

And:	/s/ S. Nicholas Walker
S. Nicholas Walker
Chair, Transaction Committee
Board of Directors

Annex C

Form of Liquidators’ Report

THE CRONOS GROUP
Société Anonyme Holding
 5, rue Guillaume Kroll
L-1882 Luxembourg
R.C.S. Luxembourg B 27.489

               , 2007

To:  The Shareholders of The Cronos Group

Re:  Liquidators’ Report

Ladies and Gentlemen:

At the extraordinary meeting (the “Meeting”) of the shareholders of The Cronos Group (the “Company”) held          , 2007, the undersigned, Dennis J. Tietz and Peter J. Younger, were elected to perform the duties of liquidator of the Company pursuant to the provisions of Luxembourg’s law of August 10, 1915, as amended, on commercial companies (the “Companies’ Law”). This constitutes our liquidators’ report delivered to you pursuant to Article 151 of the Companies’ Law.

Cronos distributed to our shareholders a proxy statement, dated          , 2007 (the “Proxy Statement”) in connection with the Meeting. At the Meeting, the shareholders took the following actions, among others: (i) approved the Plan of Liquidation and Dissolution (“Plan of Liquidation”) of Cronos in the form of Annex A to the Proxy Statement; (ii) appointed the undersigned to perform the duties of liquidator of Cronos; (iii) approved the Asset Purchase Agreement, dated February 28, 2007 (the “Asset Purchase Agreement”) by and among Cronos, CRX Acquisition Ltd. (“CRX”), and FB Transportation Capital LLC; and (iv) approved an amendment to Cronos’ Articles of Association changing its name to “CRG Liquidation Company.”

Closing of Assets Sale

Promptly after the Meeting, Cronos sold all of its assets to CRX, and CRX assumed all of Cronos’ debts and liabilities, including all debts and liabilities incurred and to be incurred by Cronos in liquidating under its Plan of Liquidation. At the closing, Purchaser paid by wire transfer cash in the amount of $[133,679,480] (the “Purchase Price”) in payment for Cronos’ assets, calculated pursuant to the terms of the Asset Purchase Agreement.

The results of the sale of our assets to CRX and CRX’s assumption of our liabilities are reflected in the liquidation accounts included with this report. Due provision for the costs of the liquidation have been made and included in the liquidation accounts.

The Purchase Price was transmitted by wire to Cronos’ paying agent, Computershare Trust Company N.A. (“Computershare”), and deposited into a separate disbursement account. Computershare has confirmed to us that it received the Purchase Price on          , 2007.

The record date for determining the persons to whom the proceeds from the sale of our assets to CRX are to be distributed is the close of business on          , 2007 (the “Record Date”). The paying agent has confirmed to us that, as of close of business on the Record Date, there were           of our common shares outstanding and           share units outstanding under an existing stock appreciation rights agreement (“SAR”). Accordingly, from the proceeds of the sale of our assets, each of our shareholders and the holder of SAR share units will receive a liquidation distribution of $16.00 per share or $16.00 per share unit, subject to any required withholding of taxes.

You will receive concurrently with this report a letter of transmittal from Computershare outlining the steps you should take to receive your liquidation distribution. Please follow the steps outlined and return Computershare’s letter of transmittal together with your Cronos common share certificate(s) or other requested documentation to Computershare to receive your liquidation distribution.

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With the deposit of the Purchase Price to Cronos’ paying agent, Cronos will now proceed to complete its liquidation as soon as practicable.

Respectfully submitted,

Dennis J. Tietz

Peter J. Younger

C-2

Annex D

Form of Report
Of Liquidation Auditor

FIDUCIAIRE PROBITAS
Société à responsabilité limitée
Réviseurs d’Entreprises et Experts-Comptables
146, av. Gaston Diderich
L-1420 Luxembourg

To:  The Shareholders of The Cronos Group S.A.

Re:	Report of “Commissaire à la Liquidation” On The Cronos Group S.A. (In Liquidation)

Following our appointment at the extraordinary shareholders’ meeting held on          , 2007 (the “Meeting Date”), we have reviewed the accompanying liquidation report, dated          , 2007 (“Report”) and the liquidation accounts of The Cronos Group (“Cronos”), in liquidation for the period from the Meeting Date to          , 2007. The liquidation accounts consist of the liquidation balance sheet, liquidation income statement and notes to the liquidation accounts as set out on pages    to   of the Report.

The report of the liquidators and the liquidation accounts are the responsibility of the liquidators. Our responsibility is to issue, based on our review, a report on the liquidation accounts and ensure that the description part of the Report is in accordance with the liquidation accounts. We do not express any opinion on the quality of the management of the liquidators.

We conducted our review in accordance with Luxembourg legal and regulatory requirements. Our review is limited primarily to enquiries of the liquidators and to analytical procedures applied to financial data. We have not performed an audit and accordingly, we do not express any audit opinion.

Based on our review, nothing has come to our attention that causes us to believe that:

•	the attached liquidation accounts do not appropriately reflect the liquidation transactions, in conformity with Luxembourg legal and regulatory requirements;

•	the description part of the Report is not in accordance with the liquidation accounts.

This constitutes our report under Article 151 of the Companies Law.

FIDUCIARE PROBITAS S.à r.l.
Commissaire à la Liquidation

By _ _
Its _ _

Luxembourg

          , 2007

D-1

Annex E

Opinion of Raymond James & Associates, Inc

February 28, 2007

Board of Directors
The Cronos Group
5, Rue Guillaume Kroll
L-1882 LUXEMBOURG

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (excluding the Purchaser and Sponsor (as defined below) and their affiliates) of the outstanding common stock, par value $2.00 (the “Common Stock”), of The Cronos Group (the “Company”) of the consideration to be received by such holders upon completion of a purchase of assets and assumption of liabilities by CRX Acquisition Ltd. (the “Purchaser”), a Bermuda exempted company organized by FB Transportation Capital LLC, a Delaware limited liability company (the “Sponsor”), (the “Transaction”) as provided for in, and subject to, the asset purchase agreement by and among the Company and the Purchaser and Sponsor dated as of February 28, 2007 (the “Agreement”). The consideration to be distributed by the Company from the proceeds of the assets sale will be $16.00 in cash per share of Common Stock pursuant to the terms of the Agreement.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed annual reports to shareholders on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and the draft Form 10-K for the fiscal year ended December 31, 2006;

3.	reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.	reviewed certain other publicly available information on the Company;

6.	discussed with members of senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

7.	reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

8.	reviewed the reported price and trading activity for the shares of the Company Common Stock;

9.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

10.	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

11.	performed other such analyses and studies, and considered such other factors, as we considered appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Sponsor, the Purchaser or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have

E-1

relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 27, 2007 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction. We did not structure the Transaction or negotiate the final terms of the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Transaction to the holders of the Common Stock. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to support the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that the analyses must be considered as a whole and that selecting portions of the analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, which fee is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of its engagement and reimburse Raymond James for expenses incurred during the normal course of the engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and its affiliates and the Sponsor and its affiliates for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company as to how said shareholder should vote his or her Common Shares in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. The Company may include the full text of this letter in any proxy statement/solicitation/recommendation statement filed by the Company in connection with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of February 28, 2007, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders (excluding the Purchaser, Sponsor or their affiliates) of the Company’s outstanding Common Stock.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

E-2

FIRST MEETING
DETACH HERE
PROXY
THE CRONOS GROUP
     This proxy is solicited on behalf of the Board of Directors of The Cronos Group for the first special meeting of shareholders to be held on                      ___, 2007.
     The undersigned hereby appoints S. Nicholas Walker, Robert M. Melzer, and Maurice Taylor, and each of them, proxies, with full power of substitution, to vote all common shares of The Cronos Group that the undersigned is entitled to vote at the first special meeting of shareholders to be held at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg, on                     ,                      ___, 2007 at 10:00 a.m., local time, and at any adjournment, postponement, or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the first special meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the first special meeting.
     The Board of Directors recommends a vote for the nominees listed in Proposal 5 and for the adoption of Proposals 1-4 and 6-14.
SEE REVERSE SIDE. TO BE SIGNED ON REVERSE SIDE. SEE REVERSE SIDE.

Reverse side
[LOGO]
☑ Please mark votes as in this example
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR COMMON SHARES FOR ALL PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS
1.	Approval of the Plan of Liquidation and Dissolution of the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Appointment of Dennis J. Tietz and Peter J. Younger to perform the duties of liquidator of the Company under Luxembourg law.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of the Asset Purchase Agreement, dated as of February 28, 2007, by and among FB Transportation Capital LLC, CRX Acquisition Ltd., and the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Approval of an amendment to the Company’s Articles of Association to change its name to “CRG Liquidation Company.”

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Election of Two Directors
The Nominees are: Dennis J. Tietz and Peter J. Younger.
☐ FOR ALL NOMINEES (EXCEPT AS INDICATED BELOW)
☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME BELOW)

6.	Approval of an amendment of the Company’s Articles of Association, re-authorizing its share capital, which is set at U.S. $50,000,000 and represented by 25,000,000 common shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
7.	Approval of an amendment of the Company’s Articles of Association, confirming the authority of the Board of Directors of the Company to suppress preemptive rights with respect to the issuance or reservation for issuance of common shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
8.	Approval of the appointment of Deloitte S.A. as the Company’s independent auditors for the year ending December 31, 2007 for the Company’s consolidated accounts and the grant of authorization to the Board of Directors to fix the compensation of the independent auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
9.	Approval of the appointment of Fiduciaire Probitas S.à r.l. as the Company’s statutory auditors

2

(Commissaire aux comptes) for the year ending December 31, 2007 for the Company’s unconsolidated accounts and the grant of authorization to the Board of Directors to fix the compensation of the statutory auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
10.	Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 2006 and the reports of the Company’s Board of Directors, independent auditors, and statutory auditors thereon.

☐ FOR	☐ AGAINST	☐ ABSTAIN
11.	Discharge of the following members of the Board of Directors pursuant to Article 74 of the Luxembourg Companies Law from the execution of their mandate for the year ended December 31, 2006: Dennis J. Tietz, Peter J. Younger, Maurice Taylor, Charles Tharp, S. Nicholas Walker, and Robert M. Melzer.

☐ FOR	☐ AGAINST	☐ ABSTAIN
12.	Discharge of Fiduciaire Probitas S.à r.l. pursuant to Article 74 of the Luxembourg Companies Law from the execution of its mandate as statutory auditor for the year ended December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
13.	Approval of the allocation of the profit/loss reported by the Company for the year ended December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
14.	Approval of adjournments or postponements of the first special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the first special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the first special meeting and at any adjournment, postponement, or continuation thereof.
          Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.

Signature:	Date:

Signature:	Date:

3

SECOND MEETING
DETACH HERE
PROXY
THE CRONOS GROUP
     This proxy is solicited on behalf of the Board of Directors of The Cronos Group for the second special meeting of shareholders to be held on                      ___, 2007.
     The undersigned hereby appoints S. Nicholas Walker, Maurice Taylor, and Frank P. Vaughan, and each of them, proxies, with full power of substitution, to vote all common shares of The Cronos Group that the undersigned is entitled to vote at the second special meeting of shareholders to be held at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg, on                     ,                      ___, 2007 at 2:00 p.m., local time, and at any adjournment, postponement, or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the second special meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the second special meeting.
     The Board of Directors recommends a vote for the adoption of Proposals 1-3.
SEE REVERSE SIDE. TO BE SIGNED ON REVERSE SIDE. SEE REVERSE SIDE.

Reverse side
[LOGO]
☑ Please mark votes as in this example
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR COMMON SHARES FOR ALL PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS
1.	Approval of the liquidators’ report if delivered in the form of Annex C to The Cronos Group’s proxy statement dated ___, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Appointment of Fiduciaire Probitas S.à r.l. to act as Commissaire à la Liquidation of the liquidators’ report.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of adjournments or postponements of the second special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the second special meeting, or to allow additional time for preparation and delivery of the liquidators’ report.

☐ FOR	☐ AGAINST	☐ ABSTAIN
         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the second special meeting and at any adjournment, postponement, or continuation thereof.
         Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.

Signature:	Date:

Signature:	Date:

2

THIRD MEETING
DETACH HERE
PROXY
THE CRONOS GROUP
     This proxy is solicited on behalf of the Board of Directors of The Cronos Group for the third special meeting of shareholders to be held on                      ___, 2007.
     The undersigned hereby appoints S. Nicholas Walker, Maurice Taylor, and Frank P. Vaughan, and each of them, proxies, with full power of substitution, to vote all common shares of The Cronos Group that the undersigned is entitled to vote at the third special meeting of shareholders to be held at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg, on                     ,                      ___, 2007 at 3:00 p.m., local time, and at any adjournment, postponement, or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the third special meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the third special meeting.
     The Board of Directors recommends a vote for the adoption of Proposals 1 and 2.
SEE REVERSE SIDE. TO BE SIGNED ON REVERSE SIDE. SEE REVERSE SIDE.

Reverse side
[LOGO]
☑ Please mark votes as in this example
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR COMMON SHARES FOR BOTH PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” BOTH PROPOSALS
1.	Approval of the form of the report of the Commissaire à la Liquidation on the liquidators’ report if delivered in the form of Annex D to The Cronos Group’s proxy statement dated ___, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Approval of adjournments or postponements of the third special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the matters presented for approval at the third special meeting, or to allow the Commissaire à la Liquidation additional time to prepare and deliver its report.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the third special meeting and at any adjournment, postponement, or continuation thereof.
          Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.

Signature:	Date:

Signature:	Date:

2